Filed Pursuant to Rule 424(b)(3) Registration File No. 333-109811

PROSPECTUS

REV Holdings LLC

Offer to Exchange 12% Senior Secured Notes Due 2004
for 13% Senior Secured Notes Due 2007

This Exchange Offer will expire at 12:00 midnight,
New York City Time on January 21, 2004, unless extended.

Terms of the Exchange Offer:

•	We will issue up to $80,502,000 aggregate principal amount of new notes.
•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.
•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.
•	The exchange offer is the initial public offering of the new notes.
•	We will not receive any proceeds from the exchange offer.
•	There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

The New Notes:

•	Maturity Date:

February 1, 2007

•	Interest Rate:

13% per year, payable semiannually on February 1 and August 1 of each year, beginning August 1, 2004.

•	Collateral:

The new notes will be secured by 104 shares of Revlon, Inc. Class A common stock per $1,000 principal amount of notes as compared to 52 shares of Revlon, Inc. Class A common stock per $1,000 principal amount of notes that currently collateralize the old notes.

See the section entitled "Risk Factors" that begins on page 15 for a discussion of the risks that you should consider prior to tendering your outstanding notes for exchange.

We have retained MacKenzie Partners, Inc. as our information agent to assist you in connection with the Exchange Offer. You may call MacKenzie Partners, Inc. at (800) 322-2885 to receive additional documents and to ask questions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 19, 2003.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the notes to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this Prospectus nor any sale using the Prospectus shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in our affairs since the date hereof.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written request to:

REV Holdings LLC
35 East 62nd Street
New York, New York 10021
Attention: Secretary

or upon oral request to us by calling our main telephone number at (212) 572-8600. To obtain timely delivery, security holders must request the information incorporated by reference no later than January 13, 2004.

i

PROSPECTUS SUMMARY

The following summary highlights information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. Unless the context otherwise requires, references in this prospectus to "we," "our," "ours" and "us" refer to REV Holdings and its subsidiaries, including Revlon, Inc. references to "REV Holdings" refer to REV Holdings LLC, references to "Revlon" refer to Revlon, Inc., and references to "Products Corporation" refer to Revlon Consumer Products Corporation and its subsidiaries. All U.S. market share and market position data herein for our brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S. mass-market distribution channel. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, ACNielsen's data does not reflect sales volume from Wal-Mart, Inc.

About REV Holdings

REV Holdings is a Delaware limited liability company formed in December 2002 in connection with the conversion of its predecessor, REV Holdings Inc., a Delaware corporation formed in 1997, into a limited liability company. REV Holdings' only material asset is 11,650,000 shares of Revlon Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and all of the outstanding 31,250,000 shares of Revlon Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). These holdings, representing approximately 62% of the outstanding shares of Common Stock of Revlon, together with the 14,590,347 outstanding shares of Revlon Class A Common Stock owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), represent approximately 83% of Revlon's outstanding shares of Common Stock (which together represent approximately 97% of the combined voting power of those outstanding shares). REV Holdings also owns all of the outstanding 4,333 shares of Revlon's Series B Convertible Preferred Stock, par value $0.01 per share (each of which is entitled to 100 votes and each of which is convertible into 100 shares of Class A Common Stock). Revlon, in turn, owns all of the capital stock of Products Corporation. The REV Holdings membership interest is owned by its sole member, Revlon Holdings LLC ("Revlon Holdings"), whose membership interest in turn is owned indirectly by MacAndrews Holdings, a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

REV Holdings' principal executive offices are located at 35 East 62nd Street, New York, New York 10021 and its main telephone number is (212) 572-8600.

About Revlon

Revlon conducts its business exclusively through its direct subsidiary, Products Corporation. Revlon manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. Revlon is one of the world's leading mass-market cosmetics brands. Revlon believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world. Its products are sold worldwide and are marketed under such well-known brand names as Revlon, Colorstay, Revlon Age Defying and Skinlights, as well as Almay in cosmetics; Almay Kinetin, Vitamin C Absolutes, Eterna 27, Ultima II, and Jeanne Gatineau in skin care; Charlie in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Nate and Bozzano in personal care products.

Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, Revlon has leading market positions in a number of its principal product categories in the U.S. mass-market distribution channel, including the lip, face makeup and nail enamel categories. It also has leading market positions in several product categories in certain markets outside of the U.S., including in Australia, Canada, Mexico and South Africa. Its products are sold in more than 100 countries across five continents.

Revlon's Plan

Revlon's plan consists of three main components: (1) the cost rationalization phase; (2) the stabilization and growth phase; and (3) the accelerated growth phase.

Phase 1 – Cost Rationalization

In 1999 and 2000, Revlon faced a number of strategic challenges. Accordingly, through 2001 Revlon focused its plan on lowering costs and improving operating efficiency. Revlon believes that the actions it took during 2000 and 2001 lowered aspects of its cost structure and improved its manufacturing and operating efficiency, creating a platform for the stabilization and growth stage of its plan.

Phase 2 – Stabilization and Growth

In February 2002, Revlon announced the appointment of Jack L. Stahl, former president and chief operating officer of The Coca-Cola Company, as its new President and Chief Executive Officer.

Following the appointment of Mr. Stahl, Revlon undertook an extensive review and evaluation of its business to establish specific integrated objectives and actions to advance the next stage in its plan. As a result of this review, Revlon established three principal objectives:

•	creating and developing the most consumer-preferred brands;
•	becoming the most valuable partner to its retailers; and
•	becoming a top company where people choose to work.

Revlon also conducted detailed evaluations and research of the strengths of the Revlon brand and the Almay brand; its advertising and promotional efforts; its relationships with its retailers and consumers; its retail in-store presence; and the strength and skills of its organization. As a result, Revlon developed the following key actions and investments to support the stabilization and growth phase of its plan:

•	Increase advertising and media spending and effectiveness. Revlon increased its media spending and advertising support in 2003 versus 2002. Revlon is also seeking to improve the effectiveness of its marketing, including its advertising, by, among other things, ensuring consistent messaging and imagery in its advertising, in the graphics included in its wall displays and in its other marketing materials.
•	Increase the marketing effectiveness of its wall displays. Beginning in the first quarter of 2003, Revlon has begun and intends to continue to make significant improvements to its retail wall displays by streamlining its product assortment and reconfiguring product placement, which Revlon believes will optimize cross-selling among its various product categories on the wall displays and make the displays easier to merchandise and stock. Revlon also intends to continue to roll out its new wall displays, which Revlon began in 2002. In addition, beginning in the first quarter of 2003, Revlon has begun and intends to continue to focus merchandiser coverage to improve in-store stock levels and work with its retail customers to improve replenishment of its products on the wall displays and to minimize out-of-stocks at its customers.
•	Adopt revised pricing strategies. Revlon has been selectively adjusting prices on certain stock keeping units, or SKUs, to better align its pricing with product benefits and competitive benchmarks.

•	Further strengthen its new product development process. Revlon is developing a cross-functional new product development process intended to optimize its ability to bring to market its new product offerings to ensure that it has products in key trend categories.
•	Implement a comprehensive program to develop and train its employees. Revlon is implementing a comprehensive program to further develop the management, leadership and communication skills of its employees, which it will regularly assess as part of its goal to become a top company where people choose to work.

In December 2002, Revlon announced that it would accelerate aspects of the implementation of the stabilization and growth phase of its plan. Revlon recorded charges of approximately $100 million in the fourth quarter of 2002 and currently expects to record additional charges not to exceed $60 million during 2003 and 2004. These charges relate to various aspects of the stabilization and growth phase of its plan, primarily stemming from sales returns and inventory writedowns from a selective reduction of SKUs, reduced distribution of the Ultima II brand, allowances stemming from selective price adjustments on certain products, professional expenses associated with the development of, and research in relation to, and execution of the stabilization and growth phase of its plan and writedowns associated with reconfiguring existing wall displays at its retail customers. These charges exclude brand support expenses and training and development costs.

Phase 3 – Accelerated Growth

Revlon intends to capitalize on the actions taken during the stabilization and growth phase of its plan, with the objective of increasing revenues and achieving profitability over the long term.

Revlon currently anticipates that the accelerated growth stage of its plan would include various actions that represent refinements of and additions to the actions taken during the stabilization and growth phase of its plan, with the objective of improving Revlon's operating margins. Revlon currently anticipates that these initiatives which are still being evaluated and/or finalized could include, among other things, actions to: (i) further improve the new product development and implementation process; (ii) continue to increase the effectiveness and reduce the cost of Revlon's display walls; (iii) drive efficiencies across Revlon's overall supply chain, including reducing manufacturing costs by streamlining components and sourcing strategically; and (iv) optimize the effectiveness of Revlon's marketing and promotions.

Finally, Revlon expects that it will continue the training and development of its organization to continue to improve the organization's capability to execute its strategies, while providing enhanced job satisfaction for its employees.

* * * *

Revlon's principal executive offices are located at 237 Park Avenue, New York, New York 10017 and its main telephone number is (212) 527-4000.

Organization

The following sets forth a summary organizational chart for Revlon:

*	MacAndrews Holdings is wholly owned through Mafco Holdings by Ronald O. Perelman. MacAndrews Holdings directly owns 14,590,347 shares of Revlon's Class A Common Stock.
**	MacAndrews Holdings beneficially owns approximately 83% of the outstanding shares of Revlon's Common Stock. REV Holdings beneficially owns 11,650,000 shares of Revlon's Class A Common Stock (representing approximately 30.6% of Revlon's outstanding shares of Class A Common Stock) and all of the outstanding 31,250,000 shares of Revlon's Class B Common Stock (which is entitled to ten votes per share), which together represent approximately 62% of the outstanding shares of Revlon's Common Stock. MacAndrews Holdings directly owns 14,590,347 outstanding shares of Revlon Class A Common Stock. REV Holdings also beneficially owns all of the outstanding 4,333 shares of Revlon's Series B Convertible Preferred Stock, par value $0.01 per share (each of which is entitled to 100 votes and each of which is convertible into 100 shares of Class A Common Stock), which, together with the shares of Common Stock beneficially owned by

REV Holdings and the 14,590,347 shares of Class A Common Stock held directly by MacAndrews Holdings, represent approximately 97% of the combined voting power of Revlon's outstanding shares of common and preferred stock.

The Exchange Offer

Background.    The purpose of this exchange offer is to exchange all of the outstanding old notes for new notes. You should read the discussion under the headings "The Exchange Offer" and "Description of New Notes" for further information regarding the notes to be issued in the exchange offer.

The old notes were issued on February 12, 2001 by REV Holdings. REV Holdings currently has outstanding old notes in the aggregate principal amount of $80.5 million. REV Holdings has no business operations of its own and REV Holdings has no cash available to pay the principal amount of the old notes on February 1, 2004. REV Holdings currently anticipates that, if any of the old notes remain outstanding following consummation of the exchange offer, unless it receives capital contributions or loans from one or more of its affiliates, it will not have any cash available to pay the principal amount of the old notes. MacAndrews & Forbes has informed us that it currently intends to make a capital contribution to REV Holdings in order to provide us with the cash to pay the principal amount of the old notes that remain outstanding following consummation of the exchange offer. However, none of the affiliates of REV Holdings, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes and therefore we cannot assure you that REV Holdings will receive any such payments prior to February 1, 2004. If REV Holdings is unable to repay the old notes at maturity, it will be an event of default under both the old notes and the new notes which could result in the new notes becoming immediately due and payable. In this event, with insufficient liquid assets to repay either the old notes or the new notes, holders of both the old notes and the new notes would be able to attempt to realize on their collateral. In such case, each new note would be secured by a greater amount of collateral than each old note.

In addition, although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon if any were paid, Revlon does not currently declare dividends and Revlon has no obligation nor any compelling business reason to declare any dividends or make any such distributions. In addition, Revlon is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its common stock. The terms of several of the debt instruments of Products Corporation effectively prohibit it from paying dividends or making distributions to Revlon.

The old notes are secured by a pledge of 4,186,104 shares of Revlon's Class A Common Stock (the "Old Notes Collateral"). Based on the market value of the Class A Common Stock as of December 17, 2003, the aggregate market value of the Old Notes Collateral was approximately $11.3 million and, therefore, the proceeds from the sale or sales of all of the Old Notes Collateral would not be sufficient to satisfy the amounts due on the outstanding old notes. In addition, the new notes will be secured by 104 shares of Class A Common Stock of Revlon per $1,000 per principal amount of new notes (the "New Notes Collateral"). Based on the market value of the Class A Common Stock as of December 17, 2003, and assuming $80.5 million of new notes are outstanding after the exchange of all outstanding old notes for new notes, the aggregate market value of the New Notes Collateral would be approximately $22.6 million and, therefore, the proceeds from the sale or sales of all the New Notes Collateral would not be sufficient to satisfy the amounts due on the new notes.

New Notes Versus Old Notes

The new notes differ from the old notes in the following material ways:

•	all of the new notes will mature on February 1, 2007 as compared to the old notes that mature on February 1, 2004;
•	interest on the new notes will accrue at the annual rate of 13% and will be payable semiannually on February 1 and August 1 of each year, beginning August 1, 2004 as compared to interest on the old notes that currently accrues at the annual rate of 12% and is payable semiannually on February 1 and August 1; and
•	the new notes will be secured by 104 shares of Revlon's Class A Common Stock per $1,000 principal amount of new notes, as compared to 52 shares of Revlon's Class A Common Stock per $1,000 principal amount that secures each old note.

Securities Offered	Up to $80.5 million in principal amount of new 13% senior secured notes due 2007.

The Exchange Offer	We are offering the new notes in exchange for a like principal amount of old notes. At the time the new notes are issued upon completion of the exchange offer, we will make payments of any and all accrued but unpaid interest on the old notes that is due at that time. You may tender your outstanding old notes for exchange by following the procedures described under the heading "The Exchange Offer."

Conditions of The Exchange Offer	The exchange offer is subject to certain conditions. We may waive these conditions (other than those conditions dependent upon receipt of necessary governmental approvals) in our reasonable discretion prior to the Expiration Date. See "The Exchange Offer — Conditions to the Exchange Offer."

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 12:00 midnight, New York City time, on January 21, 2004, unless we extend it. We will extend the duration of the exchange offer as required by applicable law, and may choose to extend it in order to provide additional time for holders of old notes to tender their notes for exchange. You may withdraw any notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes; Procedures for Tendering Old Notes and Withdrawal Rights" for a more complete description of the extension, tender and withdrawal provisions.

Solicitation Fee	A solicitation fee of $20.00 per $1,000 principal amount of old notes accepted for exchange pursuant to the exchange offer, will be paid to brokers, dealers or others soliciting acceptances of the exchange offer, subject to the condition that a fee will not be payable in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount of old notes. See "The Exchange Offer — Fees and Expenses — Solicitation Fee."

Material U.S. Federal Income Tax Considerations	In general, if you exchange old notes for new notes in the exchange offer, you will not recognize gain or loss for U.S. federal income tax purposes, subject to the discussion set forth in the section of this Prospectus captioned "Material U.S. Federal Income Tax Considerations." For a summary of the material anticipated U.S. federal income tax consequences associated with the exchange of old notes for new notes issued in the exchange offer and the ownership and disposition of those new notes see "Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor as to the consequences of the exchange.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with this exchange offer.

Information Agent	MacKenzie Partners, Inc. is serving as the information agent in connection with this exchange offer.

Financial Advisor	Bear, Stearns & Co. Inc. is serving as the financial advisor in connection with this exchange offer.

Consequences of Failure to Exchange	REV Holdings currently anticipates that, if any of the old notes remain outstanding following consummation of the exchange offer, unless it receives capital contributions or loans from one or more of its affiliates, it will not have any cash available to pay the principal amount of the old notes. MacAndrews & Forbes has informed us that it currently intends to make a capital contribution to REV Holdings in order to provide us with the cash to pay the principal amount of the old notes that remain outstanding following consummation of the exchange offer. However, none of the affiliates of REV Holdings, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes and therefore we cannot assure you that REV Holdings will receive any such payments prior to February 1, 2004. If REV Holdings is unable to repay the old notes at maturity, it will be an event of default under both the old notes and the new notes which could result in the new notes becoming immediately due and payable. Accordingly, we believe that it is important that you tender your old notes in the exchange offer. If the old notes and new notes are declared due and payable, with insufficient assets to repay either set of notes, holders of both the new notes and the old notes would be forced to attempt to realize on their collateral in order to seek repayment. However, given the current market value of the Revlon Common Stock, the proceeds from the sale or sales of all of the 52 shares of Revlon Class A Common Stock that secure each $1,000 principal amount of old notes or the 104 shares of Revlon Class A Common Stock that will secure each $1,000 principal amount of new notes would not be sufficient to satisfy the amounts due on the outstanding old notes and new notes, respectively.

In addition, the trading market for outstanding old notes not exchanged in the exchange offer is likely to be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. See the section entitled "Risk Factors" for a detailed discussion of the risks associated with the failure to tender outstanding old notes for exchange.

Summary Description of the New Notes

Securities Offered	13% senior secured notes due 2007 of REV Holdings.

Maturity	The maturity date for the new notes is February 1, 2007.

Interest Rate	13% per year.

Interest Payment Dates	Interest on the new notes will be payable semiannually on February 1 and August 1 of each year, beginning on August 1, 2004.

Ranking	The new notes are senior debt. They are equal in right of payment with the old notes, as long as they remain outstanding, and any amounts outstanding under the Keepwell Agreement and will be equal in right of payment with any future unsecured indebtedness, including trade payables, but will rank senior to any future indebtedness that expressly provides that it is subordinate to the new notes. The new notes will also be effectively subordinated to the total indebtedness and other liabilities of Revlon and its subsidiaries, including their trade payables which, as of September 30, 2003, was $2,622.9 million.

Optional Redemption	The new notes may be redeemed at any time at the option of REV Holdings, in whole or in part, at par, plus accrued and unpaid interest.

Optional Exchange	Holders of outstanding old notes may opt not to tender those notes in the exchange offer. Therefore, it is possible that not all new notes offered by this exchange offer will be issued.

Collateral	The new notes will be secured by 104 shares of Class A Common Stock of Revlon per $1,000 principal amount of new notes, as compared to 52 shares of Class A Common Stock of Revlon per $1,000 principal amount that secures each old note. We are permitted, subject to certain restrictions, to substitute cash or U.S. government securities for all or a portion of the Common Stock that is pledged to secure the new notes. See "Description of New Notes — Collateral."

New Keepwell Agreement	GSB Investments Corp., an affiliate of REV Holdings, will enter into an agreement with REV Holdings (the "New Keepwell Agreement") pursuant to which GSB Investments Corp. will agree to provide REV Holdings with funds in an amount equal to any interest payments due on the new notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. The New Keepwell Agreement is not a guarantee of the payment of interest on the new notes. The obligations of GSB Investments

Corp. under the New Keepwell Agreement are only enforceable by REV Holdings and may not be enforced by holders of the new notes or by the indenture trustee.

As of December 17, 2003, GSB Investments Corp. owned an aggregate of approximately 12.3 million shares of the common stock of Citigroup Inc. ("Citigroup"), of which approximately 11.4 million shares were pledged to secure forward contracts and loan agreements and 0.9 million shares were held in escrow pursuant to the terms of a stockholders' agreement between GSB Investments Corp. and Citigroup. At December 17, 2003, the last reported sale price of Citigroup common stock on the NYSE was $47.49 per share. Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the second quarter of 2000 to $0.35 per share in the third quarter of 2003. Citigroup last paid a quarterly dividend of $0.35 per share on November 26, 2003. Certain of the forward contracts and loan agreements to which GSB Investments Corp. is a party contain restrictions on the amount of dividends GSB Investments Corp. is entitled to receive on certain of its pledged Citigroup common stock. There can be no assurance that Citigroup will continue to pay dividends at this rate, if at all, that GSB Investments Corp. will continue to own shares of Citigroup common stock in an amount sufficient to cover advances under the New Keepwell Agreement or that GSB Investments Corp. will not enter into any further agreements restricting its right to receive dividends on its Citigroup common stock. Even if GSB Investments Corp. has sufficient funds from dividends paid on its shares of Citigroup common stock to make payments to REV Holdings under the New Keepwell Agreement, we cannot assure you that it will use those funds to comply with its obligations under the New Keepwell Agreement.

Covenants	We will issue the notes being offered in the exchange offer under an indenture (the "New Indenture") with The Bank of New York, as trustee (the "Trustee"). The New Indenture contains certain covenants that, among other things, limit our ability to: incur additional debt; issue preferred stock; enter into transactions with affiliates; create liens; and sell assets or subsidiary stock. These covenants are subject to a number of important limitations and exceptions. See the section "Description of New Notes" under the heading "Covenants" for a more comprehensive description of the covenants contained in the New Indenture.

Risk Factors

See "Risk Factors" beginning on page 15 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer.

Summary Historical and Unaudited Pro Forma Financial Data

The summary historical financial data for each of the years in the five-year period ended December 31, 2002 has been derived from our audited consolidated financial statements. The summary historical financial data for the nine months ended September 30, 2003 and 2002 and as of September 30, 2003 have been derived from our unaudited consolidated financial statements which reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of the results for the full year. In connection with the exchange offer, old notes may be exchanged for new notes with a like principal amount. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Any amounts paid to third parties, other than the creditors, relating to the exchange will be expensed as incurred. The pro forma Statement of Operations data for the year ended December 31, 2002 and the nine months ended September 30, 2003 give pro forma effect to the consummation of the exchange offer assuming such transactions occurred on January 1, 2002. The pro forma Balance Sheet data as of September 30, 2003 give pro forma effect to the consummation of the exchange offer assuming such transactions occurred on September 30, 2003. The pro forma adjustments are based upon available information and certain assumptions that management of REV Holdings believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of REV Holdings that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, incorporated in this prospectus by reference and attached as Annex A, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, incorporated in this prospectus by reference and attached as Annex B.

Summary Historical and Unaudited Pro Forma Financial Data

	Nine Months Ended September 30,		Year Ended December 31,
	2003(b)	2002	2002(b)	2001	2000	1999	1998
	(Dollars in millions)
Historical Statement of Operations Data (a):
Net sales	$930.8	$906.8	$1,119.4	$1,277.6	$1,409.4	$1,629.8	$2,064.1
Gross profit	567.0	556.4	615.7	733.4 (e)	835.1 (f)	903.5	1,262.0 (h)
Selling, general and administrative expenses	581.3	525.2	717.0	679.2 (e)	765.1	1,075.3 (g)	1,104.2
Restructuring costs and other, net	0.9 (c)	9.3 (d)	13.6 (d)	38.1 (e)	54.1 (f)	40.2 (g)	33.1 (h)
Operating (loss) income	(15.2)	21.9	(114.9)	16.1	15.9	(212.0)	124.7
Interest expense, net	132.9	123.2	165.4	161.1	217.3	212.6	197.6
Amortization of debt issuance costs	6.6	5.8	7.7	7.1	9.2	7.9	9.0
Foreign currency (gains) losses, net	(3.2)	3.0	1.4	2.2	1.6	(0.5)	4.6
Loss (gain) on sale of product line, brands and facilities, net	—	1.0	1.0	14.4	(10.8)	—	—
Gain on sale of subsidiary stock	—	—	—	—	(1.1)	(0.1)	(2.6)
Loss on early extinguishment of debt	—	—	—	3.6	—	—	51.7
Miscellaneous, net	0.1	1.3	1.2	3.2	0.8	0.9	4.6
Loss from continuing operations before income taxes	(151.6)	(112.4)	(291.6)	(175.5)	(201.1)	(432.8)	(140.2)
(Benefit) provision for income taxes	(2.9)	(2.2)	0.4	9.3	8.6	9.1	5.0
Loss from continuing operations	(148.7)	(110.2)	(292.0)	(184.8)	(209.7)	(441.9)	(145.2)
Loss from discontinued operations	—	—	—	—	—	—	(64.2)
Net loss	$(148.7)	$(110.2)	$(292.0)	$(184.8)	$(209.7)	$(441.9)	$(209.4)

Other Data:
Net cash used for operating activities	$(193.6)	$(120.6)	$(122.0)	$(91.0)	$(84.0)	$(81.8)	$(52.2)
Net cash (used for) provided by investing activities	(19.7)	(7.6)	(14.2)	87.2	322.1	(40.7)	246.4
Net cash provided by (used for) financing activities	153.9	88.2	120.0	50.8	(203.7)	117.5	(177.6)
Ratio of earnings to fixed charges (i)	—	—	—	—	—	—	—
Capital expenditures	$19.7	$9.4	$16.0	$15.1	$19.0	$42.3	$60.8
Purchase of permanent displays	56.8	53.5	66.2	44.0	51.4	66.5	76.6
Depreciation and amortization (j)	82.8	90.1	119.1	131.7	205.4	197.2	183.9

Pro Forma Statement of Operations Data (k):
Operating loss	$(15.2)		$(114.9)
Interest expense, net	133.4		166.1
Amortization of debt issuance costs	6.6		7.7
Net loss	(149.2)		(292.7)
Ratio of earnings to fixed charges (l)	—		—

	September 30, 2003
	Actual	Pro Forma (m)
	(Dollars in millions)
Balance Sheet Data:
Total assets	$898.3	$898.3
Total indebtedness	1,989.4	1,991.0
Total member's deficiency	(1,835.7)	(1,839.7)

See accompanying notes to Summary Historical and Unaudited Pro Forma Financial Data

Notes to Summary Historical and Unaudited Pro Forma Financial Data

(a)	In March 2000 and May 2000, Products Corporation completed the disposition of its worldwide professional products line and its Plusbelle brand in Argentina, respectively. In July 2001, Products Corporation completed the disposition of its Colorama brand and facility in Brazil. Accordingly, the selected consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.
(b)	Includes expenses of $104.2 million in 2002 (of which $99.3 million was recorded in the fourth quarter of 2002) and approximately $31 million in the first nine months of 2003 related to the acceleration of the implementation of the stabilization and growth phase of Products Corporation's plan.
(c)	During the first nine months of 2003, we recorded a separate charge of $0.9 million principally for employee severance and other personnel benefits in certain Latin American and European operations.
(d)	During 2002, we continued to implement the 2000 restructuring program referred to below in note (f), as well as other restructuring actions, and recorded charges of $9.3 million and $13.6 million in the first nine months and full year 2002, respectively, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in our worldwide sales force, relocation and other costs related to the consolidation of worldwide operations.
(e)	During 2001, we recorded a charge of $38.1 million related to the 2000 restructuring program referred to below in note (f), principally for additional employee severance and other personnel benefits, relocation and other costs related to the consolidation of worldwide operations. Included in the $38.1 million charge for 2001 was an adjustment in the fourth quarter to previous estimates of approximately $6.6 million.

In 2001, we recorded $38.2 million to cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the consolidation of Products Corporation's Phoenix and Canada facilities.

(f)	In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999 referred to below in note (g). During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for the expanded scope of programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(g)	In the first nine months of 1999, we continued to execute the 1998 restructuring program referred to below in note (h) and we recorded an additional net charge of $20.5 million,

principally for employee severance and other personnel benefits and obligations for excess leased real estate primarily in the United States. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

During the fourth quarter of 1999, we recorded a charge to selling, general and administrative expenses of $22.0 million related to executive separation costs related to this new program.

(h)	In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

In the fourth quarter of 1998, we began to execute the 1998 restructuring program which was designed to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(i)	Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by $151.6 million for the nine months ended September 30, 2003, $112.4 million for the nine months ended September 30, 2002, $291.6 million in 2002, $175.5 million in 2001, $201.1 million in 2000, $432.8 million in 1999 and $140.2 million in 1998.
(j)	Includes amortization relating to debt issuance costs and debt discount of $6.6 million and $2.4 million for the nine months ended September 30, 2003, $5.8 million and $2.1 million for the nine months ended September 30, 2002, $7.7 million and $2.8 million in 2002, $7.1 million and $16.1 million in 2001, $9.2 million and $75.0 million in 2000, $7.9 million and $67.6 million in 1999 and $9.0 million and $68.8 million in 1998, respectively.
(k)	The pro forma statement of operations data reflect (i) the elimination of interest expense of $9.9 million and $7.5 million for the year ended December 31, 2002, and for the nine months ended September 30, 2003, respectively, and (ii) interest expense of $10.6 million and $8.0 million for the year ended December 31, 2002 and for the nine months ended September 30, 2003, respectively, on the carrying value of the new notes of $80.5 million based on an effective interest rate of approximately 13.0%. Such pro forma results do not include a nonrecurring charge of $4.0 million for fees and expenses related to the exchange offer expected to be paid to third parties.
(l)	As adjusted to reflect the exchange offer as if such transaction occurred on January 1, 2002, fixed charges would have exceeded earnings before fixed charges by $152.1 million for the nine months ended September 30, 2003 and $292.3 million for the year ended December 31, 2002.
(m)	The pro forma balance sheet data reflect (i) the retirement of $80.5 million principal amount of old notes in the exchange offer, (ii) the issuance of new notes in the exchange offer with a principal amount of $80.5 million, (iii) the payment of accrued interest of $1.6 million on the old notes with advances under the keepwell agreement between REV Holdings and GSB Investments Corp., dated as of February 12, 2001, which we refer to as the "Old Keepwell Agreement", and (iv) the charge to member's deficiency reflecting $4.0 million of fees and expenses related to the exchange offer expected to be paid to third parties.

RISK FACTORS

You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your notes for exchange in the exchange offer. The risk factors set forth below, unless noted otherwise, apply to both the outstanding notes and the notes issued in the exchange offer.

Consequences of Failure to Exchange

Since REV Holdings has no cash available to pay the principal amount of the old notes and is dependent upon receipt of dividends and capital contributions to make such payments, holders of the old notes may not recover the principal amount of the old notes.

REV Holdings has no business operations of its own and REV Holdings has no cash available to pay the principal amount at maturity of the old notes on February 1, 2004. REV Holdings currently anticipates that, if any of the old notes remain outstanding following consummation of the exchange offer, unless it receives capital contributions or loans from one or more of its affiliates, it will not have any cash available to pay the principal amount at maturity of the old notes and it will default on the repayment of the principal of the old notes. We have been informed by MacAndrews & Forbes that it currently intends to make a capital contribution to REV Holdings in order to provide us with the cash to pay the principal amount of the old notes that remain outstanding following consummation of the exchange offer. However, none of the affiliates of REV Holdings, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes and therefore we cannot assure you that REV Holdings will receive any such payments prior to February 1, 2004.

In addition, although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon if any were paid, Revlon does not currently declare dividends and Revlon has no obligation nor any compelling business reason to declare any dividends or make any such distributions. In addition, Revlon is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its common stock. The terms of several of the debt instruments of Products Corporation effectively prohibit it from paying dividends or making distributions to Revlon. See "—Risks Related to Revlon—Restrictions and covenants in Products Corporation's debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply." Accordingly, REV Holdings does not anticipate that it will receive any distributions from Revlon prior to the maturity of the old notes or have any cash available to pay the principal amount of the old notes on February 1, 2004.

If REV Holdings does not have sufficient funds to pay the principal amount of the old notes at maturity and if MacAndrews & Forbes does not make a capital contribution to REV Holdings to provide it with the cash to pay the principal amount of any old notes that remain outstanding following consummation of the exchange offer, REV Holdings may be forced to seek, or may be forced into, protection under Chapter 11 of the United States Bankruptcy Code. The expenses of any such proceeding would reduce the assets available for payment or distribution to REV Holdings' creditors, including the holders of the old notes and the new notes. In addition, REV Holdings believes that the filing by it or against it of a petition under Chapter 11 of the Bankruptcy Code would not increase the amount of any payment or distribution that holders of the old notes would receive, could reduce such amount, and in any event would delay receipt of any payment or distribution by such holders.

The value of the collateral pledged for the old notes is less than the principal amount of the old notes, and holders of the old notes may not be able to sell or otherwise realize upon the collateral of the old notes; therefore, holders of the old notes may not be able to recover their investment.

Although the old notes are secured by a pledge of 4,186,104 shares of Class A Common Stock of Revlon, based on the market value of the Class A Common Stock as of December 17, 2003, the market value of the Old Notes Collateral was approximately $11.3 million or approximately $140 for each $1,000 principal amount of the old notes and, therefore, the proceeds from the sale or sales of all of the Old Notes Collateral would not be sufficient to satisfy the amounts due on the outstanding old notes. In addition, the ability of the holders of the old notes to realize upon the Old Notes Collateral is subject to certain limitations and there can be no assurance that the trustee under the indenture relating to the old notes or the holders of the old notes would be able to sell the shares pledged as Old Notes Collateral or if they do sell, that they would be able to sell the shares pledged as Old Notes Collateral at the then current market price. In addition, any Revlon Common Stock pledged as collateral could only be resold pursuant to the registration requirements of the Securities Act or an exemption therefrom. Sales of substantial amounts of Revlon Common Stock could adversely affect market prices.

The capital stock of Products Corporation and certain of its subsidiaries is pledged to secure indebtedness and certain guarantees under Products Corporation's credit agreement, Products Corporation's 12% Senior Secured Notes due 2005 and certain other indebtedness. The capital stock of certain of Products Corporation's subsidiaries may also be pledged to secure other indebtedness of our subsidiaries. If creditors of our subsidiaries were to foreclose upon the stock of Products Corporation and its subsidiaries, the value of the Common Stock of Revlon would be substantially diminished or eliminated.

After the consummation of the exchange offer there will likely be a limited trading market for the old notes.

To the extent that old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for old notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the old notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of old notes that are not exchanged in the exchange offer more volatile.

Risks Relating to the New Notes

REV Holdings' substantial indebtedness could adversely affect its ability to service its debt and your investment in the new notes.

REV Holdings has a substantial amount of outstanding indebtedness. As of September 30, 2003, REV Holdings had total indebtedness of approximately $104.4 million (comprised of approximately $80.5 million aggregate principal amount of the old notes due on February 1, 2004 and approximately $23.9 million due to GSB Investments Corp. under the Old Keepwell Agreement). As of September 30, 2003, after giving pro forma effect to the consummation of the exchange offer (assuming that all of the old notes are tendered in the exchange offer), REV Holdings would have had total indebtedness of approximately $106.0 million (comprised of approximately $80.5 million aggregate principal amount of the old notes due on February 1, 2004 and approximately $25.5 million due to GSB Investments Corp. under the Old Keepwell Agreement). See "Selected Historical and Unaudited Pro Forma Financial Data." As a holding company, REV Holdings has no cash flow from operations of its own to fund interest payments on the new notes or to generate cash to pay the principal of the new notes at maturity or upon the occurrence of an event of default. Although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon if any were paid, we currently expect that the earnings and cash flow of Revlon will be retained and used in Revlon's business, including to service the substantial indebtedness of Products Corporation. See "Risks Related to Revlon — Products Corporation's substantial indebtedness could adversely affect its operations and flexibility, its ability to service its debt and your investment in the new notes." Accordingly, it is unlikely that REV Holdings will receive any dividends or distributions from its subsidiaries to help service its own substantial indebtedness. Additionally, Products Corporation has substantial indebtedness which creates a number of distinct risks which impact it and us. See "— The new notes effectively will be junior to the indebtedness and other liabilities of subsidiaries" and "— Risks Related to Revlon." In addition, although the New Indenture limits REV

Holding's ability to borrow additional money, under certain circumstances REV Holdings is allowed to borrow a significant amount of additional money, which would either rank equally in right of payment with the new notes or be subordinated in right of payment to the new notes. See "Description of New Notes — Certain Covenants."

If any of the old notes remain outstanding following consummation of the exchange offer, unless we receive capital contributions or loans from one or more of our affiliates, we will not have sufficient funds to pay the principal amount of any old notes at maturity. We have been informed by MacAndrews & Forbes that it currently intends to make a capital contribution to REV Holdings in order to provide us with the cash to pay at maturity the principal amount of the old notes that remain outstanding following consummation of the exchange offer. However, none of the affiliates of REV Holdings, including MacAndrews & Forbes, have any requirement to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes. If we default on the repayment of the principal of the old notes, this will result in a default under the New Indenture which could result in the new notes becoming immediately due and payable. In this event, with insufficient assets to repay either set of notes, holders of both the new notes and the old notes would be able to attempt to realize on their collateral, but in such case each new note would be secured by a greater amount of collateral than each old note.

REV Holdings currently anticipates that since it is dependent upon receipt of dividends and capital contributions to pay the principal of the new notes when they become due, it may not have sufficient cash available at maturity to pay the principal of the new notes and, therefore, holders of the new notes may not recover the principal amount of the new notes.

We currently anticipate that, in order to pay the principal amount of the new notes or upon the occurrence of an event of default, we will be required to adopt one or more alternatives, such as refinancing our indebtedness, selling our equity securities or the equity securities or assets of Revlon, or seeking capital contributions or loans from our affiliates. However, none of our affiliates, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to us regarding our obligations on the new notes other than as provided in the New Keepwell Agreement with respect to interest on the new notes. We cannot assure you that we would be able to pay the principal amount of the new notes if we took any of the above actions or that the New Indenture or any of our other debt instruments or the debt instruments of our subsidiaries then in effect would permit us to take any of the above actions. See "— As a holding company REV Holdings depends on dividends from its subsidiaries, and its subsidiaries are subject to restrictions on their ability to pay dividends," "— The new notes effectively will be junior to the indebtedness and other liabilities of subsidiaries,", "— Restrictions and covenants in the New Indenture limit REV Holdings' ability to take certain actions and impose consequences in the event of failure to comply" and "Risks Related to Revlon — Restrictions and covenants in Products Corporation's debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply."

As a holding company REV Holdings depends on dividends from its subsidiaries, and its subsidiaries are subject to restrictions on their ability to pay dividends, so REV Holdings may not have sufficient cash available at maturity to pay the principal of the new notes and, therefore, holders of the new notes may not recover the principal amount of the new notes.

REV Holdings is a holding company with no business operations of its own. REV Holdings' only material asset is its ownership of approximately 62% of the outstanding shares of capital stock of Revlon, which, in turn, owns all of the capital stock of Products Corporation through which we conduct our business operations. Although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon if any were paid, we currently expect that the earnings and cash flow of Revlon will be retained and used in the business of Revlon, including for Products Corporation's debt service. We anticipate that Revlon will not generate sufficient cash flow to pay dividends or distribute funds to us. Revlon is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its Common Stock. The terms of Product Corporation's credit agreement and several of the other debt instruments of Products Corporation currently restrict Products Corporation from paying dividends or making distributions, except to

Revlon under certain limited circumstances. See "— Restrictions and covenants in the New Indenture limit REV Holdings' ability to take certain actions and impose consequences in the event of failure to comply" and "Risks Related to Revlon — Restrictions and covenants in Products Corporation's debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply." Accordingly, we do not anticipate that we will receive any distributions from Revlon and, therefore, our only source of cash to pay interest on the new notes is the New Keepwell Agreement.

The new notes effectively will be junior to the indebtedness and other liabilities of subsidiaries.

As a stockholder, rather than a creditor of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the new notes will be effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2003, the total outstanding indebtedness of our subsidiaries was $1,885.0 million and other liabilities, including trade payables, was $737.9 million. The ability of our creditors, including the holders of the new notes, to participate in such assets will also be limited to the extent that the outstanding shares of Revlon Common Stock are not beneficially owned by us.

The New Keepwell Agreement is not a guarantee of the payment of interest on the new notes, is only enforceable by us and any failure to pay under the New Keepwell Agreement will not be an event of default under the New Indenture.

We have entered into a New Keepwell Agreement with GSB Investments Corp., one of our affiliates, pursuant to which GSB Investments Corp. has agreed to provide us with funds in an amount equal to any interest payments due on the new notes, to the extent that we do not have sufficient funds on hand to make such payments on the applicable due dates. However, the New Keepwell Agreement is not a guarantee of the payment of interest on the new notes. The obligations of GSB Investments Corp. under the New Keepwell Agreement are only enforceable by us and may not be enforced by holders of the new notes or the Trustee under the New Indenture. The failure of GSB Investments Corp. to make a payment to us under the New Keepwell Agreement will not be an event of default under the New Indenture. Further, the New Indenture has no requirement that we maintain the New Keepwell Agreement. In addition, although we have the right to enforce the New Keepwell Agreement, we cannot assure you that GSB Investments Corp. will have sufficient funds to make any payments to us under the New Keepwell Agreement or that it will comply with its obligations under the New Keepwell Agreement.

As of December 17, 2003, GSB Investments Corp. owned approximately 12.3 million shares of Citigroup common stock. At December 17, 2003, the last reported sale price of Citigroup common stock on the NYSE was $47.49 per share. At December 17, 2003, approximately 11.4 million shares of Citigroup common stock owned by GSB Investments Corp. were pledged to secure forward contracts and loan agreements and 0.9 million shares were held in escrow pursuant to the terms of a stockholders agreement between GSB Investments Corp. and Citigroup. Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the second quarter of 2000 to $0.35 per share in the third quarter of 2003. Citigroup last paid a quarterly dividend of $0.35 per share on November 26, 2003. Certain of the forward contracts to which GSB Investments Corp. is a party contain restrictions on the amount of dividends that GSB Investments Corp. would be entitled to receive on certain of its pledged Citigroup common stock. If Citigroup were to pay quarterly dividends at the rate of $0.35 per share, GSB Investments Corp. were to continue to own approximately 12.3 million shares of Citigroup common stock and no further agreements were entered into restricting GSB Investments Corp.'s right to receive dividends, GSB Investments Corp. would have sufficient income from dividends paid on its Citigroup common stock to make the payments to REV Holdings that it might be required to make under the New Keepwell Agreement. However, there can be no assurance that Citigroup will continue to pay dividends at this rate, if at all, that GSB Investments Corp. will continue to own shares of Citigroup common stock in an amount sufficient to cover advances under the New Keepwell Agreement or that GSB Investments Corp. will not enter into any further agreements restricting its right to receive dividends on its Citigroup common stock. Even if GSB Investments Corp. has sufficient funds from dividends paid on its shares of Citigroup common stock to make payments to us under the New Keepwell Agreement, we cannot assure you that it will use those funds to comply with its obligations under the New Keepwell Agreement.

If GSB Investments Corp. fails to comply with its obligations under the forward contracts and loan agreements that are secured by the pledge of approximately 11.4 million shares of Citigroup common stock GSB Investments Corp. holds, any beneficiary of a pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its rights to receive dividends on the pledged shares. GSB Investments Corp. has advised REV Holdings that, if GSB Investments Corp. does not receive sufficient dividend income from its Citigroup common stock to satisfy its obligations under the New Keepwell Agreement, GSB Investments Corp. expects to obtain capital contributions or loans from affiliates to satisfy such obligations. There can be no assurance that GSB Investments Corp. could obtain any such funds because its affiliates are under no obligation to provide them to GSB Investments Corp.

Restrictions and covenants in the New Indenture limit REV Holdings' ability to take certain actions and impose consequences in the event of failure to comply, which may affect our business as a whole and the ability of holders of the new notes to recover their investment.

The New Indenture contains a number of significant restrictions and covenants that limit REV Holdings' ability, among other things, to:

•	borrow money;
•	pay dividends on stock or purchase stock;
•	incur liens on the collateral and make asset dispositions;
•	enter into certain transactions with affiliates; and
•	make certain investments or acquisitions.

If we breach any of these covenants, a default could occur under the New Indenture. A default, if not waived by the holders of the new notes, could result in the acceleration of our outstanding indebtedness and cause the new notes to become immediately due and payable. If acceleration occurs, we may not be able to repay the new notes and we may be unable to borrow sufficient funds to refinance the new notes. Even if new financing is made available to us, it may not be on terms acceptable to us.

See "Description of New Notes."

The value of the shares of Revlon Common Stock pledged to secure the new notes may diminish or be eliminated, depending upon market prices of the shares and the action of our creditors and the creditors of our subsidiaries. Accordingly, the holders of the new notes may be unable to recover their investment by realizing upon this collateral.

The new notes will be secured by a pledge of approximately 8,372,208 shares of Revlon's Class A Common Stock (assuming that all of the old notes are tendered in the exchange offer), representing approximately 12% of the outstanding shares of Revlon's Class A Common Stock. Revlon's Class A Common Stock is currently listed on the NYSE. During the last twelve months, the high and low reported closing prices were $3.70 per share and $2.20 per share, respectively. At December 17, 2003, based on the last reported sale price of Revlon's Class A Common Stock on the NYSE of $2.70 per share, the market value of the collateral securing the new notes would have been approximately $281 for each $1,000 principal amount of the new notes. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the new notes in the event of a default. In addition, the ability of the holders of the new notes to realize upon the collateral is subject to certain limitations and there can be no assurance that the Trustee under the New Indenture or the holders of the new notes would be able to sell the shares pledged as collateral at the then current market value. In addition, any Revlon Common Stock pledged as collateral could only be resold pursuant to the registration requirements of the Securities Act or an exemption therefrom. Sales of substantial amounts of Revlon Common Stock (whether by the Trustee or other secured lenders or otherwise) could adversely affect market prices. See "Description of New Notes — Collateral."

The capital stock of Products Corporation and certain of its subsidiaries is pledged to secure indebtedness and certain guarantees under Products Corporations' credit agreement, Products Corporation's 12% Senior Secured Notes due 2005 and certain other indebtedness. The capital stock of certain of Products Corporation's subsidiaries may also be pledged to secure other indebtedness of our subsidiaries. If creditors of our subsidiaries were to foreclose upon the capital stock of Products Corporation and its subsidiaries, the value of Revlon's Common Stock would be substantially diminished or eliminated.

Other than in the limited circumstances described in the "Description of New Notes — Collateral," no additional shares of Revlon Common Stock or other collateral will be pledged to holders of the new notes irrespective of the market value of such shares at any time. There can be no assurance as to the relative values of the shares of Revlon Common Stock pledged to secure the new notes.

The New Indenture permits us, under certain circumstances, to grant liens on our assets, other than the shares of Revlon Common Stock pledged to secure the new notes, but including the shares of Revlon Common Stock that are not pledged to holders of the new notes. In the event that any of these shares of Revlon Common Stock were pledged by REV Holdings or any shares of Revlon Common Stock were pledged by MacAndrews Holdings and the beneficiaries of any such pledges were to foreclose upon the shares of Revlon Common Stock, in certain circumstances, the value of Revlon's Common Stock could be substantially eliminated or diminished.

You cannot be sure that an active trading market will develop for the new notes.

There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse affect on holders of the new notes.

MacAndrews & Forbes has the power to direct and control our business and MacAndrews & Forbes may take actions that may not be in the best interests of holders of the new notes.

REV Holdings is indirectly owned through MacAndrews & Forbes by Ronald O. Perelman. MacAndrews & Forbes will therefore be able to direct and control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions. Our membership interest and shares of common stock or membership interests of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any such membership interest or shares of common stock could constitute a change of control, which would be an event of default under certain debt instruments of our subsidiaries, including Products Corporation's credit agreement. Such an event of default would permit the lenders to accelerate Products Corporation's credit agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt, as well as under the New Indenture and the indenture governing the old notes, if the amount accelerated exceeds $25.0 million and such default remains uncured within 10 days of notice from the trustee under the applicable indenture. In addition, holders of certain debt securities of Products Corporation may require Products Corporation to repurchase their notes upon a change of control. Products Corporation may not have sufficient funds at the time of the change of control to repay in full the borrowings under the credit agreement or to repurchase its debt securities. See "— The new notes effectively will be junior to the indebtedness and other liabilities of subsidiaries" and "— The value of the collateral may diminish."

Risks Related to Revlon

Products Corporation's substantial indebtedness could adversely affect its operations and flexibility, its ability to service its debt and your investment in the new notes.

Products Corporation has a substantial amount of outstanding indebtedness. As of September 30, 2003, our subsidiaries, including Products Corporation, had approximately $1,885.0 million of total indebtedness. On February 5, 2003, MacAndrews Holdings agreed to provide Products Corporation with the MacAndrews Holdings $100 million term loan through December 1, 2005 (the "MacAndrews Holdings $100 million term loan"). In addition, MacAndrews Holdings has agreed to provide Products Corporation with an additional $40-65 million line of credit through December 31, 2004 (the "$65 million line of credit," which we refer to, together with the MacAndrews Holdings $100 million term loan, as the "Mafco Loans"). To help fund the costs and expenses of the stabilization and growth plan, in July 2003, MacAndrews Holdings agreed to make available to Products Corporation in 2003 the full $65 million under the MacAndrews & Forbes $65 million line of credit, $25 million of which was scheduled to become available on January 1, 2004. Additionally, MacAndrews & Forbes has agreed to provide, if necessary, from and after the fourth quarter of 2003 up to an additional $25 million in working capital support (the "$25 million M&F Loan"), as well as an additional working capital loan of up to $100 million for 2004 (the "2004 M&F Loan"). The $25 million M&F Loan and the 2004 M&F Loan are each on terms that are substantially the same as the MacAndrews Holdings $100 million term loan. The 2004 M&F Loan is also subject to Products Corporation receiving the consent of a majority of the lenders under Products Corporation's credit agreement, which Products Corporation expects to obtain in connection with the waiver or amendment it expects to obtain before January 31, 2004. While we expect that Products Corporation's bank lenders will consent to such an amendment request, we cannot assure you that they will, or that they will do so on terms which are favorable to Products Corporation. As of December 17, 2003, Products Corporation had utilized $241.1 million under the 2001 Credit Agreement, all of the MacAndrews & Forbes $100 million term loan, and $47.0 million of the MacAndrews & Forbes $65 million line of credit.

Products Corporation has substantial debt maturing in 2005 that will require refinancing, consisting of $246.3 million (assuming the maximum amount is borrowed) under Products Corporation's existing credit agreement and $363.0 million of Products Corporation's 12% Senior Secured Notes, as well as amounts borrowed under the MacAndrews Holdings $100 million term loan the $65 million line of credit, the $25 million M&F Loan and the 2004 M&F Loan. Revlon and Products Corporation are evaluating various alternatives to refinance and reduce Products Corporation's outstanding indebtedness. The potential transactions under consideration may include the issuance of additional equity or debt securities, including Class A Common Stock of Revlon, for cash or in exchange for outstanding indebtedness of Products Corporation. The issuance of additional shares of Class A Common Stock of Revlon would reduce the percentage of outstanding Revlon Common Stock owned by REV Holdings and the percentage of outstanding Revlon Class A Common Stock that would be represented by the collateral securing the new notes. However, REV Holdings has agreed that if any additional equity securities are exchanged for outstanding indebtedness of Products Corporation prior to the end of 2004, it will deposit an additional number of shares of Revlon's Class A Common Stock or cash as collateral for the new notes so that the market value of the collateral at that time shall be not less than the market value of the collateral at the time the new notes were issued. Products Corporation is subject to the risks normally associated with substantial indebtedness, including the risk that its operating revenues and the operating revenues of its subsidiaries will be insufficient to meet required payments of principal and interest, and the risk that it will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. Products Corporation's substantial indebtedness could also:

•	limit Products Corporation's ability to fund the costs and expenses of implementing the stabilization and growth phase of its plan, future working capital, capital expenditures, advertising or promotional expenses, new product development costs, purchases of wall displays, acquisitions, investments, restructuring programs and other general corporate requirements;
•	require Products Corporation to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for the implementation of the stabilization and growth phase of its plan and other general corporate purposes;
•	place Products Corporation at a competitive disadvantage compared to its competitors that have less debt;
•	limit Products Corporation's flexibility in responding to changes in its business and the industry in which it operates; and
•	make Products Corporation more vulnerable in the event of adverse economic conditions or a downturn in its business.

In addition, subject to certain limitations contained in their debt instruments, Products Corporation and its subsidiaries may incur additional debt to finance working capital or capital expenditures, investments or acquisitions or for other purposes.

Restrictions and covenants in Products Corporation's debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply.

The indentures and the debt agreements governing Products Corporation's outstanding indebtedness, Products Corporation's existing bank credit agreement and the agreements governing the Mafco Loans contain and it is expected that the agreements relating to the $25 million M&F Loan and the 2004 M&F Loan will contain a number of significant restrictions and covenants that limit Products Corporation and its subsidiaries' ability, among other things, to:

•	borrow money;
•	use assets as security in other borrowings or transactions;
•	pay dividends on stock or purchase stock;
•	sell assets;
•	enter into certain transactions with affiliates; and
•	make certain investments or acquisitions.

In addition, Products Corporation's existing bank credit agreement further requires it to maintain certain financial ratios, meet certain financial tests and restricts Products Corporation's ability and the ability of its subsidiaries to make capital expenditures. See "— Products Corporation had to obtain amendments to, and waivers under, its existing credit agreement and we expect that Products Corporation will need to seek further amendments to, or waivers of, certain covenants under that credit agreement in 2004." These financial covenants affect Products Corporation's operating flexibility by, among other things, restricting its ability to incur expenses and indebtedness that could be used to fund the costs of implementing the stabilization and growth phase of its plan and to grow its business, as well as to fund general corporate purposes. All of the capital stock of Products Corporation, substantially all of the non-real property assets of Products Corporation in the United States, Products Corporation's facilities located in Oxford, North Carolina and certain limited assets outside the United States are pledged as collateral for its obligations under its credit agreement and certain other obligations. In addition, a change of control of Products Corporation would be an event of default under the credit agreement and would give the holders of certain debt securities of Products Corporation, the right to require the repurchase of their notes.

Events beyond Products Corporation's control, such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, could impair its operating performance, which could affect its ability and that of its subsidiaries to comply with the terms of its debt instruments. We cannot assure you that Products Corporation and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including the financial covenants in Products Corporation's credit agreement. Breaching any of these covenants or restrictions or the failure to comply with Products Corporation's or its subsidiaries' obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including Products Corporation's credit agreement. If there were an event of default holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that the assets or cash flow of Products Corporation or its subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, in the case of certain debt securities of Products Corporation, if it was required to repurchase these securities upon a change of control, that Products Corporation would be able to refinance or restructure the payments on such debt. Further, if Products Corporation is unable to repay, refinance or restructure its indebtedness under its credit agreement, the lenders could proceed against the collateral securing that indebtedness. See "— Products Corporation's substantial indebtedness could adversely affect its operations and flexibility, its ability to service its debt and your investment in the new notes," and "Risks Related to the New Notes — The value of the collateral may diminish." In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more Products Corporation's or its subsidiaries' other debt instruments. See "— Products Corporation's substantial indebtedness could adversely affect its operations and flexibility, its ability to service its debt and your investment in the new notes."

Products Corporation's ability to service its debt and meet its cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses. If such levels prove to be other than as anticipated, Products Corporation may be unable to meet its cash requirements or meet the requirements of financial covenants under its credit agreement, which could have a material adverse effect on its business.

Products Corporation currently anticipates that operating revenues, cash on hand, net proceeds from the rights offering (which Revlon received in June 2003 and contributed to Products Corporation) and funds available for borrowing under Products Corporation's credit agreement, the Mafco Loans and the $25 million M&F Loan will be sufficient to enable it to cover Products Corporation's operating expenses for 2003, including cash requirements in connection with its operations, the stabilization and growth phase of its plan and its debt service requirements for 2003. To help fund the costs and expenses of the stabilization and growth plan, in July 2003, MacAndrews Holdings agreed to make available to Products Corporation in 2003 the full $65 million under the MacAndrews Holdings $65 million line of credit, $25 million of which was scheduled to become available on January 1, 2004. Additionally, MacAndrews & Forbes has agreed to provide, if necessary, from and after the fourth quarter of 2003 the $25 million M&F Loan, as well as the 2004 M&F Loan. The $25 million M&F Loan and the 2004 M&F Loan are each on terms that are substantially the same as the MacAndrews Holdings $100 million term loan. The 2004 M&F Loan is also subject to Products Corporation's receiving the consent of a majority of the lenders under Products Corporation's credit agreement, which Products Corporation expects to obtain in connection with the waiver or amendment it expects to obtain before January 31, 2004. While we expect that Products Corporation's bank lenders will consent to such an amendment request, we cannot assure you that they will, or that they will do so on terms which are favorable to Products Corporation. As of December 17, 2003, Products Corporation had utilized $241.1 million under its credit agreement, all of the MacAndrews Holdings $100 million term loan, and $47.0 million of the MacAndrews Holdings $65 million line of credit.

The Mafco Loans, the $25 million M&F Loan and the net proceeds from the rights offering (which Revlon received in June 2003 and contributed to Products Corporation) are intended to help fund the stabilization and growth phase of Products Corporation's plan and to decrease the risk that would otherwise exist if Products Corporation were to fail to meet its debt and ongoing obligations as they become due in 2003. However, if Products Corporation's anticipated level of revenue growth is not achieved because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category, increased competition from Products Corporation's competitors or because Products Corporation's marketing plans are not as successful as anticipated, or if Products Corporation's expenses associated with implementation of the stabilization and growth phase of its plan exceed the anticipated level of expenses, Products Corporation's current sources of funds may be insufficient to meet its cash requirements. In addition, in the event of a decrease in demand for Products Corporation's products or reduced sales or lack of increases in demand and sales as a result of the stabilization and growth phase of its plan, such development, if significant, could reduce Products Corporation's operating revenues and could adversely affect its ability to achieve certain financial covenants under its credit agreement. If such funds are insufficient to cover Products Corporation's expenses, it could be required to adopt one or more alternatives listed below. For example, Products Corporation could be required to:

•	delay the implementation of or revise certain aspects of the stabilization and growth phase of its plan;
•	reduce or delay purchases of wall displays or advertising and promotional expenses;
•	reduce or delay capital spending;
•	restructure its indebtedness;
•	seek to sell assets or operations;
•	reduce, revise or delay its restructuring plans;
•	seek additional capital contributions or loans from MacAndrews & Forbes, its other affiliates and/or third parties;
•	seek to cause Revlon to sell additional Revlon securities; and/or
•	reduce other discretionary spending.

If Products Corporation is required to take any of these actions, it could have a material adverse effect on its business, financial condition and results of operations, including its ability to grow its business. In addition, there can be no assurance that Products Corporation would be able to take any of these actions, because of a variety of commercial or market factors or constraints in Products Corporation's debt instruments, including, for example, the possibility that Products Corporation would not reach an agreement with its bank lenders on refinancing terms that are acceptable to it before the waiver of certain of its financial covenants expires on January 31, 2004, market conditions being unfavorable for an equity or debt offering, or that the transactions may not be permitted under the terms of the various debt instruments then in effect because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable Products Corporation to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

Products Corporation had to obtain amendments to, and waivers under, its existing credit agreement and we expect that Products Corporation will need to seek further amendments to, or waivers of, certain covenants under that credit agreement in 2004. If Products Corportation fails to obtain these amendments or waivers, it could result in the acceleration of the credit agreement and an event of default under the indentures governing other Products Corporation debt, as well as under the New Indenture, which ultimately could result in the value of Revlon's Common Stock being substantially diminished or eliminated.

As a result of the rights offering, the Mafco Loans and other transactions, and as a result of Products Corporation's operating results for the fourth quarter of 2002 and the effect of acceleration of Products Corporation's implementation of the stabilization and growth phase of its plan in February 2003, Products Corporation obtained waivers of compliance with the EBITDA and leverage ratio covenants under its credit agreement for the four quarters ended December 31, 2002 and, in light of its expectation that the continued implementation of the stabilization and growth phase of Products Corporation's plan would affect its ability to comply with these covenants during 2003, Products Corporation also obtained an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the four quarters ending December 31, 2003 expiring on January 31, 2004. In addition, the amendment to Product Corporation's credit agreement also included, among other things, the substitution of a minimum liquidity covenant requiring it to maintain a minimum of $20 million of liquidity from all available sources at all times through January 31, 2004 and an amendment to increase the maximum limit on its capital expenditures from $100 million to $115 million for 2003. The EBITDA and leverage ratio covenants that had been eliminated in the credit agreement were $210 million and 1.4:1.0, respectively, at September 30, 2003. Products Corporation's EBITDA, as defined in the credit agreement, was approximately $(21) million for the four quarters ended September 30, 2003. As a result, Products Corporation would not have been in compliance with the EBITDA and leverage ratio covenants, had they been in effect at that time. We do not expect that Product Corporation's operating results, including after giving effect to various actions under the stabilization and growth phase of its plan, will allow Products Corporation to satisfy the minimum EBITDA and leverage ratio covenants for the four consecutive fiscal quarters ending December 31, 2003. The minimum EBITDA required to be maintained by Products Corporation under the credit agreement is $230 million for each of the four consecutive fiscal quarters ending on December 31, 2003 (which covenant was waived through January 31, 2004), March 31, 2004, June 30, 2004 and September 30, 2004, and $250 million for any four consecutive fiscal quarters ending December 31, 2004 or thereafter. The leverage ratio covenant under the credit agreement will permit a maximum ratio of no more than 1.10:1.00 for any four consecutive fiscal quarters ending on or after December 31, 2003 (which limit was waived through January 31, 2004 for the four fiscal quarters ending December 31, 2003). This means that we expect that Products Corporation will need to seek a further amendment to its existing credit agreement or waiver of such financial covenants or take one or more further actions referred to below before January 31, 2004.

While we expect that Products Corporation's bank lenders will consent to such amendment or waiver request, we cannot assure you that they will or that they will do so on terms which are favorable to Products Corporation. If Products Corporation fails to obtain the amendment or waiver it could be required to take one or more of the following actions:

•	refinance its existing credit agreement;
•	sell assets or operations and repay its credit agreement;
•	seek additional capital contribution and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties and repay the credit agreement; and/or
•	seek to have Revlon sell additional equity securities and repay the credit agreement.

In the event that Products Corporation were unable to obtain such a waiver or amendment and Products Corporation were not able to refinance or repay its credit agreement, Products Corporation's inability to meet the financial covenants for the four consecutive fiscal quarters ending December 31, 2003 would constitute an event of default under the credit agreement, which would permit the bank lenders to accelerate the credit agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt, as well as under the New Indenture and the indenture governing the old notes, if the amount accelerated exceeds $25.0 million and such default remains uncured within 10 days of notice from the trustee under the applicable indenture. Further, the lenders under Products Corporation's credit agreement could proceed against the collateral securing that indebtedness. If these lenders were to foreclose upon this collateral, which includes the capital stock of Products Corporation, the value of Revlon's Common Stock would be substantially diminished or eliminated.

Products Corporation depends on its Oxford, North Carolina facility for production of a substantial portion of its products and disruptions to this facility could affect its sales in the U.S. and, to a lesser extent, in Latin America, Europe and the Far East.

Following Products Corporation's rationalization and consolidation of its global manufacturing, a substantial portion of its products are produced at its Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters or any other cause could adversely affect Products Corporation's ability to provide products to its customers, which may affect Products Corporation's sales in the U.S. and, to a lesser extent, in Latin

America, Europe and the Far East. Although Products Corporation maintains insurance, including business interruption insurance, that we consider to be adequate under the circumstances, there can be no assurance that Products Corporation will not incur losses beyond the limits or outside the coverage of its insurance.

Products Corporation depends on a supply agreement with a Maesteg, Wales facility for production of its products for the European market and loss of the agreement, or disruption to the facility, could adversely affect sales in Europe.

In July 2001, Products Corporation sold its principal European manufacturing facility in Maesteg, Wales and entered into a long-term supply contract with the purchaser under which the purchaser produced substantially all Revlon color cosmetics and other products for the European market. In October 2002, after experiencing production difficulties with this supplier, Products Corporation and the supplier terminated the long-term supply agreement and entered into a new agreement. This new agreement has significantly reduced volume commitments and, among other things, Products Corporation loaned such supplier approximately $2.0 million and the supplier can earn performance-based payments of approximately $6.3 million over a four-year period contingent on the supplier achieving specific production service level objectives (of which approximately $1.6 million was paid in March 2003 and approximately $1.4 million is payable in the fourth quarter of 2003, subject to satisfaction of certain conditions). As a part of this new arrangement, Products Corporation and the supplier agreed that the manufacturing of certain product lines would transfer from the Maesteg, Wales facility to Products Corporation's other plants or other third party suppliers. If the supplier is unable to fulfill its obligations under this new supply contract because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, or if Products Corporation encounters difficulties in transferring certain product lines out of the Maesteg, Wales facility to Products Corporation's other plants or other third party suppliers, this could adversely affect Products Corporation's sales in the European market, which could have an adverse effect on Products Corporation's overall results of operations and financial condition.

Products Corporation depends on a limited number of customers for a large portion of its net sales and the loss of one or more of these customers could reduce Products Corporation's net sales.

For 2000, 2001 and 2002 Wal-Mart, Inc. and its affiliates accounted for approximately 16.5%, 19.7% and 22.5%, respectively, of Products Corporation's net sales. For the nine months ended September 30, 2002 and 2003, Wal-Mart Inc. and its affiliates accounted for approximately 20.3% and 21.3%, respectively of Products Corporation's net sales. We expect that for 2003 and future periods, Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of Products Corporation's net sales. The loss of Wal-Mart or one or more of Products Corporation's other customers that may account for a significant portion of its net sales, or any significant decrease in sales to these customers or any significant decrease in its retail display space in any of these customers' stores, could reduce its net sales and therefore could have a material adverse effect on its business, financial condition and results of operations.

In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On January 24, 2003, Kmart announced that it had filed its proposed plan of reorganization with the U.S. Bankruptcy Court and, on May 6, 2003, Kmart emerged from bankruptcy. Throughout 2002 and continuing into 2003, Kmart continued to close underperforming stores. Kmart accounted for less than 5% of Products Corporation's net sales in 2002. Although Products Corporation plans to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believes that Kmart's bankruptcy proceedings, store closings and emergence from bankruptcy will not have a material adverse effect on Products Corporation's business, financial condition or results of operations, there can be no assurances that further deterioration, if any, in Kmart's financial condition will not have such an effect on Products Corporation.

Products Corporation has a limited operating history under its business plan, and we cannot assure you that it will be successful or enable it to achieve or maintain profitable operations.

Products Corporation has recently implemented material changes in its plan intended to improve operating results, and is in the process of implementing the stabilization and growth phase of this plan. Products Corporation expects to experience increases in sales as a result of implementing the stabilization and growth phase of the plan. If Products Corporation fails to successfully execute the stabilization and growth phase of the plan effectively, Products Corporation may not achieve expected increases in sales, which could adversely affect Products Corporation's liquidity. Additionally, it is possible that the changes may have unanticipated consequences that could be adverse to Products Corporation's business. The stabilization and growth phase of the plan involves a number of significant changes, including:

•	increasing Products Corporation's advertising and media spending and effectiveness;
•	increasing the marketing effectiveness of Products Corporation's wall displays to optimize cross-selling and make the wall displays easier to merchandise, and continuing to roll out Products Corporation's new wall displays which began in 2002;
•	streamlining Products Corporation's product assortment and reconfiguring product placement on Products Corporation's wall displays;
•	selectively adjusting prices on certain products;
•	enhancing merchandiser coverage and working with Products Corporation's retail customers to improve in-store stock levels;
•	further strengthening Products Corporation's new product development process; and
•	implementing a comprehensive program to develop and train Products Corporation employees.

Each of these components of the stabilization and growth phase of the plan carries significant risks, as well as the possibility of unexpected consequences. Potential risks include:

•	increased advertising and media expenses and Products Corporation's attempts to make such advertising and media more effective may fail to achieve their intended effects;
•	changes to Products Corporation's wall displays may fail to achieve their intended effects;
•	Products Corporation may experience returns exceeding expectations as a result of streamlining product assortments;
•	Products Corporation may incur costs exceeding expectations as a result of the roll out of new wall displays or the new wall displays may fail to achieve their intended effects;
•	selective price adjustments may fail to achieve their intended effect;
•	Products Corporation will incur increased costs arising from the stabilization and growth phase of the plan to enhance in-store merchandiser coverage, and the enhanced merchandiser coverage may not achieve its intended effect;
•	Products Corporation's strengthened new product development process may not be as successful as contemplated, and/or consumers may not accept Products Corporation's new product offerings to the degree envisioned;
•	competitors could increase their spending on advertising and media and increase their new product development spending or take other steps in response to the stabilization and growth phase of the plan, which could impact the effectiveness of the stabilization and growth phase of the plan and Products Corporation's ability to achieve its objective of increased revenues and profitability over the long term; and
•	Products Corporation may experience difficulties or delays in implementing a comprehensive program to develop and train employees.

Competition in the consumer products business could materially adversely affect the net sales and market share of Products Corporation.

The consumer products business is highly competitive. Products Corporation competes on the basis of numerous factors. Brand recognition, product quality, performance and price, product availability at the retail stores, and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions also have a significant impact on buying decisions, and the structure and quality of the sales force, as well as consumer consumption of Products Corporation's products, affect in-store position, wall display space and inventory levels in retail outlets. An increase in the amount of competition that Products Corporation faces could have a material adverse effect on its market share. Products Corporation experienced declines in its market share in the U.S. mass-market in color cosmetics since the end of the first half of 1998 through the first half of 2002, including a decline in Products Corporation's color cosmetics market share from 32.0% in the second quarter of 1998 to 22.3% in the second quarter of 2002, and there can be no assurance that declines in market share will not occur in the future. In addition, Products Corporation competes in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than it, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than Products Corporation. Some of Products Corporation's competitors have increased their spending on discounting and advertising and promotional activities in U.S. mass-market cosmetics. In addition to products sold in the mass-market and demonstrator-assisted channels, Products Corporation's products also compete with similar products sold door-to-door or through mail-order or telemarketing by representatives of direct sales companies.

The foreign operations of Products Corporation are subject to a variety of social, political and economic risks and may be affected by foreign currency fluctuation, which could adversely affect the results of operations of Products Corporation and the value of its foreign assets.

As of September 30, 2003, Products Corporation had operations based in 16 foreign countries. Products Corporation is exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where Products Corporation has operations, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of the operations of Products Corporation and the value of its foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. For the nine months ended September 30, 2002 and 2003 and the year ended December 31, 2002, Products Corporation's operations in Latin America contributed 7.8%, 7.1% and 8.4%, respectively of its total net sales, and have been adversely affected by political and economic conditions and foreign currency devaluations. Changes in currency exchange rates may affect the relative prices at which Products Corporation and foreign competitors sell products in the same market. Products Corporation's net sales outside of the U.S. and Canada for the nine months ended September 30, 2002 and 2003 and the year ended December 31, 2002 were 28.8%, 31.0% and 32.1%, respectively, of Products Corporation's total net sales. In addition, changes in the value of relevant currencies may affect the cost of certain items required in Products Corporation's operations. Products Corporation enters into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. At September 30, 2003 and at December 31, 2002, the notional amount of Products Corporation's foreign currency forward exchange contracts was $18.9 million and $10.8 million, respectively. We can offer no assurances as to the future effect of changes in social, political and economic conditions on Products Corporation's business, results of operations and financial condition.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other attacks, acts of war or military actions, such as military actions in Iraq, may adversely affect the markets in which Products Corporation operates, its operations and profitability.

On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, the military response and future developments, or other military actions, such as the ongoing military actions in Iraq, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for Products Corporation's products. These developments subject Products Corporation's worldwide operations to increased risks and, depending on their magnitude, could reduce net sales and therefore could have a material adverse effect on Products Corporation's business, results of operations and financial condition.

Attempting to accomplish all of the elements of the stabilization and growth phase of Products Corporation's business plan simultaneously may prove to be burdensome and may cause disruption or difficulties in its business.

Products Corporation recently implemented the stabilization and growth phase of its plan, which includes increasing advertising and media spending and effectiveness, increasing the marketing effectiveness of wall displays, including by streamlining the number of SKUs, selectively adjusting prices on certain products, optimizing product availability to consumers and further strengthening its new product development process. Attempting to accomplish all of these elements simultaneously may prove to be a financial and operational burden on Products Corporation. If Products Corporation is unable to successfully accomplish all of the elements of the stabilization and growth phase of its plan simultaneously, it could delay or impede achieving its objectives of increasing revenues and could therefore have a material adverse effect on Products Corporation's business, results of operations and financial condition.

This prospectus contains forward-looking statements that involve risks and uncertainties.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

•	Products Corporation's plans to update its retail presence and improve the marketing effectiveness of its retail wall displays by installing newly-reconfigured wall displays and reconfiguring existing wall displays at its retail customers (and its estimates of the costs of such wall displays, the effects of such plans on the accelerated amortization of existing wall displays and the estimated amount of such amortization);
•	Products Corporation's plans to increase its advertising and media spending and improve the effectiveness of its advertising;
•	Products Corporation's plans to introduce new products and further strengthen its new product development process;
•	Products Corporation's plans to streamline its product assortment and reconfigure product placement on its wall displays and selectively adjust prices on certain of its products;
•	Products Corporation's plans to implement comprehensive programs to develop and train its employees;
•	Products Corporation's future financial performance, including our belief that Products Corporation's stabilization and growth plan is proving effective;
•	the effect on sales of political and/or economic conditions, political uncertainties, military actions, adverse currency fluctuations and competitive activities and category weakness;
•	Products Corporation's plans to accelerate the implementation of the stabilization and growth phase of its plan and the charges and the cash costs resulting from implementing such plan and the timing of such costs, as well as our expectations as to improved revenues and achieving profitability over the long term as a result of such phase of Products Corporation's plan and Products Corporation's plans to continue to fund brand support;

•	Products Corporation's plans regarding the accelerated growth phase of its plan, with the objective of improving its operating profit margins;
•	Products Corporation's plans to further improve the new product development and implementation process;
•	Products Corporation's plans to continue to increase the effectiveness and reduce the cost of its display walls;
•	Products Corporation's plans to drive efficiencies across its overall supply chain, including reducing manufactory costs by streamlining components and sourcing strategically;
•	Products Corporation's plans to optimize the effectiveness of its marketing and promotions;
•	restructuring activities, restructuring costs, the timing of restructuring payments and annual savings and other benefits from such activities;
•	operating revenues, cash on hand, cash from the rights offering (which Revlon received in June 2003 and contributed to Products Corporation), availability of borrowings under the Mafco Loans, the $25 million M&F Loan, and Products Corporation's credit agreement being sufficient to satisfy Products Corporation's cash requirements and the availability of funds from Products Corporation's 2004 M&F Loan, restructuring indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties and/or the sale of additional equity securities of Revlon;
•	advances under the Old Keepwell Agreement being sufficient to satisfy REV Holdings' cash requirements, the availability of advances under the New Keepwell Agreement and GSB Investments Corp.'s plan to obtain capital contributions or loans from its affiliates to make advances under both the Old Keepwell Agreement and the New Keepwell Agreement if it has not received sufficient dividend income from its Citigroup common stock and the availability of funds from restructuring indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties and the sale of additional equity securities of Revlon or the sale of equity securities of REV Holdings;
•	any potential capital contributions by MacAndrews & Forbes to REV Holdings in order to provide us with the cash to pay the principal amount of the old notes that remain outstanding following consummation of the exchange offer;
•	our uses of funds, including amounts required by Products Corporation for the payment of operating expenses, including expenses in connection with the stabilization and growth phase of Products Corporation's plan, such as the purchase and reconfiguration of wall displays and increases in advertising and media, capital expenditure requirements, including charges and costs in connection with the Enterprise Resource Planning System, payments in connection with restructuring programs and debt service payments, and estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs and debt service payments;
•	matters concerning our market-risk sensitive instruments;
•	the effects of our adoption of certain accounting principles;
•	Products Corporation obtaining a further waiver or amendment of various provisions of its credit agreement, including the EBITDA and leverage ratio covenants, or refinancing or repaying such debt before January 31, 2004 in the event such waiver or amendment is not obtained, and Products Corporation receiving the consent of a majority of the lenders under its credit agreement in connection with the 2004 M&F Loan; and

•	Products Corporation's plan to refinance its debt maturing in 2004 and 2005, including by issuing equity or debt securities, including Class A Common Stock of Revlon for cash or in exchange for indebtedness of Products Corporation.

Statements that are not historical facts, including statements about REV Holdings' beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for REV Holdings' ongoing obligations under the U.S. federal securities laws, REV Holdings undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in REV Holdings' filings with the Securities and Exchange Commission, or the SEC, including this prospectus, the following factors, among others, could cause REV Holdings' actual results to differ materially from those expressed in any forward-looking statements made by us:

•	difficulties or delays or unanticipated costs associated with improving the marketing effectiveness of Products Corporation's wall displays;
•	difficulties or delays in developing and/or presenting Product Corporation's increased advertising programs and/or improving the effectiveness of its advertising;
•	difficulties or delays in developing and introducing new products or failure of Product Corporation's customers to accept new product offerings and/or in further strengthening its new product development process;
•	difficulties or delays in implementing Product Corporation's plans to streamline its product assortment and reconfigure product placement on its wall displays and selectively adjust prices on certain of its products;
•	difficulties or delays in implementing comprehensive programs to train Product Corporation's employees;
•	unanticipated circumstances or results affecting Products Corporation's financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer preferences, such as reduced consumer demand for Products Corporation's color cosmetics and other current products, and actions by Products Corporation's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;
•	the effects of and changes in political and/or economic conditions, including inflation, monetary conditions and military actions, and in trade, monetary, fiscal and tax policies in international markets;
•	unanticipated costs or difficulties or delays in completing projects associated with the stabilization and growth phase of Products Corporation's plan or lower than expected revenues over the long term as a result of such plan;
•	difficulties, delays or unanticipated costs in implementing Products Corporation's plans regarding the accelerated growth phase of its plan, with the objective of improving its operating profit margins;
•	difficulties, delays or unanticipated costs in implementing Products Corporation's plans to further improve the new product development and implementation process;

•	difficulties, delays or unanticipated costs in implementing Products Corporation's plans to continue to increase the effectiveness and reduce the cost of its display walls;
•	difficulties, delays or unanticipated costs in implementing Product Corporation's plans to drive efficiencies across its overall supply chain, including reducing manufactory costs by streamlining components and sourcing strategically;
•	difficulties, delays or unanticipated costs in implementing Products Corporation's plans to optimize the effectiveness of its marketing and promotions;
•	difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from Product Corporation's restructuring activities;
•	lower than expected operating revenues, the inability to secure additional capital contributions or loans from MacAndrews & Forbes, or our other affiliates and/or third parties, lower than expected operating revenues or increased operating expenses, or the unavailability of funds under Products Corporation's credit agreement, the Mafco Loans, the $25 million M&F Loan or the 2004 M&F Loan or from restructuring indebtedness, selling assets or operations of Revlon, selling additional equity securities of Revlon or equity securities of REV Holdings;
•	advances under the Old Keepwell Agreement or the New Keepwell Agreement being insufficient to satisfy REV Holdings cash requirements, the unavailability of advances under the New Keepwell Agreement or GSB Investments Corp.'s inability to obtain capital contributions or loans from its affiliates to make advances under either the Old Keepwell Agreement or the New Keepwell Agreement if it has not received sufficient dividend income from its Citigroup common stock;
•	higher than expected operating expenses, sales returns, working capital expenses, wall display costs, capital expenditures, restructuring costs or debt service payments;
•	interest rate or foreign exchange rate changes affecting Products Corporation and its market sensitive financial instruments;
•	unanticipated effects of our adoption of certain new accounting standards;
•	difficulties, delays or inability to obtain a further waiver or amendment of the EBITDA and leverage ratio covenants under Products Corporation's credit agreement or refinancing or repaying such debt on or before January 31, 2004 in the event such waiver or amendment is not obtained and Products Corporation receiving the consent of a majority of the lenders under its credit agreement in connection with the 2004 M&F Loan; and
•	difficulties, delays or the inability to refinance Products Corporation's debt maturing in 2004 and 2005, respectively, including the inability to issue equity or debt securities, including Class A Common Stock of Revlon for cash or in exchange for indebtedness of Products Corporation.

You should consider the areas of risk described above, as well as those set forth in other documents we have filed with the SEC and which are incorporated by reference into this prospectus, in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the SEC (which, among other places, can be found on the SEC's website at http://www.sec.gov). See "Where You Can Find More Information".

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

CAPITALIZATION

The following information sets forth (i) our actual capitalization as of September 30, 2003 and (ii) our capitalization as of September 30, 2003, as adjusted to reflect the consummation of the exchange offer (assuming all of the old notes are exchanged). The information presented below should be read in conjunction with "Selected Historical and Pro Forma Financial Data" included elsewhere in this prospectus and in the consolidated financial statements of REV Holdings and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the reports of REV Holdings incorporated by reference herein and attached as Annex A and Annex B. See "Available Information."

	September 30, 2003 Unaudited
	Actual	Pro Forma
	(Dollars in millions)
Rev Holdings:
12% Senior Secured Notes due 2004	$80.5	$—
Current portion of long-term debt — affiliates	23.9	25.5	(a)
Long-term debt:
13% Senior Secured Notes due 2007	—	80.5
	104.4	106.0
Products Corporation:
Short-term borrowings — third parties	28.7	28.7
Long-term debt:
Working capital lines	223.8	223.8
8 1/8% Senior Notes due 2006	249.8	249.8
9% Senior Notes due 2006	250.0	250.0
8 5/8% Senior Subordinated Notes due 2008	649.9	649.9
12% Senior Secured Notes due 2005	355.5	355.5
Long-term debt — affiliates	127.3	127.3
	1,885.0	1,885.0
Total indebtedness	1,989.4	1,991.0
Member's deficiency:
Member's interest	—	—
Additional paid-in-capital	361.3	361.3
Accumulated deficit since June 24, 1992	(2,067.8)	(2,071.8)	(b)
Accumulated other comprehensive loss	(129.2)	(129.2)
Total member's deficiency	(1,835.7)	(1,839.7)
Total capitalization	$153.7	$151.3

(a)	Reflects the payment of accrued interest of $1.6 million on the old notes with advances under the Old Keepwell Agreement.

(b)	Reflects the non-recurring charge to accumulated deficit reflecting $4.0 million of fees and expenses relating to the exchange offer expected to be paid to third parties.

At December 17, 2003, $80.5 million principal amount of old notes were outstanding. REV Holdings has no cash available, and is not expected to have any cash available, to pay the principal amount of the old notes in February 2004. At December 17, 2003, based on the last reported sale price of Revlon Class A Common Stock on the NYSE of $2.70 per share, the market value of the Old Notes Collateral was approximately $11.3 million or approximately $140 for each $1,000 principal amount of the old notes. The proceeds from the sale or sales of all of the Old Notes Collateral, therefore, would not be sufficient to satisfy the amounts due on the outstanding old notes. In addition, we believe that Revlon has no obligation nor any compelling business reason to declare any dividends or make any distributions for the benefit of REV Holdings prior to the maturity of the old notes. Therefore, if less than all of the outstanding old notes are exchanged in the exchange offer and if MacAndrews & Forbes does not make a capital contribution to REV Holdings to provide it with the cash to pay the principal amount of the old notes, REV Holdings may be forced to seek protection under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors — Consequences of Failure to Exchange."

Selected Historical and Unaudited Pro Forma Financial Data

The selected historical financial data for each of the years in the five-year period ended December 31, 2002 has been derived from our audited consolidated financial statements. The selected historical financial data for the nine months ended September 30, 2003 and 2002 and as of September 30, 2003 have been derived from our unaudited consolidated financial statements which reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of the results for the full year. In connection with the exchange offer, old notes may be exchanged for new notes with a like principal amount. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Any amounts paid to third parties, other than the creditors, relating to the exchange will be expensed as incurred. The pro forma Statement of Operations data for the year ended December 31, 2002 and the nine months ended September 30, 2003 give pro forma effect to the consummation of the exchange offer assuming such transactions occurred on January 1, 2002. The pro forma Balance Sheet data as of September 30, 2003 give pro forma effect to the consummation of the exchange offer assuming such transactions occurred on September 30, 2003. The pro forma adjustments are based upon available information and certain assumptions that management of REV Holdings believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of REV Holdings that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, incorporated in this prospectus by reference and attached as Annex A, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, incorporated in this prospectus by reference and attached as Annex B.

Selected Historical and Unaudited Pro Forma Financial Data

	Nine Months Ended September 30,		Year Ended December 31,
	2003(b)	2002	2002(b)	2001	2000	1999	1998
	(Dollars in millions)
Historical Statement of Operations Data (a):
Net sales	$930.8	$906.8	$1,119.4	$1,277.6	$1,409.4	$1,629.8	$2,064.1
Gross profit	567.0	556.4	615.7	733.4 (e)	835.1 (f)	903.5	1,262.0 (h)
Selling, general and administrative expenses	581.3	525.2	717.0	679.2 (e)	765.1	1,075.3 (g)	1,104.2
Restructuring costs and other, net	0.9 (c)	9.3 (d)	13.6 (d)	38.1 (e)	54.1 (f)	40.2 (g)	33.1 (h)
Operating (loss) income	(15.2)	21.9	(114.9)	16.1	15.9	(212.0)	124.7
Interest expense, net	132.9	123.2	165.4	161.1	217.3	212.6	197.6
Amortization of debt issuance costs	6.6	5.8	7.7	7.1	9.2	7.9	9.0
Foreign currency (gains) losses, net	(3.2)	3.0	1.4	2.2	1.6	(0.5)	4.6
Loss (gain) on sale of product line, brands and facilities, net	—	1.0	1.0	14.4	(10.8)	—	—
Gain on sale of subsidiary stock	—	—	—	—	(1.1)	(0.1)	(2.6)
Loss on early extinguishment of debt	—	—	—	3.6	—	—	51.7
Miscellaneous, net	0.1	1.3	1.2	3.2	0.8	0.9	4.6
Loss from continuing operations before income taxes	(151.6)	(112.4)	(291.6)	(175.5)	(201.1)	(432.8)	(140.2)
(Benefit) provision for income taxes	(2.9)	(2.2)	0.4	9.3	8.6	9.1	5.0
Loss from continuing operations	(148.7)	(110.2)	(292.0)	(184.8)	(209.7)	(441.9)	(145.2)
Loss from discontinued operations	—	—	—	—	—	—	(64.2)
Net loss	$(148.7)	$(110.2)	$(292.0)	$(184.8)	$(209.7)	$(441.9)	$(209.4)
Other Data:
Net cash used for operating activities	$(193.6)	$(120.6)	$(122.0)	$(91.0)	$(84.0)	$(81.8)	$(52.2)
Net cash (used for) provided by investing activities	(19.7)	(7.6)	(14.2)	87.2	322.1	(40.7)	246.4
Net cash provided by (used for) financing activities	153.9	88.2	120.0	50.8	(203.7)	117.5	(177.6)
Ratio of earnings to fixed charges (i)	—	—	—	—	—	—	—
Capital expenditures	$19.7	$9.4	$16.0	$15.1	$19.0	$42.3	$60.8
Purchase of permanent displays	56.8	53.5	66.2	44.0	51.4	66.5	76.6
Depreciation and amortization (j)	82.8	90.1	119.1	131.7	205.4	197.2	183.9

Pro Forma Statement of Operations Data (k):
Operating loss	$(15.2)		$(114.9)
Interest expense, net	133.4		166.1
Amortization of debt issuance costs	6.6		7.7
Net loss	(149.2)		(292.7)
Ratio of earnings to fixed charges (l)	—		—

	September 30, 2003		December 31,
	Actual	Pro Forma (m)	2002	2001	2000	1999	1998
	(Dollars in millions)
Balance Sheet Data (a):
Total assets	$898.3	$898.3	$939.8	$998.1	$1,102.7	$1,563.2	$1,839.0
Total indebtedness	1,989.4	1,991.0	1,869.8	1,746.1	2,347.4	2,488.4	2,299.1
Total member's deficiency	(1,835.7)	(1,839.7)	(1,744.3)	(1,381.5)	(1,863.9)	(1,691.1)	(1,252.7)

See accompanying notes to Selected Historical and Unaudited Pro Forma Financial Data

Notes to Selected Historical and Unaudited Pro Forma Financial Data

(a)	In March 2000 and May 2000, Products Corporation completed the disposition of its worldwide professional products line and its Plusbelle brand in Argentina, respectively. In July 2001, Products Corporation completed the disposition of its Colorama brand and facility in Brazil. Accordingly, the selected consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.
(b)	Includes expenses of $104.2 million in 2002 (of which $99.3 million was recorded in the fourth quarter of 2002) and approximately $31 million in the first nine months of 2003 related to the acceleration of the implementation of the stabilization and growth phase of Products Corporation's plan.
(c)	During the first nine months of 2003, we recorded a separate charge of $0.9 million principally for employee severance and other personnel benefits in certain Latin American and European operations.
(d)	During 2002, we continued to implement the 2000 restructuring program referred to below in note (f), as well as other restructuring actions, and recorded charges of $9.3 million and $13.6 million in the first nine months and full year 2002, respectively, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in our worldwide sales force, relocation and other costs related to the consolidation of worldwide operations.
(e)	During 2001, we recorded a charge of $38.1 million related to the 2000 restructuring program referred to below in note (f), principally for additional employee severance and other personnel benefits, relocation and other costs related to the consolidation of worldwide operations. Included in the $38.1 million charge for 2001 was an adjustment in the fourth quarter to previous estimates of approximately $6.6 million.

In 2001, we recorded $38.2 million to cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the consolidation of Products Corporation's Phoenix and Canada facilities.

(f)	In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999 referred to below in note (g). During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for the expanded scope of programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(g)	In the first nine months of 1999, we continued to execute the 1998 restructuring program referred to below in note (h) and we recorded an additional net charge of $20.5 million,

principally for employee severance and other personnel benefits and obligations for excess leased real estate primarily in the United States. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

During the fourth quarter of 1999, we recorded a charge to selling, general and administrative expenses of $22.0 million related to executive separation costs related to this new program.

(h)	In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

In the fourth quarter of 1998, we began to execute the 1998 restructuring program which was designed to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(i)	Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by $151.6 million for the nine months ended September 30, 2003, $112.4 million for the nine months ended September 30, 2002, $291.6 million in 2002, $175.5 million in 2001, $201.1 million in 2000, $432.8 million in 1999 and $140.2 million in 1998.
(j)	Includes amortization relating to debt issuance costs and debt discount of $6.6 million and $2.4 million for the nine months ended September 30, 2003, $5.8 million and $2.1 million for the nine months ended September 30, 2002, $7.7 million and $2.8 million in 2002, $7.1 million and $16.1 million in 2001, $9.2 million and $75.0 million in 2000, $7.9 million and $67.6 million in 1999 and $9.0 million and $68.8 million in 1998, respectively.
(k)	The pro forma statement of operations data reflect (i) the elimination of interest expense of $9.9 million and $7.5 million for the year ended December 31, 2002, and for the nine months ended September 30, 2003, respectively and (ii) interest expense of $10.6 million and $8.0 million for the year ended December 31, 2002 and for the nine months ended September 30, 2003, respectively, on the carrying value of the new notes of $80.5 million based on an effective interest rate of approximately 13.0%. Such pro forma results do not include a nonrecurring charge of $4.0 million for fees and expenses related to the exchange offer expected to be paid to third parties.
(l)	As adjusted to reflect the exchange offer as if such transaction occurred on January 1, 2002, fixed charges would have exceeded earnings before fixed charges by $152.1 million for the nine months ended September 30, 2003 and $292.3 million for the year ended December 31, 2002.
(m)	The pro forma balance sheet data reflect (i) the retirement of $80.5 million principal amount of old notes in the exchange offer, (ii) the issuance of new notes in the exchange offer with a principal amount of $80.5 million, (iii) the payment of accrued interest of $1.6 million on the old notes, with advances under the Old Keepwell Agreement, and (iv) the charge to member's deficiency reflecting $4.0 million of fees and expenses related to the exchange offer expected to be paid to third parties.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions, we will accept for exchange old notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 12:00 midnight, New York City time, on January 21, 2004. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "Expiration Date" means the latest time and date to which the exchange offer is extended.

As of December 17, 2003, $80.5 million principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "— Conditions to the Exchange Offer."

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. We will extend the duration of the exchange offer as required by applicable law, and may choose to extend it in order to provide additional time for holders of old notes to tender their notes for exchange. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Although none of our affiliates currently own any of the old notes, it is possible we or our affiliates may purchase old notes in the open market prior to consummation of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "— Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We will also pay any interest that is accrued and unpaid in respect of the old notes through the Expiration Date to those holders who participate in the exchange offer.

This exchange offer is subject to qualification under state securities laws in those states in which we make the offer to exchange. We have applied for approval in those jurisdictions in which such approval is necessary and will only make offers to buy and solicit offers to sell in those jurisdictions in which approval has been received.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:

•	a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at the Depository

Trust Company ("DTC") pursuant to the procedure for book-entry transfer described beginning on page 40 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or
•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or
•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer relating to validity, form, eligibility (including time of receipt) and acceptance as to any particular old note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes properly tendered and will issue the new notes promptly after the Expiration Date. See "— Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,
•	a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and
•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "— Exchange Agent" on or prior to the Expiration Date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "— Exchange Agent." This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,
•	the old notes to be withdrawn (including the principal amount of such old notes), and
•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "— Procedures for Tendering Old Notes" above at any time prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the Expiration Date:

(a)	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,
(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or
(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment will or will be reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

(b)	there shall have occurred:
(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;
(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;
(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or
(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or
(c)	any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or is reasonably likely to be materially adverse to us, or we have become aware of facts that, in our reasonable judgment, have or are reasonably likely to have materially adverse significance with respect to us, the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (other than any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived (other than those conditions dependent upon receipt of necessary government approvals) by us in whole or in part at any time prior to the Expiration Date in our reasonable discretion. In the event that we waive any condition, the waiver will apply to all old notes. Our failure at any time prior to the Expiration Date to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior ot the Expiration Date.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement"), of which this prospectus constitutes a part, or the qualification of the New Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York as Exchange Agent

By Registered or Certified Mail:	By Hand and Overnight Courier:
The Bank of New York	The Bank of New York
101 Barclay Street, 7E	101 Barclay Street, Corporate Trust Services Window
New York, New York 10286	New York, New York 10286
Attention: Kin Lau	Attention: Kin Lau
Reorganization Department	Reorganization Department

By Facsimile:	Confirm by Telephone or for Information:
(212) 298-1915	(212) 815-3750

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

We have appointed MacKenzie Partners, Inc. to act as the information agent in connection with the exchange offer of the old notes. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Financial Advisor

We have retained Bear, Stearns & Co. Inc. as financial advisor in connection with the exchange offer.

The financial advisor presently intends to make markets in the new notes issued pursuant to the exchange offer. However, the financial advisor is not obligated to do so and any market making may be discontinued at any time, without notice, at the sole discretion of the financial advisor. Accordingly, we cannot assure you that an active market in the new notes will develop or be maintained.

The financial advisor from time to time may make a market in the old notes and from time to time the financial advisor may own old notes.

Fees and Expenses

The principal solicitation is being made by mail by The Bank of New York, as exchange agent. The exchange agent will be paid customary fees for its services and reimbursed for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. All other registration expenses, including fees and expenses of the Trustee under the New Indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses will be paid.

MacKenzie Partners, Inc., as information agent, may contact holders of old notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent will receive reasonable compensation for its services and will be reimbursed for reasonable out-of-pocket expenses.

Bear, Stearns & Co. Inc., as financial advisor, has agreed to solicit exchanges of the old notes. The financial advisor will be paid customary fees for its services and reimbursed for specified expenses payable as of the completion of the exchange offer. We have also agreed to indemnify Bear, Stearns & Co. Inc. against certain expenses and liabilities, including liabilities under federal securities laws.

Solicitation Fee

A solicitation fee of $20.00 per $1,000 principal amount of old notes accepted for exchange pursuant to the exchange offer, will be paid to brokers, dealers or others soliciting acceptances of the exchange offer subject to the condition that a fee will not be payable in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount of old notes.

As used herein, a fee will only be payable to an entity covered by a letter of transmittal which designated its name as having solicited and obtained the tender, and it is (i) any broker or dealer in securities, including the financial advisor in its capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer with respect to the tender of old notes by a holder unless the letter of transmittal accompanying such tender designates such broker, dealer or other entity soliciting acceptances of the exchange offer. No such fee will be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount of old notes. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer in respect of old notes registered in the name of such broker, dealer or other entity soliciting acceptances of the exchange offer unless such old notes are held by such broker, dealer or other entity soliciting acceptances of the exchange offer as nominee and such old notes are being tendered for the benefit of one or more beneficial owners identified on the letter of transmittal or on the notice of solicited tenders. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer if such broker, dealer or other entity soliciting acceptances of the exchange offer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a broker, dealer or other entity soliciting acceptances of the exchange offer with respect to old notes tendered for such broker, dealer or other entity soliciting acceptances of the exchange offer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be our agent or an agent of the exchange agent, the financial advisor or the information agent for purposes of the exchange offer. For all purposes noted in all materials related to the exchange offer, the term "solicit" shall be deemed to mean no more than "processing old notes tendered" or "forwarding to customers materials relating to the exchange offer."

Payment of any solicitation fee will be subject to compliance with all applicable terms and conditions set forth in the letter of transmittal. In order to receive a solicitation fee, brokers, dealers or others soliciting acceptances of the exchange offer must return a notice of solicited tenders (included in the BLUE broker-dealer letter provided to brokers and dealers for beneficial holders and the YELLOW letter of transmittal provided to registered holders) to the exchange agent within two NYSE trading days after the Expiration Date.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes. See "Risk Factors — Consequences of Failure to Exchange."

DESCRIPTION OF NEW NOTES

The 13% Senior Secured Notes due 2007 (the "New Notes") will be issued under the Indenture (the "New Indenture") between the Issuer and The Bank of New York, as trustee (the "Trustee"), a copy of which is available upon request to the Issuer. The terms of the New Notes include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

The following description is a summary of the material provisions of the New Indenture. It does not restate the agreement in its entirety. We urge you to read the New Indenture because it, and not this description, defines your rights as holders of these New Notes. We have filed copies of the New Indenture as an exhibit to the Registration Statement which includes this Prospectus.

General

The New Notes will mature on February 1, 2007. The New Notes will bear interest from the date of issuance, payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2004, to the persons who are holders of record on the close of business on the immediately preceding January 15 and July 15.

The New Notes will bear interest at 13% per annum. The Trustee will authenticate and deliver New Notes for an original issue up to a maximum aggregate principal amount of $80,502,000.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Issuer, interest may be paid by check mailed to the registered holders of the New Notes at their registered addresses. The New Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

The New Notes are senior debt. They are equal in right of payment with the Old Notes and any amounts outstanding under the Keepwell Agreement and will be equal in right of payment with any future unsecured indebtedness, including trade payables, but will rank senior to any future indebtedness that expressly provides that it is subordinate to the New Notes. The New Notes will also be effectively subordinated to the total indebtedness and other liabilities of Revlon and its subsidiaries, including their trade payables, which, as of September 30, 2003, was $2,622.9 million.

Optional Redemption

The New Notes may be redeemed, on a pro rata basis, at any time at the option of the Issuer in whole, or from time to time in part, at 100% of the principal amount thereof plus accrued and unpaid interest (the "Redemption Price") to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Issuer will mail a notice of any such redemption at least 30 days but not more than 60 days before any redemption date to each holder of New Notes to be redeemed at its registered address. The Issuer may redeem notes in denominations larger than $1,000 principal amount, but only in whole multiples of $1,000. If money sufficient to pay the Redemption Price of all New Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before any such redemption date, then on and after such date interest will cease to accrue on such New Notes (or such portions thereof) called for any such redemption.

Sinking Fund

There will be no mandatory sinking fund payments for the New Notes.

New Keepwell Agreement

Concurrent with issuance of the New Notes, the Issuer and GSB Investments Corp., an affiliate of the Issuer, will enter into the New Keepwell Agreement on substantially the same terms as the existing Old Keepwell Agreement. Under the New Keepwell Agreement, GSB Investments Corp. will agree to provide the Issuer with the funds in an amount equal to any interest payments due on the New Notes, to the extent that the Issuer does not have sufficient funds on hand to make such payments on the Business Day immediately preceding the applicable interest payment date. GSB Investments Corp. will provide these funds either through a non-interest bearing advance that is subordinated to the New Notes or an equity investment. The New Keepwell Agreement is not a guarantee of the payment of interest on the New Notes. The obligations of GSB Investments Corp. under the New Keepwell Agreement are only enforceable by the Issuer and may not be enforced by holders of the New Notes or by the Trustee.

Collateral

The New Notes will be secured by a first priority security interest in and a pledge by the Issuer of all its right, title and interest in and to the (i) 104 shares of Revlon Class A Common Stock per $1,000 principal amount of New Notes outstanding (collectively, the "Pledged Shares," which term shall exclude any Withdrawn Shares (as defined below)) and (ii) all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing (clauses (i) and (ii) collectively, the "Revlon Collateral," which term shall exclude any Withdrawn Collateral). In addition, the Issuer has agreed that in the event that, on or prior to December 31, 2004, additional shares of Revlon Class A Common Stock are issued in connection with a Refinancing of any outstanding Debt of Products Corporation, it will pledge (x) additional shares of Revlon Class A Common Stock, (y) money or U.S. Government Obligations or (z) a combination thereof, such that the Market Value of the Revlon Collateral after giving effect to such additional pledge is not less than the Market Value of the Revlon Collateral on the Issue Date.

The New Indenture will permit the Issuer to release Revlon Collateral in whole or in part by substituting therefor with the Trustee cash or U.S. Government Obligations sufficient for the payment of principal or redemption of, and interest on, all the New Notes or the applicable pro rata portion thereof and by satisfying certain other conditions, including the delivery to the Trustee of a certificate of an independent accounting firm as to the sufficiency of such cash and U.S. Government Obligations (such cash and U.S. Government Obligations, the "Substitute Collateral"). The Issuer currently has no intention to use Substitute Collateral as collateral on the New Notes; however, under certain circumstances, including, for example, in the event that in the future the value of the Revlon Collateral exceeds the value of the principal and interest due on the New Notes, the Issuer may release Revlon Collateral in whole or in part by substituting Substitute Collateral. The New Indenture will permit the Issuer to release a portion of the Revlon Collateral, so long as 104 shares of Class A Common Stock of Revlon per $1,000 principal amount of outstanding New Notes not covered by cash or U.S. Government Obligations remain pledged after such release. Upon any substitution of Revlon Collateral with Substitute Collateral, the Issuer will mail, or will cause the Trustee to mail, a notice to each holder of New Notes describing the amount of Revlon Collateral being released and the amount of Substitute Collateral being substituted in its place.

In connection with or after a redemption of the New Notes in part or upon delivery from time to time by the Issuer of less than all the New Notes for cancellation, the New Indenture will permit the Issuer to request a release of a portion of the Revlon Collateral, so long as 104 shares of either Class A Common Stock of Revlon per $1,000 principal amount of New Notes not so redeemed or delivered and not covered by cash or U.S. Government Obligations, remain pledged after such release. In addition, in connection with a redemption of New Notes, or with the payment of the principal amount of the New Notes, the New Indenture permits the Issuer to request, subject to certain conditions, a release of Substitute Collateral to the extent necessary to pay the redemption price, purchase price or principal amount, as the case may be.

The Revlon Collateral and the Substitute Collateral are referred to herein as the "Collateral."

The security interest in the Collateral will be a first priority security interest. However, absent any Default, the Issuer will be able to vote, as it sees fit in its sole discretion, the Pledged Shares, provided that no vote may be cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of the New Indenture or the New Notes. In addition, the Issuer has agreed to promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Trustee may reasonably request in order to perfect and protect the security interest in the Collateral.

Notwithstanding anything to the contrary in the five preceding paragraphs, upon satisfaction by the Issuer of the conditions to its legal defeasance option or its covenant defeasance option (each as described below under "— Defeasance") or the discharge of the New Indenture, the Lien of the New Indenture on all the Collateral will terminate and all the Collateral will be released without any further action by the Trustee or any other person.

There can be no assurance that the proceeds of any sale of the Collateral pursuant to the New Indenture following an Event of Default would be sufficient to satisfy payments due on the New Notes. In addition, the ability of the holders of New Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

If an Event of Default occurs under the New Indenture, the Trustee, on behalf of the holders of the New Notes, in addition to any rights or remedies available to it under the New Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the New Indenture and, thereafter, to pay the principal amount of and accrued interest on the New Notes.

Certain Covenants

Set forth below are all material covenants contained in the New Indenture:

Limitation on Debt of the Issuer.    The Issuer will not issue any Debt; provided, however, that the foregoing shall not prohibit the issuance of the following Debt:

(1)	the New Notes, the Old Notes and Debt issued by the Issuer in exchange for, or the proceeds of which are used to Refinance, any Debt permitted by this clause (1); provided, however, that in the case of any Debt issued in connection with a Refinancing, (i) the principal amount (or, in the case of Debt issued at a discount, the accreted value) of the Debt so issued as of the date of the Stated Maturity of the Debt being Refinanced will not exceed the sum of (A) the principal amount (or if the Debt being Refinanced was issued at a discount, the accreted value) of the Debt being Refinanced as of the date of the Stated Maturity of the Debt being Refinanced and (B) any Refinancing Costs thereof, and (ii) the Stated Maturity of the Debt so issued is later than the Stated Maturity of the New Notes;

(2)	any Secured Non-Recourse Guarantee; and

(3)	any Debt incurred in connection with the New Keepwell Agreement and the Old Keepwell Agreement.

Limitation on Restricted Payments.    (a) The Issuer will not, directly or indirectly, make any Restricted Payment if, at the time such Restricted Payment is made:

(1)	a Default has occurred or is continuing (or would result therefrom); or

(2)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (i) 50% of Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) of the Issuer accrued during the period (treated as one accounting period) from December 31, 2003, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment and (ii) the aggregate Net Cash Proceeds from sales of Capital Stock of the Issuer (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions made to the Issuer.

(b) The preceding paragraph will not prohibit the following (none of which will be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (ii) below):

(i)	so long as no Default has occurred and is continuing or would result from such transaction, any Restricted Payment to the extent it consists of Unrestricted Assets;

(ii)	dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or commitment such dividend or other Restricted Payment would have complied with this covenant; provided, however, that at the time of payment of such dividend or the making of such Restricted Payment no other Default has occurred or is continuing (or will result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments; and

(iii)	so long as no Default under the Products Corporation Indentures has occurred and is continuing or would result from such transaction, amounts paid or property transferred pursuant to the Permitted Transactions.

(c) The Issuer may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in clause (b) of this covenant; provided, however, that the making of such Restricted Payment will be conditioned upon the occurrence of such event.

Limitation on Liens and Sales of Assets and Subsidiary Stock.    The Issuer will not make any Asset Disposition. The Issuer will not create, incur or suffer to exist a Lien on the Collateral (other than the Lien of the New Indenture).

Limitation on Transactions with Affiliates.    (a) The Issuer will not conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or with an Affiliate of any such owner, unless —

(i)	the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) at least as favorable to the Issuer as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person; and

(ii)	to the extent that such business, transaction or series of transactions (other than Debt issued by the Issuer which is permitted under "— Limitation on Debt of the Issuer") is known by the Board of Managers of the Issuer to involve an Affiliate of the Issuer or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or an Affiliate of such owner, then (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Issuer's Board of Managers having no personal stake in such business, transaction or series of transactions and (B) with respect to a transaction or series of related transactions, other than any Inventory Transaction, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Issuer's Board of Managers having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally-recognized investment banking firm to be fair, from a financial point of view, to the Issuer.

(b) The provisions of paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid as described under "Limitation on Restricted Payments" above, (ii) any transaction between the Issuer and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Issuer, Revlon, Products Corporation, a Wholly Owned Recourse Subsidiary, a Permitted Affiliate or an Unrestricted Affiliate) of the Issuer or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or any Affiliate of such owner (other than the Issuer, Revlon, Products Corporation, any Wholly Owned Recourse Subsidiary or an Unrestricted Affiliate), (iii) any transaction with an officer or director of the Issuer, Revlon, Products Corporation or any Subsidiary of Products Corporation entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Issuer, (iv) any Permitted Transaction, (v) any business or transactions with an Unrestricted Affiliate, (vi) the Old Keepwell Agreement, (vii) the New Keepwell Agreement, and (viii) any transaction pursuant to which Mafco Holdings will provide the Issuer and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services.

Limitation on Other Business Activities.    The Issuer will not engage in any trade or business other than (A) the ownership of the Capital Stock of Revlon and (B) the ownership of the Capital Stock of one or more Unrestricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to engage in any business other than the ownership of Capital Stock of one or more Unrestricted Subsidiaries and the ownership of Unrestricted Assets.

Maintenance of Non-Investment Company Status.    The Issuer will not at any time be or become an "investment company" registered or required to become so registered under the Investment Company Act of 1940 or any successor law, rule or regulation.

SEC Reports.    Whether or not required by the SEC, so long as any New Notes are outstanding, the Issuer will file or cause to be filed with the SEC and provide the Trustee and holders of the New Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) specified in Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuer also will comply with the other provisions of Trust Indenture Act Section 314(a).

Successor Issuer

The Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Issuer) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the New Indenture and the New Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (iv) the Issuer delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the New Indenture. The resulting, surviving or transferee person will be the successor company and thereafter, except in the case of a lease, the Issuer will be discharged from all obligations and covenants under the Indenture and the New Notes.

The restrictions above include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer to another person or group would be subject to the "all or substantially all" test being met.

Defaults

An Event of Default is defined in the Indenture as:

(i)	a default in the payment of interest on the New Notes when due, continues for 30 days;

(ii)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise;

(iii)	(1) the failure by the Issuer to comply with its obligations described under "Successor Issuer" above, (2) the failure by the Issuer to comply with its obligations described under "Maintenance of Non-Investment Company Status" above, or (3) the Trustee fails to have a perfected security interest in the Revlon Collateral (the "continued perfection provision");

(iv)	the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Limitation on Debt of the Issuer," "Limitation on Restricted Payments," "Limitation on Liens and Sales of Assets and Subsidiary Stock," "Limitation on Transactions with Affiliates," "Limitation on Other Business Activities" or "SEC Reports";

(v)	the failure by the Issuer to comply within 60 days after notice with its other agreements contained in the New Indenture or the New Notes or with certain representations and warranties given in relation to the grant of the security interest described under "Collateral" above;

(vi)	Debt of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice (the "cross acceleration provision");

(vii)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions"), including if the Issuer or a Significant Subsidiary, within the meaning of applicable bankruptcy law:
•	commences a voluntary case;
•	consents to the entry of an order for relief against it in an involuntary case;
•	consents to the appointment of a custodian of it for any substantial part of its property; or
•	makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

•	a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law that:
-	is for relief against the Issuer or any Significant Subsidiary in an involuntary case;
-	appoints a custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or
-	orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; and

(viii)	any judgment or decree for the payment of money in excess of $25 million is entered against the Issuer or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision").

However, a default under clauses (iv), (v), (vi) and (viii)(B) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued interest on all the New Notes as of the date of declaration to be due and payable (the "Default Amount"). Upon such a declaration, such Default Amount will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the Default Amount on all the New Notes as of the date of such Event of Default will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the New Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Indenture at the request or direction of any of the holders of the New Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Note may pursue any remedy with respect to the Indenture or the New Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding New Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the New Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a New Note or that would involve the Trustee in personal liability.

The New Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the New Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the holders of the New Notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendment, Supplement, Waiver

Subject to certain exceptions, the New Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding New Note affected, no amendment may, among other things, (i) reduce the principal amount of New Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any New Note, (iii) reduce the principal of or extend the Stated Maturity of any New Note or reduce the Default Amount of any New Note, (iv) make any

New Note payable in money other than that stated in the New Note, (v) impair the rights of any holder of the New Notes to receive payment of principal of and interest on such holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such holder's New Notes, (vi) make any change to the provisions regarding security and the pledge of collateral that adversely affects such holder or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

Without the consent of or notice to any holder of the New Notes, the Issuer and the Trustee may amend or supplement the New Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the New Indenture if in compliance with the provisions described under "Successor Issuer" above, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the New Notes or to secure (or provide additional security for) the New Notes, to add to the covenants of the Issuer for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder of the New Notes or to comply with any requirement of the SEC in connection with the qualification of the New Indenture under the Trust Indenture Act.

The consent of the holders of the New Notes is not necessary under the New Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the New Indenture becomes effective, the Issuer is required to mail to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

A consent to any amendment or waiver under the New Indenture by any holder of New Notes given in connection with a tender of such holder's New Notes will not be rendered invalid by such tender.

Transfer

The New Notes will be issued in registered form and will be transferable only upon the surrender of the New Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

Defeasance

The Issuer at any time may terminate all its obligations under the New Notes and the New Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Issuer at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Collateral," above and the operation of the continued perfection provision, the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (iii) described under "Successor Issuer" above ("covenant defeasance").

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (iii)(2) and (3), (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "Defaults" above, or because of the failure of the Issuer to comply with clause (iii) described under "Successor Issuer" above, or with its obligations under "Collateral" above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal on the New Notes and interest thereon to the date of redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the New Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning The Trustee

The Bank of New York is to be the Trustee under the New Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the New Notes.

Governing Law

The New Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

"Affiliate" of any specified person means:

•	any other person which, directly or indirectly, is in control of, is controlled by or is under common control with that specified person, or
•	any other person who is a director or officer (A) of that specified person, (B) of any subsidiary of that specified person or (C) of any person described in the first part of this definition above.

For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of that person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any sale, lease, transfer or other disposition, or series of related sales, leases, transfers or dispositions, of shares of Capital Stock of a Subsidiary of the Issuer (other than directors' qualifying shares and other than Capital Stock of an Unrestricted Subsidiary or a Non-Recourse Subsidiary), or of property or other assets by the Issuer. For purposes of this definition, each such transaction is referred to as a "disposition," and includes any disposition by means of a merger, consolidation or similar transaction, other than:

•	a disposition subject to or permitted by the provisions described under "Limitation on Restricted Payments" above;
•	a disposition by the Issuer of any Unrestricted Assets;
•	a disposition of Capital Stock of Revlon to the Issuer;
•	an issuance of employee stock options; and
•	a merger of Revlon with or into Products Corporation or the Issuer.

"Business Day" means each day which is not a Legal Holiday.

"Board of Managers" means:

•	with respect to a limited liability company, the board of managers of the limited liability company or any committee thereof duly authorized to act on behalf of such board;

•	with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;
•	with respect to a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and
•	with respect to any other person, the board or committee of such person serving a similar function.

"Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of that person prepared in accordance with GAAP. The amount of the obligation shall be its capitalized amount, determined in accordance with GAAP, and its Stated Maturity shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of that person, including any Preferred Stock or limited liability company membership interests, but excluding any debt securities convertible into or exchangeable for such equity.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Net Income" means with respect to any person, for any period, the consolidated net income (or loss) of such person and its consolidated Subsidiaries for such period as determined in accordance with GAAP. This amount is adjusted in calculating net income (or loss), by excluding:

•	all extraordinary gains or losses;
•	the portion of net income of that person and its consolidated Subsidiaries attributable to minority interests in unconsolidated persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by that person or one of its consolidated Subsidiaries, but subject, in the case of a dividend or distribution received by a Subsidiary of such person, to the limitations explained below in this definition;
•	the portion of net loss of that person and its consolidated Subsidiaries attributable to minority interests in unconsolidated persons, except to the extent that person or any Subsidiary of that person has actually contributed, lent or transferred cash to such unconsolidated person;
•	net income (or loss) of any other person attributable to any period prior to the date of combination with that person or any of its Subsidiaries on a "pooling of interests" basis;
•	net gains or losses in respect of dispositions of assets by that person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;
•	the net income of any Subsidiary of such person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders;
•	any net income or loss of any Non-Recourse Subsidiary, except that such person's equity in the net income of any such Non-Recourse Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such person as a dividend or other distribution; and
•	the cumulative effect of a change in accounting principles;

provided, however, that in calculating the Consolidated Net Income of the Issuer, net income of a Subsidiary of the type described above in this definition will not be excluded.

"Consolidated Net Worth" of any person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

"Debt" of any person means, without duplication:

•	the principal and premium, if any, in respect of (1) indebtedness of such person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;
•	all Capital Lease Obligations of such person;
•	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);
•	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction. Excluded from this are obligations with respect to letters of credit securing obligations, apart from those described above in this definition, entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit;
•	the amount of all obligations of such person with respect to the (1) redemption, (2) repayment (including liquidation preference) or (3) other repurchase of any Redeemable Stock (but excluding in each case any accrued dividends);
•	all obligations described above in this definition of other persons and all dividends of other persons where such person is responsible or liable for payment, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and
•	all obligations described above in this definition of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchangeable Stock" means any Capital Stock of a person which by its terms or otherwise is required to be exchanged or converted, or is exchangeable or convertible at the option of the holder into another security, other than Capital Stock of such person which is neither Exchangeable Stock nor Redeemable Stock.

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any other person, and any obligation, direct or indirect, contingent or otherwise, of such person:

•	to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

•	entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of its payment or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

"Investment" in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments exclude advances to customers and suppliers made in the ordinary course of business. The term "Invest" used as a verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary," "Unrestricted Subsidiary" and "Restricted Payment," and for purposes of the "Limitation on Restricted Payments" covenant, any property transferred to a Non-Recourse Subsidiary or an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Managers of the Issuer (or of Products Corporation in the case of a Non-Recourse Subsidiary). If the transferred property (including in a series of related transactions) has a fair market value, as so determined by such Board of Managers, in excess of $10 million, such determination shall be confirmed by an independent appraiser.

"issue" means issue, assume, guarantee, incur or otherwise become liable for. The term "issuance" or "issued" has a corresponding meaning.

"Issue Date" means the date of original issue of the New Notes.

"Issuer" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained therein and required by the Trust Indenture Act, each other obligor on the indenture securities.

"Legal Holiday" means a Saturday, a Sunday, or a day on which banking institutions are not required to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

"Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

"Market Value" means as of any date the sum of (i) in respect of Pledged Shares, an amount equal to the product of (x) the average of the Closing Prices per share of the Class A Common Stock of Revlon, Inc. during the five Trading Days ending immediately prior to such date and (y) the number of Pledged Shares, (ii) as to Collateral consisting of cash, the amount of such cash, (iii) as to any other Collateral having a purported value equal to or less than $5 million, the fair market value thereof as of such date as determined by the Board of Managers of the Company (the determination of which shall be conclusive and shall be evidenced by a resolution of such Board of Managers), and (iv) as to any other Collateral having a purported value of more than $5 million, the fair market value thereof as of such date as determined by an independent appraiser.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale, net of taxes paid or estimated in good faith to be payable as a result of the issuance or sale.

"New Keepwell Agreement" means that certain keepwell agreement between REV Holdings LLC and GSB Investments Corp.

"Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock will not include any Redeemable Stock or Exchangeable Stock.

"Non-Recourse Debt" means Debt or that portion of Debt:

•	as to which neither Products Corporation nor its Subsidiaries, other than a Non-Recourse Subsidiary, (1) provide credit support (including any undertaking, agreement or instrument which would constitute Debt, (2) is directly or indirectly liable or (C) constitute the lender; and
•	no default with respect to which, including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Debt of Products Corporation or its Subsidiaries, other than Non-Recourse Subsidiaries, to declare a default on such other Debt or cause its payment to be accelerated or payable prior to its Stated Maturity.

"Non-Recourse Subsidiary" means a Subsidiary of Products Corporation (1) which has been designated as such by Products Corporation, (2) which has no Debt other than Non-Recourse Debt, and (3) which is in the same line of business as, or in businesses reasonably related to, Products Corporation and its Wholly Owned Recourse Subsidiaries existing on the Issue Date.

"Obligations" means (a) the full and punctual payment of principal of and interest on the New Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture and the New Notes and (b) the full and punctual performance of all other obligations of the Issuer under the Indenture and the New Notes.

"Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Issuer.

"Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Issuer, and delivered to the Trustee. The principal executive, financial or accounting officer of the Issuer will be one of the Officers signing an Officers' Certificate given pursuant to the requirement for a Compliance Certificate as described in the last paragraph under "Defaults" above.

"Old Keepwell Agreement" means that certain keepwell agreement between REV Holdings Inc. (now REV Holdings LLC) and GSB Investments Corp., dated as of February 12, 2001.

"Old Notes" means the 12% Senior Secured Notes due 2004.

"Opinion of Counsel" means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, its parent or one of its Subsidiaries, or the Trustee.

"Permitted Affiliate" means any individual that is a director or officer of the Issuer, of Revlon, of a Subsidiary of Revlon or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any person that controls Mafco Holdings.

"Permitted Transactions" means any transaction or series of similar transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service, that is or are:

•	between the Issuer, Revlon, Products Corporation or any Subsidiary of Products Corporation, on the one hand, and any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Issuer or an Affiliate of any such owner, on the other hand;
•	existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed in a schedule to the New Indenture and any amendments to those agreements that do not adversely affect the rights of the holders of the New Notes; and
•	any Tax Sharing Agreement.

"person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

"principal" of a New Note as of any date means the principal of the New Note as of such date.

"Products Corporation Indentures" means the Senior Notes Indenture, dated as of February 1, 1998, the Senior Subordinated Notes Indenture dated as of February 1, 1998, the Indenture dated as of November 6, 1998, and the Senior Secured Notes Indenture dated as of November 26, 2001, each between Products Corporation and the trustee thereunder, and in each case as in effect on the Issue Date; provided, however, that for purposes of interpreting provisions of the New Indenture that refer to the Products Corporation Indentures, the provisions of the Products Corporation Indentures (but not the Debt issued thereunder) will be deemed to be in effect whether or not such indentures have been discharged.

"Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the New Notes.

"Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Costs" means, with respect to any Debt or Preferred Stock being Refinanced, any premium actually paid, and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing; provided, that if any Debt issued in connection with such a Refinancing is issued at a discount, Refinancing Costs shall be an amount equal to the accreted value (as of the Stated Maturity of the Debt being Refinanced) of the portion of such Debt used to pay such premiums, costs and expenses.

"Restricted Payment" means, as to any person making a Restricted Payment:

•	any dividend or any distribution on or in respect of the Capital Stock of such person, including any payment in connection with any merger or consolidation involving such person, or to the holders of the Capital Stock of such person, except dividends or distributions payable solely in the Non-Convertible Capital Stock of such person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such person,
•	any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or of any direct or indirect parent of the Issuer; or
•	any Investment in (1) any Affiliate of the Issuer other than a Subsidiary of the Issuer and other than an Affiliate of the Issuer which will become a Subsidiary of the Issuer as a result of any such Investment, or (2) a Non-Recourse Subsidiary or (3) an Unrestricted Subsidiary.

"Revlon Nonpledged Shares" means the Capital Stock of Revlon that does not constitute Revlon Collateral.

"Secured Non-Recourse Guarantee" means any Guarantee by the Issuer or an Unrestricted Subsidiary of obligations of any other Person, where the holders of the Guarantee have no recourse to any assets of the Issuer or its Subsidiaries, other than Unrestricted Assets.

"Significant Subsidiary" means:

•	any Subsidiary of the Issuer, other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary, which at the time of determination either (1) had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, constituted at least 5% of Products Corporation's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (2) had revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which constituted at least 5% of Products Corporation's total revenues on a consolidated basis for such period; or
•	any Subsidiary of the Issuer, other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary, which, if merged with all Defaulting Subsidiaries (as such term is explained below in this definition) of the Issuer, would at the time of determination either (1) have had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Products Corporation's total assets on a consolidated basis as of such date or (2) have revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which would have constituted at least 10% of Products Corporation's total revenues on a consolidated basis for such period in each case determined in accordance with GAAP. In this definition, we use "Defaulting Subsidiary" to refer to any Subsidiary of the Issuer, other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary, with respect to which an event described under clause (vi), (vii) or (viii) of "Defaults" above has occurred and is continuing.

"Stated Maturity" means, with respect to any security, the date specified in the security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of a security at the option of the holder thereof upon the happening of any contingency.

"Subsidiary" means, with respect to any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person.

"Tax Sharing Agreements" means (1) that certain agreement dated June 24, 1992, as amended, among Revlon Holdings, Inc. (now Revlon Holdings LLC), Products Corporation, certain of its Subsidiaries, Revlon and Mafco Holdings and (2) any other tax allocation agreement between the Issuer or any of its Subsidiaries with the Issuer, Revlon, Products Corporation or any direct or indirect shareholder of the Issuer with respect to consolidated or combined tax returns including the Issuer or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Issuer or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Issuer or such Subsidiary would have been required to make to any relevant taxing authority had the Issuer or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Issuer or its Subsidiaries (provided that any such agreement may provide that, if the Issuer or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated federal income tax return, which we refer to as a "Deconsolidation Event", then the Issuer or such Subsidiary will indemnify such direct or indirect shareholder with respect to any federal, state or local income, franchise or other tax liability, including any related interest, additions or penalties, imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Issuer, such Subsidiary or any predecessor business thereof. The indemnification amount is computed as if the Issuer, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation, but only to the extent that any tax liability exceeds any liability for taxes recorded on the books of the Issuer or such Subsidiary with respect to any such period.

"Trustee" means the party named as such in the New Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

"Unrestricted Affiliate" means a person, other than a Subsidiary of the Issuer, controlled, as defined in the definition of an "Affiliate", by the Issuer, in which no Affiliate of the Issuer (other than (v) Revlon, (w) a wholly-owned Subsidiary of the Issuer or Revlon, Inc, (x) a Wholly Owned Recourse Subsidiary of Products Corporation, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

"Unrestricted Assets" means (1) the Revlon Nonpledged Shares, (2) Capital Stock of Unrestricted Subsidiaries and (3) all dividends, cash and other property and proceeds (including proceeds of sale) from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

"Unrestricted Subsidiary" means a Subsidiary of the Issuer, other than Revlon or any of its Subsidiaries, which:

•	is acquired or organized by the Issuer or any other Unrestricted Subsidiary, or any combination of the foregoing;
•	is capitalized only with Unrestricted Assets; and
•	does not have any Debt (1) which is held by the Issuer, (2) as to which the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) have provided credit support, other than any Secured Non-Recourse Guarantee, or (3) any default as to which would permit any holder (whether upon notice, after lapse of time or both) of any Debt of the Issuer or any of its Subsidiaries, other than an Unrestricted Subsidiary, to declare a default on such Debt or to cause payment to be accelerated prior to its Stated Maturity.

"U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any of its agencies or instrumentalities, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

"Voting Stock" of a corporation means all classes of Capital Stock of that corporation then outstanding and normally entitled to vote in the election of directors.

"Wholly Owned Recourse Subsidiary" means a Subsidiary of Products Corporation, other than a Non-Recourse Subsidiary, all of whose Capital Stock (other than directors' qualifying shares) is owned by (1) Products Corporation, (2) Products Corporation and one or more Wholly Owned Recourse Subsidiaries or (3) one or more Wholly Owned Recourse Subsidiaries.

"Withdrawn Collateral" means any Withdrawn Shares, together with any cash, instruments or other Collateral which are released from the Lien of the New Indenture.

"Withdrawn Shares" means any Pledged Shares which are released from the Lien of the New Indenture as provided under "Collateral" above.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the New Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC has advised the Issuer that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the depositary only through Participants or Indirect Participants.

The Issuer expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the New Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the New Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of New Notes under the New Indenture or such Global Note. The Issuer understands that under existing industry practice, in the event the Issuer requests any action of holders of New Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

Payments with respect to the principal of, premium, if any, and interest on, any New Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such New Notes under the New Indenture. Under the terms of the New Indenture, the Issuer and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the

beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Certificated Securities

If (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and the Issuer is unable to locate a qualified successor within 90 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the New Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the opinion of our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, regarding the material anticipated U.S. federal income tax consequences to holders whose old notes are tendered and accepted in the exchange offer. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (which change could apply retroactively). This discussion does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S Corporations, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the new notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, persons that have a "functional currency" other than the U.S. dollar). The discussion is limited to exchanging holders who are citizens or residents of the United States or domestic corporations or that otherwise are subject to U.S. federal income taxation on a net income basis with respect to the old notes and who have held the old notes as "capital assets" within the meaning of section 1221 of the Internal Revenue Code of 1986 as amended (the "Code").

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Tax Consequences to Exchanging Holders

General.    The exchange of the old notes for the new notes will qualify as a tax-free recapitalization under Section 368(a)(1)(E) of the Code with the result that, except as discussed below, (i) no gain or loss will be recognized by an exchanging holder, (ii) the new notes will have an initial tax basis in the hands of the exchanging holder equal to the tax basis of the old notes exchanged therefor, and (iii) the new notes will have a holding period that includes the period during which the exchanging holder held the old notes. It is possible that the Internal Revenue Service (the "Service") could take a different position.

Market Discount.    Market discount rules will apply to any new notes received by an exchanging holder who acquired its old notes subsequent to their original issuance at a price lower (by more than a de minimis amount) than the stated redemption price at maturity of such old notes. A new note that is exchanged for an old note with market discount will continue to accrue market discount over its term. There may be market discount on the old notes as a result of the exchange that occurred on February 12, 2001 which will be carried over to the new notes.

Holders exchanging market discount old notes pursuant to the exchange offer will not recognize any gain or loss upon the exchange with respect to accrued market discount. Any gain recognized by the holder on the disposition of new notes received in exchange for old notes having market discount will generally be treated as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at the election of the Holder, on a constant interest rate basis) while held by such holder. A holder may elect to include market discount in income currently. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies and may not be revoked without the consent of the Service. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry market discount old notes.

Acquisition Premium.    If the tax basis of a holder in a new note exceeds the issue price of such new note but is not more than the principal amount of such new note, the full daily portions of original issue discount will still be reported for each holder of such new note for information reporting purposes, but the exchanging holder will reduce each daily portion of original issue discount includible in the holder's gross income by a constant fraction calculated so as to cause the full amount of such excess to be amortized over the life of such new note.

Sale or Exchange of New Notes.    In general, subject to the rules discussed above under "Market Discount," the sale, exchange or redemption of the new notes will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's adjusted tax basis in the new notes immediately before such sale, exchange or redemption (which will reflect any original issue discount and market discount previously included in income).

Backup Withholding.    Under the backup withholding rules, payments of interest and payments of proceeds from any disposition of the new notes may be subject to backup withholding tax unless the exchanging holder (i) is a corporation or comes within certain other exempt categories and, demonstrates that fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts deducted and withheld should generally be allowed as a credit against the recipient's federal income tax, provided appropriate proof is provided under rules established by the Service. Moreover, certain penalties may be imposed by the Service on a recipient of payments that is required to supply information but that does not do so in the proper manner. Holders of new notes should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

LEGAL MATTERS

The validity of the new notes as binding obligations of REV Holdings will be opined upon for REV Holdings by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and by Barry F. Schwartz, Esq., Executive Vice President and General Counsel of REV Holdings. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for REV Holdings in connection with the exchange offer. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including REV Holdings, Revlon and Products Corporation) in connection with certain legal matters.

EXPERTS

Our consolidated financial statements and the related financial statement schedule, as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

REV Holdings is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports and other information with the SEC. Such reports and other information can be read and copies obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including REV Holdings.

We have filed the Registration Statement with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to our offering of new notes. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

This prospectus is accompanied by a copy of our latest Annual Report on Form 10-K for the period ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, which contain additional information about us.

In the event that we are not required to comply with the reporting requirements of the Exchange Act, we will be required under the indenture for the new notes to continue to file with the SEC, and to furnish the holders of the new notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

REV Holdings has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2002; and
•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2002 (as amended on April 25, 2003), March 31, 2003, June 30, 2003 and September 30, 2003.

All documents and reports filed by REV Holdings with the SEC after the date of this prospectus and before the termination of the offering of the new notes shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of the documents of REV Holdings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including those identified above under "This prospectus contains forward-looking statements that involve risks and uncertainties." Actual results may differ materially from those discussed in such forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and REV Holdings undertakes no obligation to update them.

                                                                     ANNEX A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

       FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)
 X ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
--                                 OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002
                                       OR

  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
--                               ACT OF 1934

     FOR THE TRANSITION PERIOD FROM __________________ TO __________________

                        COMMISSION FILE NUMBER 333-23451

                                REV HOLDINGS LLC

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                        13-3933701
    (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)
35 EAST 62ND STREET, NEW YORK, NEW YORK                           10021
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 572-8600

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OR 12(g) OF THE ACT:

                                                     NAME OF EACH EXCHANGE
       TITLE OF EACH CLASS                            ON WHICH REGISTERED
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         INDICATE  BY CHECK  MARK  WHETHER  THE  REGISTRANT:  (1) HAS  FILED ALL
REPORTS  REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES  EXCHANGE
ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER  PERIOD THAT THE
REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS),  AND (2) HAS BEEN SUBJECT TO SUCH
FILING REQUIREMENTS FOR THE PAST 90 DAYS.  YES X   NO ___
                                              ---

         INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT  FILERS  PURSUANT TO
ITEM 405 OF REGULATION S-K IS NOT CONTAINED  HEREIN,  AND WILL NOT BE CONTAINED,
TO THE BEST OF  REGISTRANT'S  KNOWLEDGE,  IN  DEFINITIVE  PROXY  OR  INFORMATION
STATEMENTS  INCORPORATED  BY  REFERENCE  IN PART  III OF THIS  FORM  10-K OR ANY
AMENDMENT TO THIS FORM 10-K. [X]

         INDICATE BY CHECK MARK WHETHER THE REGISTRANT IS AN  ACCELERATED  FILER
(AS DEFINED IN RULE 12b-2 OF THE SECURITIES  EXCHANGE ACT OF 1934). YES ___ NO X
                                                                             ---

         THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES
OF THE REGISTRANT IS NOT APPLICABLE, AS THERE IS NO PUBLIC MARKET THEREFOR. AS
OF DECEMBER 31, 2002, THE REGISTRANT'S MEMBERSHIP INTEREST IS HELD BY AN
AFFILIATE OF MAFCO HOLDINGS INC.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

BACKGROUND

         REV Holdings LLC (together with its subsidiaries, "REV Holdings" or the
"Company") is a Delaware limited liability company formed in December 2002 in connection with the conversion of its predecessor, REV Holdings Inc., a Delaware corporation formed in 1997, into a limited liability company. REV Holdings conducts its business exclusively through its indirect subsidiary, Revlon
Consumer Products Corporation ("Products Corporation"), which manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. REVLON is one of the world's best-known names in cosmetics and is a leading mass-market cosmetics brand. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world. The Company's products are sold worldwide and marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, SKINLIGHTS and
ULTIMA II, as well as ALMAY, in cosmetics; ALMAY Kinetin, VITAMIN C ABSOLUTES,
ETERNA 27, ULTIMA II and JEANNE GATINEAU in skin care; CHARLIE in fragrances;
and HIGH DIMENSION, FLEX, MITCHUM, COLORSILK, JEAN NATE and BOZZANO in personal care products.

         The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, the Company has leading market positions in a number of its principal product categories in the U.S. mass-market distribution channel, including the lip, face makeup and nail enamel categories. The Company also has leading market positions in several product categories in certain markets outside of the U.S., including in Australia, Canada, Mexico and South
Africa. The Company's products are sold in more than 100 countries across five continents.

         All U.S. market share and market position data herein for the Company's brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S.
mass-market distribution channel. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001,
ACNielsen's data does not reflect sales volume from Wal-Mart, Inc.

THE COMPANY'S PLAN

         The Company's plan consists of three main components: (1) the cost rationalization phase; (2) the stabilization and growth phase; and (3) the accelerated growth phase.

         Phase 1 -- Cost Rationalization

         In 1999 and 2000, the Company faced a number of strategic challenges.
Accordingly, through 2001 the Company focused its plan on lowering costs and improving operating efficiency.

         During 2001, the Company implemented several key elements of this phase of its plan. For example, the Company:

     o    reduced departmental general and administrative expenses in the
          Company's operations;

     o    reduced manufacturing and warehousing square footage by approximately
          55% during the period from November 2000 to December 31, 2001;

     o    closed the Company's in-house advertising division and consolidated all advertising for the Company's Revlon and Almay brands with two prominent advertising agencies (and further consolidated into a single agency in 2002); and

     o    implemented revised trade terms with the Company's U.S. customers intended to increase sell-through of the Company's products, reduce merchandise returns and claims for damages and drive market growth.

         The Company believes that the actions taken during 2000 and 2001 lowered the Company's cost structure overall and improved the Company's manufacturing and operating efficiency, creating a platform for the stabilization and growth stage of the Company's plan.

         Phase 2 -- Stabilization and Growth

         In February 2002, the Company announced the appointment of Jack L.
Stahl, former president and chief operating officer of The Coca-Cola Company, as the Company's new President and Chief Executive Officer.

         Following the appointment of Mr. Stahl, the Company undertook an extensive review and evaluation of the Company's business to establish specific integrated objectives and actions to advance the next stage in the Company's plan. As a result of this review, the Company established three principal objectives:

     o    creating and developing the most consumer-preferred brands;

     o    becoming the most valuable partner to the Company's retailers; and

     o    becoming a top company where people choose to work.

         The Company also conducted detailed evaluations and research of the strengths of the Revlon brand (and the Company is continuing to conduct similar evaluations and research for the Company's other major brands); the Company's advertising and promotional efforts; the Company's relationships with the
Company's retailers and consumers; its retail in-store presence; and the strength and skills of the Company's organization. As a result, the Company developed the following key actions and investments to support the stabilization and growth phase of its plan:

     o    Increase advertising and media spending and effectiveness. The Company expects to increase its media spending and advertising support. The
          Company will also seek to improve the effectiveness of its marketing, including its advertising, by, among other things, ensuring consistent messaging and imagery in its advertising, in the graphics included in the Company's wall displays and in other marketing materials.

     o    Increase the marketing effectiveness of the Company's wall displays.
          Beginning in the first quarter of 2003, the Company intends to make significant improvements to its retail wall displays by streamlining its product assortment and reconfiguring product placement, which the
          Company believes will optimize cross-selling among the Company's various product categories on the wall displays and make the wall displays easier to merchandise and stock. The Company also intends to continue to roll out its new wall displays, which the Company began in
          2002. In addition, the Company intends to enhance merchandiser coverage to improve customer's stock levels and continue to develop the Company's tamper evident program to reduce damages. The Company also intends to work with its retail customers to improve
          replenishment of the Company's products on the wall displays and to minimize out-of-stocks at its customers.

     o    Adopt revised pricing strategies. The Company believes that it can increase sales by selectively adjusting prices on certain SKUs to better align the Company's pricing with product benefits and competitive benchmarks.

     o    Further strengthen the Company's new product development process. The
          Company is developing a new cross-functional new product development process intended to optimize the Company's ability to bring to market its new product offerings to ensure that the Company has products in key trend categories.

     o    Implement a comprehensive program to develop and train the Company's employees. The Company is implementing a comprehensive program to further develop the management, leadership and

                                       2

         communication skills of its employees, which the Company will regularly assess as part of its goal to become a top company where people choose to work.

         In December 2002, the Company announced that it would accelerate the implementation of the stabilization and growth phase of its plan. The Company recorded charges of approximately $100 million in the fourth quarter of 2002 and currently expects to record additional charges not to exceed $60 million during
2003 and 2004. These charges relate to various aspects of the stabilization and growth phase of the Company's plan, primarily stemming from higher sales returns and inventory writedowns from a selective reduction of SKUs, reduced distribution of the Ultima II brand, higher allowances stemming from selective price adjustments on certain products, higher professional expenses associated with the development of, research in relation to, and execution of the stabilization and growth phase of the Company's plan, and writedowns associated with reconfiguring existing wall displays at the Company's retail customers.

         Phase 3 -- Accelerated Growth

         The Company intends to capitalize on the actions taken during the stabilization and growth phase of the Company's plan, with the objective of increasing revenues and profitability over the long term.

RECENT DEVELOPMENTS

         In December 2002, the Company's principal owner, MacAndrews & Forbes, proposed providing Revlon, Inc. with up to $150 million in cash in order to help fund a portion of the costs and expenses associated with implementing the stabilization and growth phase of the Company's plan and for general corporate purposes. Revlon, Inc.'s Board of Directors appointed a special committee of independent directors to evaluate the proposal made by MacAndrews & Forbes. The special committee reviewed and considered the proposal and negotiated enhancements to the terms of the proposal. In February 2003, the enhanced proposal was recommended to Revlon, Inc.'s Board of Directors by the special committee of Revlon, Inc.'s Board of Directors and approved by Revlon, Inc.'s full board.

         In connection with MacAndrews & Forbes' enhanced proposal, in February
2003 Revlon, Inc. entered into an investment agreement with MacAndrews & Forbes
(the "Investment Agreement") pursuant to which Revlon, Inc. will undertake a $50 million equity rights offering (the "Rights Offering") that will allow its stockholders to purchase additional shares of Revlon, Inc.'s Class A common stock, with a par value of $0.01 per share ("Class A Common Stock"). Pursuant to the Rights Offering, Revlon, Inc. will distribute to each stockholder of record of its Class A Common Stock and its Class B common stock, with a par value of
$0.01 per share ("Class B Common Stock," together with the Class A Common Stock, the "Common Stock"), as of the close of business on a record date to be set by the Board of Directors, at no charge, a pro rata number of transferable subscription rights for each share of Common Stock owned. The subscription rights will enable the holders to purchase their pro rata portion of such number of shares of Class A Common Stock equal to (a) $50 million divided by (b) the subscription price, which will be equal to the greater of (1) $2.30, representing 80% of the closing price per share of Revlon, Inc.'s Class A Common
Stock on the New York Stock Exchange (the "NYSE") on January 30, 2003, and (2)
80% of the closing price per share of its Class A Common Stock on the NYSE on the record date of the Rights Offering. Such number may be adjusted in an equitable manner to avoid fractional rights and/or shares of Class A Common
Stock and to ensure that the gross proceeds from the Rights Offering equals $50 million.

         Pursuant to the over-subscription privilege, each rights holder that exercises its basic subscription privilege in full may also subscribe for additional shares of Class A Common Stock at the same subscription price per share, to the extent that other stockholders do not exercise their subscription rights in full. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

         As a Revlon, Inc. stockholder, MacAndrews & Forbes, through REV
Holdings, will receive its pro rata subscription rights and would also be entitled to exercise an over-subscription privilege. However, MacAndrews &
Forbes has agreed not to exercise either its basic or its over-subscription privileges. Instead, MacAndrews & Forbes has agreed to purchase the shares of
Revlon, Inc.'s Class A Common Stock that it would otherwise have been entitled to receive pursuant to its basic subscription privilege (equal to approximately
83% of the rights distributed

                                       3

in the Rights Offering, or $41.5 million) in a private placement direct from
Revlon, Inc. In addition, if any shares remain following the exercise of the basic subscription privileges and the over-subscription privileges by other right holders, MacAndrews & Forbes will back-stop the Rights Offering by purchasing the remaining shares of Class A Common Stock offered but not purchased by other stockholders (approximately 17%, or an additional $8.5 million), also in a private placement.

         In addition, in accordance with the enhanced proposal, MacAndrews &
Forbes has also provided a $100 million term loan to Products Corporation (the
"MacAndrews & Forbes $100 million term loan"). If, prior to the consummation of the Rights Offering, Products Corporation has fully drawn the MacAndrews &
Forbes $100 million term loan and the implementation of the stabilization and growth phase of the Company's plan causes the Company to require some or all of the $50 million of funds that Revlon, Inc. would raise from the Rights Offering,
MacAndrews & Forbes has agreed to advance Revlon, Inc. these funds prior to closing the Rights Offering by purchasing up to $50 million of newly-issued shares of Revlon, Inc.'s Series C preferred stock which would be redeemed with the proceeds Revlon, Inc. receives from the Rights Offering (this investment in
Revlon, Inc.'s Series C preferred stock (which is non-voting, non-dividend paying and non-convertible) is referred to as the "$50 million Series C preferred stock investment"). The MacAndrews & Forbes $100 million term loan has a final maturity date of December 1, 2005 and interest on such loan of 12.0% is not payable in cash, but will accrue and be added to the principal amount each quarter and be paid in full at final maturity. Revlon, Inc. expects that it will issue the subscription rights and consummate the Rights Offering in the second quarter of 2003, subject to the effectiveness of the registration statement
(which Revlon, Inc. filed with the Securities and Exchange Commission (the
"Commission") on February 5, 2003). Based on this expectation, Revlon, Inc.
anticipates that Products Corporation will be required to draw on the MacAndrews
& Forbes $100 million term loan before the Rights Offering is consummated in order to continue the implementation of the stabilization and growth phase of the Company's plan and for general corporate purposes. However, the Company does not currently anticipate that Revlon, Inc. will require that MacAndrews & Forbes make the $50 million Series C preferred stock investment.

         Additionally, MacAndrews & Forbes has also agreed to provide Products
Corporation with an additional $40 million line of credit during 2003, which amount will increase to $65 million on January 1, 2004 (the "MacAndrews & Forbes
$40-65 million line of credit") (the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $40-65 million line of credit are referred to as the
"Mafco Loans" and the Rights Offering and the Mafco Loans are referred to as the
"M&F Investments") and which will be available to Products Corporation through
December 31, 2004, provided that the MacAndrews & Forbes $100 million term loan is fully drawn and MacAndrews & Forbes has purchased an aggregate of $50 million of Revlon, Inc.'s Series C preferred stock (or if Revlon, Inc. has consummated the Rights Offering and redeemed any outstanding shares of Series C preferred stock). The MacAndrews & Forbes $40-65 million line of credit will bear interest payable in cash at a rate of the lesser of (i) 12.0% and (ii) 0.25% less than the rate payable from time to time on Eurodollar loans under Products
Corporation's Credit Agreement discussed below (and as hereinafter defined)
(which rate, after giving effect to the amendment in February 2003 to Products
Corporation's Credit Agreement, is 8.25% as of March 1, 2003). Revlon, Inc. does not expect that Products Corporation will draw on the MacAndrews & Forbes $40-65 million line of credit during 2003.

         In connection with the transactions with MacAndrews & Forbes described above, and as a result of Revlon, Inc.'s operating results for the fourth quarter of 2002 and the effect of the acceleration of the Company's implementation of the stabilization and growth phase of its plan, as discussed above, Products Corporation entered into an amendment in February 2003 of its
Credit Agreement with its bank lenders and secured waivers of compliance with certain covenants under the Credit Agreement. In particular, EBITDA (as defined in the Credit Agreement) was $35.2 million for the four consecutive fiscal quarters ended December 31, 2002, which was less than the minimum of $210 million required under the EBITDA covenant of the Credit Agreement for that period and Products Corporation's leverage ratio was 5.09:1.00, which was in excess of the maximum ratio of 1.4:1.00 permitted under the leverage ratio covenant of the Credit Agreement for that period. Accordingly, Products
Corporation sought and secured waivers of compliance with these covenants for the fourth quarter of 2002 and, in light of the Company's expectation that the continued implementation of the stabilization and growth phase of the Company's plan would affect the ability of Products Corporation to comply with these covenants during 2003, Products Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the fourth quarter of
2003 expiring on January 31, 2004.

                                       4

         The amendment to the Credit Agreement also included the substitution of a minimum liquidity covenant requiring Products Corporation to maintain a minimum of $20 million of liquidity from all available sources at all times through January 31, 2004 and certain other amendments to allow for the M&F
Investments and the implementation of the stabilization and growth phase of the
Company's plan, including specific exceptions from the limitations under the indebtedness covenant to permit the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $40-65 million line of credit and to exclude the proceeds from the M&F Investments from the mandatory prepayment provisions of the Credit Agreement, and to increase the maximum limit on capital expenditures
(as defined in the Credit Agreement) from $100 million to $115 million for 2003.
The amendment also increased the applicable margin on loans under the existing credit agreement by 0.5%, the incremental cost of which to the Company, assuming the Credit Agreement is fully drawn, would be $1.1 million from February 5, 2003 through the end of 2003.

PRODUCTS

         The Company manufactures and markets a variety of products worldwide.
The following table sets forth the Company's principal brands and certain selected products.

--------------------------------------------------------------------------------------------------------------
                                                                                        PERSONAL
BRAND            COSMETICS                  SKIN CARE             FRAGRANCES                 CARE
                                                                                        PRODUCTS
--------------------------------------------------------------------------------------------------------------

REVLON           Revlon                     Eterna 27             Charlie               High Dimension
                 ColorStay                  Vitamin C Absolutes   Ciara                 Colorsilk
                 ColorStay Overtime         Revlon Absolutes                            Frost & Glow
                 Stay Natural                                                           Flex
                 Always On                                                              Outrageous
                 Revlon Age Defying                                                     Aquamarine Mitchum
                 Super Lustrous                                                         Hi & Dri
                 New Complexion                                                         Jean Nate
                 Skinlights                                                             Revlon Beauty
                 High Dimension                                                         Tools
                 Illuminance
                 Lipglide
                 Moisturous

ALMAY            Almay                      Almay Kinetin                               Almay
                 Time-Off                   Almay Milk Plus
                 Amazing Lasting
                 One Coat
                 Skin Stays Clean
                 Organic Fluoride Plus
                 Lip Vitality
                 Clear Complexion
                 Skin Smoothing
                   Foundation Pure Tints

OTHER BRANDS     Ultima II                  Ultima II                                   Bozzano
                 Jeanne Gatineau            Jeanne Gatineau                             Juvena
                 Cutex
--------------------------------------------------------------------------------------------------------------

         Cosmetics and Skin Care. The Company sells a broad range of cosmetics and skin care products designed to fulfill specifically identified consumer needs, principally priced in the upper range of the mass-market distribution channel, including lip makeup, nail color and nail care products, eye and face makeup and skin care products such as lotions, cleansers, creams, toners and moisturizers. Many of the Company's products incorporate patented, patent-pending or proprietary technology.

                                       5

         The Company markets several different lines of REVLON lip makeup (which address different segments of the lip makeup category). The Company's COLORSTAY lipcolor uses patented transfer-resistant technology that provides long wear.
COLORSTAY OVERTIME LIPCOLOR is a patented lip technology introduced in 2002 that builds on the strengths of the COLORSTAY franchise by offering long-wearing benefits in a new product form, which enhances comfort and shine. SUPER LUSTROUS lipstick is the Company's flagship wax-based lipcolor. MOON DROPS, a moisturizing lipstick, is produced in approximately 30 shades.

         The Company's nail color and nail care lines include enamels, cuticle preparations and enamel removers. The Company's flagship REVLON nail enamel uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free and formaldehyde-free formula. The Company's
SUPER TOP SPEED nail enamel contains a patented speed drying polymer formula, which sets in 60 seconds. The Company also sells CUTEX nail polish remover and nail care products in certain countries outside the U.S.

         The Company sells face makeup, including foundation, powder, blush and concealers, under such Revlon brand names as REVLON AGE DEFYING, which is targeted for women in the over 35 age bracket; COLORSTAY, which uses patented transfer-resistant technology that provides long wear and won't rub off benefits; NEW COMPLEXION, for consumers in the 18-to-34 age bracket; and
SKINLIGHTS skin brighteners that brighten skin with sheer washes of color.

         The Company's eye makeup products include mascaras, eyeliners, eye shadows and brow color. COLORSTAY eyecolor, mascara and brow color, SOFTSTROKE eyeliners and REVLON WET/DRY eye shadows are targeted for women in the 18-to-49 age bracket. The Company's eye products also include ILLUMINANCE, an eye shadow that gives a luminous finish, and HIGH DIMENSION mascara and eyeliners. In 2002, the Company launched COLORSTAY OVERTIME lash tint, a patented product that wears for up to three days.

         The Company's ALMAY brand consists of a line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products. ALMAY products include lip makeup, nail care, eye and face makeup and skin care products. The ALMAY brand flagship ONE COAT franchise consists of lip makeup and eye makeup products including mascara. The Company also sells Skin Stays Clean liquid foundation makeup with its patented "clean pore complex." The ALMAY
AMAZING LASTING Collection features long-wearing mascaras and foundations. The
ALMAY Kinetin Skincare Advanced Anti-Aging Series features a patented technology. In 2002, the Company launched ALMAY Kinetin SKIN SMOOTHING foundation and ALMAY LIP VITALITY lipstick with a patented technology.

         The Company sells Revlon Beauty Tools, which include nail and eye grooming tools, such as clippers, scissors, files, tweezers and eye lash curlers. Revlon Beauty Tools are sold individually and in sets under the REVLON brand name and are the number one brand in the U.S. mass-market distribution channel.

         The Company's skin care products, including moisturizers, are sold under brand names including ETERNA 27, REVLON VITAMIN C ABSOLUTES, REVLON
ABSOLUTES, ALMAY Kinetin, ALMAY MILK PLUS and ULTIMA II. In addition, the
Company sells skin care products in international markets under internationally recognized brand names and under various regional brands, including the
Company's premium-priced JEANNE GATINEAU brand.

         Personal Care Products. The Company sells a broad line of personal care consumer products, which complements its core cosmetics lines and enables the
Company to meet the consumer's broader beauty care needs. In the mass-market distribution channel, the Company sells haircare, antiperspirant and other personal care products, including the FLEX and AQUAMARINE haircare lines throughout a portion of the world and the BOZZANO and JUVENA brands in Brazil;
as well as COLORSILK and FROST & GLOW hair coloring lines throughout most of the world; and the MITCHUM and HI & DRI antiperspirant brands. The Company also markets hypo-allergenic personal care products, including moisturizers and antiperspirants, under the ALMAY brand. The Company's HIGH DIMENSION hair color is a revolutionary 10-minute home permanent hair color.

         Fragrances. The Company sells a selection of moderately priced and premium-priced fragrances, including perfumes, eau de toilettes, colognes and body sprays. The Company's portfolio includes fragrances such as CHARLIE AND
CIARA.

                                       6

MARKETING

         The Company markets extensive consumer product lines at a range of retail prices primarily through the mass-market distribution channel and outside the U.S. also markets select premium lines through demonstrator-assisted channels.

         The Company undertook a comprehensive review of its advertising strategy in late 2000 and early 2001. This resulted in a shift from the historical use of an in-house advertising division to create and execute advertising to the use of outside agencies to develop advertising campaigns for a number of the Company's key new product launches and to bring new energy to the REVLON and ALMAY brands, respectively. Additionally, in 2002 the Company consolidated all of its advertising for the REVLON and ALMAY brands into a single advertising agency intended to increase the effectiveness of its worldwide advertising, as well as result in more efficient media placement.

         The Company uses print and television advertising and point-of-sale merchandising, including displays and samples. The Company's marketing emphasizes a uniform global image and product for its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, FLEX, CHARLIE, and
MITCHUM. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. The Company uses network and spot television advertising, national cable advertising and print advertising in major general interest, women's fashion and women's service magazines, as well as coupons, magazine inserts and point-of-sale testers. The Company also uses cooperative advertising programs with some retailers, supported by Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays.

         The Company distributes unique marketing materials such as the "Revlon
Report," which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and can include coupons, rebate offers and other promotional material to encourage consumers to try the
Company's products. Other marketing materials designed to introduce the
Company's newest products to consumers and encourage trial and purchase include point-of-sale testers on the Company's wall displays that provide information about, and permit consumers to test, the Company's products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost;
magazine inserts containing samples of the Company's newest products; trial-size products; and "shade samplers," which are collections of trial-size products in different shades. Additionally, the Company maintains separate websites,
www.revlon.com and www.almay.com devoted to the REVLON and ALMAY brands, respectively. Each of these websites feature current product and promotional information for the REVLON and ALMAY brands, respectively, and are updated regularly to stay current with the Company's new product launches and other advertising and promotional campaigns.

NEW PRODUCT DEVELOPMENT AND RESEARCH AND DEVELOPMENT

         The Company believes that it is an industry leader in the development of innovative and technologically-advanced consumer products. The Company's marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company's research and development group comprises departments specialized in the technologies critical to the Company's various product categories, as well as an advanced technology department that promotes inter-departmental, cross-functional research on a wide range of technologies to develop new and innovative products. The Company independently develops substantially all of its new products. In connection with the stabilization and growth phase of the Company's plan, the Company is developing a new cross-functional new product development process intended to optimize the
Company's ability to bring to market its new product offerings to ensure that the Company has products in key trend categories.

         The Company operates an extensive cosmetics research and development facility in Edison, New Jersey. The scientists at the Edison facility are responsible for all of the Company's new product research worldwide, performing research for new products, ideas, concepts and packaging. The research and development group at the Edison facility also performs extensive safety and quality tests on the Company's products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each manufacturing facility.

                                       7

         As of December 31, 2002, the Company employed approximately 160 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 2002, 2001 and 2000, the Company spent approximately $23.3 million, $24.4 million and $27.3 million, respectively, on research and development activities.

MANUFACTURING AND RELATED OPERATIONS AND RAW MATERIALS

         Since late 2000, the Company completed a number of measures related to rationalizing its global manufacturing capacity, which are designed to substantially reduce costs and increase operating efficiencies. The Company sold or closed approximately 55% of its manufacturing and distribution facility square footage, including the sale of the Company's facilities in Phoenix,
Arizona; Maesteg, South Wales; and Sao Paulo, Brazil; and the closure of the
Company's manufacturing operations in Canada and New Zealand.

         In connection with the sale of the Phoenix facility and the closing of the Canadian facility, the Company consolidated North American manufacturing into its Oxford, North Carolina facility, which consolidation was completed in late 2001. Revlon Beauty Tools for sale throughout the world are manufactured and/or assembled at the Company's Irvington, New Jersey facility.

         During 2002, cosmetics and personal care products also were produced at the Company's facilities in Venezuela, France, South Africa and China and personal care products in Mexico and at third-party owned facilities in Maesteg,
South Wales, Sao Paulo, Brazil, Buenos Aires, Argentina and Samutprakarn,
Thailand. The Company continually reviews its manufacturing needs against its manufacturing capacity for opportunities to reduce costs and produce more efficiently.

         The Company purchases raw materials and components throughout the world. The Company continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its large purchasing capacity to maximize cost savings. The global sourcing of raw materials and components from accredited vendors also ensures the quality of the raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.

DISTRIBUTION

         The Company's products are sold in more than 100 countries across five continents. The Company's worldwide sales force had approximately 400 people as of December 31, 2002, including a dedicated sales force for cosmetics, skin care, fragrance and personal care products in the mass-market distribution channel in the U.S. In addition, the Company utilizes sales representatives and independent distributors to serve specialized markets and related distribution channels.

         United States and Canada. Net sales in the U.S. and Canada accounted for approximately 68% of the Company's 2002 net sales, a majority of which were made in the mass-market distribution channel. The Company also sells a broad range of consumer products to U.S. Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for products that the Company believes have the potential to extend the Company's brand names and image. As of December 31, 2002, 13 licenses were in effect relating to 17 product categories to be marketed principally in the mass-market distribution channel. Pursuant to such licenses, the Company retains strict control over product design and development, product quality, advertising and use of its trademarks. These licensing arrangements offer opportunities for the
Company to generate revenues and cash flow through royalties.

         As part of its strategy to increase consumption of the Company's products at retail, the Company has increased the number of retail merchandisers who stock and maintain the Company's point-of-sale wall displays intended to ensure that high-selling SKUs are in stock and to ensure the optimal presentation of the Company's products in retail outlets. Additionally, the
Company continues to upgrade the technology available to its sales force to provide real-time information regarding inventory levels and other relevant information.

                                       8

         International. Net sales outside the U.S. and Canada accounted for approximately 32% of the Company's 2002 net sales. The ten largest countries in terms of these sales, which include the United Kingdom, Australia, South Africa,
Mexico, Brazil, Hong Kong, Japan, Italy, France and China, accounted for approximately 25% of the Company's net sales in 2002. The Company distributes its products through drug stores/chemists, hypermarkets/mass volume retailers and variety stores. The Company also distributes outside the U.S. through department stores and specialty stores such as perfumeries. At December 31,
2002, the Company actively sold its products through wholly-owned subsidiaries established in 17 countries outside of the U.S. and through a large number of distributors and licensees elsewhere around the world.

CUSTOMERS

         The Company's principal customers include large mass volume retailers and chain drug stores, including such well-known retailers as Wal-Mart, Target,
Kmart, Walgreen, Rite Aid, CVS, Eckerd, Albertsons Drugs and Longs in the U.S.,
Boots in the United Kingdom, Watsons in the Far East and Wal-Mart
internationally. Wal-Mart and its affiliates worldwide accounted for approximately 22.5% of the Company's 2002 consolidated net sales. The Company expects that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company's net sales.
Although the loss of Wal-Mart or one or more of the Company's other customers that may account for a significant portion of the Company's sales, or any significant decrease in sales to these customers or any significant decrease in retail display space in any of these customers' stores, could have a material adverse effect on the Company's business, financial condition or results of operations, the Company has no reason to believe that any such loss of customers or decrease in sales will occur. In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On
January 24, 2003, Kmart announced that it had filed its proposed plan of reorganization with the U.S. Bankruptcy Court and that it was positioned to emerge from bankruptcy on or about April 30, 2003. Throughout 2002 and continuing into 2003 Kmart continued to close underperforming stores. Kmart accounted for less than 5% of the Company's net sales in 2002. Although the
Company plans to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believes that Kmart's bankruptcy proceedings and store closings will not have a material adverse effect on the Company's business, financial condition or results of operations, there can be no assurances that further deterioration, if any, in Kmart's financial condition will not have such an effect on the Company. In January
2003, J.C. Penney Corp. announced that it will be discontinuing color cosmetics in most of its stores. J.C. Penney carries the Company's Ultima II brand, however the Company's sales to J.C. Penney accounted for less than 1% of the
Company's total sales during 2002. Accordingly, the Company does not believe that this discontinuance will have a material adverse effect on the Company's future business, financial condition or results of operations.

COMPETITION

         The consumer products business is highly competitive. The Company competes on the basis of numerous factors. Brand recognition, product quality, performance and price, product availability at the retail stores and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions, also have a significant impact on buying decisions, and the structure and quality of the Company's sales force, as well as consumer consumption of the Company's products, affect in-store position, retail display space and inventory levels in retail outlets. The Company has experienced declines in its market share in the U.S. mass-market in color cosmetics since the end of the first half of 1998 through the first half of 2002, including a decline in its color cosmetics market share from 32.0% in the second quarter of
1998 to 22.3% in the second quarter of 2002. However, for the second half of
2002 and for the full year 2002, the market share for the Company's Revlon branded color cosmetics in the U.S. mass-market increased over the prior year.
There can be no assurance that declines in market share will not occur in the future or that the Company's recent share increases will continue. In addition, the Company competes in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than the Company, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than the Company. Certain of the Company's competitors have increased their spending on discounting and advertising and promotional activities in U.S. mass-market cosmetics. In addition to products sold in the mass-market and demonstrator-assisted channels, the Company's products also compete with similar products sold door-to-door or through mail-order or telemarketing by representatives of direct

                                       9

sales companies. The Company's principal competitors include L'Oreal S.A., The
Procter & Gamble Company, Unilever N.V. and The Estee Lauder Companies Inc.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

         The Company's major trademarks are registered in the U.S. and in well over 100 other countries, and the Company considers trademark protection to be very important to its business. Significant trademarks include REVLON,
COLORSTAY, REVLON AGE DEFYING, SKINLIGHTS, HIGH DIMENSION, FROST & GLOW,
ILLUMINANCE, FLEX, CUTEX (outside the U.S.), MITCHUM, ETERNA 27, ALMAY, ALMAY
Kinetin, ULTIMA II, CHARLIE, JEAN NATE, MOON DROPS, SUPER LUSTROUS and
COLORSILK.

         The Company utilizes certain proprietary, patent pending or patented technologies in the formulation or manufacture of a number of the Company's products, including COLORSTAY cosmetics, classic REVLON nail enamel, SKINLIGHTS skin brightener, HIGH DIMENSION hair color, SUPER TOP SPEED nail enamel, REVLON
AGE DEFYING foundation and cosmetics, NEW COMPLEXION makeup, ALMAY Kinetin skin care, TIME-OFF makeup, AMAZING LASTING cosmetics and ALMAY ONE COAT cosmetics.
The Company also protects certain of its packaging and component concepts through design patents. The Company considers its proprietary technology and patent protection to be important to its business.

GOVERNMENT REGULATION

         The Company is subject to regulation by the Federal Trade Commission and the Food and Drug Administration (the "FDA") in the United States, as well as various other federal, state, local and foreign regulatory authorities. The
Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients such as sunscreens. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon the Company's capital expenditures, earnings or competitive position. State and local regulations in the U.S. that are designed to protect consumers or the environment have an increasing influence on the Company's product claims, contents and packaging.

INDUSTRY SEGMENTS, FOREIGN AND DOMESTIC OPERATIONS

         The Company operates in a single segment. Certain geographic, financial and other information of the Company is set forth in Note 18 of the Notes to
Consolidated Financial Statements of the Company.

EMPLOYEES

         As of December 31, 2002, the Company employed approximately 6,000 people. As of December 31, 2002, approximately 130 of such employees in the U.S.
were covered by collective bargaining agreements. The Company believes that its employee relations are satisfactory. Although the Company has experienced minor work stoppages of limited duration in the past in the ordinary course of business, such work stoppages have not had a material effect on the Company's results of operations or financial condition.

                                       10

ITEM 2. PROPERTIES

         The following table sets forth as of December 31, 2002 the Company's major manufacturing, research and warehouse/distribution facilities, all of which are owned except where otherwise noted.

                                                                                             APPROXIMATE FLOOR SPACE
LOCATION                              USE                                                            SQ. FT.
--------                              ---                                                            -------

Oxford, North Carolina ............   Manufacturing, warehousing, distribution and office           1,012,000

Edison, New Jersey ...............    Research and office (leased)                                    175,000

Irvington, New Jersey ............    Manufacturing, warehousing and office                            96,000

Mexico City, Mexico ..............    Manufacturing, distribution and office                          150,000

Caracas, Venezuela ...............    Manufacturing, distribution and office                          145,000

Kempton Park, South Africa .......    Warehousing, distribution and office (leased)                   127,000

Canberra, Australia ..............    Warehousing, distribution and office                            125,000

Isando, South Africa .............    Manufacturing, warehousing, distribution and office              94,000

         In addition to the facilities described above, the Company owns and leases additional facilities in various areas throughout the world, including the lease for the Company's executive offices in New York, New York (346,000 square feet, of which approximately 5,000 square feet were sublet to affiliates of the Company and approximately 174,000 square feet were sublet to unaffiliated third parties as of December 31, 2002). Management considers the Company's facilities to be well-maintained and satisfactory for the Company's operations, and believes that the Company's facilities and third party contractual supplier arrangements provide sufficient capacity for its current and expected production requirements. The Company is exploring plans to relocate its executive offices to a new location in New York City.

ITEM 3. LEGAL PROCEEDINGS

         The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the business or consolidated financial condition of the
Company.

         On April 17, 2000, the plaintiffs in the six purported class actions filed in October and November 1999 by each of Thomas Comport, Boaz Spitz, Felix
Ezeir and Amy Hoffman, Ted Parris, Jerry Krim and Dan Gavish individually and allegedly on behalf of others similarly situated to them against Revlon, Inc., certain of its present and former officers and directors and REV Holdings, alleging among other things, violations of Rule 10b-5 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), filed an amended complaint, which consolidated all of the actions under the caption "In Re
Revlon, Inc. Securities Litigation" and limited the alleged class to security purchasers during the period from October 29, 1997 through October 1, 1998. In
December 2002, the defendants, including the Company, entered into an agreement in principle to settle the litigation. The final written agreement reflecting this agreement in principle, which was executed in January 2003 and which remains subject to approval by the court, provides that the defendants will obtain complete releases from the participating members of the alleged class. In connection with this tentative settlement and a related settlement of the defendants' insurance claim for this matter and the Gavish matter described below (the "Insurance Settlement"), the Company recorded the settlement in the fourth quarter of 2002.

         A purported class action lawsuit was filed on September 27, 2000, in the United States District Court for the Southern District of New York on behalf of Dan Gavish, Tricia Fontan and Walter Fontan individually and allegedly on behalf of all others similarly situated who purchased the securities of Revlon,
Inc. and REV Holdings between October 2, 1998 and September 30, 1999 (the
"Second Gavish Action"). In November 2001, plaintiffs amended their complaint.
The amended complaint alleges, among other things, that Revlon, Inc., certain of its present and former officers and directors and REV Holdings violated, among other things, Rule 10b-5 under the Exchange Act. In December 2001, the defendants moved to dismiss the amended complaint. The Company believes the allegations in the amended complaint are without merit and, if its motion to dismiss is not granted, intends to vigorously defend against them. In light of the Insurance Settlement, the Company does not expect to incur any further expense in this matter.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                       11

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         REV Holdings' membership interest is owned by Revlon Holdings LLC
("Holdings"), whose membership interest in turn is owned indirectly by
MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly-owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with
MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. MacAndrews &
Forbes through REV Holdings beneficially owns (i) 11,650,000 shares of the Class
A common stock of Revlon, Inc, with a par value of $0.01 per share (the "Class A
Common Stock") (representing approximately 57% of the outstanding shares of
Class A Common Stock of Revlon, Inc.), (ii) all of the outstanding 31,250,000 shares of Class B common stock of Revlon, Inc., with a par value of $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which together with the shares referred to in clause (i)
above represent approximately 83% of the outstanding shares of Revlon, Inc.
Common Stock, and (iii) all of the outstanding 4,333 shares of Series B
Convertible Preferred Stock of Revlon, Inc. (the "Series B Preferred Stock")
(each of which is entitled to 100 votes and each of which is convertible into
100 shares of Class A Common Stock).

         No dividends were declared or paid during 2001 or 2000. The terms of the 2001 Credit Agreement, the Mafco Loans, the 8 5/8% Notes, the 8 1/8% Notes,
the 9% Notes (each as hereinafter defined) and the 12% Notes currently restrict the ability of Products Corporation to pay dividends or make distributions to
Revlon, Inc. The terms of the 12% Senior Secured Notes due 2004 (the "New REV
Holdings Notes") currently restrict the ability of REV Holdings to pay dividends or make distributions. See the Consolidated Financial Statements of the Company
and the Notes thereto and Item 6. Selected Financial Data.

         The Consolidated Statements of Operations Data for each of the years in the five-year period ended December 31, 2002 and the Balance Sheet Data as of
December 31, 2002, 2001, 2000, 1999 and 1998 are derived from the Consolidated
Financial Statements of the Company, which have been audited by KPMG LLP, independent certified public accountants. The Selected Consolidated Financial
Data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes to the Consolidated Financial Statements and
"Management's Discussion and Analysis of Financial Condition and Results of
Operations."

                                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                   2002               2001             2000             1999             1998
                                                -----------        -----------      -----------      -----------      -----------
                                                                               (DOLLARS IN MILLIONS)

STATEMENTS OF OPERATIONS DATA (a)(b)(c)(l):
Net sales..................................     $  1,119.4         $  1,277.6       $  1,409.4       $  1,629.8       $  2,064.1
Operating (loss) income....................         (114.9)(d)(k)        16.1 (e)         15.9 (f)       (212.0)(g)        124.7 (h)
Loss from continuing operations............         (292.0)            (184.8)(i)       (209.7)          (441.9)          (145.2)(j)

                                                                                 DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                   2002               2001             2000             1999             1998
                                                -----------        -----------      -----------      -----------      -----------
                                                                                   (IN MILLIONS)

BALANCE SHEET DATA (b) (c):
Total assets...............................     $    939.8         $    998.1       $  1,102.7       $  1,563.2       $  1,839.0
Long-term debt, including current portion..        1,844.8            1,728.6          2,316.7          2,450.8          2,271.2
Total member's deficiency..................       (1,744.3)          (1,381.5)        (1,863.9)        (1,691.1)        (1,252.7)

(a) In November 2001, the FASB Emerging Issues Task Force (the "EITF") reached consensus on EITF Issue 01-9 entitled, "Accounting for Consideration Given by a
Vendor to a Customer (including a Reseller of the Vendor's Products)" (the
"Guidelines"), which addresses when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in the financial statements. The Company adopted the first portion of these new Guidelines effective January 1, 2001. The Company adopted the second portion of these

                                       12

new Guidelines (formerly EITF Issue 00-25) addressing certain sales incentives effective January 1, 2002, and accordingly, all prior period financial statements reflect the implementation of the Guidelines.

(b) On July 16, 2001, the Company completed the disposition of the Colorama brand in Brazil. Accordingly, the selected financial data includes the results of operations of the Colorama brand through the date of disposition.

(c) On March 30, 2000 and May 8, 2000, the Company completed the dispositions of its worldwide professional products line and the Plusbelle brand in Argentina, respectively. Accordingly, the selected financial data include the results of operations of the professional products line and the Plusbelle brand through the dates of their respective dispositions.

(d) Includes restructuring costs and other, net and additional consolidation costs associated with the shutdown of the Company's Phoenix and Canada facilities of $13.6 million and $1.6 million, respectively, and executive separation costs of $9.4 million. (See Note 2 to the Consolidated Financial
Statements).

(e) Includes restructuring costs and other, net, and additional consolidation costs associated with the shutdown of the Phoenix and Canada facilities of $38.1 million and $43.6 million, respectively. (See Note 2 to the Consolidated
Financial Statements).

(f) Includes restructuring costs and other, net, and additional consolidation costs associated with the shutdown of the Phoenix facility of $54.1 million and
$4.9 million, respectively. (See Note 2 to the Consolidated Financial
Statements).

(g) Includes restructuring costs and other, net of $40.2 million and executive separation costs of $22.0 million. (See Note 2 to the Consolidated Financial
Statements).

(h) Includes restructuring costs and other, net, aggregating $35.8 million.

(i) Includes a loss of $3.6 million from early extinguishments of debt.

(j) Includes a loss of $51.7 million from early extinguishments of debt.

(k) Includes expenses of $104.2 million (of which $99.3 million was recorded in the fourth quarter of 2002) related to the acceleration of the implementation of the stabilization and growth phase of the Company's plan.

(l) In July 2001, the FASB issued Statement No. 142, "Goodwill and Other
Intangible Assets". Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of
Statement No. 142. Statement No. 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS
No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The
Company adopted the provisions of Statement No. 142 effective January 1, 2002.
In connection with the adoption of Statement No. 142, the Company performed a transitional goodwill impairment test as required by such rule and determined that no goodwill impairment existed at January 1, 2002. Amortization of goodwill ceased on January 1, 2002, upon adoption of Statement No. 142. Amortization expense for goodwill was $7.7 million in 2001, $9.0 million in 2000, $12.8 million in 1999 and $12.1 million in 1998.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
        OF OPERATIONS (DOLLARS IN MILLIONS)

OVERVIEW

         The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. In addition, the Company has a licensing group.

                                       13

         As discussed in further detail under "Recent Developments", the Company has accelerated the implementation of the stabilization and growth phase of its three-part plan, which, following detailed evaluations and research, is based on the following key actions and investments: (i) increasing advertising and media spending and effectiveness; (ii) increasing the marketing effectiveness of the
Company's wall displays, by among other things, reconfiguring wall displays at its existing retail customers, streamlining its product assortment and reconfiguring product placement on its wall displays and rolling out the new wall displays, which it began in 2002; (iii) selectively adjusting prices on certain SKUs; (iv) further strengthening the Company's new product development process; and (v) implementing a comprehensive program to develop and train the
Company's employees. Based upon the responses of its retail customers and the
M&F Investments, the Company determined to accelerate the implementation of the stabilization and growth phase of its plan.

         On March 30, 2000, May 8, 2000 and July 16, 2001 Products Corporation
completed the dispositions of its worldwide professional products line,
Plusbelle brand in Argentina and Colorama brand in Brazil, respectively (the
"Product Line and Brands Sold"). Accordingly, the Consolidated Condensed
Financial Statements include the results of operations of the professional products line and the Plusbelle and Colorama brands through the dates of their respective dispositions.

         In November 2001, the EITF reached consensus on EITF Issue 01-9, which addresses when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in the financial statements. The Company adopted the second portion of these new Guidelines
(formerly EITF Issue 00-25) addressing certain sales incentives effective
January 1, 2002, and accordingly, all prior period financial statements reflect the implementation of the second portion of the Guidelines.

         During the first quarter of 2002, to reflect the integration of management reporting responsibilities, the Company reclassified Puerto Rico's results from its international operations to its U.S. operations. During the third quarter of 2002, the Company reclassified its South African operations from the European region to the Far East region to reflect the management organization responsibility for that country. Accordingly, management's discussion and analysis data reflect these changes for all periods presented.

DISCUSSION OF CRITICAL ACCOUNTING POLICIES:

         In the ordinary course of its business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the U.S. Actual results could differ significantly from those estimates and assumptions. The
Company believes that the following discussion addresses the Company's most critical accounting policies, which are those that are most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Sales Returns:

         The Company allows customers to return their unsold products when they meet certain Company-established criteria as outlined in the Company's trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon actual returns, planned product discontinuances, and promotional sales, which would permit customers to return items based upon the Company's trade terms. The Company records estimated sales returns as a reduction to sales and cost of sales, and an increase in accrued liabilities and inventories. Returned products which are recorded as inventories are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Cost of sales includes the cost of refurbishment of returned products. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company's estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company's estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company's estimates and expectations.

                                       14

Trade Support Costs:

         In order to support the retail trade, the Company has various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to the Company's products. The
Company regularly reviews and revises, when deemed necessary, estimates of costs to the Company for these promotions based on estimates of what has been incurred by the retailers. Actual costs incurred by the Company may differ significantly if factors such as the level and success of the retailers' programs, as well as retailer participation levels, differ from the Company's estimates and expectations.

Inventories:

         Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, return levels or competitive conditions differ from the
Company's estimates and expectations.

Property, Plant and Equipment and Other Assets:

         Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company's business model, changes in the planned use of fixtures or software or closing of facilities or changes in the Company's capital strategy can result in the actual useful lives differing from the Company's estimates.

         Included in other assets are permanent wall displays, which are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets. Intangibles other than goodwill are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets.

         Long-lived assets, including fixed assets, permanent wall displays and intangibles other than goodwill, are reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the undiscounted cash flows (excluding interest) from the use and eventual disposition of the asset is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of undiscounted cash flow is based upon, among other things, certain assumptions about expected future operating performance. The Company's estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance. In those cases where the Company determines that the useful life of other long-lived assets should be shortened, the Company would depreciate the net book value in excess of the salvage value
(after testing for impairment as described above), over the revised remaining useful life of such asset thereby increasing amortization expense. Additionally, goodwill is reviewed for impairment at least annually. The Company recognizes an impairment loss to the extent that carrying value exceeds the fair value of the asset.

Pension Benefits:

         The Company sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements.
Several statistical and other factors which attempt to estimate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by the Company, within certain guidelines. In addition, the Company's actuarial consultants also use subjective factors such as withdrawal and mortality rates to estimate these factors. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions may result in a significant impact to the amount of pension expense recorded by the Company. Due to decreases in interest rates and declines in the income of assets in the plans, it is expected that the pension expense for 2003 will be approximately $10 higher than in 2002.

                                       15

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002 COMPARED WITH YEAR ENDED DECEMBER 31, 2001

Net sales

         Net sales were $1,119.4 and $1,277.6 for 2002 and 2001, respectively, a decrease of $158.2, or 12.4%, and a decrease of 10.4% after excluding the impact of currency fluctuations.

         United States and Canada. Net sales in the U.S. and Canada were $760.1 for 2002, compared with $870.3 for 2001, a decrease of $110.2, or 12.7%. Of this decrease, $100.6 was due to increased sales returns and allowances related to the Company's plan to selectively reduce SKUs and reduced distribution of the
Ultima II brand, sales allowances for selective price adjustments on certain
SKUs related to the stabilization and growth phase of the Company's plan, and higher sales returns and allowances not directly related to the stabilization and growth phase of the Company's plan. In addition, brand support increased by
$37.0. These factors were partially offset by an increase in sales volume of
$21.6 and an increase in licensing revenues of $5.8, primarily stemming from the prepayment by a licensee of certain minimum royalties.

         International. Net sales in the Company's international operations were
$359.3 for 2002, compared with $407.3 for 2001, a decrease of $48.0, or 11.8%, and a decrease of 5.2% after excluding the impact of currency fluctuations. Net sales in 2001 include $16.4 of net sales related to the Colorama brand.

         Sales in the Company's international operations are divided by the
Company into three geographic regions. In Europe, which is comprised of Europe and the Middle East, net sales decreased by $11.3, or 9.5%, to $107.8 for 2002, as compared with 2001. The decrease in the European region is primarily due to the conversion of the Company's Benelux and Israeli businesses to distributors
(which factor the Company estimates contributed to an approximate 8.5% reduction in net sales for the region), production disruption at the Company's third-party manufacturer in Maesteg, Wales (which factor the Company estimates contributed to an approximate 5.6% reduction in net sales for the region) and increased competitive activity in Italy (which factor the Company estimates contributed to an approximate 2.3% reduction in net sales for the region). Such factors were partially offset by increased sales volume in the U.K. (which factor the Company estimates contributed to an approximate 6.7% increase in net sales for the region) and impact from favorable currency fluctuations (which factor the
Company estimates contributed to an approximate 2.7% increase in net sales for the region).

         In Latin America, which is comprised of Mexico, Central America and
South America, net sales decreased by $46.9, or 33.3%, to $94.1 for 2002, as compared with 2001. The decrease in the Latin American region is primarily due to the impact of adverse currency fluctuations (which factor the Company estimates contributed to an approximate 19.0% reduction in net sales for the region), the sale of the Colorama brand (which factor the Company estimates contributed to an approximate 10.6% reduction in net sales for the region), the effect of political and economic difficulties in Venezuela (which factor the
Company estimates contributed to an approximate 6.4% reduction in net sales for the region), and increased competitive activity in Mexico (which factor the
Company estimates contributed to an approximate 5.4% reduction in net sales for the region). Such factors were partially offset by sales tax increases and increased sales volume in Brazil (which factor the Company estimates contributed to an approximate 6.3% increase in net sales for the region) and increased sales volume in distributor markets in Latin America (which factor the Company estimates contributed to an approximate 2.6% increase in net sales for the region).

         In the Far East and Africa, net sales increased by $10.2, or 6.9%, to
$157.4 for 2002, as compared with 2001. The increase in the Far East region is primarily due to increased sales volume in South Africa, China, Hong Kong and distributor markets in the Far East (which factor the Company estimates contributed to an approximate 9.6% increase in net sales for the region). Such factors were partially offset by the impact of adverse currency fluctuations
(which factor the Company estimates contributed to an approximate 2.8% reduction in net sales for the region) and increased competitive activity in Australia and
New Zealand (which factor the Company estimates contributed to an approximate
0.9% reduction in net sales for the region).

                                       16

         Net sales in the Company's international operations may be adversely affected by weak economic conditions, political uncertainties, adverse currency fluctuations, and competitive activities. During 2002, the Company experienced significant adverse currency fluctuations in Argentina, Brazil, Venezuela and
South Africa. During 2002, the Company continued to experience production difficulties with its principal third party manufacturer for Europe and certain other international markets which operates the Maesteg facility. To rectify this situation, on October 31, 2002 Products Corporation and such manufacturer terminated the long-term supply agreement and entered into a new, more flexible agreement. This new agreement has significantly reduced volume commitments and, among other things, Products Corporation agreed to loan such supplier approximately $2.0. To address the past production difficulties, under the new arrangement, the supplier can earn performance-based payments of approximately
$6.3 over a 4-year period contingent upon the supplier achieving specific production service level objectives. During 2002, the Company accrued $1.6 as a result of such supplier meeting the required production service level objectives. Under the new arrangement, Products Corporation also intends to source certain products from its Oxford facility and other suppliers. The
Company expects that under the new supply arrangement, the production difficulties at the Maesteg facility will be resolved during the first half of
2003.

Gross profit

         Gross profit was $615.7 for 2002, compared with $733.4 for 2001. As a percentage of net sales, gross profit margins were 55.0% for 2002, compared with
57.4% for 2001. The decrease in gross profit margin in 2002 compared to the comparable 2001 period is due to the implementation of various aspects of the stabilization and growth phase of the Company's plan, referred to above in the discussion of the Company's net sales and higher sales returns and allowances not directly related to such plan, which combined equal $127.1, and higher brand support of $30.8 in 2002. These factors were partially offset by lower additional consolidation costs of $36.7 associated with the 2001 shutdown of the
Company's Phoenix and Canada facilities, an increase in licensing revenue of
$5.8 in 2002 due to the prepayment of certain minimum royalties, and $1.7 in respect of an insurance claim for certain losses in Latin America.

SG&A expenses

         SG&A expenses were $717.0 for 2002, compared with $679.2 for 2001. The increase in SG&A expenses for 2002, as compared to 2001, is due primarily to higher personnel-related expenses (including executive separation costs) and higher professional fees (including expenses related to the stabilization and growth phase of the Company's plan and costs related to litigation) of $42.0, higher wall display amortization of $8.9 due to the accelerated amortization associated with the roll out of the Company's new wall displays which the
Company began in 2002 and accelerated amortization charges of $4.0 and a write-off of $2.2, both of which relate to certain information systems as a result of the Company's decision to, among other things, upgrade its information systems. These factors were partially offset by the elimination of goodwill amortization of $7.7, lower distribution costs of $7.3, the elimination of SG&A expenses of $9.1 related to the Colorama brand and $5.3 of additional consolidation costs in 2001 associated with the shutdown of the Company's
Phoenix and Canada facilities, and $0.7 in respect of an insurance claim for certain losses in Latin America.

Restructuring costs

         During the third quarter of 2000, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. During 2001, the Company continued to implement the 2000 restructuring program and recorded a charge of
$38.1, principally for additional employee severance and other personnel benefits and relocation and other costs related to the consolidation of the
Company's worldwide operations.

                                       17

         During 2002, the Company continued to implement the 2000 restructuring program, as well as other restructuring actions, and recorded charges of $13.6, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in the Company's worldwide sales force and relocation and other costs related to the consolidation of the Company's worldwide operations.

         The Company anticipates annualized savings of approximately $10 to $12 relating to the restructuring charges recorded during 2002.

Other expenses (income)

         Interest expense was $168.9 for 2002, compared with $165.0 for 2001.
The increase in interest expense for 2002, as compared to 2001, is primarily due to the repayment of a portion of the Credit Agreement with the 12% Notes (which were issued in late November 2001 and which have a higher interest rate than the
Credit Agreement), higher overall outstanding borrowings and higher interest expense on the New REV Holdings Notes, partially offset by lower interest expense due to the cancellation of the Senior Secured Discount Notes due 2001
(the "Old REV Holdings Notes").

Sale of assets and brand, net

         In February 2002, Products Corporation completed the disposition of its
Benelux business. As part of this sale, Products Corporation entered into a long-term distribution agreement with the purchaser pursuant to which the purchaser distributes the Company's products in Benelux. The purchase price consisted principally of the assumption of certain liabilities and a deferred purchase price contingent upon future results of up to approximately $4.7, which could be received over approximately a seven-year period. In connection with the disposition, the Company recognized a pre-tax and after-tax net loss of $1.0 in the first quarter of 2002.

         In July 2001, Products Corporation completed the disposition of the
Colorama brand in Brazil. In connection with the disposition the Company recognized a pre-tax and after-tax loss of $6.5, $6.3 of which was recorded in the second quarter of 2001. Additionally, the Company recognized a pre-tax and after-tax net loss on the disposition of land in Minami Aoyama near Tokyo, Japan
(the "Aoyama Property") and related rights for the construction of a building on such land of $0.8 during the second quarter of 2001.

         In July 2001, Products Corporation completed the disposition of its subsidiary that owned and operated its manufacturing facility in Maesteg, Wales
(UK), including all production equipment. As part of this sale, Products
Corporation entered into a long-term supply agreement with the purchaser pursuant to which the purchaser manufactured and supplied to Products
Corporation cosmetics and personal care products for sale throughout Europe. In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of $8.6 in 2001. The supply agreement was subsequently terminated and certain aspects of the purchase agreement were revised. (See Note 3 to the
Consolidated Financial Statements).

         In December 2001, Products Corporation sold a facility in Puerto Rico for approximately $4. In connection with such disposition, the Company recorded a pre-tax and after-tax net gain on the sale of $3.1 in the fourth quarter of
2001.

Loss on early extinguishment of debt

         The loss on early extinguishment of debt of $3.6 in 2001 resulted primarily from the write-off of financing costs in connection with Products
Corporation entering into the 2001 Credit Agreement (as hereinafter defined).

Provision for income taxes

         The provision for income taxes was $0.4 for 2002, compared with $9.3 for 2001. The decrease in the provision for income taxes for 2002, as compared to 2001, was attributable to the recognition of tax benefits of approximately
$4.4 relating to the carryback of alternative minimum tax losses resulting from tax legislation enacted in the first quarter of 2002, which offset the alternative minimum tax liability of $5.2 recorded in 2001 in connection

                                       18

with the retirement of the Old REV Holdings Notes, partially offset by higher taxable income in certain markets outside the U.S.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

Net sales

         Net sales were $1,277.6 and $1,409.4 for 2001 and 2000, respectively, a decrease of $131.8, or 9.4%, and a decrease of 5.9% after excluding the impact of currency fluctuations.

         United States and Canada. Net sales in the U.S. and Canada were $870.3 for 2001, compared with $874.0 for 2000, a decrease of $3.7, or 0.4%. Net sales in 2000 include net sales of $35.8 related to the Product Line and Brands Sold.
The decline for 2001, as compared with the comparable 2000 period, was primarily due to net sales of $35.8 related to the Product Line and Brands Sold, higher sales allowances of $13.7 and reduced sales volume of $16.5. This volume decline is net of $14.0 of increased sales in the fourth quarter of 2001 resulting from the decision by the Company's major U.S. retail customers to shift planned plan-o-gram timing for 2002 new products into the fourth quarter of 2001, mostly offset by lower sales returns of $60.2 as a result of the Company's revised trade terms.

         International. Net sales in the Company's international operations were
$407.3 for the 2001, compared with $535.4 for 2000, a decrease of $128.1, or
23.9%, and a decrease of 16.8% after excluding the impact of currency fluctuations. Net sales in 2001 and 2000 include net sales of $16.4 and $108.3, respectively, related to the Product Line and Brands Sold.

         Sales in the Company's international operations are divided by the
Company into three geographic regions. In Europe, which is comprised of Europe and the Middle East, net sales decreased by $49.3 to $119.1 for 2001, or by
29.3%, as compared with 2000. The decrease in the European region is primarily due to the Product Line and Brands Sold (which factor the Company estimates contributed to an approximate 20.8% reduction in net sales for the region), the conversion of the Company's Israeli business to a distributor (which factor the
Company estimates contributed to an approximate 2.8% reduction in net sales for the region) and the unfavorable impact of adverse currency fluctuations (which factor the Company estimates contributed to an approximate 3.7% reduction in net sales for the region).

         In Latin America, which comprises Mexico, Central America and South
America, net sales decreased by $54.5, or 27.9%, to $141.0 for 2001, as compared with 2000. The decrease in the Latin American region is primarily due to the
Product Line and Brands Sold (which factor the Company estimates contributed to an approximate 15.1% reduction in net sales for the region) and the impact of adverse currency fluctuations (which factor the Company estimates contributed to an approximate 9.2% reduction in net sales for the region).

         In the Far East and Africa, net sales decreased by $24.3, or 14.1%, to
$147.2 for 2001, as compared with 2000. The decrease in the Far East region is primarily due to the impact of adverse currency fluctuations (which factor the
Company estimates contributed to an approximate 9.1% reduction in net sales for the region) and the Product Line and Brands Sold (which factor the Company estimates contributed to an approximate 3.1% reduction in net sales for the region).

         Net sales in the Company's international operations may be adversely affected by weak economic conditions, political uncertainties, adverse currency fluctuations, and competitive activities.

Gross profit

         Gross profit was $733.4 for 2001, compared with $835.1 for 2000. As a percentage of net sales, gross profit margins were 57.4% for 2001, compared with
59.3% for 2000. The decline in gross profit and gross profit margin in 2001 compared to 2000 is primarily due to the incremental gross profit of $71.3 in
2000 which was related to the Product Line and Brands Sold and higher additional consolidation costs of $33.3 in 2001 associated with the 2001 shutdown of the
Company's Phoenix and Canada facilities ($6.1 of which represents increased depreciation recorded

                                       19

for the Phoenix facility - See Note 2 to the Consolidated Financial Statements).
These factors were partially offset by the improvement in sales returns and allowances in 2001 and the dispositions of lower margin businesses in 2001.

SG&A expenses

         SG&A expenses were $679.2 for 2001, compared with $765.1 for 2000. The decrease in SG&A expenses for 2001, as compared to the comparable 2000 period, is due primarily to incremental SG&A expenses of $63.1 in 2000 related to the
Product Line and Brands Sold and the Company's restructuring efforts to reduce personnel and related costs in 2001. These factors were partially offset by an increase in brand support expenses of $12.4 in 2001 and $5.4 of additional consolidation costs associated with the shutdown of the Company's Phoenix and
Canada facilities in 2001.

Restructuring costs

         In the first quarter of 2000, the Company recorded a charge of $9.5 relating to the 1999 restructuring program that began in the fourth quarter of
1999. The Company continued to implement the 1999 restructuring program during the second quarter of 2000 during which it recorded a charge of $5.1.

         During the third quarter of 2000, the Company continued to re-evaluate its organizational structure. As part of this re-evaluation, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The Company recorded a charge of $13.7 in the third quarter of 2000 for programs begun in such quarter, as well as for the expanded scope of programs previously commenced. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. In the fourth quarter of 2000, the Company recorded a charge of $25.8 related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

         During 2001, the Company recorded a charge of $38.1 related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and relocation and other costs related to the consolidation of the Company's worldwide operations. Included in the $38.1 charge for 2001 was an adjustment in the fourth quarter of 2001 to previous estimates of approximately $6.6.

Other expenses (income)

         Interest expense was $165.0 for 2001, compared with $219.4 for 2000.
The decrease in interest expense for 2001, as compared to 2000, is primarily due to the cancellation of the Old REV Holdings Notes, the repayment of borrowings under the 1997 Credit Agreement with the net proceeds from the disposition of the worldwide professional products line, the Plusbelle brand in Argentina and the Colorama brand in Brazil and by lower interest rates under the Credit
Agreement, partially offset by interest on the New REV Holdings Notes and the
12% Notes, which were issued in February 2001 and November 2001, respectively.

Sale of product line, brands and facilities, net

         Described below are the principal sales of certain brands and facilities entered into by Products Corporations during 2001:

         In December 2001, Products Corporation sold a facility in Puerto Rico for approximately $4. In connection with such disposition, the Company recorded a pre-tax and after-tax net gain on the sale of $3.1 in the fourth quarter of
2001.

                                       20

         In July 2001, Products Corporation completed the disposition of the
Colorama brand of cosmetics and hair care products, as well as Products
Corporation's manufacturing facility located in Sao Paulo, Brazil, for approximately $57. Products Corporation used $22 of the net proceeds, after transaction costs and retained liabilities, to permanently reduce commitments under the 1997 Credit Agreement (as hereinafter defined). In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of
$6.7.

         In July 2001, Products Corporation completed the disposition of its subsidiary that owned and operated its manufacturing facility in Maesteg, Wales
(UK), including all production equipment. As discussed above, in October 2002, after experiencing production difficulties with this supplier, Products
Corporation and such supplier terminated their long-term supply agreement, revised certain aspects of the purchase agreement and entered into a new, more flexible supply agreement with significantly reduced volume commitments. In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of $8.6 in 2001. (See Note 3 to the Consolidated Financial Statements).

         In May 2001, Products Corporation sold its Phoenix, Arizona facility for approximately $7 and leased it back through the end of 2001. After recognition of increased depreciation in the first quarter of 2001, the Company recorded a pre-tax and after-tax net loss on the sale of $3.7 in the second quarter of 2001, which is included in SG&A expenses.

         In April 2001, Products Corporation sold the Aoyama Property in Japan for approximately $28. In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of $0.8 during the second quarter of
2001.

Loss on early extinguishment of debt

         The loss on early extinguishment of $3.6 in 2001 resulted primarily from the write-off of financing costs in connection with Products Corporation entering into the 2001 Credit Agreement.

Provision for income taxes

         The provision for income taxes was $9.3 for 2001, compared with $8.6 for 2000. The increase in the provision for income taxes for 2001, as compared
2000, was attributable to the alternative minimum tax liability recorded in 2001 in connection with the retirement of the Old REV Holdings Notes, partially offset by adjustments to certain deferred tax assets and higher taxes associated with the worldwide professional products line in the first quarter of 2000 and lower taxable income in 2001 in certain markets outside the U.S.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

         Net cash used for operating activities was $122.0, $91.0 and $84.0 for
2002, 2001 and 2000, respectively. The increase in net cash used for operating activities for 2002 compared to 2001 resulted primarily from a higher net loss, partially offset by lower inventories and an increase in accrued expenses and other, mainly associated with the Company's implementation of various aspects of the stabilization and growth phase of its plan. In addition, purchases of permanent wall displays increased in 2002 due to the roll out of the Company's newly-reconfigured wall displays. The slight increase in net cash used for operating activities for 2001 compared to 2000 resulted primarily from a higher net loss and changes in working capital, partially offset by lower purchases of wall displays.

         Net cash (used for) provided by investing activities was $(14.2), $87.2 and $322.1 for 2002, 2001 and 2000, respectively. Net cash used for investing activities for 2002 consisted primarily of capital expenditures. Net cash provided by investing activities for 2001 consisted of net proceeds from the sale of the Company's Colorama brand in Brazil, the Company's subsidiary in
Maesteg, Wales (UK), the Aoyama Property in Japan, the Phoenix facility and a facility in Puerto Rico, partially offset by capital expenditures. Net cash provided by investing activities for 2000 consisted of proceeds from the sale of the Company's worldwide professional products line and the Plusbelle brand in
Argentina, partially offset by cash used for capital expenditures.

                                       21

         Net cash provided by (used for) financing activities was $120.0, $50.8 and $(203.7) for 2002, 2001 and 2000, respectively. Net cash provided by financing activities for 2002 included cash drawn under the Credit Agreement and advances under the Keepwell Agreement (as hereinafter defined), partially offset by the repayment of borrowings under the Credit Agreement and payment of debt issuance costs. Net cash provided by financing activities for 2001 included cash drawn under the 2001 and 1997 Credit Agreements, proceeds from the issuance of the 12% Notes, a capital contribution from an indirect parent to retire the remaining portion of the Old REV Holdings Notes and advances under the Keepwell
Agreement, partially offset by the repayment of borrowings under the 1997 Credit
Agreement with the net proceeds from the disposition of the Colorama brand in
Brazil, and subsequently with proceeds from the issuance of the 12% Notes and proceeds from the 2001 Credit Agreement, payment of debt issuance costs in connection with the issuance of the 12% Notes and the 2001 Credit Agreement and repayment of the remaining portion of the Old REV Holdings Notes. Net cash used for financing activities for 2000 included repayments of borrowings under the
Credit Agreement with the net proceeds from the disposition of the worldwide professional products line and the Plusbelle brand in Argentina and the repayment of Products Corporation's Japanese yen-denominated credit agreement, partially offset by cash drawn under the 1997 Credit Agreement.

         On November 26, 2001, Products Corporation issued and sold $363 in aggregate principal amount of 12% Senior Secured Notes due 2005 (the "Original
12% Notes") in a private placement, receiving gross proceeds of $350.5. Products
Corporation used the proceeds from the Original 12% Notes and borrowings under the 2001 Credit Agreement to repay outstanding indebtedness under Products
Corporation's 1997 Credit Agreement and to pay fees and expenses incurred in connection with entering into the 2001 Credit Agreement and the issuance of the
Original 12% Notes, and the balance was available for general corporate purposes. On June 21, 2002, the Original 12% Notes were exchanged for new 12%
Senior Secured Exchange Notes due 2005 which have substantially identical terms as the Original 12% Notes (the "12% Notes"), except that the 12% Notes are registered with the Commission under the Securities Act of 1933 (as amended, the
"Securities Act") and the transfer restrictions and registration rights applicable to the Original 12% Notes do not apply to the 12% Notes.

         On November 30, 2001, Products Corporation entered into a credit agreement (the "2001 Credit Agreement") with a syndicate of lenders, whose individual members change from time to time, which agreement amended and restated the credit agreement entered into by Products Corporation in May 1997
(as amended, the "1997 Credit Agreement"; the 2001 Credit Agreement and the 1997
Credit Agreement are sometimes referred to as the "Credit Agreement"), and which matures on May 30, 2005. As of December 31, 2002, the 2001 Credit Agreement
provided up to $248.7, which is comprised of a $116.6 term loan facility (the
"Term Loan Facility") and a $132.1 multi-currency revolving credit facility (the
"Multi-Currency Facility"). At December 31, 2002, the Term Loan Facility was
fully drawn and $0.3 was available under the Multi-Currency Facility, including the letters of credit.

         On February 12, 2001, REV Holdings issued $80.5 principal amount of its
New REV Holdings Notes, which were issued in exchange for a like principal amount of Old REV Holdings Notes. The New REV Holdings Notes bear interest at
12% per year, payable semi-annually, and mature on February 1, 2004. 4.2 million shares of Revlon, Inc. Class A Common Stock owned by REV Holdings were pledged to secure the New REV Holdings Notes. On March 15, 2001, an affiliate contributed $667.5 principal amount of Old REV Holdings Notes to REV Holdings, which were delivered to the trustee for cancellation and contributed $22.0 in cash to REV Holdings to retire the remaining Old REV Holdings Notes at maturity.
Upon cancellation, the indenture governing the Old REV Holdings Notes was discharged.

         In connection with the transactions with MacAndrews & Forbes described in "Recent Developments," and as a result of Product Corporation's operating results for the fourth quarter of 2002 and the effect of acceleration of the
Company's implementation of the stabilization and growth phase of its plan,
Products Corporation entered into an amendment in February 2003 of its Credit
Agreement and secured waivers of compliance with certain covenants under the
Credit Agreement. In particular, EBITDA (as defined in the Credit Agreement) was
$35.2 for the four consecutive fiscal quarters ended December 31, 2002, which was less than the minimum of $210 required under the EBITDA covenant of the
Credit Agreement for that period and Products Corporation's leverage ratio was
5.09:1.00, which was in excess of the maximum ratio of 1.4:1.00 permitted under the leverage ratio covenant of the Credit Agreement for that period.
Accordingly, Products Corporation sought and secured waivers of compliance with these covenants for the fourth quarter of 2002 and, in light of the Company's expectation that the continued

                                       22

implementation of the stabilization and growth phase of the Company's plan would affect the ability of Products Corporation to comply with these covenants during
2003, Products Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the fourth quarter of 2003 expiring on
January 31, 2004.

         The amendment to the Credit Agreement also included the substitution of a minimum liquidity covenant requiring Products Corporation to maintain a minimum of $20 in liquidity from all available sources at all times through
January 31, 2004 and certain other amendments to allow for the M&F Investments and the implementation of the stabilization and growth phase of the Company's plan, including specific exceptions from the limitations under the indebtedness covenant to permit the MacAndrews & Forbes $100 million term loan and the
MacAndrews & Forbes $40-65 million line of credit and to exclude the proceeds from the M&F Investments from the mandatory prepayment provisions of the Credit
Agreement, and to increase the maximum limit on capital expenditures and permanent display purchases from $100 to $115 for 2003. The amendment also increased the applicable margin on loans under the Credit Agreement by 0.5%, the incremental cost of which to the Company, assuming the Credit Agreement is fully drawn, would be $1.1 from February 5, 2003 through the end of 2003. As of March
7, 2003, the Company had approximately $213 of available liquidity from all available sources.

         As discussed under "Recent Developments", pursuant to the Investment
Agreement MacAndrews & Forbes agreed, among other things, (i) to purchase shares of Revlon, Inc.'s Class A Common Stock in a private placement equivalent in number to that represented by its pro rata share, through REV Holdings, of the rights that would otherwise be distributed in the Rights Offering (approximately
83%, or $41.5) and to back-stop the Rights Offering by purchasing the remaining shares of Class A Common Stock offered to, but not purchased by, other stockholders (approximately 17%, or an additional $8.5), (ii) to provide
Products Corporation with the MacAndrews & Forbes $100 million term loan (the terms and conditions of which the parties agreed to on February 5, 2003), (iii)
if, prior to the consummation of the Rights Offering, Products Corporation has
fully drawn the MacAndrews & Forbes $100 million term loan and the implementation of the stabilization and growth phase of the Company's plan causes the Company to require some or all of the $50 of funds that Revlon, Inc.
would raise from the Rights Offering, MacAndrews & Forbes would advance Revlon,
Inc. these funds prior to closing the Rights Offering by making the $50 million
Series C preferred stock investment, which would be redeemed with the proceeds
Revlon, Inc. receives from the Rights Offering, and (iv) to provide Products
Corporation with the MacAndrews & Forbes $40-65 million line of credit (the terms and conditions of which the parties agreed to on February 5, 2003), provided that the MacAndrews & Forbes $100 million term loan is fully drawn and
MacAndrews & Forbes had made the $50 million Series C preferred stock investment
(or if Revlon, Inc. has consummated the Rights Offering and redeemed any outstanding shares of Series C preferred stock).

         The Company's principal sources of funds are expected to be operating revenues, cash on hand, the proceeds from the Rights Offering (which may be advanced to Revlon, Inc. and contributed to Products Corporation as a result of the $50 million Series C preferred stock investment prior to the consummation of the Rights Offering if Products Corporation has fully drawn the MacAndrews &
Forbes $100 million term loan), funds available for borrowing under the Credit
Agreement and the Mafco Loans and advances under the Keepwell Agreement. Revlon,
Inc. expects that the Rights Offering will be consummated in the second quarter of 2003, subject to the effectiveness of the registration statement, which
Revlon, Inc. filed with the Commission on February 5, 2003. Based on this expectation, Revlon, Inc. anticipates that Products Corporation will draw on the
MacAndrews & Forbes $100 million term loan before the Rights Offering is consummated in order to continue the implementation of the stabilization and growth phase of the Company's plan and for general corporate purposes. However,
Revlon, Inc. currently does not anticipate that, based upon a second quarter
2003 closing of the Rights Offering, it will require that MacAndrews & Forbes make the $50 million Series C preferred stock investment. The Credit Agreement, the Mafco Loans, Products Corporation's 12% Notes, Products Corporation's 8 5/8%
Notes due 2008 (the "8 5/8% Notes"), Products Corporation's 8 1/8% Notes due
2006 (the "8 1/8% Notes") and Products Corporation's 9% Notes due 2006 (the "9%
Notes") contain certain provisions that by their terms limit Products
Corporation's and/or its subsidiaries' ability to, among other things, incur additional debt. The New REV Holdings Notes contain certain provisions that by their terms limit REV Holdings' ability to, among other things, incur additional debt.

         The Company's principal uses of funds are expected to be the payment of operating expenses, including expenses in connection with the stabilization and growth phase of the Company's plan, purchases of permanent wall displays, capital expenditure requirements, including costs in connection with the ERP
System (as hereinafter

                                       23

defined), payments in connection with the Company's restructuring programs referred to below, debt service payments of the Company and its subsidiaries, including payments required under Products Corporation's debt instruments and interest payments under the New REV Holdings Notes.

         The Company currently estimates that charges related to the implementation of the stabilization and growth phase of the Company's plan will not exceed $60 during 2003 and 2004. In addition, the Company currently estimates that the cash payments related to this phase of the plan for charges recorded in 2002 will be approximately $75 during 2003 and 2004.

         The Company developed a new design for its wall displays (which the
Company refined as part of the stabilization and growth phase of its plan) and began installing them at certain customers' retail stores during 2002. The
Company is also reconfiguring existing wall displays at its retail customers on an accelerated basis. Accordingly, the Company has accelerated the amortization of its existing wall displays. The installation of these newly-reconfigured wall displays resulted in accelerated amortization in 2002 of approximately $11. The
Company estimates that purchases of wall displays for 2003 will be approximately
$75 to $85.

         The Company estimates that capital expenditures for 2003 will be approximately $25 to $30. The Company estimates that cash payments related to the restructuring programs referred to in Note 2 to the Consolidated Financial
Statements and executive separation costs will be $10 to $15 in 2003.

         The Company has evaluated its management information systems and determined, among other things, to upgrade to an Enterprise Resource Planning
("ERP") System. As a result of this decision, certain existing information systems are being amortized on an accelerated basis. Based upon the estimated time required to implement an ERP System and related IT actions, the Company expects that it will record additional amortization charges for its current information system in 2002 through 2005. The additional amortization recorded in
2002 was $4. The Company expects that the additional amortization for 2003 will be approximately $5.

         The Company expects that operating revenues, cash on hand, proceeds from the Rights Offering (which may be advanced to Revlon, Inc. and contributed to Products Corporation as a result of the $50 million Series C preferred stock investment prior to the consummation of the Rights Offering if Products
Corporation has fully drawn the MacAndrews & Forbes $100 million term loan), funds available for borrowing under the Credit Agreement and the Mafco Loans and advances under the Keepwell Agreement will be sufficient to enable the Company to cover its operating expenses for 2003, including cash requirements in connection with the Company's operations, the stabilization and growth phase of
Revlon, Inc.'s plan, cash requirements in connection with the Company's restructuring programs referred to above and the Company's debt service requirements of its subsidiaries and interest on the New REV Holdings Notes. The
Mafco Loans and the proceeds from the Rights Offering are intended to help fund the stabilization and growth phase of the Company's plan and to decrease the risk that would otherwise exist if the Company were to fail to meet its debt and ongoing obligations as they became due in 2003. However, there can be no assurance that such funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company's anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category, increased competition from the Company's competitors or the Company's marketing plans are not as successful as anticipated, or if the Company's expenses associated with implementation of the stabilization and growth phase of the Company's plan exceed the anticipated level of expenses, the Company's current sources of funds may be insufficient to meet the Company's cash requirements. Additionally, in the event of a decrease in demand for Products
Corporation's products or reduced sales or lack of increases in demand and sales as a result of the Company's plan, such development, if significant, could reduce Products Corporation's operating revenues and could adversely affect
Products Corporation's ability to achieve certain financial covenants under the
Credit Agreement and in such event the Company could be required to take measures, including reducing discretionary spending. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of the stabilization and growth phase of its plan, reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring subsidiary indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews &
Forbes, the Company's other affiliates and/or third parties, selling additional equity securities of Revlon, Inc. or selling its equity securities or reducing other discretionary spending. The Company has substantial

                                       24

debt maturing in 2004 and 2005, which will require refinancing, consisting of
$80.5 of the New REV Holdings Notes due in 2004 and the following due in 2005:
$246.3 (assuming the maximum amount is borrowed) under the Credit Agreement and
$363.0 of 12% Notes, as well as amounts, if any, borrowed under the MacAndrews &
Forbes $100 million term loan and the MacAndrews & Forbes $40-65 million line of credit.

         The Company expects that Products Corporation will need to seek a further amendment to the Credit Agreement or a waiver of the EBITDA and leverage ratio covenants under the Credit Agreement prior to the expiration of the existing waiver on January 31, 2004 because the Company does not expect that its operating results, including after giving effect to various actions under the stabilization and growth phase of the Company's plan, will allow Products
Corporation to satisfy those covenants for the four consecutive fiscal quarters ending December 31, 2003. The minimum EBITDA required to be maintained by
Products Corporation under the Credit Agreement is $230 for each of the four consecutive fiscal quarters ending on December 31, 2003 (which covenant was waived through January 31, 2004), March 31, 2004, June 30, 2004 and September
30, 2004 and $250 for any four consecutive fiscal quarters ending December 31,
2004 and thereafter and the leverage ratio covenant under the Credit Agreement will permit a maximum ratio of 1.10:1.00 for any four consecutive fiscal quarters ending on or after December 31, 2003 (which limit was waived through
January 31, 2004 for the four fiscal quarters ending December 31, 2003). In addition, after giving effect to the amendment, the Credit Agreement also contains a $20 minimum liquidity covenant. While the Company expects that
Products Corporation's bank lenders will consent to such amendment or waiver request, there can be no assurance that they will or that they will do so on terms that are favorable to the Company. If Products Corporation is unable to secure such amendment or waiver, it could be required to refinance the Credit
Agreement or repay it with proceeds from the sale of assets or operations, or additional capital contributions or loans from MacAndrews & Forbes or the
Company's other affiliates or third parties, or the sale of additional equity securities of Revlon, Inc. In the event that Products Corporation were unable to secure such a waiver or amendment and Products Corporation were not able to refinance or repay the Credit Agreement, Products Corporation's inability to meet the financial covenants for the four consecutive fiscal quarters ending
December 31, 2003 would constitute an event of default under Products
Corporation's Credit Agreement, which would permit the bank lenders to accelerate the Credit Agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt if the amount accelerated exceeds $25.0 and such default remains uncured within 10 days of notice from the trustee under the applicable indenture.

         There can be no assurance that the Company would be able to take any of the actions referred to in the preceding two paragraphs because of a variety of commercial or market factors or constraints in the Company's debt instruments, including, for example, that Products Corporation would not reach agreement with its bank lenders on refinancing terms that are acceptable to the Company before the waiver of its financial covenants expires on January 31, 2004, market conditions being unfavorable for an equity or debt offering, or that the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

         REV Holdings, as a holding company, will be dependent on distributions with respect to its approximately 83% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation and advances under the Keepwell
Agreement (as defined herein) to pay its expenses and to pay interest and the principal amount at maturity of the New REV Holdings Notes. The terms of the
Credit Agreement, the Mafco Loans, the 12% Notes, the 8 5/8% Notes, the 8 1/8%
Notes and the 9% Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common
Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan (as may be amended and restated from time to time, the "Amended Stock Plan").

         REV Holdings currently anticipates that it will be dependent upon advances under the Keepwell Agreement to pay interest when due under the New REV
Holdings Notes. However, the Company currently anticipates that it

                                       25

will be required to adopt one or more alternatives to pay the principal amount at maturity of the New REV Holdings Notes, such as refinancing its indebtedness, repaying its indebtedness with the proceeds from the sale of assets or operations of Revlon, Inc., selling its equity securities or equity securities of Revlon, Inc. or seeking additional capital contributions or loans from
MacAndrews & Forbes or the Company's other affiliates or third parties. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the New REV Holdings Notes or that any of such actions would be permitted by the terms of the indenture governing the New REV Holdings Notes (the "New Indenture") or any other debt instruments of the Company and the Company's subsidiaries then in effect, because, among other reasons, market conditions may be unfavorable for an equity or debt offering or the transactions may not be permitted under the terms of the
Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the
Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

         REV Holdings has entered into a Keepwell Agreement with GSB Investments
Corp., one of its affiliates (the "Keepwell Agreement"), pursuant to which GSB
Investments Corp. agreed to provide REV Holdings with funds in an amount equal to any interest payments due on the New REV Holdings Notes, to the extent that
REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the New REV Holdings Notes. The obligations of GSB
Investments Corp. under the Keepwell Agreement are only enforceable by REV
Holdings, and may not be enforced by the holders of the New REV Holdings Notes or the trustee under the New Indenture. The failure of GSB Investments Corp. to make a payment to REV Holdings under the Keepwell Agreement will not be an event of default under the New Indenture. Further, the New Indenture has no requirement that REV Holdings maintain the Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp. will have sufficient funds to make any payment to REV Holdings under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement.

         At December 31, 2002, GSB Investments Corp. owned 19.0 million shares of common stock of Citigroup, Inc. ("Citigroup Common Stock" and "Citigroup",
respectively). At December 31, 2002, the last reported sale price of Citigroup
Common Stock on the NYSE was $35.19 per share. At December 31, 2002, 13.1 million shares of Citigroup Common Stock owned by GSB Investments Corp. were pledged to secure forward contracts and 0.9 million shares were held in escrow pursuant to the terms of a stockholders agreement between GSB Investments Corp.
and Citigroup. In February 2003, GSB Investments Corp. settled certain forward contracts by delivering 1.2 million shares of Citigroup Common Stock to the counterparty and 0.2 million shares were released from pledge. As of February
28, 2003, GSB Investments Corp. owned 17.8 million shares of Citigroup Common
Stock. At February 28, 2003, 11.7 million shares of Citigroup Common Stock owned by GSB Investments Corp. were pledged to secure forward contracts and 0.9 million shares of Citigroup Common Stock continue to be held in escrow pursuant to such stockholders agreement.

         Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the first quarter of 2000 to $0.20 per share in the first quarter of 2003. Pursuant to the forward contracts, GSB Investments Corp. is entitled to a maximum dividend of $0.18 per share with respect to 3.3 million shares of its pledged Citigroup Common Stock, while all other pledged shares are not limited as to dividends. If Citigroup were to continue to pay quarterly dividends at the current rate of $0.20 per share and GSB Investments Corp. were to continue to own 17.8 million shares of Citigroup Common Stock, GSB Investments Corp. would have sufficient income from dividends paid on its Citigroup Common Stock to make the payments to REV Holdings that it might be required to make under the
Keepwell Agreement. However, there can be no assurance that Citigroup, which the
Company does not control, will continue to pay dividends at this rate, if at all, or that GSB Investments Corp. will continue to own shares of Citigroup
Common Stock in an amount sufficient to cover advances under the Keepwell
Agreement.

         If GSB Investments Corp. fails to comply with its obligations under the forward contracts that are secured by the pledge of its 11.7 million shares of
Citigroup Common Stock, the beneficiary of such pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its rights to receive dividends on such pledged shares. GSB Investments Corp. has advised REV Holdings that, if GSB Investments Corp. does not

                                       26

receive sufficient dividend income from its Citigroup Common Stock to satisfy its obligations under the Keepwell Agreement, GSB Investments Corp. expects to obtain capital contributions or loans from affiliates to satisfy such obligations. There can be no assurance that GSB Investments Corp. could obtain any such funds because its affiliates are under no obligation to provide them to
GSB Investments Corp.

         From August 2001 through December 31, 2002, GSB Investments Corp. made non-interest bearing advances of $14.2 to REV Holdings under the Keepwell
Agreement, which were used to make the August 1, 2001, February 1, 2002 and
August 1, 2002 interest payments on the New REV Holdings Notes. On February 1,
2003, GSB Investments Corp. made a non-interest bearing advance of $4.8, which was used to make the February 1, 2003 interest payment on the New REV Holdings
Notes. The Keepwell Agreement will terminate at such time as there are no New
REV Holdings Notes outstanding, at which time GSB Investments Corp. may require repayment of advances under the Keepwell Agreement.

         Pursuant to tax sharing agreements, REV Holdings and Revlon, Inc. may be required to make tax sharing payments to Mafco Holdings as if REV Holdings or
Revlon, Inc., as the case may be, were filing separate corporate income tax returns, except that no payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits
Products Corporation from making any tax sharing payment other than in respect of state and local income taxes. REV Holdings currently anticipates that, with respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement, and, with respect to REV Holdings, as a result of the absence of business operations or a source of income of its own, no cash federal tax payment or cash payment in lieu of federal taxes pursuant to the tax sharing agreements will be required for 2003.

         As a result of dealing with suppliers and vendors in a number of foreign countries, Products Corporation enters into foreign currency forward exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were foreign currency forward exchange contracts with a notional amount of $10.8 outstanding at December 31,
2002. The fair value of foreign currency forward exchange contracts outstanding at December 31, 2002 was nil.

DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The following table aggregates all contractual commitments and commercial obligations that affect the Company's financial condition and liquidity position as of December 31, 2002:

-------------------------------------------------------------------------------------------------------------------
                                                                PAYMENTS DUE BY PERIOD
                                                                (DOLLARS IN MILLIONS)
-------------------------------------------------------------------------------------------------------------------
      CONTRACTUAL OBLIGATIONS                      LESS THAN 1
                                         TOTAL        YEAR            1-3 YEARS      4-5 YEARS     AFTER 5 YEARS
-------------------------------------------------------------------------------------------------------------------

           LONG-TERM DEBT              $1,844.8          Nil          $1,194.9         $649.9           Nil
-------------------------------------------------------------------------------------------------------------------
     CAPITAL LEASE OBLIGATIONS            4.1            $1.8            2.3            Nil             Nil
-------------------------------------------------------------------------------------------------------------------
          OPERATING LEASES               56.7            21.3           17.5            7.1            $10.8
-------------------------------------------------------------------------------------------------------------------
 UNCONDITIONAL PURCHASE OBLIGATIONS    103.8(a)          48.9           54.9            Nil             Nil
-------------------------------------------------------------------------------------------------------------------
    OTHER LONG-TERM OBLIGATIONS         49.0(b)          25.6           23.4            Nil             Nil
-------------------------------------------------------------------------------------------------------------------
 TOTAL CONTRACTUAL CASH OBLIGATIONS    $2,058.4         $97.6         $1,293.0         $657.0          $10.8
-------------------------------------------------------------------------------------------------------------------

(a)  Consists of purchase commitments for finished goods, raw materials, components and services pursuant to enforceable and legally binding obligations which include all significant terms, including fixed or minimum

                                       27

     quantities to be purchased; fixed, minimum or variable price provisions;
     and the approximate timing of the transaction.

(b)  Consists primarily of obligations related to insurance, employment contracts and other personnel service contracts. Such amounts exclude severance and other contractual commitments related to restructuring, which are discussed under "Restructuring Costs".

OFF-BALANCE SHEET TRANSACTIONS

         The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonable likely to have a material current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EFFECT OF NEW ACCOUNTING STANDARDS

         In August 2001, the FASB issued Statement No. 143, "Accounting for
Asset Retirement Obligations". Statement No. 143 requires recording the fair market value of an asset retirement obligation as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. This statement also requires recording the contra asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciation of that cost over the life of the asset. The liability is then increased at the end of each period to reflect the passage of time and changes in the initial fair value measurement. The Company is required to adopt the provisions of Statement No. 143 effective January 1, 2003 and has determined that it will not have a significant effect on the Company's financial statements or disclosures.

         In July 2002, the FASB issued Statement No. 146, "Accounting for Costs
Associated with Exit or Disposal Activities". This statement nullifies EITF
Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits
and Other Costs to Exit an Activity (including Certain Costs Incurred in a
Restructuring)." Statement No. 146 requires that a liability for the fair value of costs associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of Statement No. 146 are effective for exit or disposal activities initiated after December 31, 2002 and thus became effective for the Company on January 1, 2003. The Company will continue to apply the provisions of EITF Issue 94-3 to any exit activities that have been initiated under an exit plan that met the criteria of EITF Issue 94-3 before the adoption of Statement No. 146. The adoption of Statement No. 146 is not currently expected to have a material effect on the financial position, results of operations or cash flows of the Company upon adoption.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's
Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others." Interpretation No. 45 requires the guarantor to recognize a liability for the contingent and non-contingent component of a guarantee; which means (a) the guarantor has undertaken an obligation to stand ready to perform in the event that specified triggering events or conditions occur and (b) the guarantor has undertaken a contingent obligation to make future payments if such triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The Company is required to recognize the liability even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Interpretation No. 45 also requires additional disclosures related to guarantees that have certain specified characteristics. The Company was required to adopt, and has adopted the disclosure provisions of
Interpretation No. 45 in its financial statements as of and for the year ended
December 31, 2002. Additionally, the recognition and measurement provisions of
Interpretation No. 45 are effective for all guarantees entered into or modified after December 31, 2002. The Company has evaluated the effect of the recognition and measurement provisions of this Interpretation. The adoption of this
Interpretation is not anticipated to have a material effect on the Company's financial statements or disclosures.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for
Stock-Based Compensation, Transition and Disclosure". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Should the Company elect to transition to fair value recognition of stock-based employee compensation, not all of the alternatives outlined in

                                       28

SFAS No. 148 will be available after December 31, 2002. The Company has included the disclosure requirements of SFAS No. 148 in its consolidated financial statements and is currently evaluating the impact of the fair value transition alternatives.

INFLATION

         In general, the Company's costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods.
Management believes, however, that such effects have not been material to the
Company during the past three years in the United States and in foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Argentina, Brazil, Venezuela and Mexico that have in the past experienced hyperinflation. In hyperinflationary foreign countries, the
Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its working capital levels.

SUBSEQUENT EVENTS

         See "Recent Developments."

         On February 1, 2003, GSB Investments Corp. made a non-interest bearing advance of $4.8 to the Company which it used to make its February 1, 2003 interest payment on the New REV Holdings Notes.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

         The Company has exposure to changing interest rates, primarily in the
U.S. The Company's policy is to manage interest rate risk through the use of a combination of fixed and floating rate debt. The Company from time to time makes use of derivative financial instruments to adjust its fixed and floating rate ratio. There were no such derivative financial instruments outstanding at
December 31, 2002. The table below provides information about the Company's indebtedness that is sensitive to changes in interest rates. The table presents cash flows with respect to principal on indebtedness and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at December 31,
2002. The information is presented in U.S. dollar equivalents, which is the
Company's reporting currency.

Exchange Rate Sensitivity

         The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. In addition, a portion of the Company's borrowings are denominated in foreign currencies, which are also subject to market risk associated with exchange rate movement. The Company from time to time hedges major foreign currency cash exposures generally through foreign exchange forward and option contracts. The contracts are entered into with major financial institutions to minimize counterparty risk. These contracts generally have a duration of less than twelve months and are primarily against the U.S.
dollar. In addition, the Company enters into foreign currency swaps to hedge intercompany financing transactions.

         The Company does not hold or issue financial instruments for trading purposes. The following table presents the information required by Item 7A of
Form 10-K as of December 31, 2002:

                                       29

                                                      EXPECTED MATURITY DATE FOR THE YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------              FAIR VALUE
                                                                                                                           DEC. 31,
                                                   2003    2004   2005       2006       2007     THEREAFTER     TOTAL        2002
                                                 --------- ----  ---------  ---------  -------  ------------ ----------- -----------
                                                                             (DOLLARS IN MILLIONS)
DEBT
-------------

Short-term variable rate (various currencies)...   $ 25.0                                                     $    25.0   $    25.0
      Average interest rate (a) ................      6.0%
Long-term fixed rate ($US) .....................                 $ 353.3    $ 499.7               $ 649.9       1,502.9       989.0
      Average interest rate ....................                    12.0%       8.6%                  8.6%
Long-term variable rate ($US)...................                   215.9 *                                        215.9       215.9
      Average interest rate (a).................                     7.6%
Long-term variable rate (various currencies)....                     7.2 *                                          7.2         7.2
      Average interest rate (a) ................                     9.4%
                                                 --------- ----  ---------  ---------  -------  ------------ ----------- -----------
Total debt** ...................................   $ 25.0   $ -  $ 576.4    $ 499.7      $ -      $ 649.9     $ 1,751.0   $ 1,237.1
                                                 ========= ====  =========  =========  =======  ============ =========== ===========

                                                   AVERAGE                                      ORIGINAL       CONTRACT
                                                 CONTRACTUAL                                    US DOLLAR       VALUE    FAIR VALUE
                                                    RATE                                        NOTIONAL       DEC. 31,    DEC. 31,
FORWARD CONTRACTS                                   $/FC                                         AMOUNT          2002        2002
                                                  ----------                                    ---------     --------- -----------

Buy Euros/Sell USD ..............................    0.8706                                        $  1.1        $  1.3       $ 0.2
Sell British Pounds/Buy USD .....................    1.5340                                           1.1           1.0        (0.1)
Buy British Pounds/Sell USD .....................    1.5942                                           3.6           3.6           -
Sell Australian Dollars/Buy USD .................    0.5154                                           0.9           0.8        (0.1)
Sell Canadian Dollars/Buy USD ...................    0.6249                                           2.4           2.4           -
Buy Australian Dollars/Sell New Zealand Dollars..    1.2250                                           0.3           0.3           -
Buy British Pounds/Sell Euros ...................    0.6159                                           0.7           0.7           -
Sell British Pounds/Buy Euros ...................    0.6213                                           0.7           0.7           -
                                                                                                ---------     --------- -----------
Total forward contracts .........................                                                  $ 10.8        $ 10.8       $   -
                                                                                                =========     ========= ===========

--------------------
(a) Weighted average variable rates are based upon implied forward rates from the yield curves at December 31, 2002.

* Represents Products Corporation's Credit Agreement which matures in May 2005.

** The New REV Holdings Notes are excluded from the table above since there is no active trading market for the New REV Holdings Notes and therefore the
Company is unable to assess the fair market value at this time. The New REV
Holdings Notes mature on February 1, 2004 and have a face value of $80.5.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Reference is made to the Index on page F-1 of the Consolidated
Financial Statements of the Company and the Notes thereto contained herein.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
        FINANCIAL DISCLOSURE

Not applicable.

                                       30

                                    PART III

ITEM 10.  MANAGERS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The following table sets forth certain information concerning the
Managers (who perform functions with respect to the Company similar to the functions performed by directors of a corporation) and executive officers of the
Company. Each Manager holds office until his successor is duly appointed and qualified or until his resignation or removal, if earlier.

         NAME                       POSITION
         ----                       --------

         Ronald O. Perelman         Chairman of the Board of Managers, Chief
                                    Executive Officer and Manager

         Howard Gittis              Vice Chairman of the Board of Managers and
                                    Manager

         Todd J. Slotkin            Executive Vice President, Chief Financial
                                    Officer, Chief

         Barry F. Schwartz          Executive Vice President and General Counsel

         The name, age (as of December 31, 2002), principal occupation for the last five years, and selected biographical information for each of the Managers and executive officers of the Company are set forth below.

         MR. PERELMAN (59) has been Chairman of the Board of Managers, Manager and Chief Executive Officer of the Company since December 2002. He was Chief
Executive Officer of REV Holdings Inc. since 1997 and Chairman of the Board of
Directors from 1993 through December 2002. Mr. Perelman has been Chairman of the
Board of Directors of Revlon, Inc. and of Products Corporation since June 1998,
Chairman of the Executive Committees of the Boards of Revlon, Inc. and of
Products Corporation since November 1995, and a Director of Revlon, Inc. and of
Products Corporation since their respective formations in 1992. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes
and various of its affiliates since 1980. Mr. Perelman is also Chairman of the
Executive Committee of the Board of Directors of M&F Worldwide Corp. ("M&F
Worldwide") and Chairman of the Board of Directors of Panavision Inc.
("Panavision"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended
(the "Exchange Act"): M&F Worldwide and Panavision.

         MR. GITTIS (68) has been Vice Chairman of the Board of Managers and
Manager of the Company since December 2002. He was a Director of REV Holdings
Inc. from its formation in 1993 through December 2002 and Vice Chairman of the
Board of REV Holdings Inc. from March 1997 through December 2002. Mr. Gittis has been a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992 and Vice Chairman of Products Corporation since
June 2002. He has been Vice Chairman of the Board of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is also a Director of the following corporations which file reports pursuant to the Exchange Act: Jones
Apparel Group, Inc., Loral Space & Communications Ltd. and M&F Worldwide.

         MR. SLOTKIN (49) has been Executive Vice President, Chief Financial
Officer, Chief Accounting Officer and Manager of the Company since December
2002. Mr. Slotkin was Executive Vice President and Chief Financial Officer of
REV Holdings Inc. from March 1999 through December 2002 and was Chief Accounting
Officer from March 2000 through December 2002. He has been Executive Vice
President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since 1999 and was Senior Vice President from 1992 to 1999. Mr.
Slotkin served as an officer of Citicorp for approximately 17 years prior to joining MacAndrews & Forbes, most recently as a Senior Managing Director.

         MR. SCHWARTZ (52) has been Executive Vice President and General Counsel of the Company since December 2002 and was Executive Vice President and General
Counsel of REV Holdings Inc. from March 1997 through December 2002. He has been
Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of
MacAndrews & Forbes and various of its affiliates from 1989 to 1993.

                                       31

EXECUTIVE OFFICERS OF REVLON, INC.

         The Company engages in its business through Revlon, Inc., Products
Corporation and Products Corporation's subsidiaries. The following table sets forth certain information (ages as of December 31, 2002) concerning the executive officers of Revlon, Inc. during the year ended December 31, 2002 who do not also serve as executive officers of the Company.

         NAME                       POSITION
         ----                       --------

         Jack L. Stahl              President, Chief Executive Officer and
                                    Director

         Douglas H. Greeff          Executive Vice President and Chief Financial
                                    Officer

         Paul E. Shapiro            Executive Vice President and Chief
                                    Administrative Officer

         MR. STAHL (49) has been President and Chief Executive Officer of
Revlon, Inc. and Products Corporation since February 2002 and Director of
Revlon, Inc. and Products Corporation since March 2002. Mr. Stahl served as
President and Chief Operating Officer of The Coca-Cola Company ("Coca-Cola")
from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive positions at Coca-Cola where he began his career in 1979. Mr. Stahl is also a Director of the United Negro College Fund and a trustee of Claremont
University.

         MR. GREEFF (46) has been Executive Vice President and Chief Financial
Officer of Revlon, Inc. and of Products Corporation since May 2000. From
September 1998 to May 2000, he was Managing Director, Fixed Income Global Loans,
and Co-head of Leverage Finance at Salomon Smith Barney Inc. From January 1994
until August 1998, Mr. Greeff was Managing Director, Global Loans and Head of
Leverage and Acquisition Finance at Citibank N.A.

         MR. SHAPIRO (61) has been Executive Vice President and Chief
Administrative Officer of Revlon, Inc. since August 2001 and of Products
Corporation since September 2001. From June 1998 until July 2001, he was
Executive Vice President and Chief Administrative Officer of Sunbeam Corporation
("Sunbeam") and The Coleman Company, Inc. ("Coleman"). Mr. Shapiro served as a
Director of Coleman from June 1998 until July 2001. Mr. Shapiro previously held the position of Executive Vice President of Coleman from July 1997 until its acquisition by Sunbeam in March 1998. From January 1994, before joining Coleman, he was Executive Vice President and Chief Administrative Officer of Marvel
Entertainment Group, Inc. Mr. Shapiro is a member of the Board of Directors of
Toll Brothers, Inc., which files reports pursuant to the Exchange Act.

                                       32

ITEM 11.  EXECUTIVE COMPENSATION

         The Company conducts its business through Revlon, Inc., Products
Corporation and Products Corporation's subsidiaries. For 2002, the Company's executive officers did not receive compensation from the Company. The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive
Officer of Revlon, Inc. during 2002 and the four most highly paid executive officers (see footnote (a) below), other than the Chief Executive Officer, who served as executive officers of Revlon, Inc. during 2002 (collectively, the
"Named Executive Officers"), for services rendered in all capacities to Revlon,
Inc. and Products Corporation and its subsidiaries during such periods.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                 ANNUAL COMPENSATION (a)                         AWARDS
                                           ------------------------------------  --------------------------------------
                                                                                 RESTRICTED                ALL OTHER
                                                                  OTHER ANNUAL     STOCK    SECURITIES       ANNUAL
                                             SALARY      BONUS    COMPENSATION    AWARDS    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR      ($)         ($)          ($)        ($) (b)     OPTIONS         ($)
---------------------------         ----     ------      -----    ------------   ---------  ----------    -------------

Jack L. Stahl ..................    2002   1,125,000   1,300,000      82,999     3,060,000    400,000      3,966,746
  President and Chief
  Executive Officer(c)

Douglas H. Greeff...............    2002    811,365     600,960       16,670       183,600     75,000          8,974
Executive Vice President            2001    731,375     511,200       16,513       153,000     50,000          8,786
  and Chief Financial Officer(d)    2000    422,500     450,000        7,868            --    100,000             --

Paul E. Shapiro.................    2002    500,000     225,000       72,092            --    200,000             --
Executive Vice President            2001    207,692     500,000        5,571       153,000    100,000             --
  and Chief Administrative
  Officer(e)

Jeffrey M. Nugent...............    2002    170,000          --       31,986             -         --      1,632,593
Former President and                2001   1,150,000        (f)      333,078       306,000     75,000        194,953
  Chief Executive Officer (f)       2000   1,000,000    500,000      430,948            --    100,000        489,454

--------------------
(a)  The amounts shown in Annual Compensation for 2002, 2001 and 2000 reflect salary, bonus and other annual compensation (including perquisites and other personal benefits valued in excess of $50,000) and amounts reimbursed for payment of taxes awarded to, earned by or paid to the persons listed for services rendered to Revlon, Inc. and Products Corporation and its subsidiaries. For the periods reported, Products Corporation had a bonus plan (the "Executive Bonus Plan") in which executives participated
     (including Messrs. Stahl, Greeff and Shapiro) (see "Employment Agreements
     and Termination of Employment Arrangements"). The Executive Bonus Plan
     provided for payment of cash compensation upon the achievement of predetermined business and personal performance objectives during the calendar year which are established by Revlon, Inc.'s Compensation and
     Stock Plan Committee (the "Compensation Committee"). Revlon, Inc. and
     Products Corporation did not have any "executive officers" during 2002 other than Messrs. Stahl, Greeff, Shapiro and Nugent. Accordingly, for 2002
     Revlon, Inc. and Products Corporation are reporting the compensation of
     Messrs. Stahl, Greeff, Shapiro and Nugent. On February 19, 2002, Revlon,
     Inc. and Products Corporation announced the appointment of Jack L. Stahl as its President and Chief Executive Officer. Mr. Shapiro's compensation is reported for 2002 and 2001 only because he did not serve as an executive officer of Revlon, Inc. and Products Corporation prior to 2001. Effective
     February 14, 2002, Jeffrey M. Nugent, Revlon, Inc.'s and Products
     Corporation's former President and Chief Executive Officer, ceased employment with the Company.

(b)  See footnotes (c), (d), (e) and (f) below for information concerning the number, value and vesting schedules on restricted stock awards to the Named
     Executive Officers under the Amended Stock Plan. The options granted to the
     Named Executive Officers during 2002 pursuant to the Amended Stock Plan are discussed below under "Option Grants in the Last Fiscal Year."

(c)  Mr. Stahl became President and Chief Executive Officer of Revlon, Inc. and
     Products Corporation during February 2002. Mr. Stahl received a guaranteed bonus of $1,300,000 in respect of 2002 pursuant to the terms of his employment agreement. The amount shown for Mr. Stahl under Other Annual
     Compensation for 2002 includes $82,999 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a

                                       33

     company-provided automobile, (ii) premiums paid or reimbursed in respect of life insurance, (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Stahl's employment agreement and (iv) relocation expenses paid or reimbursed in 2002. The amount shown under All Other
     Compensation for 2002 reflects (i) $7,350 in company-paid relocation expenses, (ii) $13,081 in respect of life insurance premiums, (iii) $79,315 of additional compensation in respect of interest and principal payments on a mortgage loan which Products Corporation made to Mr. Stahl to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement (See "Employment Agreements and Termination of
     Employment Arrangements"), (iv) $6,000 in respect of matching contributions under the Revlon Employees' Savings, Investment and Profit Sharing Plan,
     (v) $15,000 in respect of matching contributions under the Revlon Excess
     Savings Plan for Key Employees, and (vi) $3,846,000 for imputed income in connection with receipt of an Award of restricted stock reflected in the
     Summary Compensation Table as to which he made an election pursuant to
     Section 83(b) of the Internal Revenue Code. On February 17, 2002 (the
     "Stahl Grant Date"), Mr. Stahl was awarded a grant of 470,000 shares of restricted stock under the Amended Stock Plan and 530,000 shares of restricted stock under the Revlon, Inc. 2002 Supplemental Stock Plan. The value of the restricted stock Awards to Mr. Stahl reflected in the table are based on $3.06, the per share closing price of Revlon, Inc.'s Class A
     Common Stock on the NYSE on December 31, 2002. Provided Mr. Stahl remains continuously employed by Revlon, Inc., his 2002 restricted stock Award will vest as to one-third of the restricted shares on the day after which such
     20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds
     $30.00 per share, provided (i) subject to clause (ii) below, no portion of
     Mr. Stahl's restricted stock Award will vest until the second anniversary of the Stahl Grant Date, unless such 20-day average closing price has equaled or exceeded $25.00 per share, (ii) all of the shares of restricted stock awarded to Mr. Stahl will vest immediately in the event of a "change in control" as defined in Mr. Stahl's restricted stock agreement and (iii)
     on June 18, 2004, restrictions shall lapse as to 250,000 shares of such restricted stock, on the fourth anniversary of the Stahl Grant Date restrictions shall lapse as to an additional 250,000 shares of such restricted stock and on the fifth anniversary of the Stahl Grant Date, restrictions shall lapse as to 500,000 shares of such restricted stock as to which restrictions had not previously lapsed. In the event that, prior to the fifth anniversary of the Stahl Grant Date, and subject to clause
     (ii) of the prior sentence, Mr. Stahl's employment with Revlon, Inc.
     terminates (a) as a result of Mr. Stahl's disability, (b) is terminated by
     Mr. Stahl with "good reason" or (c) is terminated by the Company other than for "cause" (as each such term is defined or described in Mr. Stahl's employment agreement), restrictions shall lapse with respect to an additional number of shares of restricted stock, if any, such that the aggregate number of shares of restricted stock as to which restrictions shall have lapsed will equal the greater of (i) 250,000 and (ii) the product of (X) 1,000,000 and (Y) a fraction, the numerator of which is the number of full calendar months during which Mr. Stahl was employed after the Stahl Grant Date (disregarding service prior to March 1, 2002) and the denominator of which is 60. In addition, if Mr. Stahl's employment is terminated by Mr. Stahl for "good reason" or is terminated by Revlon, Inc.
     other than for "cause" or "disability" (as each such term is defined or described in Mr. Stahl's employment agreement) during the 120-day period immediately preceding the date of a "change in control" (as defined in Mr.
     Stahl's restricted stock agreement), then the shares of restricted stock previously forfeited upon such termination of employment will be reinstated
     and the restrictions relating thereto will lapse and such shares will be deemed fully vested as of the date of the change in control. In the event that cash or any in-kind distributions are made in respect of Revlon,
     Inc.'s Common Stock prior to the lapse of the restrictions relating to any of Mr. Stahl's restricted stock as to which the restrictions have not lapsed, such dividends will be held by Revlon, Inc. and paid to Mr. Stahl when, and if, the restrictions on such restricted stock lapse (other than the subscription rights that Revlon, Inc. intends to offer in the Rights
     Offering, which Mr. Stahl has waived).

(d)  Mr. Greeff served as Executive Vice President and Chief Financial Officer
     of Revlon, Inc. and Products Corporation during 2000, 2001 and 2002. In
     2002, Mr. Greeff received a bonus of $600,960, of which $200,960 was paid pursuant to the terms of his employment agreement as a special bonus in respect of a loan payment (see "Employment Agreements and Termination of
     Employment Arrangements") and the balance of $400,000 was a discretionary bonus paid in respect of 2002 pursuant to the Revlon Executive Bonus Plan.
     The amount shown for Mr. Greeff under Other Annual Compensation for 2002 includes $16,670 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. The amount shown under All Other Compensation for 2002 reflects (i) $2,974 in respect of life insurance premiums and (ii) $6,000

                                       34

     in respect of matching contributions under the Revlon Employees' Savings,
     Investment and Profit Sharing Plan. On September 17, 2002 (the "2002 Grant
     Date"), Mr. Greeff was awarded a grant of 60,000 shares of restricted stock under the Amended Stock Plan. The value of the 2002 restricted stock Award to Mr. Greeff reflected in the table is based on $3.06, the per share closing price of Revlon, Inc.'s Class A Common Stock on the NYSE on
     December 31, 2002. Provided Mr. Greeff remains continuously employed
     Revlon, Inc., his 2002 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of Mr. Greeff's 2002 restricted stock Award will vest until the second anniversary of the 2002
     Grant Date, (ii) all of the shares of restricted stock awarded to Mr.
     Greeff in 2002 will vest immediately in the event of a "change in control"
     (as defined in Mr. Greeff's restricted stock agreement) and (iii) all of the shares of restricted stock granted to Mr. Greeff in 2002 which have not previously vested will fully vest on the third anniversary of the 2002
     Grant Date. No dividends will be paid on Mr. Greeff's unvested restricted stock granted in 2002. Mr. Greeff received a bonus of $511,200 in respect of 2001, of which $211,200 was paid pursuant to the terms of his employment agreement as a special bonus in respect of a loan payment (see "Employment
     Agreements and Termination of Employment Arrangements") and the balance of
     $300,000 was paid in respect of 2001 pursuant to the Revlon Executive Bonus
     Plan as a short-term cash bonus in recognition of Products Corporation's successful refinancing of its credit agreement in 2001 with a new 2001
     Credit Agreement and issuing Products Corporation's new 12% Senior Secured
     Notes. $150,000 of Mr. Greeff's bonus in respect of 2001 was paid in 2002 and the remaining $150,000 was paid in 2003. The amount shown for Mr.
     Greeff under Other Annual Compensation for 2001 includes $16,513 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. The amounts shown under All Other Compensation for 2001 reflect (i) $4,436 in respect of life insurance premiums and (ii)
     $4,350 in respect of matching contributions under the Revlon Employees'
     Savings, Investment and Profit Sharing Plan. On June 18, 2001 (the "2001
     Grant Date"), Mr. Greeff was awarded a grant of 50,000 shares of restricted stock under the Amended Stock Plan. The value of the 2001 restricted stock
     Award to Mr. Greeff reflected in the table is based on $3.06, the per share closing price of Revlon, Inc.'s Class A Common Stock on the NYSE on
     December 31, 2002. Provided Mr. Greeff remains continuously employed by
     Revlon, Inc., his 2001 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of Mr. Greeff's 2001 restricted stock Award will vest until the second anniversary of the 2001
     Grant Date, (ii) all of the shares of restricted stock awarded to Mr.
     Greeff in 2001 will vest immediately in the event of a "change in control"
     (as defined in Mr. Greeff's restricted stock agreement), and (iii) all of the shares of restricted stock awarded to Mr. Greeff in 2001 which have not previously vested will fully vest on the third anniversary of the 2001
     Grant Date. No dividends will be paid on Mr. Greeff's unvested restricted stock granted in 2001. Mr. Greeff received a bonus of $450,000 in respect of 2000 pursuant to the terms of his employment agreement. The amount shown for Mr. Greeff under Other Annual Compensation for 2000 includes $7,868 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile.

(e)  Mr. Shapiro served as Executive Vice President and Chief Administrative
     Officer of Revlon, Inc. and Products Corporation during 2001 and 2002. Mr.
     Shapiro received a discretionary bonus of $225,000 in respect of 2002 pursuant to the Revlon Executive Bonus Plan. The $72,092 shown for Mr.
     Shapiro under Other Annual Compensation for 2002 includes (i) $17,014 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile, (ii) $18,908 in respect of health and country club membership reimbursements and (iii) $20,450 relating to personal use of a company car. Mr. Shapiro received a bonus of $500,000 in respect of 2001 pursuant to the terms of his employment agreement. The amount shown for Mr. Shapiro under Other Annual Compensation for 2001 includes $5,671 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. On the 2001 Grant
     Date, Mr. Shapiro was awarded a grant of (subject to his election as an executive officer of the Company) 50,000 shares of restricted stock under the Amended Stock Plan. The value of the 2001 restricted stock Award to Mr.
     Shapiro reflected in the table is based on $3.06, the per share closing price of Revlon, Inc.'s Class A Common Stock on

                                       35

     the NYSE on December 31, 2002. Provided Mr. Shapiro remains continuously employed by Revlon, Inc., his 2001 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the
     NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds
     $30.00 per share, provided (i) subject to clause (ii) below, no portion of
     Mr. Shapiro's 2001 restricted stock Award will vest until the second anniversary of the 2001 Grant Date, (ii) all of the shares of restricted stock awarded to Mr. Shapiro in 2001 will vest immediately in the event of a "change in control" (as defined in Mr. Shapiro's restricted stock agreement), and (iii) all of the shares of restricted stock granted to Mr.
     Shapiro in 2001 which have not previously vested will fully vest on the third anniversary of the 2001 Grant Date. Mr. Shapiro will be considered to have been continuously employed by Revlon, Inc. if his employment agreement is not extended beyond its initial term, which expires on July 31, 2003, or his employment is terminated prior to June 18, 2003, unless (i) Mr. Shapiro terminates his employment other than for "good reason" (as such term is defined in the Revlon Executive Severance Policy) or (ii) he is terminated by Products Corporation's for "cause" (as such term is defined in Mr.
     Shapiro's employment agreement). No dividends will be paid on Mr. Shapiro's unvested restricted stock granted in 2001.

(f)  Mr. Nugent served as President and Chief Executive Officer of Revlon, Inc.
     and Products Corporation during all of 2000 and 2001 and part of 2002. Mr.
     Nugent ceased employment with Revlon, Inc. and Products Corporation effective February 14, 2002 and was not entitled to a bonus in respect of
     2001 or 2002. The amount shown for Mr. Nugent under Other Annual
     Compensation for 2002 includes $31,986 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a company-provided automobile, (ii) premiums paid or reimbursed in respect of life insurance and (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Nugent's employment agreement. The amount shown under All
     Other Compensation for 2002 includes (i) $33,933 in respect of life insurance premiums, (ii) $11,801 of additional compensation in respect of interest and principal payments on a bank loan obtained by Mr. Nugent to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement and (iii) $1,586,859 pursuant to Mr. Nugent's separation agreement. See "Employment Agreements and Termination of
     Employment Arrangements." The amount shown for Mr. Nugent under Other
     Annual Compensation for 2001 includes $333,078 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a company-provided automobile, (ii) premiums paid or in respect of life insurance, (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Nugent's employment agreement and (iv) relocation expenses paid or reimbursed in 2001. The amount shown under All Other
     Compensation for 2001 reflects (i) $15,289 in respect of company-paid relocation expenses, (ii) $38,058 in respect of life insurance premiums and
     (iii) $141,606 of additional compensation in respect of interest and principal payments on a bank loan obtained by Mr. Nugent to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement. On the 2001 Grant Date, Mr. Nugent was awarded a grant of 100,000 shares of restricted stock under the Amended Stock Plan.
     The value of the 2001 restricted stock Award to Mr. Nugent reflected in the table is based on $3.06, the per share closing price of Revlon, Inc.'s
     Class A Common Stock on the NYSE on December 31, 2002. Such restricted shares were cancelled upon Mr. Nugent's resignation. Mr. Nugent received a bonus of $500,000 in respect of 2000 pursuant to the terms of his employment agreement. The amount shown for Mr. Nugent under Other Annual
     Compensation for 2000 includes $430,948 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a company-provided automobile, (ii) premiums paid or reimbursed in respect of life insurance,
     (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Nugent's employment agreement and (iv) relocation expenses paid or reimbursed in 2000. The amount shown under All Other Compensation for 2000 reflects (i) $17,369 in respect of life insurance premiums, (ii) $365,880 in respect of company-paid relocation expenses and (iii) $106,205 of additional compensation in respect of interest and principal payments on a bank loan obtained by Mr. Nugent to purchase a principal residence in the
     New York metropolitan area pursuant to his employment agreement.

                                       36

                      OPTION GRANTS IN THE LAST FISCAL YEAR

         During 2002, the following grants of stock options were made pursuant to the Amended Stock Plan to the Named Executive Officers:

                                                                                                         GRANT
                                                                                                           DATE
                                                        INDIVIDUAL GRANTS                               VALUE (a)
                               --------------------------------------------------------------------  ----------------
                                  NUMBER OF        PERCENT OF                                             GRANT
                                  SECURITIES      TOTAL OPTIONS                                            DATE
                                  UNDERLYING       GRANTED TO       EXERCISE OR                          PRESENT
                               OPTIONS GRANTED    EMPLOYEES IN       BASE PRICE       EXPIRATION          VALUE
NAME                                 (#)           FISCAL YEAR         ($/SH)            DATE              ($)
----------------------------   ----------------  ---------------  ----------------  ---------------  ----------------

Jack L. Stahl...............       400,000             12.0%             3.82           2/17/12         1,173,080

Douglas H. Greeff...........        50,000              1.5%             3.82           2/15/12           130,279
                                    25,000             0.75%             3.78           9/17/12            61,521

Paul E. Shapiro.............       100,000              3.0%             4.05            8/8/12           273,245
                                   100,000              3.0%             3.78           9/17/12           246,083

Jeffrey M. Nugent...........            --                --               --                --                --

         The option granted during 2002 under the Amended Stock Plan to Mr.
Stahl was awarded on the Stahl Grant Date pursuant to his employment agreement, consists of non-qualified options having a term of 10 years and has an exercise price equal to $3.82, the per share closing price on the NYSE of Revlon, Inc.'s
Class A Common Stock on the Stahl Grant Date, as indicated on the table above.
Provided Mr. Stahl continues his employment with Products Corporation, such options will become exercisable as to one-half of the shares on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common
Stock on the NYSE equals or exceeds $30.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds
$40.00 per share, provided (i) all of the shares underlying such option will vest immediately in the event of a "change in control" (as defined in Mr.
Stahl's stock option agreement) and (ii) all of the shares underlying such option will fully vest on the fifth anniversary of the Stahl Grant Date, provided, however, that subject to clause (i) above, in the event that Mr.
Stahl's employment with Products Corporation terminates as a result of (a) Mr.
Stahl's "disability," (b) is terminated by Mr. Stahl with "good reason" or (c)
is terminated by Products Corporation other than for "cause" (as each such term is defined or described in Mr. Stahl's employment agreement), the option will become exercisable as of the date of such termination with respect to an additional number of option shares, if any, such that the aggregate number of option shares that have become exercisable pursuant to his stock option agreement will equal the greater of (X) 100,000 and (Y) the product of (A)
400,000 and (B) a fraction, the numerator of which is the number of full calendar months during which Mr. Stahl was employed after the Stahl Grant Date
(disregarding service prior to March 1, 2002) and the denominator of which is
60. Messrs. Shapiro and Greeff were each awarded a grant of options on the 2002
Grant Date which consist of non-qualified options having a term of 10 years, will vest 33.3% on each anniversary of the 2002 Grant Date, will vest immediately in the event of a "change in control" (as defined in each of Messrs.
Shapiro's and Greeff's stock option agreements), will become 100% vested on the third anniversary of the 2002 Grant Date and have an exercise price equal to
$3.78, the per share closing price on the NYSE of Revlon, Inc.'s Class A Common
Stock on the 2002 Grant Date, as indicated in the table above. The other options granted to Mr. Greeff in 2002 under the Amended Stock Plan were awarded on
February 15, 2002 pursuant to his amended employment agreement, consist of non-qualified options having a term of 10 years, vest 25% on each anniversary of the grant date, will become 100% vested on the fourth anniversary of the grant date and have an exercise price equal to $3.82, the per share closing price on the NYSE of Revlon, Inc.'s Class A Common Stock on such grant date, as indicated
in the table above. The other options granted to Mr. Shapiro in 2002 under the
Amended Stock Plan were awarded on August 8, 2002 pursuant to his employment agreement, consist of non-qualified options having a term of 10 years, vest 25%
on each anniversary of the grant date, will become 100% vested on the fourth anniversary of the grant date and have an exercise price equal to $4.05, the per share closing price on the NYSE of Revlon, Inc.'s Class A Common Stock on such grant date, as indicated in the table above. On the 2002 Grant Date, Revlon,
Inc. also granted an option to purchase 100,000 shares of Revlon, Inc.'s Class A
Common Stock pursuant to the Amended Stock Plan to Mr. Perelman, the Chairman of
the Board of Directors of Revlon, Inc. Such option will vest 33.3% on each anniversary of the 2002 Grant Date, will vest immediately in the event of a
"change in control" (as defined in Mr. Perelman's stock option agreement), will become 100% vested on the third anniversary of the 2002 Grant Date and has an exercise price of $3.78, the per

                                       37

share closing price on the NYSE of Revlon, Inc.'s Class A Common Stock on the
2002 Grant Date. Also on the 2002 Grant Date, Revlon, Inc. granted 50,000 restricted shares of Class A Common Stock to Mr. Perelman pursuant to the
Amended Stock Plan. Provided Mr. Perelman continues to provide services as a director to Revlon, Inc., such 2002 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds
$25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of such restricted stock Award will vest until the second anniversary of 2002 Grant Date, (ii) all of the shares of such restricted stock Award will vest immediately in the event of a "change in control" (as defined in Mr. Perelman's restricted stock agreement), and (iii)
all of the shares of such restricted stock Award will fully vest on the third anniversary of the 2002 Grant Date.

--------------------
(a)  Grant Date Present Values were calculated using the Black-Scholes option pricing model. The model as applied used the Stahl Grant Date with respect to options granted to Mr. Stahl on such date, February 15, 2002 with respect to options granted to Mr. Greeff on such date, August 8, 2002 with respect to options granted to Mr. Shapiro on such date and the 2002 Grant
     Date with respect to options granted to Messrs. Greeff and Shapiro on such date. Stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: (i) a risk-free rate of return of
     4.66% with respect to options granted to Mr. Stahl on the Stahl Grant Date,
     4.66% with respect to options granted to Mr. Greeff on February 15, 2002,
     3.96% with respect to options granted to Mr. Shapiro on August 8, 2002 and
     3.49% with respect to options granted to Messrs. Greeff and Shapiro on the
     2002 Grant Date, which were the rates as of the applicable grant dates for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options; (ii) stock price volatility of 71% based upon the volatility of the stock price of Revlon, Inc.'s Class A Common
     Stock; (iii) a constant dividend rate of zero percent; and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options. The real value of the options in the table depends upon the actual performance of Revlon, Inc.'s Class A Common Stock during the applicable period and upon when they are exercised.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following chart shows the number of stock options exercised during
2002 and the 2002 year-end value of the stock options held by the Named
Executive Officers:

                                                                                                    VALUE OF IN-THE-
                                                                           NUMBER OF SECURITIES      MONEY OPTIONS
                                                                          UNDERLYING UNEXERCISED   AT FISCAL YEAR-END
                                       SHARES                               OPTIONS AT FISCAL         EXERCISABLE/
                                     ACQUIRED ON           VALUE                 YEAR-END            UNEXERCISABLE
                                      EXERCISE            REALIZED       EXERCISABLE/UNEXERCISABLE  AT DECEMBER 31,
NAME                                 DURING 2002        DURING 2002      AT DECEMBER 31, 2002 (#)     2002 (a) ($)
-------------------------------   ----------------   ------------------  ------------------------- ------------------

Jack L. Stahl..................          --                  --                 --/400,000                 --
Douglas H. Greeff..............          --                  --               62,500/162,500               --
Paul E. Shapiro................          --                  --               25,000/275,000               --
Jeffrey M. Nugent..............          --                  --                   --/--                    --

--------------------
(a)  Amounts shown represent the difference between the exercise price of the options (exercisable or unexercisable, as the case may be) and the market value of the underlying shares of the Company's Class A Common Stock at year end, calculated using $3.06, the December 31, 2002 per share closing price on the NYSE of Revlon, Inc.'s Class A Common Stock. The actual value, if any, an executive may realize upon exercise of a stock option depends upon the amount by which the market price of shares of Revlon, Inc.'s Class
     A Common Stock exceeds the exercise price per share when the stock options are exercised.

                                       38

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Each of Messrs. Stahl, Greeff and Shapiro has a current executive employment agreement with Products Corporation. Mr. Stahl's employment agreement provides that he will serve as President and Chief Executive Officer of Revlon,
Inc. and Products Corporation at a base salary of not less than $1,300,000 per annum, and that he receive a bonus of not less than $1,300,000 in respect of
2002 (which bonus was paid in February 2003) and grants of 1,000,000 shares of restricted stock and 400,000 options during 2002 (which grants were made on the
Stahl Grant Date). At any time after February 28, 2002, Products Corporation may terminate Mr. Stahl's employment by 36 months' prior written notice of non-renewal.

         Mr. Greeff's employment agreement with Products Corporation, as amended, provides that he will serve as Chief Financial Officer of Revlon, Inc.
and Products Corporation at a base salary of not less than $650,000 per annum and that he receive a grant of (i) 50,000 restricted shares in 2001 (which grant was made on the 2001 Grant Date), (ii) 50,000 options in 2001 (which grant was made on March 26, 2001) and (iii) 50,000 options in 2002 (which grant was made on February 15, 2002). At any time after May 8, 2003, Products Corporation may terminate Mr. Greeff's employment by 24 months' prior written notice of non-renewal. During any such period after notice of non-renewal, Mr. Greeff would be deemed an employee at will and would be eligible for severance under
Products Corporation's Executive Severance Policy (see "Executive Severance
Policy").

         Mr. Shapiro's employment agreement with Products Corporation provides that he will serve as Executive Vice President and Chief Administrative Officer
of Revlon, Inc. and Products Corporation at a base salary of not less than
$500,000 per annum and that he receive a $500,000 bonus in respect of 2001
(which bonus was paid in 2002) and a grant of (i) 50,000 restricted shares in
2001 (which grant was made on the 2001 Grant Date), (ii) 100,000 options in 2001
(which grant was made on the 2001 Grant Date) and (iii) 100,000 options in 2002
(which grant was made on August 8, 2002). At any time after July 31, 2003, either Products Corporation or Mr. Shapiro may terminate Mr. Shapiro's employment by providing written notice of non-renewal.

         Each of Messrs. Stahl's, Greeff's and Shapiro's employment agreement provides for participation in the Revlon Executive Bonus Plan and other executive benefit plans on a basis equivalent to other senior executives of
Products Corporation generally and for company-paid supplemental disability insurance (except that Mr. Shapiro waived company-provided life insurance coverage). Mr. Stahl's agreement provides for company-paid supplemental term life insurance coverage with a death benefit of $10,000,000 during employment.
The employment agreement for each of Messrs. Stahl, Greeff and Shapiro provides for protection of company confidential information and includes a non-compete obligation.

         Mr. Stahl's employment agreement provides that in the event of termination of the term by Mr. Stahl for breach by Products Corporation of a material provision of such agreement for "good reason" (as defined in Mr.
Stahl's employment agreement), or by Products Corporation prior to February 28,
2005 (otherwise than for "cause" or "disability" as each such term is defined or described in Mr. Stahl's employment agreement), Mr. Stahl would be entitled, at his election, to severance pursuant to Products Corporation's Executive
Severance Policy (see "Executive Severance Policy") (other than the six-month limit on lump sum payments provided for in such policy, which six-month limit provision would not apply to Mr. Stahl) or continued payments of base salary through February 28, 2005 and continued participation in the company's life insurance plan, which life insurance coverage is subject to a limit of two years, and medical plans subject to the terms of such plans through February 28,
2005 or until Mr. Stahl were covered by like plans of another company, and continued company-paid supplemental term life insurance. In addition, Mr.
Stahl's employment agreement provides that if he remains employed by Products
Corporation or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates, as well as any such plans of
Mr. Stahl's past employers or their affiliates (expressed as a straight life annuity), equals $500,000. If Mr. Stahl's employment were to terminate on or after February 28, 2003 and prior to February 28, 2004, then he would receive
8.33% of the supplemental pension benefit otherwise payable pursuant to his employment agreement and thereafter an additional 8.33% would accrue as of each
February 28th on which Mr. Stahl is still employed (but in no event more than would have been payable to Mr. Stahl under the foregoing provision had he retired at age 60). Mr. Stahl would not receive any supplemental pension benefit and any amounts then being paid for supplemental pension benefits would immediately cease if he were to terminate his employment prior to March 1, 2005 other than for "good reason" (as defined in Mr. Stahl's employment agreement),

                                       39

or if he were to breach such agreement or be terminated by Products Corporation for "cause" (as defined in Mr. Stahl's employment agreement). Mr. Stahl's employment agreement provides for continuation of group life insurance and executive medical insurance coverage in the event of permanent disability.

         Mr. Greeff's employment agreement provides that in the event of termination of the term by Mr. Greeff for breach by Products Corporation of a material provision of such agreement or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, or by Products Corporation prior to May 8, 2003 (otherwise than for "cause" as defined in Mr. Greeff's employment agreement or disability), Mr.
Greeff would be entitled, at his election, to severance pursuant to the
Executive Severance Policy (see "Executive Severance Policy") (other than the six-month limit on lump sum payments provided for in the Executive Severance
Policy, which six-month limit provision would not apply to Mr. Greeff) or continued payments of base salary through May 8, 2005 and continued
participation in the company's life insurance plan, which life insurance coverage is subject to a limit of two years, and medical plans subject to the terms of such plans through May 8, 2005 or until Mr. Greeff were covered by like plans of another company, and continued company-paid supplemental disability insurance. In addition, Mr. Greeff's agreement provides that if he remains employed by Products Corporation or its affiliates until age 62, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates, as well as any such plans of Mr. Greeff's past employers or their affiliates (expressed as a straight life annuity), equals $400,000. If Mr. Greeff's employment were to terminate on or after January 31, 2003 and prior to January 31, 2004, then he would receive 27.27% of the supplemental pension benefit otherwise payable pursuant to his employment agreement and thereafter an additional 9.09% would accrue as of each January 31st on which Mr. Greeff is still employed (but in no event more than would have been payable to Mr. Greeff under the foregoing provision had he retired at age 62). Mr. Greeff would not receive any supplemental pension benefit and would be required to reimburse Products
Corporation for any supplemental pension benefits received if he were to terminate his employment prior to May 8, 2003 other than for "good reason" (as defined in Mr. Greeff's employment agreement), or if he were to breach such agreement or be terminated by Products Corporation for "cause" (as defined in
Mr. Greeff's employment agreement). Mr. Greeff's employment agreement provides for continuation of group life insurance and executive medical insurance coverage in the event of permanent disability.

         Mr. Shapiro's employment agreement provides that in the event of termination of the term (i) by Mr. Shapiro for breach by Products Corporation of a material provision of such agreement or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option or restricted stock grants, (ii) by Products Corporation prior to July
31, 2003 (otherwise than for "cause" as defined in Mr. Shapiro's employment agreement or disability), or (iii) by Mr. Shapiro or Products Corporation upon providing notice of non-renewal of the term at any time on or after July 31,
2003, Mr. Shapiro would be entitled to continued payments of base salary and monthly payments of one-twelfth of the maximum annual bonus to which he would be eligible under his employment agreement, continued participation in the company's medical plans, subject to the terms of such plans, and continued
company-paid supplemental disability insurance through the later of January 31,
2005 or 18 months after the effective date of termination. In addition, Mr.
Shapiro's employment agreement provides that at age 65 he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products
Corporation and its affiliates, as well as any such plans of Mr. Shapiro's past employers or their affiliates (expressed as a straight life annuity), equals
$400,000. Mr. Shapiro would not receive any supplemental pension benefit and would be required to reimburse Products Corporation for any supplemental pension benefits received if he were to terminate his employment prior to July 31, 2003 other than for "good reason" (as defined in Mr. Shapiro's employment agreement), or if he were to breach the agreement or be terminated by Products Corporation for "cause" (as defined in Mr. Shapiro's employment agreement). Mr. Shapiro's employment agreement provides for continuation of executive medical insurance coverage in the event of permanent disability.

         Mr. Stahl's employment agreement provides that he is entitled to a loan from Products Corporation to satisfy state, local and federal income taxes
(including any withholding taxes) incurred by him as a result of his making an election under Section 83(b) of the Internal Revenue Code in connection with the
1,000,000 shares of restricted stock which were granted to him by Revlon, Inc.
on the Stahl Grant Date. Mr. Stahl received such a loan from Products
Corporation in the amount of $1,800,000 in March 2002. Interest on such loan is payable at the applicable federal rate required to avoid imputation of income tax liability. The full principal amount of such loan

                                       40

and all accrued interest is due and payable on the fifth anniversary of the
Stahl Grant Date, provided that if Mr. Stahl terminates his employment for "good reason" or Products Corporation terminates him other than for "disability" or
"cause" (as each such term is defined or described in Mr. Stahl's employment agreement), the outstanding balance of such loan and all accrued interest would be forgiven. Such loan is secured by a pledge of the 1,000,000 shares of restricted stock which were granted to Mr. Stahl on the Stahl Grant Date and such loan and pledge are evidenced by a Promissory Note and a Pledge Agreement, each dated March 13, 2002. Mr. Stahl's employment agreement also provides that he is entitled to a mortgage loan to cover the purchase of a principal residence in the New York metropolitan area and/or a Manhattan apartment, in the principal amount of $2,000,000, which loan was advanced by Products Corporation to Mr.
Stahl on May 20, 2002. The principal of the mortgage loan is repayable on a monthly basis during the period from June 1, 2002 through and including May 1,
2032, with interest at the applicable federal rate, or 90 days after Mr. Stahl's employment with Products Corporation terminates, whichever occurs earlier.
Pursuant to his employment agreement, Mr. Stahl is entitled to receive additional compensation payable on a monthly basis equal to the amount repaid by him in respect of interest and principal on the mortgage loan, plus a gross up for any taxes resulting from such additional compensation. If during the term of his employment agreement, Mr. Stahl terminates his employment for "good reason"
or Products Corporation terminates his employment other than for "disability" or
"cause" (as each such term is defined or described in Mr. Stahl's employment agreement), the mortgage loan from Products Corporation would be forgiven in its entirety.

         Mr. Greeff's employment agreement provides that he is entitled to a loan from Products Corporation in the amount of $800,000 (which loan he received in 2000), with the principal to be payable in five equal installments of
$160,000, plus interest at the applicable federal rate, on each of May 9, 2001,
May 9, 2002 (which installments were repaid) and the three successive anniversaries thereafter, provided that the total principal amount of such loan and any accrued but unpaid interest at the applicable federal rate (the "Loan
Payment") shall be due and payable upon the earlier of the January 15th immediately following the termination of Mr. Greeff's employment for any reason or May 9, 2005. In addition, Mr. Greeff's employment agreement provides that he shall be entitled to a special bonus, payable on each May 9th (which was paid on
May 9, 2001 and May 9, 2002) and ending with May 9, 2005 equal to the sum of the
Loan Payment with respect to such year, provided that he is employed on each such May 9th, and provided further that in the event that Mr. Greeff terminates his employment for "good reason" or is terminated for a reason other than
"cause" (as such terms are defined in Mr. Greeff's employment agreement), he shall be entitled to a special bonus in the amount of $800,000 minus the sum of any special bonuses paid through the date of such termination plus accrued but unpaid interest at the applicable federal rate. Notwithstanding the above, if
Mr. Greeff terminates his employment other than for "good reason" or Products
Corporation terminates his employment for "cause" (as such terms are defined in
Mr. Greeff's employment agreement), or if he breaches certain post-employment covenants, any bonus described above shall be forfeited or repaid by Mr. Greeff, as the case may be.

         Mr. Nugent resigned from his employment with Revlon, Inc. and Products
Corporation effective February 14, 2002 and entered into a separation agreement with Products Corporation dated as of February 14, 2002 (the "Nugent
Agreement"), which provides that he receive a separation allowance at the rate of $1,300,000 per annum payable over the period from February 15, 2002 to
December 31, 2004 (the "Payment Period"), which allowance would be reduced on account of any compensation earned by Mr. Nugent from employment or consulting services during the Payment Period. Pursuant to the Nugent Agreement, Products
Corporation made an additional lump sum payment to Mr. Nugent in the amount of
$285,000 on April 15, 2002. Additionally, in the Nugent Agreement, Mr. Nugent
and Products Corporation agreed to an offset of obligations whereby Products
Corporation canceled Mr. Nugent's obligation to repay principal and interest on a loan in the amount of $500,000 that was made in installments of $400,000 in
1999 and $100,000 in 2000 pursuant to his employment agreement with Products
Corporation effective as of November 2, 1999 (the "Nugent Employment
Agreement"), in exchange for the cancellation of Products Corporation's obligation to pay Mr. Nugent a special bonus on January 15, 2003 pursuant to the
Nugent Employment Agreement. Mr. Nugent's stock options were cancelled upon his resignation.

EXECUTIVE SEVERANCE POLICY

         Products Corporation's Executive Severance Policy provides that upon termination of employment of eligible executive employees, including Messrs.
Stahl, Greeff and Shapiro, other than voluntary resignation or termination by
Products Corporation for good reason, in consideration for the executive's execution of a release and confidentiality agreement and the Company's standard employee non-competition agreement, the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products

                                       41

Corporation's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service, reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth in such policy, as of December 31, 2002 Messrs. Stahl,
Greeff and Shapiro would be entitled to severance pay equal to 18, 20 and 19 months' of base salary, respectively, at the base salary rate in effect on the date of employment termination, plus continued participation in the medical and dental plans for the same respective periods on the same terms as active employees.

DEFINED BENEFIT PLANS

         In accordance with the terms of the Revlon Employees' Retirement Plan
(the "Retirement Plan"), the following table shows the estimated annual retirement benefits payable (as of December 31, 2002) under the non-cash balance program of the Retirement Plan (the "Non-Cash Balance Program") at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social
Security offset, including amounts attributable to the Revlon Pension
Equalization Plan, as amended (the "Pension Equalization Plan"), as described below.

        HIGH CONSECUTIVE                      ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT RETIREMENT
         FIVE-YEAR AVERAGE                           WITH INDICATED YEARS OF CREDITED SERVICE ($) (a)
           COMPENSATION              --------------------------------------------------------------------------------
    DURING FINAL TEN YEARS ($)             15              20               25              30               35
    --------------------------       -------------   -------------   ---------------   -------------      -----------

                 600,000                 151,020          201,360         251,700          302,040         302,040
                 700,000                 177,020          236,027         295,033          354,040         354,040
                 800,000                 203,020          270,693         338,367          406,040         406,040
                 900,000                 229,020          305,360         381,700          458,040         458,040
               1,000,000                 255,020          340,027         425,033          500,000         500,000
               1,100,000                 281,020          374,693         468,367          500,000         500,000
               1,200,000                 307,020          409,360         500,000          500,000         500,000
               1,300,000                 333,020          444,027         500,000          500,000         500,000
               1,400,000                 359,020          478,693         500,000          500,000         500,000
               1,500,000                 385,020          500,000         500,000          500,000         500,000
               2,000,000                 500,000          500,000         500,000          500,000         500,000
               2,500,000                 500,000          500,000         500,000          500,000         500,000

--------------------
(a)  The normal form of benefit for the Retirement Plan and the Pension
     Equalization Plan is a straight life annuity.

         The Retirement Plan is intended to be a tax qualified defined benefit plan. Non-Cash Balance Program benefits are a function of service and final average compensation. The Non-Cash Balance Program is designed to provide an employee having 30 years of credited service with an annuity generally equal to
52% of final average compensation, less 50% of estimated individual Social
Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary)
during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service includes all periods of employment with Revlon, Inc.
or a subsidiary prior to retirement or earlier termination. Messrs. Stahl,
Greeff and Shapiro do not participate in the Non-Cash Balance Program.

         Effective January 1, 2001, Products Corporation amended the Retirement
Plan to provide for a cash balance program under the Retirement Plan (the "Cash
Balance Program"). Under the Cash Balance Program, eligible employees will receive quarterly credits to an individual cash balance bookkeeping account equal to 5% of their compensation for the previous quarter. Interest credits, which commenced June 30, 2001, are allocated quarterly (based on the yield of the 30-year Treasury bond for November of the preceding calendar year).
Employees who as of January 1, 2001 were at least age 45, had 10 or more years of service with Revlon, Inc. and whose age and years

                                       42

of service totaled at least 60 were "grandfathered" and continue to participate in the Non-Cash Balance Program under the same retirement formula described in the preceding paragraph. All other eligible employees had their benefits earned
(if any) under the Non-Cash Balance Program "frozen" on December 31, 2000 and began to participate in the Cash Balance Program on January 1, 2001. The
"frozen" benefits will be payable at normal retirement age and will be reduced if the employee elects early retirement. Any employee who, as of January 1, 2001 was at least age 40 but not part of the "grandfathered" group will, in addition to the "basic" 5% quarterly pay credits, receive quarterly "transition" pay credits of 3% of compensation each year for up to 10 years or until he/she leaves employment with Revlon, Inc., whichever is earlier. Messrs. Stahl, Greeff and Shapiro participate in the Cash Balance Program. Mr. Nugent was and Mr.
Greeff is eligible to receive basic and transition pay credits. As they were not employed by Revlon, Inc. on January 1, 2001 (the date on which a "transition"
employee was determined), Messrs. Stahl and Shapiro are eligible to receive only basic pay credits. The estimated annual benefits payable under the Cash Balance
Program as a single life annuity (assuming Messrs. Stahl, Greeff and Shapiro remain employed by Revlon, Inc. until age 65 at their current level of compensation) is $199,400 for Mr. Stahl, $264,000 for Mr. Greeff and $17,700 for
Mr. Shapiro. Messrs. Stahl's, Greeff's and Shapiro's total retirement benefits will be determined in accordance with their respective employment agreements, each of which provides for a guaranteed retirement benefit provided that certain conditions are met.

         The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget
Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The
Pension Equalization Plan, as amended effective December 14, 1998, is a non-qualified benefit arrangement designed to provide for the payment by
Products Corporation of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the
Retirement Plan (including the Non-Cash Balance Program and the Cash Balance
Program) but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization
Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her non-competition agreement and on the participant not competing with Products Corporation for one year after termination of employment.

         The number of full years of service under the Retirement Plan and the
Pension Equalization Plan as of January 1, 2003 for Mr. Greeff is two years and for Mr. Shapiro is one year. Mr. Stahl did not have any years of credited service as of January 1, 2003.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

         Ronald O. Perelman, 35 East 62nd Street, New York, New York, 10021,
through MacAndrews & Forbes, beneficially owns the membership interest in REV
Holdings. MacAndrews & Forbes, through Mafco Holdings (which, through REV
Holdings) beneficially owns (i) 11,650,000 shares of Class A Common Stock of
Revlon, Inc. (representing approximately 57% of the outstanding shares of Class
A Common Stock of Revlon, Inc.), (ii) all of the outstanding 31,250,000 shares of Class B Common Stock of Revlon, Inc., which together with the shares referred to in clause (i) above represent approximately 83% of the outstanding shares of
Revlon, Inc. Common Stock, and (iii) all of the outstanding 4,333 shares of the
Series B Preferred Stock. Based on the shares referred in clauses (i), (ii) and
(iii) above, Mr. Perelman through Mafco Holdings (which, through REV Holdings)
has approximately 97% of the combined voting power of the outstanding shares of
Common Stock of Revlon, Inc., entitled to vote at its 2003 Annual Meeting of
Shareholders. As of December 31, 2002, 4,186,104 shares of Revlon, Inc. Class A
Common Stock owned by REV Holdings were pledged by REV Holdings (the "Pledged
Shares") to secure $80.5 million principal amount of the New REV Holdings Notes.
From time to time, additional shares of Revlon, Inc.'s Class A Common Stock, the membership interest in REV Holdings or shares of intermediate holding companies between Revlon, Inc. and Mafco Holdings may be pledged to secure obligations of
Mafco Holdings or its affiliates. A default under REV Holdings' obligations which are secured by the Pledged Shares could cause a foreclosure with respect to such shares of Revlon, Inc.'s Class A Common Stock pledged by REV Holdings.

                                       43

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         MacAndrews & Forbes beneficially owns the membership interest in REV
Holdings. As a result, MacAndrews & Forbes is able to appoint the entire Board of Managers of REV Holdings and control the vote on all matters submitted to a vote of REV Holdings' member, including extraordinary transactions such as mergers or sales of all or substantially all of REV Holdings' assets. MacAndrews
& Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Board of
Managers, Chief Executive Officer and a Manager of REV Holdings.

TRANSFER AGREEMENTS

         In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings Inc. (a Delaware corporation which in 2002 converted into a Delaware limited liability company known as Revlon
Holdings LLC ("Holdings") and which is an affiliate and an indirect wholly-owned subsidiary of Mafco Holdings) and certain of its wholly-owned subsidiaries (the
"Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property
Transfer Agreement" and, together with the Asset Transfer Agreement, the
"Transfer Agreements"), and pursuant to such agreements, on June 24, 1992
Holdings transferred assets to Products Corporation and Products Corporation assumed all of the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the
"Excluded Liabilities"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to Revlon,
Inc.'s business and which historically had not been profitable (the "Retained
Brands") and certain other assets and liabilities were retained by Holdings.
Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products
Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amount reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 2002 was $0.5 million.

REIMBURSEMENT AGREEMENTS

         Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which
(i) MacAndrews Holdings is obligated to provide (directly or through affiliates)
certain professional and administrative services, including employees, to
Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance, legal and accounting services and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by
Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to
MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of
MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews
Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Products
Corporation and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings
(or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. The net amount reimbursed by
MacAndrews Holdings to Products Corporation for the services provided under the
Reimbursement Agreements for 2002 was $0.8 million. Each of Revlon, Inc. and
Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. REV Holdings does not expect Revlon, Inc. or Products Corporation to request services under the
Reimbursement Agreements unless their costs would be at least as favorable to
Revlon, Inc. or Products Corporation, as the case may be, as could be obtained from unaffiliated third parties. Revlon, Inc. and Products Corporation participate in MacAndrews & Forbes' directors and officers insurance program, which covers Revlon, Inc. and Products Corporation as well as MacAndrews &
Forbes and its other affiliates. The limits

                                       44

of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. Revlon, Inc. and Products
Corporation reimburse MacAndrews & Forbes for their allocable portion of the premiums for such coverage which, the Company believes, is more favorable than the premiums Revlon, Inc. and Products Corporation could secure were they to secure stand-alone coverage. The amount paid by Revlon, Inc. and Products
Corporation to MacAndrews & Forbes for premiums is included in the amounts paid under the Reimbursement Agreements.

In March 1993, REV Holdings and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to REV Holdings on the same basis as it provides services to Revlon,
Inc., and REV Holdings agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the
Reimbursement Agreements. REV Holdings also participates in MacAndrews & Forbes'
insurance programs, the coverage limits of which are available on aggregate losses to any or all of the participating companies and their respective directors and officers. There were no payments made pursuant to this agreement during 2002.

TAX SHARING AGREEMENTS

         Holdings, Revlon, Inc. and Products Corporation, for federal income tax purposes, are included in the affiliated group of which Mafco Holdings is the common parent, and Revlon Inc.'s and Products Corporation's federal taxable income and loss are included in such group's consolidated tax return filed by
Mafco Holdings. Revlon, Inc. and Products Corporation also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. In
June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco
Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than
Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon,
Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to
Holdings, amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns
(including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that
Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits
Products Corporation from making such tax sharing payments other than in respect of state and local income taxes.

         In March 1993, REV Holdings and Mafco Holdings entered into a tax sharing agreement (as amended, the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, REV
Holdings will pay to Mafco Holdings amounts equal to the taxes that REV Holdings would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries
(including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to REV Holdings). In connection with the conversion of REV Holdings Inc., a Delaware corporation, into a limited liability company in December 2002, the 1993 Tax Sharing Agreement was amended to provide that REV
Holdings will make tax sharing payments to Mafco Holdings as if it was a taxable corporation.

         Since the payments to be made by Revlon, Inc. under the 1992 Tax
Sharing Agreement and by REV Holdings under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if they were to file separate federal, state or local corporate income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries. The 1992 Tax Sharing
Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a
$10 million note with interest at 12% and interest and principal payable by
Mafco Holdings on December 31, 2005. With respect to REV Holdings, as a result of the absence of business operations or a source of income of its own, no federal tax payments or payments in lieu of taxes pursuant to the 1993 Tax
Sharing Agreement were required for 2002 or 2000. With respect to 2001, REV

                                       45

Holdings recorded an alternative minimum tax liability of $5.2 million pursuant to the 1993 Tax Sharing Agreement related to the retirement of the Old REV
Holdings Notes. However, as a result of tax legislation enacted in the first quarter of 2002, REV Holdings was able to recognize tax benefits of $4.4 million in 2002, which was offset against this liability and reduced it to $0.8 million, which was contributed to capital in 2002. With respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement there were no federal tax payments or payments in lieu of taxes pursuant to the
1992 Tax Sharing Agreement for 2002, 2001 or 2000. Revlon, Inc. had a liability of $0.9 million to Holdings in respect of alternative minimum taxes for 1997 under the 1992 Tax Sharing Agreement. However, as a result of tax legislation enacted in the first quarter of 2002, Revlon, Inc. was able to recognize tax benefits of $0.9 million in 2002, which completely offset this liability.

INVESTMENT AGREEMENT AND MAFCO LOAN AGREEMENTS

         See the description of the M&F Investments under "Recent Developments."

REGISTRATION RIGHTS AGREEMENT

         REV Holdings and Revlon, Inc. entered into a registration rights agreement (the "Registration Rights Agreement") and in February 2003, Revlon,
Inc. and MacAndrews Holdings entered into a joinder agreement to the
Registration Rights Agreement pursuant to which REV Holdings and certain transferees of Revlon, Inc.'s Common Stock held by REV Holdings (the "Holders")
have the right to require Revlon, Inc. to register all or part of Revlon, Inc.'s
Class A Common Stock owned by such Holders, including shares of Class A Common
Stock purchased in connection with the Rights Offering and shares of Class A
Common Stock issuable upon conversion of Revlon, Inc.'s Class B Common Stock and
Series B Preferred Stock owned by such Holders under the Securities Act (a
"Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by
Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon,
Inc. In addition, the Holders have the right to participate in registrations by
Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The
Holders will pay all out-of-pocket expenses incurred in connection with any
Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Revlon, Inc.'s Class A Common Stock sold by such Holders.

                                       46

KEEPWELL AGREEMENT

         REV Holdings has entered into the Keepwell Agreement with GSB
Investments Corp., pursuant to which GSB Investments Corp. agreed to provide REV
Holdings with funds in an amount equal to any interest payments due on the New
REV Holdings Notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the
Keepwell Agreement is not a guarantee of the payment of interest on the New REV
Holdings Notes. The obligations of GSB Investments Corp. under the Keepwell
Agreement are only enforceable by REV Holdings, and may not be enforced by the holders of the New REV Holdings Notes or the trustee under the New Indenture governing the New REV Holdings Notes. The failure of GSB Investments Corp. to make a payment to REV Holdings under the Keepwell Agreement will not be an event of default under the New Indenture. Further, the New Indenture has no requirement that REV Holdings maintain the Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp. will have sufficient funds to make any payments to REV Holdings under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement. During 2002 and 2001, GSB
Investments made non-interest bearing advances of $9.7 million and $4.5 million, respectively, to REV Holdings under the Keepwell Agreement, which were used to make interest payments on the New REV Holdings Notes. On February 1, 2003, GSB
Investments Corp. made a non-interest bearing advance of $4.8 million, which was used to make the February 1, 2003 interest payment on the New REV Holdings
Notes. The Keepwell Agreement will terminate at such time as there are no New
REV Holdings Notes outstanding, at which time GSB Investments Corp. may require repayment of advances under the Keepwell Agreement. See also "Management's
Discussion and Analysis of Financial Condition and Results of Operations --
Financial Condition, Liquidity and Capital Resources."

OTHER

         Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. In August 1998, Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products
Corporation terminated the Edison Lease and entered into a new lease with the new owner. Holdings agreed to indemnify Products Corporation through September
1, 2013 to the extent rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amount reimbursed by Holdings to Products Corporation with respect to the Edison facility for 2002 was $0.2 million.

         During 2002, Products Corporation leased certain facilities to
MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters.
The rent paid to Products Corporation for 2002 was $0.3 million.

         The Credit Agreement and Products Corporation's 12% Notes are supported by, among other things, guarantees from Revlon, Inc., and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation.
The obligations under such guarantees are secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation's domestic subsidiaries and 66% of the capital stock of Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries.

         In March 2002, prior to the passage of the Sarbanes-Oxley Act of 2002,
Products Corporation made an advance of $1.8 million to Mr. Stahl pursuant to his employment agreement, which was entered into in February 2002, for tax assistance related to a grant of restricted stock provided to Mr. Stahl pursuant to such agreement, which loan bears interest at the applicable federal rate. In
May 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products
Corporation made an advance of $2.0 million to Mr. Stahl pursuant to his employment agreement in connection with the purchase of his principal residence in the New York City metropolitan area, which loan bears interest at the applicable federal rate, $79,314 of which was repaid during 2002. Pursuant to his employment agreement, Mr. Stahl receives from Products Corporation additional compensation payable on a monthly basis equal

                                       47

to the amount actually paid by him in respect of interest and principal on such
$2.0 million advance, plus a gross up for any taxes payable by Mr. Stahl as a result of such additional compensation.

         During 2000, Products Corporation made an advance of $0.8 million to
Mr. Greeff, pursuant to his employment agreement, which loan bears interest at the applicable federal rate. Mr. Greeff repaid $0.2 million during 2002.
Pursuant to his employment agreement, Mr. Greeff is entitled to receive bonuses from Products Corporation, payable on each May 9th commencing on May 9, 2001 and ending with May 9, 2005, in each case equal to the sum of the principal and interest on the advance repaid in respect of such year by Mr. Greeff, provided that he is employed by Products Corporation on each such May 9th, which bonus installment was paid to Mr. Greeff in May 2002.

         In the Nugent Agreement, Mr. Nugent and Products Corporation agreed to an offset of obligations whereby Products Corporation canceled Mr. Nugent's obligation to repay principal and interest on a loan in the amount of $0.5 million that was made in installments of $0.4 million in 1999 and $0.1 million in 2000 pursuant to the Nugent Employment Agreement, in exchange for the cancellation of Products Corporation's obligation to pay Mr. Nugent a special bonus on January 15, 2003 pursuant to the Nugent Employment Agreement.

         During 2002, Products Corporation made payments of $0.3 million to Ms.
Ellen Barkin (spouse of Mr. Perelman) under a written agreement pursuant to which she provides voiceover services for certain of Products Corporation's advertisements, which payments were competitive with industry rates for similarly situated talent.

         At December 31, 2002, REV Holdings had an outstanding payable to an affiliate of approximately $5.0 relating to funds advanced to REV Holdings for debt issuance costs in 1998 and 2001.

         On March 15, 2001, an affiliate contributed $667.5 million principal amount of Old REV Holdings Notes to REV Holdings, which were delivered to the trustee for cancellation and contributed $22.0 million in cash to REV Holdings to retire the remaining Old REV Holdings Notes at maturity.

         During 2002, Products Corporation employed Mr. Perelman's daughter in a marketing position, with compensation paid for 2002 of less than $80,000.

         During 2002, Products Corporation employed a daughter of Donald
Drapkin, a director of Revlon, Inc., in a marketing position, with compensation paid for 2002 of less than $80,000.

ITEM 14.  CONTROLS AND PROCEDURES

         The Company's Chief Executive Officer and Chief Financial Officer (who
are its principal executive officer and principal financial officer, respectively) have within 90 days prior to the filing date of this Annual Report on Form 10-K (the "Evaluation Date"), evaluated the effectiveness of the
Company's disclosure controls and procedures (as defined in Rules 13a-14(c) and
15d-14(c) under the Exchange Act). Based upon such evaluation, the Chief
Executive Officer and Chief Financial Officer have concluded that such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports filed or submitted by it under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and that such information is accumulated and communicated to the Company's management, including the Chief
Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure.

         The Chief Executive Officer and Chief Financial Officer have determined that there were no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls subsequent to the date of their evaluation, nor any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.

                                       48

FORWARD-LOOKING STATEMENTS

         This Annual Report on Form 10-K for the year ended December 31, 2002, as well as other public documents and statements of the Company, contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the
Company's expectations and estimates (whether qualitative or quantitative) as to:

         (i)      the Company's plans to update its retail presence and improve the marketing effectiveness of its retail wall displays by installing newly-reconfigured wall displays and reconfiguring existing wall displays at its retail customers (and its
                  estimates of the costs of such wall displays, the effects of such plans on the accelerated amortization of existing wall displays and the estimated amount of such amortization);

         (ii)     the Company's plans to increase its advertising and media
                  spending and improve the effectiveness of its advertising;

         (iii)    the Company's plans to introduce new products and further
                  strengthen its new product development process;

         (iv)     the Company's plans to streamline its product assortment and reconfigure product placement on its wall displays,
                  selectively adjust prices on certain of its products, improve customers' stock levels by enhancing merchandiser coverage and reduce damages by continuing to develop the Company's tamper evident program;

         (v)      the Company's plans to implement comprehensive programs to develop and train its employees;

         (vi)     the Company's future financial performance;

         (vii)    the effect on sales of political and/or economic conditions, adverse currency fluctuations and competitive activities;

         (viii)   the Company's plans to accelerate the implementation of the stabilization and growth phase of its plan and the charges and the cash costs resulting from implementing such plan and the timing of such costs, as well as the Company's expectations as to improved revenues over the long term as a result of such phase of its plan;

         (ix)     restructuring activities, restructuring costs, the timing of restructuring payments and annual savings and other benefits from such activities;

         (x)      operating revenues, cash on hand, cash available from the
                  Rights Offering and the $50 million Series C preferred stock investment, if any, availability of borrowings under the Mafco
                  Loans and Products Corporation's Credit Agreement and advances under the Keepwell Agreement being sufficient to satisfy the
                  Company's cash requirements in 2003, the availability of
                  advances under the Keepwell Agreement and GSB Investment
                  Corp.'s plan to obtain capital contributions or loans from its affiliates to make advances under the Keepwell Agreement if it has not received sufficient dividend income from its Citigroup
                  Common Stock and the availability of funds from restructuring indebtedness, selling assets or operations of Revlon, Inc., capital contributions or loans from MacAndrews & Forbes, the
                  Company's other affiliates and/or third parties and the sale of additional shares of Revlon, Inc. or the sale of equity securities of REV Holdings to pay the principal amount at
                  maturity of the New REV Holdings Notes.

         (xi)     the Company's uses of funds, including amounts required for the purchase and reconfiguration of wall displays, increases in advertising and media, and the costs and expenses of the stabilization

                                       49

                  and growth phase of the Company's plan and its estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs and debt
                  service payments;

         (xii)    the effects of a loss of one or more of the Company's
                  customers, including, without limitation, Wal-Mart, and the status of the Company's relationship with its customers;

         (xiii)   the effects of competitive responses to the implementation of the Company's plan;

         (xiv)    the availability of raw materials and components and, with respect to Europe, products;

         (xv)     the supply arrangement with the Company's principal third
                  party manufacturer for Europe being flexible and that
                  production difficulties with such supplier will be resolved during the first half of 2003;

         (xvi)    matters concerning the Company's market-risk sensitive
                  instruments;

         (xvii)   the effects of the assumptions and estimates underlying the
                  Company's critical accounting policies;

         (xviii)  the effects of the Company's adoption of certain accounting principles;

         (xix)    the Company's receipt, and the amount and timing of the
                  payment of contingent deferred purchase price in connection with the sale of certain assets;

         (xx)     Revlon, Inc.'s ability to consummate the Rights Offering and as to the timing thereof;

         (xxi)    Products Corporation securing a further waiver or amendment of various provisions of its Credit Agreement, including the
                  EBITDA and leverage ratio covenants, or refinancing or
                  repaying such debt before January 31, 2004 in the event such waiver or amendment is not secured; and

         (xxii)   Products Corporation's plan to refinance its debt maturing in
                  2005.

         Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements.
Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates,"
"projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any additional disclosures the Company makes in its Quarterly Reports on Form 10-Q, Annual
Report on Form 10-K and Current Reports on Form 8-K to the Commission (which, among other places, can be found on the Commission's website at
http://www.sec.gov). The information available from time to time on such website shall not be deemed incorporated by reference into this Annual Report on Form 10-K. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company's filings with the Commission, including this filing, the following factors, among others, could cause the
Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company:

         (i)      difficulties or delays or unanticipated costs associated with improving the marketing effectiveness of the Company's wall displays;

         (ii)     difficulties or delays in developing and/or presenting the
                  Company's increased advertising programs and/or improving the effectiveness of its advertising;

                                       50

         (iii)    difficulties or delays in developing and introducing new
                  products or failure of the Company's customers to accept new product offerings and/or in further strengthening the
                  Company's new product development process;

         (iv)     difficulties or delays in implementing the Company's plans to streamline its product assortment and reconfigure product
                  placement on its wall displays, selectively adjust prices on certain of its products, improve stock levels by enhancing merchandiser coverage and/or reduce damages by continuing to develop the Company's tamper evident program;

         (v)      difficulties or delays in implementing comprehensive programs to train the Company's employees;

         (vi)     unanticipated circumstances or results affecting the Company's financial performance, including changes in consumer
                  preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, and actions by the
                  Company's competitors, including business combinations,
                  technological breakthroughs, new products offerings,
                  promotional spending and marketing and promotional successes, including increases in market share;

         (vii)    the effects of and changes in political and/or economic
                  conditions, including inflation, monetary conditions and
                  military actions, and in trade, monetary, fiscal and tax
                  policies in international markets;

         (viii)   unanticipated costs or difficulties or delays in completing projects associated with the stabilization and growth phase of the Company's plan or lower than expected revenues over the long term as a result of such plan;

         (ix)     difficulties, delays or unanticipated costs or less than
                  expected savings and other benefits resulting from the
                  Company's restructuring activities;

         (x)      lower than expected operating revenues, the inability to
                  secure additional capital contributions or loans from
                  MacAndrews & Forbes, the Company's other affiliates and/or third parties or the unavailability of funds under Products
                  Corporation's Credit Agreement, the Mafco Loans or the $50
                  million Series C preferred stock investment, if any,
                  from restructuring indebtedness or selling assets or
                  operations of Revlon, Inc., selling additional shares of
                  Revlon, Inc. or equity securities of REV Holdings or from the
                  Rights Offering or advances under the Keepwell Agreement or
                  GSB Investments Corp.'s inability to obtain capital
                  contributions or loans from its affiliates to make advances under the Keepwell Agreement if it has not received sufficient dividend income from its Citigroup Common Stock;

         (xi)     higher than expected operating expenses, sales returns,
                  working capital expenses, wall display costs, capital
                  expenditures, restructuring costs or debt service payments;

         (xii)    combinations among the Company's significant customers or the loss, insolvency or failure to pay debts by a significant
                  customer or customers;

         (xiii)   competitive responses to the implementation of the Company's plan;

         (xiv)    difficulties, delays or unexpected costs in sourcing raw
                  materials or components, and with respect to Europe, products;

         (xv)     difficulties, delays or unanticipated costs or effects arising from the Company's supply arrangement with its principal
                  European supplier and resolving the production difficulties with such supplier;

         (xvi)    interest rate or foreign exchange rate changes affecting the
                  Company and its market sensitive financial instruments;

                                       51

         (xvii)   actual events varying from the assumptions and estimates
                  underlying the Company's critical accounting policies;

         (xviii)  unanticipated effects of the Company's adoption of certain new accounting standards;

         (xix)    difficulties or delays in the Company's receiving payment of certain contingent deferred purchase price in connection with the sale of certain assets;

         (xx)     difficulties, delays or the inability of Revlon, Inc. to
                  consummate the Rights Offering;

         (xxi)    difficulties, delays or inability to secure a further waiver or amendment of the EBITDA and leverage ratio covenants under the Credit Agreement or refinancing or repaying such debt on or before January 31, 2004 in the event such waiver or
                  amendment is not secured; and

         (xxii)   difficulties, delays or the inability of Products Corporation to refinance its debt maturing in 2005.

         Factors other than those listed above could cause the Company's results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      List of documents filed as part of this Report:

         (1)     Consolidated Financial Statements and Independent Auditors'
                 Report included herein: See Index on page F-1.

         (2)     Financial Statement Schedule: See Index on page F-1. All other schedules are omitted as they are inapplicable or the required information is furnished in the Consolidated Financial
                 Statements of the Company or the Notes thereto.

         (3)     List of Exhibits:

2.                 PLAN OF ACQUISITION ETC.

2.1                Investment Agreement, dated as of February 5, 2003 among
                   Revlon, Inc., Products Corporation and MacAndrews & Forbes
                   (incorporated by reference to Exhibit 2.1 to the Current
                   Report on Form 8-K of Products Corporation filed with the
                   Commission on February 5, 2003 (the "Products Corporation
                   February 2003 Form 8-K"))

3.                 CERTIFICATE OF INCORPORATION AND BY-LAWS.

3.1*               Certificate of Formation of REV Holdings dated December 17,
                   2002.

3.2*               State of Delaware Certificate of Conversion of REV Holdings
                   from a corporation to a limited liability company dated
                   December 18, 2002.

4.                 INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING
                   INDENTURES.

4.1                Indenture, dated as of November 26, 2001, among Products
                   Corporation, the Guarantors party thereto, including Revlon,
                   Inc., as parent guarantor, and Wilmington Trust Company, as trustee, relating to the 12% Senior Secured Notes due 2005
                   (incorporated by reference to Exhibit 4.2 to the Current
                   Report on Form 8-K of Products Corporation filed with the
                   Commission on November 30, 2001 (the "Products Corporation
                   November 2001 Form 8-K")).

                                       52

4.2                Revlon Pledge Agreement, dated as of November 30, 2001,
                   between Revlon, Inc., as pledgor, in favor of Wilmington
                   Trust Company, as note collateral agent (the "Note Collateral
                   Agent") (incorporated by reference to Exhibit 4.2 to the
                   Annual Report on Form 10-K of Products Corporation for the
                   year ended December 31, 2001 (the "Products Corporation 2001
                   Form 10-K")).

4.3                Company Pledge Agreement (Domestic), dated as of November 30,
                   2001, between Products Corporation, as pledgor, in favor of
                   Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.3 to the Products
                   Corporation 2001 Form 10-K).

4.4                Subsidiary Pledge Agreement (Domestic), dated as of November
                   30, 2001, between RIROS Corporation, as pledgor, in favor of
                   Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.4 to the Products
                   Corporation 2001 Form 10-K).

4.5                Subsidiary Pledge Agreement (Domestic), dated as of November
                   30, 2001, between Revlon International Corporation, as
                   pledgor, in favor of Wilmington Trust Company, as Note
                   Collateral Agent (incorporated by reference to Exhibit 4.5 to the Products Corporation 2001 Form 10-K).

4.6                Subsidiary Pledge Agreement (Domestic), dated as of November
                   30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.6 to the Products
                   Corporation 2001 Form 10-K).

4.7                Company Pledge Agreement (International), dated as of
                   November 30, 2001, between Products Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral
                   Agent (incorporated by reference to Exhibit 4.7 to the
                   Products Corporation 2001 Form 10-K).

4.8                Subsidiary Pledge Agreement (International), dated as of
                   November 30, 2001, between RIROS Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.8 to the Products
                   Corporation 2001 Form 10-K).

4.9                Subsidiary Pledge Agreement (International), dated as of
                   November 30, 2001, between Revlon International Corporation, as pledgor, in favor of Wilmington Trust Company, as Note
                   Collateral Agent (incorporated by reference to Exhibit 4.9 to the Products Corporation 2001 Form 10-K).

4.10               Subsidiary Pledge Agreement (International), dated as of
                   November 30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral
                   Agent (incorporated by reference to Exhibit 4.10 to the
                   Products Corporation 2001 Form 10-K).

4.11               Company Security Agreement, dated as of November 30, 2001, between Products Corporation, as grantor, in favor of
                   Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.11 to the Products
                   Corporation 2001 Form 10-K).

4.12               Subsidiary Security Agreement, dated as of November 30, 2001, among Almay, Inc., Carrington Parfums Ltd., Charles of the
                   Ritz Group Ltd., Charles Revson Inc., Cosmetics & More, Inc.,
                   North America Revsale Inc., Pacific Finance & Development
                   Corp., PPI Two Corporation, Prestige Fragrances, Ltd., Revlon
                   Consumer Corp., Revlon Government Sales, Inc., Revlon
                   International Corporation, Revlon Products Corp., Revlon Real
                   Estate Corporation, RIROS Corporation, RIROS Group Inc. and
                   RIT Inc., each as grantor, in favor of Wilmington Trust
                   Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.12 to the Products Corporation 2001 Form 10-K).

                                       53

4.13               Company Copyright Security Agreement, dated as of November
                   30, 2001, between Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.13 to the Products
                   Corporation 2001 Form 10-K).

4.14               Company Patent Security Agreement, dated as of November 30,
                   2001, between Products Corporation, as grantor, in favor of
                   Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.14 to the Products
                   Corporation 2001 Form 10-K).

4.15               Company Trademark Security Agreement, dated as of November
                   30, 2001, between Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.15 to the Products
                   Corporation 2001 Form 10-K).

4.16               Subsidiary Trademark Security Agreement, dated as of November
                   30, 2001, between Charles Revson Inc., as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.16 to the Products
                   Corporation 2001 Form 10-K).

4.17               Subsidiary Trademark Security Agreement, dated as of November
                   30, 2001, between Charles of the Ritz Group, Ltd., as
                   grantor, in favor of Wilmington Trust Company, as Note
                   Collateral Agent (incorporated by reference to Exhibit 4.17 to the Products Corporation 2001 Form 10-K).

4.18               Deed of Trust, Assignment of Rents and Leases and Security
                   Agreement, dated as of November 30, 2001, between Products
                   Corporation and First American Title Insurance Company for
                   the use and benefit of Wilmington Trust Company, as Note
                   Collateral Agent (incorporated by reference to Exhibit 4.18 to the Products Corporation 2001 Form 10-K).

4.19               Amended and Restated Collateral Agency Agreement, dated as of
                   May 30, 1997, and further amended and restated as of November
                   30, 2001, between Products Corporation, JPMorgan Chase Bank, as bank agent and as administrative agent, and Wilmington
                   Trust Company, as trustee and as Note Collateral Agent
                   (incorporated by reference to Exhibit 4.19 to the Products
                   Corporation 2001 Form 10-K).

4.20               Indenture, dated as of February 1, 1998, between Revlon
                   Escrow Corp. ("Revlon Escrow") and U.S. Bank Trust National
                   Association (formerly known as First Trust National
                   Association), as Trustee, relating to the 8 1/8% Senior Notes due 2006 (the "8 1/8% Senior Notes Indenture") (incorporated by reference to Exhibit 4.1 to the Registration Statement on
                   Form S-1 of Products Corporation filed with the Commission on
                   March 12, 1998, File No. 333-47875 (the "Products Corporation
                   March 1998 Form S-1")).

4.21               Indenture, dated as of February 1, 1998, between Revlon
                   Escrow and U.S. Bank Trust National Association (formerly
                   known as First Trust National Association), as Trustee,
                   relating to the 8 5/8% Senior Subordinated Notes Due 2008
                   (the "8 5/8% Senior Subordinated Notes Indenture")
                   (incorporated by reference to Exhibit 4.3 to the Products
                   Corporation March 1998 Form S-1).

4.22               First Supplemental Indenture, dated April 1, 1998, among
                   Products Corporation, Revlon Escrow, and the Trustee,
                   amending the 8 1/8% Senior Notes Indenture (incorporated by reference to Exhibit 4.2 to the Products Corporation March
                   1998 Form S-1).

4.23               First Supplemental Indenture, dated March 4, 1998, among
                   Products Corporation, Revlon Escrow, and the Trustee,
                   amending the 8 5/8% Senior Subordinated Notes Indenture
                   (incorporated by reference to Exhibit 4.4 to the Products
                   Corporation March 1998 Form S-1).

                                       54

4.24               Indenture, dated as of November 6, 1998, between Products
                   Corporation and U.S. Bank Trust National Association, as
                   Trustee, relating to Products Corporation's 9% Senior Notes due 2006 (incorporated by reference to Exhibit 4.13 to the
                   Quarterly Report on Form 10-Q of Revlon, Inc. for the
                   quarterly period ended September 30, 1998).

4.25               Second Amended and Restated Credit Agreement, dated as of
                   November 30, 2001, among Products Corporation, the
                   subsidiaries of Products Corporation parties thereto, the
                   lenders parties thereto, the Co-Agents parties thereto,
                   Citibank, N.A., as documentation agent, J.P. Morgan
                   Securities Inc., as sole arranger and bookrunner, and
                   JPMorgan Chase Bank, as administrative agent (the "Second
                   Amended and Restated Credit Agreement") (incorporated by
                   reference to Exhibit 4.1 to the Products Corporation November
                   2001 Form 8-K).

4.26               First Amendment dated May 31, 2002 to the Second Amended and
                   Restated Credit Agreement (incorporated by reference to
                   Exhibit 10.18 to the Quarterly Report on Form 10-Q of Revlon,
                   Inc. for the quarterly period ended June 30, 2002).

4.27               Second Amendment and First Waiver Agreement dated as of
                   February 5, 2003 to the Second Amended and Restated Credit
                   Agreement (incorporated by reference to Exhibit 10.19 to the
                   Products Corporation February 2003 Form 8-K).

4.28               Indenture, dated as of February 1, 2001, between REV Holdings and Wilmington Trust Company, as Trustee, relating to the 12%
                   Senior Secured Notes due 2004 (incorporated by reference to
                   Exhibit 4.14 to the Annual Report on Form 10-K of REV
                   Holdings for the year ended December 31, 2000 (the "REV
                   Holdings 2000 Form 10-K")).

4.29*              Supplemental Indenture No. 1 dated as of December 18, 2002 between REV Holdings and Wilmington Trust Company, as
                   trustee, relating to the 12% Senior Secured Notes due 2004.

10.                MATERIAL CONTRACTS.

10.1               Asset Transfer Agreement, dated as of June 24, 1992, among
                   Holdings, National Health Care Group, Inc., Charles of the
                   Ritz Group Ltd., Products Corporation and Revlon, Inc.
                   (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Revlon, Inc. Registration Statement on Form S-1 filed with the Commission on June 29, 1992, File No. 33-47100).

10.2               Tax Sharing Agreement, entered into as of June 24, 1992,
                   among Mafco Holdings, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation as amended and restated as of January 1, 2001 (incorporated by reference to
                   Exhibit 10.2 to the Products Corporation 2001 Form 10-K).

10.3               Employment Agreement, dated as of February 17, 2002, between
                   Products Corporation and Jack L. Stahl (incorporated by
                   reference to Exhibit 10.17 to the Quarterly Report on Form
                   10-Q for the quarterly period ended March 31, 2002 of Revlon,
                   Inc.).

10.4               Revlon, Inc. 2002 Supplemental Stock Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on
                   Form S-8 of Revlon, Inc. filed with the Commission on June
                   24, 2002, File No. 333-91040).

10.5               Employment Agreement, amended and restated as of May 9, 2000, between Products Corporation and Douglas H. Greeff (the
                   "Greeff Employment Agreement")(incorporated by reference to
                   Exhibit 10.22 to the Quarterly Report on Form 10-Q for the
                   quarterly period ended June 30, 2000 of Revlon, Inc.).

10.6               Amendment dated June 18, 2001 to the Greeff Employment
                   Agreement (incorporated by reference to Exhibit 10.6 to the
                   Products Corporation 2001 Form 10-K).

                                       55

10.7               Employment Agreement, effective as of August 1, 2001, between
                   Products Corporation and Paul E. Shapiro (incorporated by
                   reference to Exhibit 10.7 to the Products Corporation 2001
                   Form 10-K).

10.8               Revlon Executive Bonus Plan (Amended and Restated as of
                   September 1, 2002) (incorporated by reference to the Annual
                   Report on Form 10-K of Revlon, Inc. for the year ended
                   December 31, 2002 (the "Revlon, Inc. 2002 Form 10-K")).

10.9               Amended and Restated Revlon Pension Equalization Plan,
                   amended and restated as of December 14, 1998 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K for year ended December 31, 1998 of Revlon, Inc.).

10.10              Executive Supplemental Medical Expense Plan Summary dated
                   July 2000 (incorporated by reference to the Revlon, Inc. 2002
                   Form 10-K).

10.11              Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Holdings, Revlon, Inc. and Products Corporation
                   (incorporated by reference to Exhibit 10.25 to the Annual
                   Report on Form 10-K for the year ended December 31, 1992 of
                   Products Corporation).

10.12              Revlon Amended and Restated Executive Deferred Compensation
                   Plan dated as of August 6, 1999 (incorporated by reference to
                   Exhibit 10.27 to the Quarterly Report on Form 10-Q of Revlon,
                   Inc. for the quarterly period ended September 30, 1999).

10.13              Revlon Executive Severance Policy as amended July 1, 2002
                   (incorporated by reference to the Revlon, Inc. 2002 Form
                   10-K).

10.14              Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan
                   (incorporated by reference to Exhibit 4.1 to the Registration
                   Statement on Form S-8 of Revlon, Inc. filed with the
                   Commission on June 24, 2002, File No. 333-91038).

10.15              Purchase Agreement, dated as of February 18, 2000, by and
                   among Revlon, Inc., Products Corporation, REMEA 2 B.V.,
                   Revlon Europe, Middle East and Africa, Ltd., Revlon
                   International Corporation, Europeenne de Produits de Beaute
                   S.A., Deutsche Revlon GmbH & Co. K.G., Revlon Canada, Inc.,
                   Revlon de Argentina, S.A.I.C., Revlon South Africa
                   (Proprietary) Limited, Revlon (Suisse) S.A., Revlon Overseas
                   Corporation C.A., CEIL Comercial, Exportadora, Industrial
                   Ltda., Revlon Manufacturing Ltd., Revlon Belgium N.V., Revlon
                   (Chile) S.A., Revlon (Hong Kong) Limited, Revlon, S.A.,
                   Revlon Nederland B.V., Revlon New Zealand Limited, European
                   Beauty Products S.p.A. and Beauty Care Professional Products
                   Luxembourg, S.a.r.l. (incorporated by reference to Exhibit
                   10.19 to the Annual Report on Form 10-K for the year ended
                   December 31, 1999 of Revlon, Inc.).

10.16              Purchase and Sale Agreement dated as of July 31, 2001 by and between Holdings and Revlon, Inc. relating to the Charles of the Ritz business (incorporated by reference to Exhibit 10.6 to the Products Corporation 2001 Form 10-K).

10.17              Senior Unsecured Multiple-Draw Term Loan dated as of February
                   5, 2003, between MacAndrews & Forbes and Products Corporation
                   (incorporated by reference to Exhibit 10.17 to the Products
                   Corporation February 2003 Form 8-K).

10.18              Senior Unsecured Supplemental Line of Credit Agreement, dated as of February 5, 2003, between MacAndrews & Forbes and
                   Products Corporation (incorporated by reference to Exhibit
                   10.18 of the Products Corporation February 2003 Form 8-K).

                                       56

10.19              Tax Sharing Agreement, dated as of March 17, 1993, between
                   Revlon Worldwide Corporation and Mafco Holdings (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 of Revlon Worldwide Corporation filed with the
                   Commission on April 2, 1993, File No. 33-60488 (the
                   "Worldwide 1993 Form S-1")).

10.20*             Amendment dated December 18, 2002 to the Tax Sharing
                   Agreement dated as of March 17, 1993, between Revlon
                   Worldwide Corporation and Mafco Holdings.

10.21              Indemnity Agreement, dated March 25, 1993, between Revlon
                   Worldwide Corporation and Revlon (incorporated by reference to Exhibit 10.32 to the Worldwide 1993 Form S-1).

10.22              Form of Registration Rights Agreement dated March 5, 1996
                   (the "Registration Rights Agreement") (incorporated by
                   reference to Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 1995 of Revlon Worldwide
                   Corporation).

10.23              Keepwell Agreement between GSB Investments Corp. and REV
                   Holdings dated February 12, 2001 (incorporated by reference to Exhibit 10.21 to the REV Holdings 2000 Form 10-K).

10.24              First Amendment dated as of July 31, 2001 to the Registration
                   Rights Agreement (incorporated by reference to the Annual
                   Report on Form 10-K for the year ended December 31, 2001 of
                   REV Holdings).

10.25*             Amended Limited Liability Company Agreement of REV Holdings
                   dated March 21, 2003.

21.                SUBSIDIARIES.

*21.1              Subsidiaries of REV Holdings.

24.                POWERS OF ATTORNEY.

*24.1              Power of Attorney executed by Ronald O. Perelman.

*24.2              Power of Attorney executed by Howard Gittis.

99.                ADDITIONAL EXHIBITS.

*99.1              Certification of Ronald O. Perelman, Chief Executive Officer,
                   dated March 31, 2003 pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of The Sarbanes-Oxley Act of
                   2002.

*99.2              Certification of Todd J. Slotkin, Chief Financial Officer,
                   dated March 31, 2003 pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of The Sarbanes-Oxley Act of
                   2002.

* Filed herewith.

(b)                Reports on Form 8-K. None

                                       57

                        REV HOLDINGS LLC AND SUBSIDIARIES
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                          Page
                                                                                                          ----

Independent Auditors' Report...............................................................................F-2

AUDITED FINANCIAL STATEMENTS:

    Consolidated Balance Sheets as of December 31, 2002 and 2001...........................................F-3
    Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 2002......................................................................F-4
    Consolidated Statements of Member's Deficiency and Comprehensive Loss for each of the years in the three-year period ended December 31, 2002.......................................................F-5
    Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2002......................................................................F-6
    Notes to Consolidated Financial Statements.............................................................F-7

FINANCIAL STATEMENT SCHEDULE:

    Schedule II--Valuation and Qualifying Accounts.........................................................F-47

                                      F-1

                          INDEPENDENT AUDITORS' REPORT

The Board of Managers and Member of
REV Holdings LLC:

We have audited the accompanying consolidated balance sheets of REV Holdings LLC and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, member's deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed on the index on page
F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of REV Holdings LLC and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted FASB Statement No. 142, "Goodwill and Other Intangible Assets," as of
January 1, 2002.

                                                                        KPMG LLP

New York, New York
March 12, 2003

                                      F-2

                        REV HOLDINGS LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)

                                                                              DECEMBER 31,      DECEMBER 31,
                           ASSETS                                                 2002              2001
                                                                              -------------     --------------

Current assets:
      Cash and cash equivalents ........................................      $       85.8      $       103.3
      Marketable securities ............................................                 -                2.2
      Trade receivables, less allowances of $24.0
          and $15.4, respectively ......................................             212.3              203.9
      Inventories ......................................................             128.1              157.9
      Prepaid expenses and other .......................................              39.9               45.6
                                                                              ------------      -------------
          Total current assets .........................................             466.1              512.9
Property, plant and equipment, net .....................................             133.4              142.8
Other assets ...........................................................             154.4              156.5
Goodwill, net ..........................................................             185.9              185.9
                                                                              ------------      -------------
          Total assets .................................................      $      939.8      $       998.1
                                                                              ============      =============

LIABILITIES AND MEMBER'S DEFICIENCY

Current liabilities:
      Short-term borrowings - third parties ............................      $       25.0      $        17.5
      Accounts payable .................................................              92.9               87.0
      Accrued expenses and other .......................................             396.3              285.4
                                                                              ------------      -------------
          Total current liabilities ....................................             514.2              389.9
Long-term debt - third parties .........................................           1,806.5            1,700.0
Long-term debt - affiliates ............................................              38.3               28.6
Other long-term liabilities ............................................             325.1              261.1

Member's deficiency:
      Member's interest ................................................                 -                  -
      Additional paid-in-capital .......................................             307.5              306.7
      Accumulated deficit since June 24, 1992 ..........................          (1,919.1)          (1,627.1)
      Accumulated other comprehensive loss .............................            (132.7)             (61.1)
                                                                              ------------      -------------
          Total member's deficiency ....................................          (1,744.3)          (1,381.5)
                                                                              ------------      -------------
          Total liabilities and member's deficiency ....................      $      939.8      $       998.1
                                                                              ============      =============

          See Accompanying Notes to Consolidated Financial Statements.

                                      F-3

                        REV HOLDINGS LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------------------
                                                                              2002               2001               2000
                                                                          --------------     --------------     --------------

Net sales............................................................. $        1,119.4   $        1,277.6   $        1,409.4
Cost of sales.........................................................            503.7              544.2              574.3
                                                                          --------------     --------------     --------------
     Gross profit.....................................................            615.7              733.4              835.1
Selling, general and administrative expenses..........................            717.0              679.2              765.1
Restructuring costs and other, net....................................             13.6               38.1               54.1
                                                                          --------------     --------------     --------------
     Operating (loss) income .........................................           (114.9)              16.1               15.9
                                                                          --------------     --------------     --------------
Other expenses (income):
     Interest expense............................................... .            168.9              165.0              219.4
     Interest income..................................................             (3.5)              (3.9)              (2.1)
     Amortization of debt issuance costs..............................              7.7                7.1                9.2
     Foreign currency losses, net.....................................              1.4                2.2                1.6
     Loss (gain) on sale of product line, brands and facilities, net..              1.0               14.4              (10.8)
     Gain on sale of subsidiary stock.................................                -                  -               (1.1)
     Loss on early extinguishment of debt.............................                -                3.6                  -
     Miscellaneous, net...............................................              1.2                3.2                0.8
                                                                          --------------     --------------     --------------
         Other expenses, net..........................................            176.7              191.6              217.0
                                                                          --------------     --------------     --------------
Loss before income taxes..............................................           (291.6)            (175.5)            (201.1)

Provision for income taxes............................................              0.4                9.3                8.6
                                                                          --------------     --------------     --------------
Net loss.............................................................. $         (292.0)  $         (184.8)  $         (209.7)
                                                                          ==============     ==============     ==============

          See Accompanying Notes to Consolidated Financial Statements.

                                      F-4

                        REV HOLDINGS LLC AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF MEMBER'S DEFICIENCY AND COMPREHENSIVE LOSS
                              (DOLLARS IN MILLIONS)

                                                          ADDITIONAL                      ACCUMULATED
                                                        PAID-IN-CAPITAL                      OTHER              TOTAL
                                                           (CAPITAL      ACCUMULATED      COMPREHENSIVE         MEMBER'S
                                                          DEFICIENCY)      DEFICIT          LOSS (a)           DEFICIENCY
                                                          ------------   ------------   ------------------    -------------

Balance, January 1, 2000..............................  $      (390.4) $    (1,232.6) $             (68.1)  $     (1,691.1)
     Net distribution from affiliate..................           (1.4)(c)                                             (1.4)
     Comprehensive loss:
            Net loss..................................                        (209.7)                               (209.7)
            Adjustment for minimum
                     pension liability................                                                1.3              1.3
            Loss on marketable securities.............                                                3.8 (b)          3.8
            Currency translation adjustment...........                                               33.2 (b)         33.2
                                                                                                              -------------
     Total comprehensive loss.........................                                                              (171.4)
                                                          ------------   ------------   ------------------    -------------
Balance, December 31, 2000............................         (391.8)      (1,442.3)               (29.8)        (1,863.9)
     Net distribution from affiliate..................           (1.0)(c)                                             (1.0)
     Capital contribution from indirect parent........          699.5                                                699.5
     Comprehensive loss:
            Net loss............. ....................                        (184.8)                               (184.8)
            Adjustment for minimum
                     pension liability................                                              (42.5)           (42.5)
            Revaluation of foreign currency forward
                 exchange contracts...................                                                0.1              0.1
            Currency translation adjustment...........                                               11.1 (b)         11.1
                                                                                                              -------------
     Total comprehensive loss.........................                                                              (216.1)
                                                          ------------   ------------   ------------------    -------------
Balance, December 31, 2001............................          306.7       (1,627.1)               (61.1)        (1,381.5)
     Net contribution from affiliate..................            0.8                                                  0.8
     Comprehensive loss:
            Net loss..................................                        (292.0)                               (292.0)
            Adjustment for minimum
                     pension liability................                                              (67.5)           (67.5)
            Revaluation of foreign currency forward
                 exchange contracts...................                                               (0.1)            (0.1)
            Currency translation adjustment...........                                               (4.0)            (4.0)
                                                                                                              -------------
     Total comprehensive loss.........................                                                              (363.6)
                                                          ------------   ------------   ------------------    -------------
Balance, December 31, 2002............................  $       307.5  $    (1,919.1) $            (132.7)  $     (1,744.3)
                                                          ============   ============   ==================    =============

--------------------
 (a)    Accumulated other comprehensive loss includes unrealized gains on revaluations of foreign currency forward exchange contracts of $0.1 for
        2001, cumulative net translation losses of $19.1, $15.1 and $26.2 for
        2002, 2001 and 2000, respectively, and adjustments for the minimum pension liability of $113.6, $46.1 and $3.6 for 2002, 2001 and 2000, respectively.
 (b)    The change in the currency translation adjustment as of December 31,
        2001 and December 31, 2000 includes a reclassification adjustment of
        $7.1 and $48.3, respectively, for realized losses on foreign currency adjustments associated primarily with the sale of the Colorama brand in
        Brazil and the sale of the Company's worldwide professional products line and for marketable securities, respectively. Other comprehensive loss in 2000 includes $3.8 in realized losses on marketable securities.
 (c)    Represents net distributions in capital from the Charles of the Ritz business (See Note 14).

          See Accompanying Notes to Consolidated Financial Statements.

                                      F-5

                        REV HOLDINGS LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                              ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                            2002            2001             2000
                                                                              ------------    ------------    -------------

Net loss ..................................................................  $     (292.0)  $      (184.8)  $       (209.7)
Adjustments to reconcile net loss to net cash
      (used for) provided by operating activities:
     Depreciation and amortization.........................................         118.9           116.0            130.5
     Amortization of debt discount.........................................           0.2            15.7             74.9
     Loss on early extinguishment of debt............................ .....             -             3.6                -
     Gain on sale of marketable securities.................................             -            (2.2)               -
     Loss (gain) on sale of product line, brand and certain assets, net....           1.0            14.4            (13.2)
     Gain on sale of subsidiary stock.................... .................             -               -             (1.1)
     Change in assets and liabilities, net of acquisitions and dispositions:
         (Increase) decrease in trade receivables..........................          (9.4)            5.9             29.1
         Decrease in inventories...........................................          30.3            10.2             32.8
         Decrease (increase) in prepaid expenses and
                     other current assets............ .....................           3.7            (2.1)            18.8
         Increase (decrease) in accounts payable..........................            6.3             4.4            (21.0)
         Increase (decrease) in accrued expenses and other
                     current liabilities...................................          98.3           (38.4)           (80.7)
         Purchase of permanent displays....................................         (66.2)          (44.0)           (51.4)
         Other, net........................................................         (13.1)           10.3              7.0
                                                                              ------------    ------------    -------------
Net cash used for operating activities.....................................        (122.0)          (91.0)           (84.0)
                                                                              ------------    ------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................................         (16.0)          (15.1)           (19.0)
Sale of marketable securities..............................................           1.8               -                -
Proceeds from the sale of product line, brand and certain assets...........             -           102.3            344.1
Acquisition of technology rights........................ ..................             -               -             (3.0)
                                                                              ------------    ------------    -------------
Net cash (used for) provided by investing activities.......................         (14.2)           87.2            322.1
                                                                              ------------    ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings - third parties...........           8.0           (11.3)            (2.7)
Proceeds from the issuance of long-term debt - third parties...............         175.6           698.5            339.1
Repayment of long-term debt - third parties................................         (73.0)         (636.0)          (538.7)
Net distribution from affiliate............................................             -            (1.0)            (1.4)
Capital contribution from indirect parent..................................             -            22.0                -
Advances under the Keepwell Agreement......................................           9.7             4.5                -
Payment of debt issuance costs.............................................          (0.3)          (25.9)               -
                                                                              ------------    ------------    -------------
Net cash provided by (used for) financing activities.......................         120.0            50.8           (203.7)
                                                                              ------------    ------------    -------------
Effect of exchange rate changes on cash and cash equivalents...............          (1.3)              -             (3.5)
                                                                              ------------    ------------    -------------
     Net (decrease) increase in cash and cash equivalents..................         (17.5)           47.0             30.9
     Cash and cash equivalents at beginning of period......................         103.3            56.3             25.4
                                                                              ------------    ------------    -------------
     Cash and cash equivalents at end of period............................  $       85.8   $       103.3   $         56.3
                                                                              ============    ============    =============
Supplemental schedule of cash flow information:
     Cash paid during the period for:
         Interest .........................................................  $      164.9   $       139.1   $        141.3
         Income taxes, net of refunds......................................           3.6             3.4              4.7
 Supplemental schedule of noncash financing activities:
      Noncash capital contributions from indirect parent to cancel the
          Old REV Holdings Notes and pursuant to the tax sharing
         agreements........................................................  $        0.8    $      677.5    $           -

          See Accompanying Notes to Consolidated Financial Statements.

                                      F-6

                        REV HOLDINGS LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1.   SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

         REV Holdings LLC (together with its subsidiaries, "REV Holdings" or the
"Company") is a Delaware limited liability company formed in December 2002 in connection with the conversion of its predecessor, REV Holdings Inc., a Delaware corporation formed in 1997, into a limited liability company. REV Holdings conducts its business exclusively through its indirect subsidiary, Revlon
Consumer Products Corporation and its subsidiaries ("Products Corporation"). The
Company manufactures and sells an extensive array of cosmetics and skin care, fragrances and personal care products. Prior to March 30, 2000, the Company sold professional products for use in and resale by professional salons. On March 30,
2000, the Company sold its professional products line and on May 8, 2000 sold the Plusbelle brand in Argentina. On July 16, 2001 the Company sold the Colorama brand in Brazil. (See Note 3). The Company's principal customers include large mass volume retailers and chain drug stores, as well as certain department stores and other specialty stores, such as perfumeries. The Company also sells consumer products to U.S. military exchanges and commissaries and has a licensing group.

         REV Holdings has no business operations of its own and its only material asset is its ownership of approximately 83% of the outstanding shares of capital stock of Revlon, Inc. (which represents approximately 97% of the voting power of those outstanding shares), which, in turn, owns all of the outstanding capital stock of Products Corporation. As such, its net (loss)
income consists primarily of its equity in the net (loss) income of Revlon, Inc.
and accretion of interest expense and amortization of debt issuance costs related to the REV Holdings Senior Secured Discount Notes due 2001 (the "Old REV
Holdings Notes") and the 12% Senior Secured Notes due 2004 (the "New REV Holding
Notes"). REV Holdings has had no cash flows of its own other than proceeds from the issuance of the Old REV Holdings Notes, capital contributions in 2001 from its indirect parent in connection with the repayment of a portion of the Old REV
Holdings Notes and advances under the Keepwell Agreement (as hereinafter defined) in 2002 and 2001.

         The Consolidated Financial Statements include the accounts of REV
Holdings after elimination of all material intercompany balances and transactions. Further, the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         The REV Holdings membership interest is owned by its sole member,
Revlon Holdings LLC ("Holdings"), whose membership interest in turn is owned indirectly by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a
corporation wholly-owned indirectly through Mafco Holdings Inc. ("Mafco
Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by
Ronald O. Perelman.

         In November 2001, the FASB Emerging Issues Task Force (the "EITF")
reached consensus on EITF Issue 01-9 entitled, "Accounting for Consideration
Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)"
(the "Guidelines"), which addresses when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in the financial statements. The Company adopted the earlier portion of these new Guidelines (formerly EITF Issue 00-14) addressing certain sales incentives effective January 1, 2001, and accordingly, all prior period financial statements reflect the implementation of the earlier portion of the
Guidelines. The second portion of the Guidelines (formerly EITF Issue 00-25)
addresses vendor income statement characterization of consideration to a purchaser of the vendor's products or services, including the classification of slotting fees, cooperative advertising arrangements and buy-downs. Certain promotional payments that were classified in SG&A expenses are now classified as a reduction of net sales. The impact of the adoption of the second portion of the Guidelines on the consolidated financial statements reduced both net sales and SG&A expenses by equal and offsetting amounts. Such adoption did not have any impact on the Company's reported operating loss or net loss. The Company adopted the second portion of the Guidelines effective January 1, 2002, and accordingly, all prior period financial statements reflect the implementation of the second portion of the Guidelines.

                                      F-7

The impact on net sales, gross profit and selling, general and administrative expenses ("SG&A") as a result of adopting the second portion of these new
Guidelines was a reduction to net sales and gross profit of $43.9 and a reduction of SG&A expenses of $43.9 in 200l, respectively, and a reduction to net sales and gross profit of $38.4 and a reduction of SG&A expenses of $38.4 in
2000, respectively.

         In April 2002, the FASB issued Statement No. 145, "Rescission of FASB
Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections". Statement No. 145, among other things, rescinds Statement No. 4,
"Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, Statement No. 64, "Extinguishments of Debt Made to Satisfy
Sinking-Fund Requirements". Statement No. 4 required that gains and losses from extinguishment of debt be classified as extraordinary items, if material. Under
Statement No. 145, extinguishment of debt should usually not be considered extraordinary under the criteria in APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business,
and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"
("APB No. 30"). The Company is required to adopt the provisions of Statement No.
145 effective January 1, 2003, although earlier adoption is permitted. The
Company reclassified the extraordinary item for early extinguishment of debt of
$3.6 incurred in the fourth quarter of 2001 to other expenses on the Company's consolidated statements of operations as it is no longer considered to meet the extraordinary item classification criteria in APB No. 30.

         Certain amounts in the prior year financial statements have been reclassified to conform to the current year's presentation.

         During 2002 the Company recorded expenses of $104.2 (of which $99.3 was recorded in the fourth quarter of 2002) related to various aspects of the stabilization and growth phase of the Company's plan, primarily stemming from higher sales returns and inventory writedowns from a selective reduction of
SKUs, reduced distribution of the Ultima II brand, higher allowances stemming from selective price adjustments on certain products, higher professional expenses associated with the development of, research in relation to, and execution of the stabilization and growth phase of the Company's plan, and writedowns associated with reconfiguring existing wall displays at the Company's retail customers.

CASH AND CASH EQUIVALENTS:

         Cash equivalents (primarily investments in time deposits, which have original maturities of three months or less) are carried at cost, which approximates fair value. Approximately $22.9 and $15.3 was restricted and supported short-term borrowings at December 31, 2002 and 2001, respectively.
(See Note 8).

INVENTORIES:

         Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS:

         Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows:
land improvements, 20 to 40 years; buildings and improvements, 5 to 45 years;
machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter.
Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

         Long-lived assets, including fixed assets and intangibles other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

                                      F-8

         At the beginning of the fourth quarter of 2000, the Company decided to consolidate its manufacturing facility in Phoenix, Arizona into its manufacturing facility in Oxford, North Carolina, which was completed in late
2001. As a result, the Company depreciated the net book value of the facility in excess of its estimated salvage value over its remaining useful life.

         Included in other assets are net permanent wall displays amounting to approximately $85.2 and $91.8 as of December 31, 2002 and 2001, respectively, which are amortized over 3 to 5 years. Beginning in the first quarter of 2002, the Company decided to roll out new permanent wall displays, replacing existing permanent wall displays at an accelerated rate. As a result, the useful lives of those permanent wall displays to be replaced were shortened to their new estimated useful lives, resulting in accelerated amortization of approximately
$11 during 2002. The cost of the new wall displays will be amortized over a
3-year life. The Company has included in other assets net costs related to the issuance of its debt instruments amounting to approximately $26.7 and $33.3 as of December 31, 2002 and 2001, respectively, which are amortized over the terms of the related debt instruments. In addition, the Company has included in other assets trademarks, net, of $7.4 and $6.8 as of December 31, 2002 and 2001,
respectively, and patents, net, of $4.7 and $5.8 as of December 31, 2002 and
2001, respectively. Patents and trademarks are recorded at cost and amortized ratably over approximately 10 to 17 years. Amortization expense for patents and trademarks for 2002, 2001 and 2000 was $2.0, $1.5 and $1.5, respectively. The
Company's trademarks and patents continue to be subject to amortization, which is anticipated to be approximately $1.6 annually through December 31, 2007.

         In October 2001, the FASB issued Statement No. 144, "Accounting for
Impairment or Disposal of Long-Lived Assets." Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.
Statement No. 144 also extends the reporting requirements to report separately as discontinued operations, components of an entity that have either been disposed of or classified as held for sale. The Company adopted the provisions of Statement 144 effective January 1, 2002 and such adoption had no effect on its financial statements.

INTANGIBLE ASSETS RELATED TO BUSINESSES ACQUIRED:

         Intangible assets related to businesses acquired principally represent goodwill. In July 2001, the FASB issued Statement No. 141, "Business
Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets".
Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142.
Statement 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement 144,
"Accounting for the Impairment or Disposal of Long-Lived Assets". The Company
adopted the provisions of Statement 141 in July 2001 and Statement 142 effective
January 1, 2002. In connection with the adoption of Statement 142, the Company performed a transitional goodwill impairment test as required and determined that no goodwill impairment existed at January 1, 2002. The Company has also evaluated the lives of all of its intangible assets. As a result of this evaluation, the Company has determined that none of its intangible assets, other than goodwill, have indefinite lives and that the existing useful lives are appropriate. The amounts outstanding for these intangible assets at December 31,
2002 and December 31, 2001 were as follows: for trademarks, net, $7.4 and $6.8, respectively; for patents, net, $4.7 and $5.8, respectively (both of which are included in other assets); and for goodwill, net, $185.9 at both December 31,
2002 and December 31, 2001. Accumulated amortization aggregated $117.1 at both
December 31, 2002 and 2001. Goodwill represents excess purchase price over the fair value of assets acquired. Amortization of goodwill ceased on January 1,
2002 upon adoption of Statement 142. Excluding amortization expense related to goodwill of $7.7 and $9.0 recognized during 2001 and 2000, respectively, net loss would have been $177.1 and $200.7, respectively. Prior to January 1, 2002, the Company amortized goodwill on a straight-line basis over 40 years.

                                      F-9

REVENUE RECOGNITION:

         The Company recognizes net sales upon shipment of merchandise. Net sales is comprised of gross revenues less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The Company allows customers to return their unsold products when they meet certain
Company-established criteria as outlined in the Company's trade terms. The
Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon actual returns, planned product discontinuances, and promotional sales, which would permit customers to return items based upon the Company's trade terms. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and to inventories. Returned products which are recorded as inventories are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the
Company's estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company's estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company's estimates and expectations.

         Cost of sales includes all of the costs to manufacture the Company's products. For products manufactured in the Company's own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to net realizable value. These costs are reflected in the statement of operations when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of its recoverable value.
Additionally, cost of sales reflects the costs associated with free products.
These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.

         SG&A expenses include expenses to advertise the Company's products, such as television advertising production costs and air-time costs, print advertising costs, promotional displays and consumer promotions. SG&A also includes the amortization of permanent wall displays and intangible assets, distribution costs (such as freight and handling), non-manufacturing overhead, principally personnel and related expenses, insurance and professional fees.

ACCOUNTS RECEIVABLE:

         Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at December 31, 2002 and
2001. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. Recoveries of accounts receivable previously recorded against the allowance are recorded in the
Consolidated Statements of Operations when received.

INCOME TAXES:

         Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.
109, "Accounting for Income Taxes."

         From its formation through December 17, 2002, REV Holdings Inc., for federal income tax purposes, was included in the affiliated group of which Mafco
Holdings was the common parent, and REV Holdings Inc.'s federal taxable income and loss was included in such group's consolidated tax return filed by Mafco
Holdings. REV Holdings Inc. was also included in certain state and local returns of Mafco Holdings or its subsidiaries. REV Holdings, which was formed on
December 18, 2002, is organized as a limited liability company and as such passes through its federal and certain state taxable income to its member, which is responsible for income taxes on such taxable income. The 1993 Tax Sharing
Agreement (as hereinafter defined) provides, however, that

                                      F-10

REV Holdings LLC will make tax sharing payments to Mafco Holdings as if it were a taxable corporation. For all periods presented, federal, state and local income taxes are provided as if REV Holdings filed its own corporate income tax returns (excluding Revlon, Inc. and subsidiaries) and as if Revlon, Inc. and its subsidiaries filed its own separate tax returns. Holdings, Revlon, Inc.,
Products Corporation and certain of its subsidiaries and Mafco Holdings entered into the 1992 Tax Sharing Agreement and REV Holdings and Mafco Holdings entered into the 1993 Tax Sharing Agreement each of which is defined and described in
Notes 11 and 14.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

         Products Corporation sponsors pension and other retirement plans in various forms covering substantially all employees who meet the respective plan's eligibility requirements. For plans in the U.S., the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the U.S. have retirement plans under which funds are deposited with trustees or reserves are provided.

         Products Corporation accounts for benefits such as severance, disability and health insurance provided to former employees prior to their retirement when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

RESEARCH AND DEVELOPMENT:

         Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2002, 2001 and 2000 were $23.3, $24.4 and
$27.3, respectively.

FOREIGN CURRENCY TRANSLATION:

         Assets and liabilities of foreign operations are generally translated into U.S. dollars at the rates of exchange in effect at the balance sheet date.
Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss until either sale or upon complete or substantially complete liquidation by the
Company of its investment in a foreign entity. Foreign subsidiaries and branches operating in hyperinflationary economies translate non-monetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

SALE OF SUBSIDIARY STOCK:

         The Company recognizes gains and losses on sales of subsidiary stock in its Consolidated Statements of Operations.

STOCK-BASED COMPENSATION:

         SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in
Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued
to Employees," and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s stock at the date of the grant over the amount an employee must pay to acquire the stock. The following table illustrates the effect on net loss as if the Company had applied the fair value method to its stock-based compensation, which is more fully described in Note 13 as required under the disclosure provisions of Statement No. 123:

                                      F-11

                                                                                 YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------
                                                                        2002             2001              2000
                                                                    -------------     ------------     -------------

Net loss as reported............................................. $       (292.0)  $       (184.8)   $       (209.7)
Add: Stock-based employee compensation
     included in reported net loss, net of related tax effects...            1.7              0.6                 -
Deduct:  Total stock-based employee compensation expense
     determined under fair value based method for all awards,
      net of related tax effects.................................           (6.9)           (10.2)            (11.0)
                                                                    -------------     ------------     -------------
Pro forma net loss............................................... $       (297.2)  $       (194.4)   $       (220.7)
                                                                    =============     ============     =============

         The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

DERIVATIVE FINANCIAL INSTRUMENTS:

         On January 1, 2001, the Company adopted SFAS 133, "Accounting for
Derivative Instruments and Hedging Activities," as amended. The standard requires the recognition of all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in fair value are recognized immediately in earnings unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded as a component of
Other Comprehensive Income and recognized in earnings when the hedged transaction is recognized in earnings. Any ineffective portion (representing the extent that the change in fair value of the hedges does not completely offset the change in the anticipated net payments being hedged) is recognized in earnings as it occurs. If a derivative instrument designated as a hedge is terminated, the unrecognized fair value of the hedge previously recorded in accumulated other comprehensive income (loss) is recognized in earnings when the hedged transaction is recognized in earnings. If the transaction being hedged is terminated, the unrecognized fair value of the Company's related hedge instrument is recognized in earnings at that time. There was no cumulative effect recognized for adopting this accounting change.

         The Company formally designates and documents each financial instrument as a hedge of a specific underlying exposure as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. The Company also formally assesses upon inception and quarterly thereafter whether the financial instruments used in hedging transactions are effective in offsetting changes in the fair value or cash flows of the hedged items.

         The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts, to reduce the exposure of adverse effects of fluctuations in foreign currency exchange rates. These contracts, which have been designated as cash flow hedges, were entered into primarily to hedge anticipated inventory purchases and certain intercompany payments denominated in foreign currencies, which have maturities of less than one year. Any unrecognized income (loss) related to these contracts are recorded in the
Statement of Operations when the underlying transactions hedged are realized
(e.g., when inventory is sold or intercompany transactions are settled). During
2002, the Company entered into these contracts with a counterparty that is a major financial institution, and accordingly the Company believes that the risk of counterparty nonperformance is remote. The notional amount of the foreign currency forward exchange contracts outstanding at December 31, 2002 was $10.8.
The fair value of the foreign currency forward exchange contracts outstanding at
December 31, 2002 was nil.

         The amount of the hedges' ineffectiveness for the year ended December
31, 2002 recorded in the Consolidated Statements of Operations was not
significant.

                                      F-12

ADVERTISING AND PROMOTION:

         Costs associated with advertising and promotion are expensed when incurred. Television advertising production costs are expensed the first time the advertising takes place. Advertising and promotion expenses were $281.2,
$272.9 and $268.7 for 2002, 2001 and 2000, respectively.

         Products Corporation has various arrangements with its customers pursuant to its trade terms to reimburse them for a portion of their advertising costs, which provide advertising benefits to Products Corporation. Additionally, from time to time Products Corporation may pay fees to customers in order to expand or maintain shelf space for its products. The costs that Products
Corporation incurs for "cooperative" advertising programs, end cap replacement, shelf replacement costs and slotting fees are expensed as incurred and are netted against revenues on the Company's Consolidated Statements of Operations.

DISTRIBUTION COSTS:

         Costs, such as freight and handling costs, associated with distribution are expensed within SG&A when incurred. Distribution costs were $56.5, $65.9 and
$78.4 for 2002, 2001 and 2000, respectively.

2. RESTRUCTURING COSTS AND OTHER, NET

         In the fourth quarter of 1999, the Company continued to restructure its organization and began a new program in line with its original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the U.S., including certain operations in Japan. In the first quarter of 2000, the Company recorded a charge of $9.5 relating to the 1999 restructuring program that began in the fourth quarter of 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the U.S.
The Company continued to implement the 1999 restructuring program during the second quarter of 2000 during which it recorded a charge of $5.1, principally for exiting certain operations in Japan and for additional employee severance and other personnel benefits.

         During the third quarter of 2000, the Company continued to re-evaluate its organizational structure. As part of this re-evaluation, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The Company recorded a charge of $13.7 in the third quarter of 2000 for programs begun in such quarter, as well as for the expanded scope of programs previously commenced. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. In the fourth quarter of 2000, the Company recorded a charge of $25.8 related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate the Company's worldwide operations.

         During 2001, the Company recorded a charge of $38.1 related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and relocation and other costs related to the consolidation of the Company's worldwide operations. Included in the $38.1 charge for 2001 was an adjustment in the fourth quarter to previous estimates of approximately $6.6.

         During 2002, the Company continued to implement the 2000 restructuring program, as well as other restructuring actions, and recorded a charge of $13.6, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in the Company's worldwide sales force, relocation and other costs related to the consolidation of the Company's worldwide operations.

                                      F-13

              In connection with the 2000 restructuring program, termination benefits for 2,446 employees were included in the Company's restructuring charges, substantially all of whom have been terminated as of December 31, 2002.
The remaining employees from the 2000 restructuring program, as well as other restructuring actions, are expected to be terminated by December 31, 2003.

         Details of the activity described above during 2002, 2001 and 2000 are as follows:

                                                   BALANCE                               UTILIZED, NET             BALANCE
                                                   BEGINNING                        ------------------------         END
                                                   OF YEAR        EXPENSES, NET        CASH          NONCASH       OF YEAR
                                                 -----------     ----------------   ----------     ------------  -----------

                    2002
----------------------------------------------
 Employee severance and other
        personnel benefits....................  $      15.1     $         10.1    $     (18.2)    $       -     $       7.0
 Relocation...................................            -                0.6           (0.6)            -               -
 Leases and equipment write-offs..............          7.4                1.7           (4.9)         (0.3)            3.9
 Other obligations............................          0.3                1.2           (0.6)            -             0.9
                                                 -----------     --------------     ----------     ---------     -----------
                                                $      22.8     $         13.6    $     (24.3)    $    (0.3)    $      11.8
                                                 ===========     ==============     ==========     =========     ===========

                    2001
----------------------------------------------
 Employee severance and other
        personnel benefits....................  $      28.6     $         27.5    $     (41.0)    $       -     $      15.1
 Relocation...................................            -                3.8           (3.8)            -               -
 Leases and equipment write-offs..............          5.9                5.6           (4.0)         (0.1)            7.4
 Other obligations............................          1.5                1.2           (2.4)            -             0.3
                                                 -----------     --------------     ----------     ---------     -----------
                                                $      36.0     $         38.1    $     (51.2)    $    (0.1)    $      22.8
                                                 ===========     ==============     ==========     =========     ===========

                    2000
----------------------------------------------
 Employee severance and other
        personnel benefits....................  $      24.6     $         44.6    $     (39.5)    $    (1.1)    $      28.6
 Leases and equipment write-offs..............          7.6                6.9           (3.4)         (5.2)            5.9
 Other obligations............................          1.8                2.6           (2.9)            -             1.5
                                                 -----------     --------------     ----------     ---------     -----------
                                                $      34.0     $         54.1    $     (45.8)    $    (6.3)    $      36.0
                                                 ===========     ==============     ==========     =========     ===========

         In connection with the 2000 restructuring program, in the beginning of the fourth quarter of 2000, Products Corporation decided to consolidate its manufacturing facility in Phoenix, Arizona into its manufacturing facility in
Oxford, North Carolina. The plan was to relocate substantially all of the
Phoenix equipment to the Oxford facility and commence production there over a period of approximately nine months which would allow Products Corporation to fully staff the Oxford facility and to produce enough inventory through a combination of production in the Phoenix and Oxford facilities to meet supply chain demand as the Phoenix facility production lines were dismantled, moved across the country, and placed into service at the Oxford facility.
Substantially all production at the Phoenix facility ceased by June 30, 2001, and the facility was sold. At the time the decision was made, the useful lives of the facility and production assets which would not be relocated to the Oxford facility were shortened to the nine-month period in which the Phoenix facility would continue production. The Company began depreciating the net book value of the Phoenix facility and production equipment in excess of their estimated salvage value over the estimated nine-month useful life. This resulted in the recognition of increased depreciation through September 30, 2001 of $6.1, which is included in cost of sales.

         As of December 31, 2002, 2001 and 2000, the unpaid balance of the restructuring costs are included in accrued expenses and other and other long-term liabilities in the Company's Consolidated Balance Sheets. The
remaining balance at December 31, 2002 for employee severance and other personnel benefits of $7.0 are expected to be paid by the end of 2004, lease and equipment obligations of $3.9 are expected to be paid by the end of 2008 and other obligations of $0.9 are expected to be paid by the end of 2003.

                                      F-14

3. DISPOSITIONS

         Described below are the principal sales of a product line, certain brands and facilities entered into by Products Corporation during 2002, 2001 and
2000:

         On March 30, 2000, Products Corporation completed the disposition of its worldwide professional products line, including professional hair care for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands, for
$315 in cash, before adjustments, plus $10 in purchase price payable in the future, contingent upon the purchasers' achievement of certain rates of return on their investment. The disposition involved the sale of certain of Products
Corporation's subsidiaries throughout the world devoted to the professional products line, as well as assets dedicated exclusively or primarily to the lines being disposed. The worldwide professional products line was purchased by a company formed by CVC Capital Partners, the Colomer family and other investors, led by Carlos Colomer, a former manager of the line that was sold, following arms'-length negotiation of the terms of the purchase agreement, including the determination of the amount of the consideration. In connection with the disposition, the Company recognized a pre-tax and after-tax net gain of $13.4, consisting of $14.8 of a gain which was recorded in 2000 and $1.4 of additional costs which were recorded in the fourth quarter of 2001. Approximately $150.3 of the Net Proceeds (as defined in the Credit Agreement (as hereinafter defined))
were used to reduce the aggregate commitment under the 1997 Credit Agreement (as hereinafter defined).

         On May 8, 2000, Products Corporation completed the disposition of the
Plusbelle brand in Argentina for $46.2 in cash. Approximately $20.7 of the Net
Proceeds were used to reduce the aggregate commitment under the 1997 Credit
Agreement. In connection with the disposition, the Company recognized a pre-tax and after-tax net loss of $4.8.

         In April 2001, Products Corporation sold land in Minami Aoyama near
Tokyo, Japan and related rights for the construction of a building on such land
(the "Aoyama Property") for approximately $28. In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of $0.8 during the second quarter of 2001.

         In May 2001, Products Corporation sold its Phoenix, Arizona facility for approximately $7 and leased it back through the end of 2001. After recognition of increased depreciation in the first quarter of 2001, the Company recorded a pre-tax and after-tax net loss on the sale of $3.7 in the second quarter of 2001, which is included in SG&A expenses.

         In July 2001, Products Corporation completed the disposition of its
Colorama brand of cosmetics and hair care products, as well as Products
Corporation's manufacturing facility located in Sao Paulo, Brazil, for approximately $57. Products Corporation used $22 of the Net Proceeds, after transaction costs and retained liabilities, to permanently reduce commitments under the 1997 Credit Agreement. In connection with such disposition, the
Company recognized a pre-tax and after-tax net loss of $6.7.

         In July 2001, Products Corporation completed the disposition of its subsidiary that owned and operated its manufacturing facility in Maesteg, Wales
(UK), including all production equipment. As part of this sale, Products
Corporation entered into a long-term supply agreement with the purchaser pursuant to which the purchaser manufactured and supplied to Products
Corporation cosmetics and personal care products for sale throughout Europe. In connection with such disposition, the Company recognized a pre-tax and after-tax net loss of $8.6.

         In October 2002, Products Corporation and its principal third party manufacturer for Europe and certain other international markets terminated the long-term supply agreement they had entered into in connection with Products
Corporation's disposition of its Maesteg facility in July 2001, and they entered into a new, more flexible agreement. This new agreement has significantly reduced volume commitments, and, among other things, Products Corporation agreed to loan such supplier approximately $2.0 and the supplier can earn performance-based payments of approximately $6.3 over a 4-year period, contingent upon the supplier achieving specific production service level objectives. During 2002, the Company accrued $1.6 as a result of such supplier meeting the required production service level objectives. As part of terminating the long-term supply agreement the supplier released Products Corporation from its minimum purchase commitments under the old supply agreement, which were approximately

                                      F-15

$145.5 over the 8-year term of such agreement. In exchange, Products Corporation waived approximately $10.0 of deferred purchase price which otherwise would have been payable by the supplier to Products Corporation in connection with the July
2001 sale of the Maesteg facility (a portion of which was contingent on future events). Such deferred purchase price, absent such waiver, would have been payable by the supplier to Products Corporation over a 6-year period.

         In December 2001, Products Corporation sold a facility in Puerto Rico for approximately $4. In connection with such disposition, the Company recorded a pre-tax and after-tax net gain on the sale of $3.1 in the fourth quarter of
2001.

         In February 2002, Products Corporation completed the disposition of its
Benelux business. As part of this sale, Products Corporation entered into a long-term distribution agreement with the purchaser pursuant to which the purchaser distributes the Company's products in Benelux. The purchase price consisted principally of the assumption of certain liabilities and a deferred purchase price contingent upon future results of up to approximately $4.7, which could be received over approximately a seven-year period. In connection with the disposition, the Company recognized a pre-tax and after-tax net loss of $1.0 in the first quarter of 2002.

4. INVENTORIES

                                                        DECEMBER 31,
                                              ---------------------------------
                                                  2002               2001
                                              --------------     --------------
         Raw materials and supplies.......  $          36.7    $          44.9
         Work-in-process..................             11.1               10.1
         Finished goods...................             80.3              102.9
                                              --------------     --------------
                                            $         128.1    $         157.9
                                              ==============     ==============

         In the fourth quarter of 2002, the Company recorded a charge of $17.7 to write-down inventories related to the implementation of the stabilization and growth phase of its plan and reduced distribution of its Ultima II brand.

5. PREPAID EXPENSES AND OTHER

                                                         DECEMBER 31,
                                               ---------------------------------
                                                   2002               2001
                                               --------------     --------------
         Prepaid expenses.................   $          21.1    $          22.4
         Asset held for sale..............               3.4                3.4
         Other............................              15.4               19.8
                                               --------------     --------------
                                             $          39.9    $          45.6
                                               ==============     ==============

         The asset held for sale represents a building in Canada, which Products
Corporation decided to sell in 2001 as a result of the closing of its manufacturing facility in Canada. It is anticipated that such building will be sold in 2003.

6. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                                   DECEMBER 31,
                                                                         --------------------------------
                                                                             2002              2001
                                                                         -------------     --------------

      Land and improvements.......................................    $           2.2     $          2.4
      Buildings and improvements..................................               80.5               79.8
      Machinery and equipment and capitalized leases..............              124.1              112.5
      Office furniture and fixtures and capitalized software......               99.9              108.8
      Leasehold improvements......................................               18.1               18.3
      Construction-in-progress....................................               13.6               10.5
                                                                         -------------     --------------
                                                                                338.4              332.3
      Accumulated depreciation....................................             (205.0)            (189.5)
                                                                         -------------     --------------
                                                                      $         133.4     $        142.8
                                                                         =============     ==============

        Depreciation expense for the years ended December 31, 2002, 2001 and
2000 was $34.5, $36.8 and $42.4, respectively. The Company has evaluated its management information systems and determined, among other things, to

                                      F-16

upgrade its systems. As a result of this decision, certain existing information systems are being amortized on an accelerated basis. The additional amortization recorded in 2002 was $4.

7. ACCRUED EXPENSES AND OTHER

                                                                                    DECEMBER 31,
                                                                         --------------------------------
                                                                             2002              2001
                                                                         -------------     --------------

      Sales returns and allowances................................    $         174.1     $         69.3
      Advertising and promotional costs...........................               59.2               60.5
      Compensation and related benefits...........................               63.2               61.6
      Interest....................................................               43.6               44.3
      Taxes, other than federal income taxes......................               12.2                5.5
      Restructuring costs.........................................                8.3               18.9
      Other ......................................................               35.7               25.3
                                                                         -------------     --------------
                                                                      $         396.3     $        285.4
                                                                         =============     ==============

8. SHORT-TERM BORROWINGS

         Products Corporation had outstanding short-term bank borrowings
(excluding borrowings under the Credit Agreement) aggregating $25.0 and $17.5 at
December 31, 2002 and 2001, respectively. Interest rates on amounts borrowed under such short-term lines at December 31, 2002 and 2001 ranged from 2.5% to
6.5% and from 3.0% to 5.6%, respectively, excluding Latin American countries in which Products Corporation had outstanding borrowings of approximately $1.7 and
$1.2 at December 31, 2002 and 2001, respectively. Compensating balances at
December 31, 2002 and 2001 were approximately $22.9 and $15.3, respectively.
Interest rates on compensating balances at December 31, 2002 and 2001 ranged from 1.5% to 5.6% and 2.1% to 4.0%, respectively.

9. LONG-TERM DEBT

                                                                                   DECEMBER 31,
                                                                         --------------------------------
                                                                             2002              2001
                                                                         -------------     --------------

      Credit facilities (a).......................................    $         223.1     $        119.2
      8 1/8% Senior Notes due 2006 (b)............................              249.7              249.6
      9% Senior Notes due 2006 (c)................................              250.0              250.0
      8 5/8% Senior Subordinated Notes due 2008 (d)...............              649.9              649.9
      12% Senior Secured Notes due 2005 (e).......................              353.3              350.8
      12% Senior Secured Notes due 2004 (f).......................               80.5               80.5
      Advances from Holdings and under the Keepwell Agreement (g).               38.3               28.6
                                                                         -------------     --------------
                                                                              1,844.8            1,728.6
      Less current portion........................................                  -                  -
                                                                         -------------     --------------
                                                                      $       1,844.8     $      1,728.6
                                                                         =============     ==============

         (a) On November 30, 2001, Products Corporation entered into the Second
Amended and Restated Credit Agreement (the "2001 Credit Agreement") with a syndicate of lenders, whose individual members change from time to time, which agreement amended and restated the credit agreement entered into by Products
Corporation in May 1997 (the "1997 Credit Agreement"; the 2001 Credit Agreement
and the 1997 Credit Agreement are sometimes referred to as the "Credit
Agreement"). On November 26, 2001, prior to closing on the 2001 Credit
Agreement, Products Corporation issued and sold in a private placement $363 in aggregate principal amount of 12% Senior Secured Notes due 2005 (the "Original
12% Notes"), receiving gross proceeds of $350.5 (see footnote (e) below) (the issuance of the Original 12% Notes and the 2001 Credit Agreement are referred to herein as the "2001 Refinancing Transactions"). Products Corporation used the proceeds from the Original 12% Notes and borrowings under the 2001 Credit
Agreement to repay outstanding indebtedness under Products Corporation's 1997
Credit Agreement and to pay fees and expenses incurred in connection with the
2001 Refinancing Transactions, and the balance was available for general corporate purposes. On June 21, 2002, the Original 12% Notes were exchanged for new 12% Senior Secured Notes due 2005 which have substantially identical terms as the Original 12% Notes (the "12% Notes"), except that the 12% Notes are registered with the Securities and Exchange Commission (the

                                      F-17

"Commission") under the Securities Act of 1933 (as amended, the "Securities
Act") and the transfer restrictions and registration rights applicable to the
Original 12% Notes do not apply to the 12% Notes. (See Note 18 for discussion of recent amendments to the Credit Agreement).

         The 2001 Credit Agreement, as of December 31, 2002, provides up to
$248.7 and consists of a $116.6 term loan facility (the "Term Loan Facility")
and a $132.1 multi-currency revolving credit facility (the "Multi-Currency
Facility") (the Term Loan Facility and the Multi-Currency Facility being referred as the "Credit Facilities"). The Multi-Currency Facility is available
(i) to Products Corporation in revolving credit loans denominated in U.S.
dollars, (ii) to Products Corporation in standby and commercial letters of credit denominated in U.S. dollars up to $50.0, $25.3 of which was issued but undrawn at December 31, 2002 and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies
(the "Local Loans"). At December 31, 2002 and 2001, Products Corporation had
$116.6 and $117.9, respectively, outstanding under the Term Loan Facility, and
$131.8 ($25.3 of which was issued but undrawn letters of credit) and $28.6
($27.3 of which was issued but undrawn letters of credit), respectively, outstanding under the Multi-Currency Facility.

         The Credit Facilities (other than loans in foreign currencies) bear interest as of December 31, 2002 at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 3.75%; or (B) the Eurodollar
Rate plus 4.75% (which interest rate changed as a result of the amendment to the
Credit Agreement discussed in Note 18). Loans in foreign currencies bear interest in certain limited circumstances or if mutually acceptable to Products
Corporation and the relevant foreign lenders at the Local Rate and otherwise at the Eurocurrency Rate, in each case plus 4.75%. Products Corporation pays to those lenders having multi-currency commitments a commitment fee of 0.75% of the average daily unused portion of the Multi-Currency Facility, which fee is payable quarterly in arrears. Under the Multi-Currency Facility, Products
Corporation pays (i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by the foreign lenders out of the portion of the Applicable Margin payable to such foreign lender), (ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans, (iii) to the multi-currency lenders a letter of credit commission equal to (a) the Applicable
Margin for Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) times (b) the aggregate undrawn face amount of letters of credit and (c) to the issuing lender a letter of credit fronting fee of 0.25%
per annum of the aggregate undrawn face amount of letters of credit (which fee is a portion of the Applicable Margin). Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the 2001
Credit Agreement. Prior to the termination date of the Credit Facilities, on each November 30 (commencing November 30, 2002) Products Corporation shall repay
$1.25 in aggregate principal amount of the Term Loan Facility. Products
Corporation made its applicable installment payment on November 30, 2002. In addition, prior to its termination, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 each year received during such year from sales of assets by Products Corporation or any of its subsidiaries (and in excess of an additional $15.0 in the aggregate during the term with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders, and (iii) the net proceeds from the issuance by Products
Corporation or any of its subsidiaries of certain additional debt. The 2001
Credit Agreement will terminate on May 30, 2005. The weighted average interest rates on the Term Loan Facility and the Multi-Currency Facility were 7.75% and
7.81% at December 31, 2002, respectively, 7.75% and 8.49% at December 31, 2001, respectively, and 10.2% and 9.7% at December 31, 2000, respectively.

         The Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, on a first-priority basis (and therefore entitled to payment out of the proceeds on any sale of the following collateral before the
12% Notes, which are secured on a second-priority basis), subject to certain limited exceptions, primarily by (i) a mortgage on Products Corporation's facility in Oxford, North Carolina; (ii) the capital stock of Products
Corporation and its domestic subsidiaries and 66% of the capital stock of
Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries; (iii) domestic intellectual property and certain other domestic intangibles of Products Corporation and its domestic subsidiaries; (iv) domestic inventory, accounts receivable, equipment and certain investment property of
Products Corporation and its domestic subsidiaries; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and property referred to above may be shared from time to time,

                                      F-18

subject to certain limitations, on a first-priority basis, with specified types of other obligations incurred or guaranteed by Products Corporation, such as interest rate hedging obligations and working capital lines, and on a second-priority basis with Products Corporation's obligations under the 12%
Notes.

         The Credit Agreement contains various material restrictive covenants prohibiting Products Corporation from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend, tax sharing and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc.
to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A common stock, with a par value of $0.01 per share
(the "Class A Common Stock"), in connection with the delivery of such common stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan
(as may be amended and restated from time to time, the "Amended Stock Plan"),
(iii) creating liens or other encumbrances on Products Corporation's or its domestic subsidiaries' assets or revenues, granting negative pledges or selling or transferring any of Products Corporation's or its domestic subsidiaries'
assets except in the ordinary course of business, all subject to certain limited exceptions, including among others, permitting Products Corporation to create liens to secure Products Corporations' obligations under the 12% Notes, (iv)
with certain exceptions, engaging in merger or acquisition transactions, (v)
prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions, and
(vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms'-length transaction. In addition to the foregoing, the Credit Agreement contains financial covenants requiring Products
Corporation to maintain specified cumulative EBITDA levels and limiting the leverage ratio of Products Corporation, which financial covenants, among the other amendments referred to in Note 18, the bank lenders under the Credit
Agreement waived for the four quarters ended December 31, 2002, deleted for the first three quarters of 2003 and waived until January 31, 2004 for the fourth quarter of 2003. In addition, the amendment increased the maximum limit on capital expenditures (as defined in the Credit Agreement) to $115 for 2003 and includes a minimum liquidity covenant requiring Products Corporation to maintain a minimum of $20 in liquidity from all available sources at all times.

         The events of default under the Credit Agreement include a Change of
Control (as defined in the Credit Agreement) of Products Corporation and other customary events of default for such types of agreements. Among such customary events of default under the Credit Agreement is a cross-default provision which provides that it is an event of default under the Credit Agreement if Products
Corporation or any of its subsidiaries (as defined under the Credit Agreement)
(i) defaults in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 in aggregate principal amount or
(ii) defaults in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 in aggregate principal amount, or any other event occurs, the effect of such default or other event would cause or permit the holders of such debt to accelerate payment.

         Upon entering into the 2001 Credit Agreement, the Company recorded a charge of $3.6 for associated costs.

         (b) The 8 1/8% Notes due 2006 (the "8 1/8% Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment with all existing and future Senior Debt (as defined in the indenture relating to the
8 1/8% Notes (the "8 1/8% Notes Indenture")) of Products Corporation, including the 12% Notes, 9% Notes (as hereinafter defined) and the indebtedness under the
Credit Agreement and the Mafco Loans (as hereinafter defined), and are senior to the 8 5/8% Notes and to all future subordinated indebtedness of Products
Corporation. The 8 1/8% Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries.
Interest is payable on February 1 and August 1.

         The 8 1/8% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after February 1, 2002 at the redemption prices set forth in the 8 1/8% Notes Indenture, plus accrued and unpaid interest, if any, to the date of redemption.

                                      F-19

         Upon a Change of Control (as defined in the 8 1/8% Notes Indenture),
Products Corporation will have the option to redeem the 8 1/8% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the Applicable
Premium (as defined in the 8 1/8% Notes Indenture) and, subject to certain conditions, each holder of the 8 1/8% Notes will have the right to require
Products Corporation to repurchase all or a portion of such holder's 8 1/8%
Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

         The 8 1/8% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products
Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 8 1/8% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

         (c) The 9% Senior Notes due 2006 (the "9% Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment with all existing and future Senior Debt (as defined in the indenture relating to the
9% Notes (the "9% Notes Indenture")) of Products Corporation, including the 12%
Notes, 8 1/8% Notes and the indebtedness under the Credit Agreement and the
Mafco Loans, and are senior to the 8 5/8% Notes and to all future subordinated indebtedness of Products Corporation. The 9% Notes are effectively subordinated to outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on May 1 and November 1.

         The 9% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after November 1, 2002 at the redemption prices set forth in the 9% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption.

         Upon a Change of Control (as defined in the 9% Notes Indenture),
Products Corporation will have the option to redeem the 9% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the Applicable Premium
(as defined in the 9% Notes Indenture) and, subject to certain conditions, each holder of the 9% Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 9% Notes at a price equal to 101%
of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

         The 9% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products
Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 9% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

         (d) The 8 5/8% Notes due 2008 (the "8 5/8% Notes") are general unsecured obligations of Products Corporation and are (i) subordinate in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the 8 5/8% Notes (the "8 5/8% Notes Indenture")) of Products
Corporation, including the 12% Notes, 9% Notes, the 8 1/8% Notes and the indebtedness under the Credit Agreement and the Mafco Loans, (ii) pari passu in right of payment with all future senior subordinated debt, if any, of Products
Corporation and (iii) senior in right of payment to all future subordinated debt, if any, of Products Corporation. The 8 5/8% Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products
Corporation's subsidiaries. Interest is payable on February 1 and August 1.

         The 8 5/8% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth in the 8 5/8% Notes Indenture, plus accrued and unpaid interest, if any, to the date of redemption.

                                      F-20

         Upon a Change of Control (as defined in the 8 5/8% Notes Indenture),
Products Corporation will have the option to redeem the 8 5/8% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the Applicable
Premium (as defined in the 8 5/8% Notes Indenture) and, subject to certain conditions, each holder of the 8 5/8% Notes will have the right to require
Products Corporation to repurchase all or a portion of such holder's 8 5/8%
Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

         The 8 5/8% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products
Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to the 8 5/8% Notes. The 8 5/8% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

         (e) On November 26, 2001, prior to closing on the 2001 Credit
Agreement, Products Corporation issued and sold $363.0 in aggregate principal amount of Original 12% Notes in a private placement receiving gross proceeds of
$350.5. The effective interest rate on the 12% Notes is 13.125%. Products
Corporation used the proceeds from the Original 12% Notes and borrowings under the 2001 Credit Agreement to repay outstanding indebtedness under Products
Corporation's 1997 Credit Agreement and to pay fees and expenses incurred in connection with the 2001 Refinancing Transactions, and the balance was available for general corporate purposes. On June 21, 2002, the Original 12% Notes were exchanged for the new 12% Notes which have substantially identical terms as the
Original 12% Notes, except that the 12% Notes are registered with the Commission under the Securities Act and the transfer restrictions and registration rights applicable to the Original 12% Notes do not apply to the 12% Notes.

         The 12% Notes were issued pursuant to an Indenture, dated as of
November 26, 2001 (the "12% Notes Indenture"), among Products Corporation, the guarantors party thereto, including Revlon, Inc. as parent guarantor, and
Wilmington Trust Company, as trustee. The 12% Notes are supported by guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products
Corporation's domestic subsidiaries. The obligations of Products Corporation under the 12% Notes and the obligations under the aforementioned guarantees are secured, on a second-priority basis, subject to certain limited exceptions, primarily by (i) a mortgage on Products Corporation's facility in Oxford, North
Carolina; (ii) the capital stock of Products Corporation and its domestic subsidiaries and 66% of the capital stock of Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries; (iii) domestic intellectual property and certain other domestic intangibles of Products
Corporation and its domestic subsidiaries; and (iv) domestic inventory, accounts receivable, equipment and certain investment property of Products Corporation and its domestic subsidiaries. Such liens are subject to certain limitations, which among other things, limit the ability of holders of second-priority liens from exercising any remedies against the collateral while the Credit Agreement or any other first-priority lien remains in effect.

         The 12% Notes are senior secured obligations of Products Corporation and rank pari passu in right of payment with all existing and future Senior Debt
(as defined in the 12% Notes Indenture) including the 8 1/8% Notes, the 9% Notes and the indebtedness under the Credit Agreement and the Mafco Loans, and are senior to the 8 5/8% Notes and all future subordinated indebtedness of Products
Corporation. The 12% Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. The
12% Notes mature on December 1, 2005. Interest is payable on June 1 and December
1, beginning June 1, 2002.

         The 12% Notes may be redeemed at the option of Products Corporation in whole or in part at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any to the date of redemption, plus the Applicable Premium (as defined in the 12% Notes Indenture).

         Upon a Change of Control (as defined in the 12% Notes Indenture), subject to certain conditions, each holder of the 12% Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's
12% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

                                      F-21

         The 12% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products
Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 12% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

         The 12% Notes Indenture, 8 1/8% Notes Indenture, the 8 5/8% Notes
Indenture and the 9% Notes Indenture contain customary events of default for debt instruments of such type.

         The 8 1/8% Notes Indenture, the 9% Notes Indenture, the 8 5/8% Notes
Indenture and the 12% Notes Indenture each include a cross acceleration provision which provides that it shall be an event of default under each such indenture if any debt (as defined in each such indenture) of Products
Corporation or any of its significant subsidiaries (as defined in each such indenture), and in the case of the 12% Notes Indenture, Revlon, Inc., is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 and such default continues for 10 days after notice from the trustee under each such indenture. If any such event of default occurs, the trustee under each such indenture or the holders of at least 25% in principal amount of the outstanding notes under each such indenture may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the outstanding notes under each such indenture may, by notice to the trustee, waive any such default or event of default and its consequences under each such indenture.

         (f) On February 12, 2001, REV Holdings issued $80.5 principal amount of its New REV Holdings Notes, which were issued in exchange for a like principal amount of the Old REV Holdings Notes. The New REV Holdings Notes bear interest at 12% per year, payable semi-annually, and mature on February 1, 2004. 4.2 million shares of Revlon, Inc. common stock owned by REV Holdings were pledged to secure the New REV Holdings Notes. On March 15, 2001, an affiliate contributed $667.5 principal amount of Old REV Holdings Notes to REV Holdings, which were delivered to the trustee for cancellation and contributed $22.0 in cash to REV Holdings to retire the remaining Old REV Holdings Notes at maturity.
Upon cancellation, the indenture governing the Old REV Holdings Notes was discharged.

         The New REV Holdings Notes are secured by a pledge of 52 shares of
Class A Common Stock of Revlon, Inc. per $1,000 principal amount of New REV
Holdings Notes and all dividends, cash instruments and property and proceeds from time to time received in respect of the foregoing shares (collectively, the
"New Collateral"). In addition, the indenture governing the New REV Holdings
Notes (the "New Indenture") contains covenants that, among other things, limit
(i) the issuance of additional debt and redeemable stock by REV Holdings, (ii)
the creation of additional liens on the New Collateral (other than the lien created by the New Indenture), (iii) the payment of dividends on capital stock of REV Holdings and the redemption of capital stock of REV Holdings or any of its direct or indirect parents, (iv) the sale of assets and subsidiary stock
(including by way of consolidations, mergers and similar transactions), and (v)
transactions with affiliates. All of these limitations and prohibitions, however, are subject to a number of qualifications, which are set forth in the
New Indenture.

         The New Indenture contains customary events of default for debt instruments of such type. The New Indenture includes a cross acceleration provision which provides that it shall be an event of default under the New
Indenture if any debt of REV Holdings or any of its significant subsidiaries (as defined in the New Indenture), is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 and such default continues for 10 days after notice from the trustee under the New Indenture. If any such event of default occurs, the trustee under the New Indenture or the holders of at least 25% in principal amount of the outstanding New REV Holdings Notes may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the New REV Holdings Notes may, by notice to the trustee, waive any such default or event of default and its consequences under the New Indenture.

                                      F-22

         (g) During 1992, Holdings made an advance of $25.0 to Products
Corporation, evidenced by subordinated noninterest-bearing demand notes. The notes were subsequently adjusted by offsets and additional amounts loaned by
Holdings to Products Corporation. In 1998, approximately $6.8 due to Products
Corporation from Holdings was offset against the notes payable to Holdings. At
December 31, 2002, the remaining balance was $24.1 and is evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to Products Corporation's obligations under the Credit Agreement. At December
31, 2002, the balance outstanding under the Keepwell Agreement (as discussed above) was $14.2. The Keepwell Agreement will terminate at such time as there are no New REV Holdings Notes outstanding, at which time GSB Investments Corp.
may require repayment of advances under the Keepwell Agreement.

         The New Indenture contains customary events of default of debt instruments of such type.

         The aggregate amounts of long-term debt maturities (at December 31,
2002), in the years 2003 through 2007 are nil, $80.5, $614.7, $499.7 and nil, respectively, and $649.9 thereafter.

         The Company expects that operating revenue, cash on hand, proceeds from the Rights Offering (as hereinafter defined in Note 18) (which may be advanced to Revlon, Inc. and contributed to Products Corporation as a result of the $50 million Series C preferred stock investment (as hereinafter defined in Note 18)
prior to the consummation of the Rights Offering if Products Corporation has
fully drawn the MacAndrews & Forbes $100 million term loan (as hereinafter defined in Note 18)), funds available for borrowing under the Credit Agreement and the Mafco Loans (as hereinafter defined in Note 18) and advances under the
Keepwell Agreement will be sufficient to enable the Company to cover its operating expenses, including cash requirements in connection with the Company's operations, the stabilization and growth phase of the Company's plan, cash requirements in connection with the Company's restructuring programs referred to in Note 2 above and the Company's debt service requirements of its subsidiaries for 2003 and interest on the New REV Holdings Notes. The Mafco Loans and the
proceeds from the Rights Offering are intended to help fund the stabilization and growth phase of the Company's plan and to decrease the risk that would otherwise exist if the Company were to fail to meet its debt and ongoing obligations as they became due in 2003. However, there can be no assurance that such funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company's anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category, increased competition from the Company's competitors or the Company's marketing plans are not as successful as anticipated, or if the Company's expenses associated with implementation of the stabilization and growth phase of the Company's plan exceed the anticipated level of expenses, the Company's current sources of funds may be insufficient to meet the Company's cash requirements. Additionally, in the event of a decrease in demand for Products Corporation's products or reduced sales or lack of increases in demand and sales as a result of the Company's plan, such development, if significant, could reduce Products Corporation's operating revenues and could adversely affect Products Corporation's ability to achieve certain financial covenants under the Credit Agreement and in such event the Company could be required to take measures, including reducing discretionary spending. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of the stabilization and growth phase of its plan, reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring subsidiary indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties, selling additional equity securities of Revlon, Inc. or selling its equity securities or reducing other discretionary spending. The
Company has substantial debt maturing in 2004 and 2005 which will require refinancing, consisting of $80.5 of the New REV Holdings Notes due in 2004 and
the following due in 2005: $246.3 (assuming the maximum amount is borrowed)
under the Credit Agreement and $363.0 of 12% Notes, as well as amounts, if any, borrowed under the MacAndrews & Forbes $100 million term loan and the MacAndrews
& Forbes $40-65 million line of credit.

         As discussed in Note 18, the amendment to and waiver of various provisions of Products Corporation's Credit Agreement provide for, among other things, a waiver through January 31, 2004 of compliance with its EBITDA and leverage ratio covenants through the fourth quarter of 2003. The Company expects that Products Corporation will need to seek a further amendment to the Credit
Agreement or a waiver of the EBITDA and leverage ratio covenants under the
Credit Agreement prior to the expiration of the existing waiver on January 31,
2004 because the Company does not expect that its operating results, including after giving effect to various actions under the stabilization and growth phase of the Company's plan, will allow Products Corporation to satisfy those covenants for the four consecutive fiscal quarters ending December 31, 2003. The minimum EBITDA required to be

                                      F-23

maintained by Products Corporation under the Credit Agreement is $230 for each of the four consecutive fiscal quarters ending on December 31, 2003 (which covenant was waived through January 31, 2004), March 31, 2004, June 30, 2004 and
September 30, 2004 and $250 for any four consecutive fiscal quarters ending
December 31, 2004 and thereafter and the leverage ratio covenant under the
Credit Agreement will permit a maximum ratio of 1.10:1.00 for any four consecutive fiscal quarters ending on or after December 31, 2003 (which limit was waived through January 31, 2004 for the four fiscal quarters ending December
31, 2003). In addition, after giving effect to the amendment, the Credit
Agreement also contains a $20 minimum liquidity covenant. While the Company expects that Products Corporation's bank lenders will consent to such amendment or waiver request, there can be no assurance that they will or that they will do so on terms that are favorable to the Company. If Products Corporation is unable to secure such amendment or waiver, it could be required to refinance the Credit
Agreement or repay it with proceeds from sale of assets or operations, or additional capital contributions or loans from MacAndrews & Forbes or the
Company's other affiliates or third parties, or the sale of additional equity securities of Revlon, Inc. In the event that Products Corporation were unable to secure such a waiver or amendment and Products Corporation were not able to refinance or repay the Credit Agreement, Products Corporation's inability to meet the financial covenants for the four consecutive fiscal quarters ending
December 31, 2003 would constitute an event of default under Products
Corporation's Credit Agreement, which would permit the bank lenders to accelerate the Credit Agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt, as well as under the New Indenture, if the amount accelerated exceeds $25.0 and such default remains uncured within 10 days of notice from the trustee under the applicable indenture.

         There can be no assurance that the Company would be able to take any of the actions referred to in the preceding two paragraphs because of a variety of commercial or market factors or constraints in the Company's debt instruments, including, for example, Products Corporation's inability to reach agreement with its bank lenders on refinancing terms that are acceptable to the Company before the waiver of its financial covenants expires on January 31, 2004, market conditions being unfavorable for an equity or debt offering, or that the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

         REV Holdings, as a holding company, will be dependent on distributions with respect to its approximately 83% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation and advances under the Keepwell
Agreement (as defined herein) to pay its expenses and to pay interest and the principal amount at maturity of the New REV Holdings Notes. The terms of the
Credit Agreement, the Mafco Loans, the 12% Notes, the 8 5/8% Notes, the 8 1/8%
Notes and the 9% Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common
Stock in connection with the delivery of such Class A Common Stock to grantees under the Amended Stock Plan.

         REV Holdings currently anticipates that it will be dependent upon advances under the Keepwell Agreement to pay interest when due under the New REV
Holdings Notes. However, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the New REV Holdings Notes, such as refinancing its indebtedness, repaying its indebtedness with the proceeds from the sale of assets or operations of Revlon, Inc., selling its equity securities or equity securities of Revlon, Inc. or seeking additional capital contributions or loans from
MacAndrews & Forbes or the Company's other affiliates or third parties. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the New REV Holdings Notes or that any of such actions would be permitted by the terms of the New Indenture or any other debt instruments of the Company and the Company's subsidiaries then in effect, because, among other reasons, market conditions may be unfavorable for an equity or debt offering or the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In

                                      F-24

addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

         REV Holdings has entered into a Keepwell Agreement with GSB Investments
Corp., one of its affiliates (the "Keepwell Agreement"), pursuant to which GSB
Investments Corp. agreed to provide REV Holdings with funds in an amount equal to any interest payments due on the New REV Holdings Notes, to the extent that
REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the New REV Holdings Notes. The obligations of GSB
Investments Corp. under the Keepwell Agreement are only enforceable by REV
Holdings, and may not be enforced by the holders of the New REV Holdings Notes or the trustee under the New Indenture. The failure of GSB Investments Corp. to make a payment to REV Holdings under the Keepwell Agreement will not be an event of default under the New Indenture. Further, the New Indenture has no requirement that REV Holdings maintain the Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp. will have sufficient funds to make any payment to REV Holdings under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement.

         At December 31, 2002, GSB Investments Corp. owned 19.0 million shares of common stock of Citigroup, Inc. ("Citigroup Common Stock" and "Citigroup",
respectively). At December 31, 2002, the last reported sale price of Citigroup
Common Stock on the NYSE was $35.19 per share. At December 31, 2002, 13.1 million shares of Citigroup Common Stock owned by GSB Investments Corp. were pledged to secure forward contracts and 0.9 million shares were held in escrow pursuant to the terms of a stockholders agreement between GSB Investments Corp.
and Citigroup. In February 2003, GSB Investments Corp. settled certain forward contracts by delivering 1.2 million shares of Citigroup Common Stock to the counterparty and 0.2 million shares were released from pledge. As of February
28, 2003, GSB Investments Corp. owned 17.8 million shares of Citigroup Common
Stock. At February 28, 2003, 11.7 million shares of Citigroup Common Stock owned by GSB Investments Corp. were pledged to secure forward contracts and 0.9 million shares of Citigroup Common Stock continue to be held in escrow pursuant to such stockholders agreement.

         Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the first quarter of 2000 to $0.20 per share in the first quarter of 2003. Pursuant to the forward contracts, GSB Investments Corp. is entitled to a maximum dividend of $0.18 per share with respect to 3.3 million shares of its pledged Citigroup Common Stock, while all other pledged shares are not limited as to dividends. If Citigroup were to continue to pay quarterly dividends at the current rate of $0.20 per share and GSB Investments Corp. were to continue to own 17.8 million shares of Citigroup Common Stock, GSB Investments Corp. would have sufficient income from dividends paid on its Citigroup Common Stock to make the payments to REV Holdings that it might be required to make under the
Keepwell Agreement. However, there can be no assurance that Citigroup, which the
Company does not control, will continue to pay dividends at this rate, if at all, or that GSB Investments Corp. will continue to own shares of Citigroup
Common Stock in an amount sufficient to cover advances under the Keepwell
Agreement.

         If GSB Investments Corp. fails to comply with its obligations under the forward contracts that are secured by the pledge of its 11.7 million shares of
Citigroup Common Stock, the beneficiary of such pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its rights to receive dividends on such pledged shares. GSB Investments Corp. has advised REV Holdings that, if GSB Investments Corp. does not receive sufficient dividend income from its Citigroup Common Stock to satisfy its obligations under the Keepwell Agreement, GSB Investments Corp. expects to obtain capital contributions or loans from affiliates to satisfy such obligations. There can be no assurance that GSB Investments Corp. could obtain any such funds because its affiliates are under no obligation to provide them to GSB Investments Corp.

         From August 2001 through December 31, 2002, GSB Investments Corp. made non-interest bearing advances of $14.2 to REV Holdings under the Keepwell
Agreement, which were used to make the August 1, 2001, February 1, 2002 and
August 1, 2002 interest payments on the New REV Holdings Notes. On February 1,
2003, GSB Investments Corp. made a non-interest bearing advance of $4.8, which was used to make the February 1, 2003 interest payment on the New REV Holdings
Notes. The Keepwell Agreement will terminate at such time as there are no New
REV Holdings Notes outstanding, at which time GSB Investments Corp. may require repayment of advances under the Keepwell Agreement.

                                      F-25

10. FINANCIAL INSTRUMENTS

         The fair value of the Company's long-term debt is based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The Company is unable to assess the fair market value of the New REV Holdings Notes as there is no active trading market for the New REV Holdings Notes. The estimated fair value of long-term debt (excluding amounts due to affiliates of $38.3 and $28.6 at December 31,
2002 and 2001, respectively, and $80.5 under the New REV Holdings Notes) at
December 31, 2002 and 2001, respectively, was approximately $513.9 and $524.1 less than the carrying values of $1,726.0 and $1,619.5, respectively.

         Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products
Corporation is obligated, of which approximately $25.3 and $27.3 (including amounts available under credit agreements in effect at that time) were maintained at December 31, 2002 and 2001, respectively. Included in these amounts are $10.5 and $10.1, respectively, in standby letters of credit, which support Products Corporation's self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

         The carrying amounts of cash and cash equivalents, marketable securities, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their fair values.

11. INCOME TAXES

         In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco
Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than
Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon,
Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to
Holdings, amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns
(including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that
Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits
Products Corporation from making such tax sharing payments other than in respect of state and local income taxes.

         In March 1993, REV Holdings and Mafco Holdings entered into a tax sharing agreement (as amended, the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, REV
Holdings will pay to Mafco Holdings amounts equal to the taxes that REV Holdings would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries
(including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to REV Holdings). In connection with the conversion of REV Holdings Inc., a Delaware corporation into a limited liability company in
December 2002, the 1993 Tax Sharing Agreement was amended to provide that REV
Holdings will make tax sharing payments to Mafco Holdings as if it was a taxable corporation.

         Since the payments to be made by Revlon, Inc. under the 1992 Tax
Sharing Agreement and by REV Holdings under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if they were to file separate federal, state or local corporate income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries. The 1992 Tax Sharing
Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a
$10 note with interest at 12% and interest

                                      F-26

and principal payable by Mafco Holdings on December 31, 2005. With respect to
REV Holdings, as a result of the absence of business operations or a source of income of its own, no federal tax payments or payments in lieu of taxes pursuant to the 1993 Tax Sharing Agreement were required for 2002 or 2000. With respect to 2001, REV Holdings recorded an alternative minimum tax liability of $5.2 pursuant to the 1993 Tax Sharing Agreement related to the retirement of the Old
REV Holdings Notes. However, as a result of tax legislation enacted in the first quarter of 2002, REV Holdings was able to recognize tax benefits of $4.4 in
2002, which was offset against this liability and reduced it to $0.8, which amount was contributed to capital in 2002. With respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement there were no federal tax payments or payments in lieu of taxes pursuant to the
1992 Tax Sharing Agreement for 2002, 2001 or 2000. Revlon, Inc. had a liability of $0.9 to Holdings in respect of alternative minimum taxes for 1997 under the
1992 Tax Sharing Agreement. However, as a result of tax legislation enacted in the first quarter of 2002, Revlon, Inc. was able to recognize tax benefits of
$0.9 in 2002, which completely offset this liability.

         Pursuant to the asset transfer agreement referred to in Note 14,
Products Corporation assumed all tax liabilities of Holdings other than (i)
certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Holdings.

         The Company's loss before income taxes and the applicable provision
(benefit) for income taxes are as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------------------
Loss before income taxes:                                                2002              2001             2000
                                                                     -------------      ------------    -------------

      Domestic................................................    $        (222.9)  $        (109.1)  $       (127.4)
      Foreign.................................................              (68.7)            (66.4)           (73.7)
                                                                     -------------      ------------    -------------
                                                                  $        (291.6)  $        (175.5)  $       (201.1)
                                                                     =============      ============    =============
Provision (benefit) for income taxes:
      Federal.................................................    $          (5.3)  $           5.2   $            -
      State and local.........................................                0.4               0.4              0.4
      Foreign.................................................                5.3               3.7              8.2
                                                                     -------------      ------------    -------------
                                                                  $           0.4   $           9.3   $          8.6
                                                                     =============      ============    =============

      Current.................................................    $           8.0   $          83.7   $          8.5
      Deferred................................................               (5.6)              5.1              0.8
      Benefits of operating loss carryforwards................               (2.0)            (79.5)            (1.9)
      Carryforward utilization applied to goodwill............                  -                 -              0.7
      Effect of enacted change of tax rates...................                  -                 -              0.5
                                                                     -------------      ------------    -------------
                                                                  $           0.4   $           9.3   $          8.6
                                                                     =============      ============    =============

         The effective tax rate on loss before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

                                      F-27

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------------------
                                                                         2002              2001             2000
                                                                     -------------      ------------    -------------

Statutory federal income tax rate ............................              (35.0)%           (35.0)%          (35.0)%
State and local taxes, net of federal income tax benefit......                0.1               0.1              0.1
Foreign and U.S. tax effects attributable to
      operations outside the U.S..............................               (4.0)              0.5              1.1
Change in valuation allowance.................................               42.3             (15.5)             6.5
Sale of businesses............................................               (3.0)              8.3             16.3
Nondeductible amortization expense............................                  -               1.2              1.2
Cancellation of indebtedness income...........................                  -              45.8             13.8
Other.........................................................               (0.3)             (0.1)             0.3
                                                                     -------------      ------------    -------------
Effective rate................................................                0.1%             5.3%            4.3%
                                                                     =============      ============    =============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31,
2002 and 2001 are presented below:

                                                                                                         DECEMBER 31,
                                                                                                 -----------------------------
         Deferred tax assets:                                                                       2002             2001
                                                                                                 ------------    -------------

               Accounts receivable, principally due to doubtful accounts...............      $           5.0   $          2.9
               Inventories.............................................................                 18.9              9.9
               Net operating loss carryforwards - domestic.............................                377.4            344.7
               Net operating loss carryforwards - foreign..............................                122.6            128.2
               Accruals and related reserves...........................................                  5.9             10.0
               Employee benefits.......................................................                 67.3             36.7
               State and local taxes...................................................                 12.2             12.2
               Advertising, sales discounts and returns and coupon redemptions.........                 53.5             27.6
               Capital loss carryover..................................................                  7.8                -
               Deferred interest expense...............................................                  9.7                -
               Other...................................................................                 35.4             31.0
                                                                                                 ------------    -------------
                   Total gross deferred tax assets.....................................                715.7            603.2
                   Less valuation allowance............................................               (681.7)          (565.1)
                                                                                                 ------------    -------------
                   Net deferred tax assets.............................................                 34.0             38.1
         Deferred tax liabilities:
               Plant, equipment and other assets.......................................                (25.8)           (31.3)
               Other...................................................................                 (3.2)            (3.5)
                                                                                                 ------------    -------------
                   Total gross deferred tax liabilities ...............................                (29.0)           (34.8)
                                                                                                 ------------    -------------
                   Net deferred tax assets.............................................      $           5.0   $          3.3
                                                                                                 ============    =============

         In assessing the recoverability of its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income for certain international markets and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of certain deductible differences existing at December 31, 2002.

         The valuation allowance increased by $116.6 during 2002, decreased by
$72.7 during 2001 and decreased by $27.1 during 2000.

         During 2002, 2001 and 2000, certain of the Company's foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $2.0, $3.6, and $1.9, respectively. Certain other foreign operations generated losses during 2002, 2001 and 2000 for which the potential tax benefit was reduced by a valuation allowance. During 2001, the Company used domestic operating loss carryforwards to credit the current provision for income taxes

                                      F-28

by $75.9. At December 31, 2002, the Company had tax loss carryforwards of approximately $1,456.2, of which $1,078.2 are domestic and $378.0 are foreign, and which expire in future years as follows: 2003-$22.6; 2004-$26.5; 2005-$61.5;
2006-$41.8; 2007 and beyond-$1,147.9; and unlimited-$155.9. The Company could receive the benefit of such tax loss carryforwards only to the extent it has taxable income during the carryforward periods in the applicable tax jurisdictions. In addition, based upon certain factors, including the amount and nature of gains or losses recognized by Mafco Holdings and its other subsidiaries included in Mafco Holdings' consolidated federal income tax return, the amount of net operating loss carryforwards attributable to Mafco Holdings and such other subsidiaries and the amounts of alternative minimum tax liability of Mafco Holdings and such other subsidiaries, pursuant to the terms of the Tax
Sharing Agreements, all or a portion of the domestic operating loss carryforwards would not be available to the Company should the Company cease being a member of Mafco Holdings' consolidated federal income tax return at any time in the future.

         Appropriate U.S. and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future.
Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business are nil at December 31, 2002, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

12. POSTRETIREMENT BENEFITS

Pension:

         A substantial portion of Products Corporation's employees in the U.S.
are covered by defined benefit pension plans. The Company uses September 30 as its measurement date for plan obligations and assets.

Other Postretirement Benefits:

         Products Corporation also has sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of a limited number of employees and former employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. Products Corporation also administers a medical insurance plan on behalf of Holdings, the cost of which has been apportioned to Holdings. The Company uses September 30 as its measurement date for plan obligations and assets.

         Information regarding Products Corporation's significant pension and other postretirement plans at the dates indicated is as follows:

                                      F-29

                                                                                                  OTHER POSTRETIREMENT
                                                                         PENSION PLANS                  BENEFITS
                                                                    ------------------------    ------------------------
                                                                                        DECEMBER 31,
                                                                    ----------------------------------------------------
 Change in Benefit Obligation:                                         2002          2001          2002         2001
                                                                    ----------    ----------    ----------   -----------

      Benefit obligation - September 30 of prior year..........  $     (422.8) $     (420.6) $      (10.8) $       (9.7)
      Service cost.............................................          (8.5)        (10.2)            -             -
      Interest cost............................................         (28.5)        (28.0)         (0.8)         (0.8)
      Plan amendments......... ................................             -          11.1             -             -
      Actuarial loss...........................................         (23.1)        (11.1)         (0.7)         (1.0)
      Curtailments.............................................             -           7.1             -             -
      Benefits paid............................................          23.6          22.3           0.7           0.7
      Foreign exchange............ ............................          (3.5)          1.6             -             -
      Plan participant contributions...........................          (0.3)         (0.4)            -             -
      Disposition..............................................             -           3.3             -             -
      Settlements..............................................             -           2.1             -             -
                                                                    ----------    ----------    ----------   -----------
      Benefit obligation - September 30 of current year .......        (463.1)       (422.8)        (11.6)        (10.8)
                                                                    ----------    ----------    ----------   -----------
 Change in Plan Assets:
      Fair value of plan assets - September 30 of prior year...         282.7         343.4             -             -
      Actual return on plan assets.............................         (20.8)        (38.3)            -             -
      Employer contributions...................................          12.5           8.1           0.7           0.7
      Assets sold..............................................             -          (3.6)            -             -
      Plan participant contributions...........................           0.3           0.4             -             -
      Benefits paid............................................         (23.6)        (22.3)         (0.7)         (0.7)
      Foreign exchange.........................................           2.0          (1.1)            -             -
      Settlements..............................................             -          (3.9)            -             -
                                                                    ----------    ----------    ----------   -----------
      Fair value of plan assets - September 30 of current year.         253.1         282.7             -             -
                                                                    ----------    ----------    ----------   -----------
 Funded status of plans........................................        (210.0)       (140.1)        (11.6)        (10.8)
 Amounts contributed to plans during fourth quarter............           1.5           1.4           0.2           0.1
 Unrecognized net loss.........................................         137.1          69.7           0.8             -
 Unrecognized prior service cost...............................          (5.5)         (6.6)            -             -
 Unrecognized net transition asset.............................          (0.2)         (0.3)            -             -
                                                                    ----------    ----------    ----------   -----------
      Accrued benefit cost.....................................  $      (77.1) $      (75.9) $      (10.6) $      (10.7)
                                                                    ==========    ==========    ==========   ===========
 Amounts recognized in the Consolidated Balance Sheets
      consist of:
      Prepaid expenses.........................................  $        4.9  $        4.4  $          -  $          -
      Accrued expenses.........................................         (16.6)        (15.0)            -             -
      Other long-term liabilities..............................        (179.8)       (112.3)        (10.6)        (10.7)
      Intangible asset.........................................           0.5           0.5             -             -
      Accumulated other comprehensive loss.....................         113.6          46.1             -             -
      Other long-term assets...................................           0.3           0.4             -             -
                                                                    ----------    ----------    ----------   -----------
                                                                 $      (77.1) $      (75.9) $      (10.6) $      (10.7)
                                                                    ==========    ==========    ==========   ===========

         With respect to the above accrued benefit costs, the Company has recorded a receivable from affiliates of $1.3 and $1.2 at December 31, 2002 and
2001, respectively, relating to Holdings' participation in Products
Corporation's pension plans and $1.2 and $1.3 at December 31, 2002 and 2001, respectively, for other postretirement benefits costs attributable to Holdings.

                                      F-30

         The following weighted-average assumptions were used in accounting for the plans:

                                                              U.S. PLANS                    INTERNATIONAL PLANS
                                                    ------------------------------     ------------------------------
                                                      2002       2001       2000         2002       2001       2000
                                                    ---------  --------   --------     ---------  --------   --------

 Discount rate...................................       6.5%      7.0%       7.5%          5.6%      5.8%       6.5%
 Expected return on plan assets..................        9.0       9.5        9.5           7.5       8.5        9.0
 Rate of future compensation increases...........        4.3       5.0        5.3           3.5       3.7        4.5

         The components of net periodic benefit cost for the plans are as follows:

                                                        PENSION PLANS                 OTHER POSTRETIREMENT BENEFITS
                                               --------------------------------     ---------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------
                                                 2002        2001        2000         2002        2001        2000
                                               --------    --------    --------     ---------   ---------   ---------

 Service cost.............................. $      8.5  $     10.2  $     12.0    $        -  $        -  $        -
 Interest cost.............................       28.5        28.0        29.2           0.8         0.8         0.7
 Expected return on plan assets............      (24.7)      (30.8)      (30.1)            -           -           -
 Amortization of prior service cost........       (1.1)       (0.9)        1.7             -           -           -
 Amortization of net transition asset......       (0.1)       (0.2)       (0.2)            -           -           -
 Amortization of actuarial loss (gain).....        2.8         0.7         1.0          (0.1)       (0.1)       (0.1)
 Settlement loss (gain)....................          -         0.8        (0.1)            -           -           -
 Curtailment loss (gain)...................          -         1.5        (0.4)            -           -           -
                                               --------    --------    --------     ---------   ---------   ---------
                                                  13.9         9.3        13.1           0.7         0.7         0.6
 Portion allocated to Holdings.............       (0.3)       (0.3)       (0.3)            -           -           -
                                               --------    --------    --------     ---------   ---------   ---------
                                            $     13.6  $      9.0  $     12.8   $       0.7  $      0.7  $      0.6
                                               ========    ========    ========     =========   =========   =========

         Where the accumulated benefit obligation exceeded the related fair value of plan assets, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company's pension plans are as follows:

                                                                                                DECEMBER 31,
                                                                                    ---------------------------------
                                                                                      2002        2001        2000
                                                                                    ---------   ---------   ---------

 Projected benefit obligation.................................................   $     463.1  $    419.6  $     60.5
 Accumulated benefit obligation...............................................         445.6       402.9        53.9
 Fair value of plan assets....................................................         253.1       280.0         5.0

13.  STOCK COMPENSATION PLAN

         Since March 5, 1996, Revlon, Inc. has had the Amended Stock Plan, which is a stock-based compensation plan and is described below. The Company applies
APB Opinion No. 25 and its related interpretations in accounting for the Amended
Stock Plan. Under APB Opinion No. 25, because the exercise price of employee stock options under the Amended Stock Plan equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized.
The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield, expected volatility of approximately 71% in 2002, 68% in 2001 and 69% in 2000; weighted average risk-free interest rate of 3.86% in 2002, 5.07% in 2001, and 6.53% in
2000; and a seven-year expected average life for the Amended Stock Plan's options issued in 2002, 2001 and 2000.

         Under the Amended Stock Plan, awards may be granted to employees and directors of Revlon, Inc. and the Company and its subsidiaries for up to an aggregate of 10.5 million shares of Class A Common Stock. Non-qualified options granted under the Amended Stock Plan have a term of 10 years during which the holder can purchase shares of Class A Common Stock at an exercise price, which must be not less than the market price on the date of the grant. Option grants vest over service periods that range from one to five years, subject to limited exceptions and except as disclosed below. Options granted in February 1999 with an original four-year vesting term were modified in May 1999 to allow the options to become fully vested on the first anniversary date of the grant.

                                      F-31

Options granted in May 2000 under the Amended Stock Plan vest 25% on each anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date; provided that an additional 25% of such options would vest on each subsequent anniversary date of the grant if Revlon, Inc.
achieved certain performance objectives relating to its operating income for the fiscal year preceding such anniversary date, which objectives were not achieved in 2002, 2001 or 2000. The option grant of 400,000 shares in February 2002 to
Mr. Jack L. Stahl, Revlon, Inc.'s President and Chief Executive Officer, vests in full on the fifth anniversary of such grant, provided that one-half of such options vest on the day after which the 20-day average closing price of Class A
Common Stock on the New York Stock Exchange (the "NYSE") equals or exceeds
$30.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $40.00 per share. Additionally, various option grants made by Revlon, Inc. to its employees vest upon a "change in control" as defined in the respective stock option agreements. During each of
2002, 2001 and 2000, Revlon, Inc. granted to Mr. Perelman, Chairman of the Board of Directors, Chief Executive Officer and a Director of Revlon, Inc., options to purchase 100,000, 225,000 and 300,000, respectively, shares of Revlon, Inc.
Class A Common Stock, which grants will vest 33% on each anniversary date of the grant and will become 100% vested on the third anniversary date of the grant date as to the 2002 grant, will vest 25% on each anniversary date of the grant and will become 100% vested on the fourth anniversary date of the grant date as to the 2001 grant, and will vest in full on the fifth anniversary of the grant date as to the 2000 grant. At December 31, 2002, 2001 and 2000 there were
2,847,972, 3,296,133 and 3,009,908 options exercisable under the Amended Stock
Plan, respectively.

         A summary of the status of the Amended Stock Plan as of December 31,
2002, 2001 and 2000 and changes during the years then ended is presented below:

                                                                SHARES            WEIGHTED AVERAGE
                                                                (000)             EXERCISE PRICE
                                                             -------------        --------------

             Outstanding at January 1, 2000........               5,771.2                $26.42

             Granted...............................               1,769.1                  7.15
             Exercised.............................                     -                     -
             Forfeited.............................                (936.8)                24.06
                                                             -------------
             Outstanding at December 31, 2000......               6,603.5                 21.59

             Granted...............................               1,087.6                  5.69
             Exercised.............................                  (0.2)                 7.06
             Forfeited.............................                (788.8)                19.16
                                                             -------------
             Outstanding at December 31, 2001......               6,902.1                 19.37

             Granted...............................               3,306.8                  3.94
             Exercised.............................                     -
             Forfeited.............................              (2,322.8)                19.54
                                                             -------------
             Outstanding at December 31, 2002......               7,886.1                 12.83
                                                             =============

         The weighted average grant date fair value of options granted during
2002, 2001 and 2000 approximated $2.65, $3.82 and $4.58, respectively.

                                      F-32

         The following table summarizes information about the Amended Stock
Plan's options outstanding, at December 31, 2002:

                                           OUTSTANDING                                    EXERCISABLE
                      -----------------------------------------------------    ---------------------------------
                                             WEIGHTED
       RANGE             NUMBER              AVERAGE           WEIGHTED           NUMBER            WEIGHTED
       OF              OF OPTIONS             YEARS             AVERAGE         OF OPTIONS          AVERAGE
EXERCISE PRICES         (000'S)             REMAINING        EXERCISE PRICE      (000'S)         EXERCISE PRICE
-----------------     -------------        -------------     --------------    -------------     ---------------

  $2.78 to $3.78           2,178.1             9.73              $ 3.72                  -            $     -
   3.82 to  6.88           1,914.9             8.91                4.92              231.9                5.65
   7.06 to 15.00           1,798.7             6.97                9.93            1,033.5               11.44
  17.13 to 53.56           1,994.4             4.99               32.97            1,582.6               30.37
                      -------------                                           -------------
   2.78 to 53.56           7,886.1                                                 2,848.0
                      =============                                           =============

         The Amended Stock Plan also provides that restricted stock may be awarded to employees and directors of Revlon, Inc. and the Company and its subsidiaries. On September 17, 2002 and June 18, 2001 (the "Grant Dates"), the
Compensation and Stock Plan Committee (the "Compensation Committee") awarded
50,000 shares and 120,000 shares, respectively, of restricted stock to Mr.
Perelman as a director of Revlon, Inc. The 2002 and 2001 restricted stock awards are subject to execution of a Restricted Stock Agreement by each grantee.
Provided the grantee remains continuously employed by Revlon, Inc. (or, in the case of Mr. Perelman, he continuously provides services as a director to Revlon,
Inc.), the 2002 and 2001 restricted stock awards, subject to limited exceptions, will vest as to one-third of the restricted shares on the day after which the
20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which the 20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $25.00 per share and the balance will vest on the day after which the
20-day average of the closing price of Revlon, Inc.'s Class A Common Stock on the NYSE equals or exceeds $30.00 per share, provided that (i) subject to clause
(ii) below, no portion of the restricted stock awards will vest until the second anniversary following the Grant Dates (except that the restrictions will lapse on the February 2002 grant of 470,000 restricted shares to Mr. Stahl under the
Amended Stock Plan prior to the second anniversary if the 20-day average closing price of Class A Common Stock on the NYSE has equaled or exceeded $25.00 per share), (ii) all of the shares of restricted stock will vest immediately in the event of a "change in control" of Revlon, Inc., and (iii) all of the shares of restricted stock which have not previously vested will fully vest on the third anniversary of the Grant Dates. The restrictions lapse on the February 2002 grant of restricted stock to Mr. Stahl as to 25% of such grant on June 18, 2004, an additional 25% on February 17, 2006 and in full on February 17, 2007. No dividends will be paid on unvested restricted stock, provided however, that in connection with the 2002 grant of restricted stock to Mr. Stahl, in the event any cash or in-kind distributions are made in respect of Revlon, Inc. Class A
Common Stock or Class B common stock, with a par value of $0.01 per share (the
"Class B Common Stock" and together with the Class A Common Stock, the "Common
Stock") prior to the lapse of the restrictions relating to any of Mr. Stahl's restricted stock as to which the restrictions have not lapsed (other than as to the subscription rights to be issued in the Rights Offering, which Mr. Stahl waived), such dividends will be held by Revlon, Inc. and paid to Mr. Stahl when and if such restrictions lapse. At December 31, 2002, there were 1,475,000 shares of restricted stock outstanding and unvested under the Amended Stock
Plan. The Company recorded compensation expense of $1.7 and $0.6 during 2002 and
2001, respectively, and deferred compensation of $6.4 and $3.2 at December 31,
2002 and 2001, respectively, for the restricted stock awards.

                                      F-33

         On February 17, 2002, Revlon, Inc. adopted the Revlon, Inc. 2002
Supplemental Stock Plan (the "Supplemental Stock Plan"), the purpose of which is to provide Mr. Stahl, the sole eligible participant, with inducement awards to entice him to join Revlon, Inc. to enhance Revlon, Inc.'s long-term performance and profitability. The Supplemental Stock Plan covers 530,000 shares of the
Class A Common Stock. Awards may be made under the Supplemental Stock Plan in the form of stock options, stock appreciation rights and restricted or unrestricted stock. On February 17, 2002, the Compensation Committee of Revlon,
Inc. granted Mr. Stahl an Award of 530,000 restricted shares of Class A Common
Stock, the full amount of the shares of Revlon, Inc.'s Class A Common Stock issuable under the Supplemental Stock Plan. The terms of the Supplemental Stock
Plan and the foregoing grant of restricted shares to Mr. Stahl are substantially the same as the Amended Stock Plan and the grant of restricted shares to Mr.
Stahl under such plan. Pursuant to the terms of the Supplemental Stock Plan, such grant was made conditioned upon Mr. Stahl's execution of Revlon, Inc.'s standard Employee Agreement as to Confidentiality and Non-Competition.

14. RELATED PARTY TRANSACTIONS

TRANSFER AGREEMENTS

         In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly-owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products
Corporation entered into a real property asset transfer agreement with Holdings
(the "Real Property Transfer Agreement" and, together with the Asset Transfer
Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June
24, 1992 Holdings transferred assets to Products Corporation and Products
Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to
Revlon, Inc.'s business and which historically had not been profitable (the
"Retained Brands") and certain other assets and liabilities were retained by
Holdings. Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and
Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by
Holdings to Products Corporation for the Excluded Liabilities for 2002, 2001 and
2000 were $0.5, $0.2 and $0.4, respectively.

         Certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the
Company's Consolidated Balance Sheets as of such dates. At December 31, 2002 and
2001, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of $21.4 as of both dates, of which nil and $3.0, respectively, are included in accrued expenses and other and $21.4 and $18.4, respectively, are included in other long-term liabilities.

REIMBURSEMENT AGREEMENTS

         Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which
(i) MacAndrews Holdings is obligated to provide (directly or through affiliates)
certain professional and administrative services, including employees, to
Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance, legal and accounting services and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by
Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to
MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of
MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews
Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Products
Corporation and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings
(or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or

                                      F-34

provision of such services. The net amounts reimbursed by (paid to) MacAndrews
Holdings to Products Corporation for the services provided under the
Reimbursement Agreements for 2002, 2001 and 2000, were $0.8, $(0.2) and $0.9, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the
Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. REV Holdings does not expect Revlon, Inc. or Products
Corporation to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Revlon, Inc. or Products Corporation, as the case may be, as could be obtained from unaffiliated third parties. Revlon,
Inc. and Products Corporation participate in MacAndrews & Forbes' directors and officers insurance program, which covers Revlon, Inc. and Products Corporation as well as MacAndrews & Forbes and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. Revlon, Inc. and Products
Corporation reimburse MacAndrews & Forbes for their allocable portion of the premiums for such coverage, which the Company believes, is more favorable than the premiums Revlon, Inc. and Products Corporation could secure were they to secure stand-alone coverage. The amount paid by Revlon, Inc. and Products
Corporation to MacAndrews & Forbes for premiums is included in the amounts paid under the Reimbursement Agreement.

         In March 1993, REV Holdings and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to REV Holdings on the same basis as it provides services to Revlon, Inc., and REV Holdings agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the Reimbursement Agreements. REV Holdings also participates in MacAndrews &
Forbes' insurance programs, the coverage limits of which are available on aggregate losses to any or all of the participating companies and their respective directors and officers. There were no payments made pursuant to this agreement during 2002.

TAX SHARING AGREEMENTS

         Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings are parties to the 1992 Tax Sharing Agreement and REV Holdings and Mafco Holdings are parties to the 1993 Tax Sharing
Agreement, each of which is described in Note 11. Since payments to be made by
Revlon, Inc. under the 1992 Tax Sharing Agreement and REV Holdings under the
1993 Tax Sharing Agreement will be determined by the amount of taxes that
Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if it were to file separate federal, state or local corporate income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco
Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries. There were no cash payments in respect of federal taxes made by
Revlon, Inc. pursuant to the 1992 Tax Sharing Agreement for 2002, 2001 and 2000.
With respect to 2001, REV Holdings recorded an alternative minimum tax liability of $5.2 pursuant to the 1993 Tax Sharing Agreement related to the retirement of the Old REV Holdings Notes. However, as a result of tax legislation enacted in the first quarter of 2002, REV Holdings was able to recognize tax benefits of
$4.4 in 2002, which was offset against this liability and reduced it to $0.8, which was contributed to capital in 2002. There were no cash payments in respect of federal taxes made by REV Holdings pursuant to the 1993 Tax Sharing Agreement for 2002 and 2000.

REGISTRATION RIGHTS AGREEMENT

         REV Holdings and Revlon, Inc., entered into the Registration Rights
Agreement and in February 2003 Revlon, Inc. and MacAndrews Holdings entered into a joinder agreement to the Registration Rights Agreement pursuant to which REV
Holdings and certain transferees of Revlon, Inc.'s Common Stock held by REV
Holdings (the "Holders") have the right to require Revlon, Inc. to register all or part of Revlon, Inc.'s Class A Common Stock owned by such Holders, including shares of Class A Common Stock purchased in connection with the Rights Offering and shares of Class A Common Stock issuable upon conversion of Revlon, Inc.'s
Class B Common Stock and Series B Preferred Stock (as hereinafter defined) owned by such Holders under the Securities Act (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A
Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration.

                                      F-35

Revlon, Inc. will pay any expenses incurred in connection with a Piggyback
Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Revlon, Inc.'s Class A Common Stock sold by such
Holders. On July 31, 2001, the Registration Rights Agreement was amended to require Revlon, Inc. to register under the Securities Act all or part of Revlon,
Inc.'s Class A Common Stock issuable upon conversion of Revlon, Inc.'s Series B
Preferred Stock (as hereinafter defined).

KEEPWELL AGREEMENT

         REV Holdings has entered into the Keepwell Agreement with GSB
Investments Corp., one of its affiliates, pursuant to which GSB Investments
Corp. agreed to provide REV Holdings with funds in an amount equal to any interest payments due on the New REV Holdings Notes, to the extent that REV
Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the New REV Holdings Notes. The obligations of GSB
Investments Corp. under the Keepwell Agreement are only enforceable by REV
Holdings, and may not be enforced by the holders of the New REV Holdings Notes or the trustee under the New Indenture governing the New REV Holdings Notes. The failure of GSB Investments Corp. to make a payment to REV Holdings under the
Keepwell Agreement will not be an event of default under the New Indenture.
Further, the New Indenture has no requirement that REV Holdings maintain the
Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp.
will have sufficient funds to make any payments to REV Holdings under the
Keepwell Agreement or that it will comply with its obligations under the
Keepwell Agreement. During 2002 and 2001, GSB Investments Corp. made non-interest bearing advances of $9.7 and $4.5, respectively, to REV Holdings under the Keepwell Agreement, which were used to make interest payments on the
New REV Holdings Notes. The Keepwell Agreement will terminate at such time as there are no New REV Holdings Notes outstanding, at which time GSB Investments
Corp. may require repayment of advances under the Keepwell Agreement.

INVESTMENT AGREEMENT AND MAFCO LOAN AGREEMENTS

         See Note 18 - "Subsequent Event."

OTHER

         Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 and certain shared operating expenses payable by Products Corporation, which, together with the annual rent, were not to exceed $2.0 per year. In August 1998, Holdings sold the
Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the
Edison Lease and entered into a new lease with the new owner. Holdings agreed to indemnify Products Corporation through September 1, 2013 to the extent rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amounts reimbursed by Holdings to Products Corporation with respect to the Edison facility for
2002, 2001 and 2000 were $0.2, $0.2 and $0.2, respectively.

         Effective September 2001, Revlon, Inc. acquired from Holdings all the assets and liabilities of the Charles of the Ritz business (which Revlon, Inc.
contributed to Products Corporation in the form of a capital contribution), in consideration for 400,000 newly issued shares of Revlon, Inc.'s Class A Common
Stock and 4,333 shares of newly issued voting (with 433,333 votes in the aggregate) Series B Convertible Preferred Stock (the "Series B Preferred Stock")
which are convertible into 433,333 shares in the aggregate of Revlon, Inc.'s
Class A Common Stock. As Holdings and Products Corporation are under common control, the transaction has been accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, all prior period financial statements presented have been restated as if the acquisition took place at the beginning of such periods. An investment banking firm rendered its written opinion that the terms of the transaction were fair from a financial standpoint to Revlon, Inc. The effect of the

                                      F-36

acquisition was to increase both operating income and net income by $2.3 and
$0.9 for 2001 and 2000, respectively. The net equity of the Charles of the Ritz business is included in total member's deficiency at December 31, 2002.

         During 2002, 2001 and 2000 Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and through January 31, 2001 at Products Corporation's offices in
London. The rent paid to Products Corporation for 2002, 2001 and 2000 was $0.3,
$0.5 and $0.9, respectively.

         The Credit Agreement and Products Corporation's 12% Notes are supported by, among other things, guarantees from Revlon, Inc., and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation.
The obligations under such guarantees are secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation's domestic subsidiaries and 66% of the capital stock of Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries.

         In March 2002, prior to the passage of the Sarbanes-Oxley Act of 2002,
Products Corporation made an advance of $1.8 to Mr. Jack L. Stahl, Revlon,
Inc.'s and Products Corporation's President and CEO, pursuant to his employment agreement which was entered into in February 2002 for tax assistance related to a grant of restricted stock provided to Mr. Stahl pursuant to such agreement, which loan bears interest at the applicable federal rate. In May 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $2.0 to Mr. Stahl pursuant to his employment agreement in connection with the purchase of his principal residence in the New York City metropolitan area, which loan bears interest at the applicable federal rate, $0.1 of which was repaid during 2002. Pursuant to his employment agreement, Mr. Stahl receives from Products Corporation additional compensation payable on a monthly basis equal to the amount actually paid by him in respect of interest and principal on such $2.0 advance, plus a gross up for any taxes payable by Mr. Stahl as a result of such additional compensation.

         During 2000, Products Corporation made an advance of $0.8 to Mr.
Douglas Greeff, Revlon, Inc.'s and Products Corporation's Executive Vice
President and CFO, pursuant to his employment agreement, which loan bears interest at the applicable federal rate. Mr. Greeff repaid $0.2 and $0.2 during
2002 and 2001, respectively. Pursuant to his employment agreement, Mr. Greeff is entitled to receive bonuses from Products Corporation, payable on each May 9th commencing on May 9, 2001 and ending on May 9, 2005, in each case equal to the sum of the principal and interest on the advance repaid in respect of such year by Mr. Greeff, provided that he is employed by Products Corporation on each such
May 9th, which bonus installments were paid to Mr. Greeff in each of May 2001 and 2002.

         In February 2002, Products Corporation entered into a separation agreement with Mr. Jeffrey M. Nugent, Products Corporation's former President and CEO, pursuant to which the parties agreed to an offset of obligations whereby Products Corporation canceled Mr. Nugent's obligation to repay principal and interest on a loan in the amount of $0.5 that was made in installments of
$0.4 in 1999 and $0.1 in 2000 pursuant to Mr. Nugent's employment agreement, in exchange for the cancellation of Products Corporation's obligation to pay Mr.
Nugent a special bonus on January 15, 2003 pursuant to his employment agreement.

         Mr. Nugent's spouse provided consulting services in 2000 and 2001 for product and concept development, for which Products Corporation paid her $0.1 in
2001.

         During 2002, 2001 and 2000, Products Corporation made payments of nil,
$0.1 and $0.1, respectively, to a fitness center, in which an interest is owned by members of the immediate family of Mr. Donald Drapkin, who is a member of
Revlon, Inc.'s Board of Directors, for discounted health club dues for an executive health program of Products Corporation.

         During 2002, 2001 and 2000, Products Corporation made payments of $0.3,
$0.3 and $0.2, respectively, to Ms. Ellen Barkin (spouse of Mr. Perelman) under a written agreement pursuant to which she provides voiceover services for certain of Products Corporation's advertisements.

         At December 31, 2002, REV Holdings had an outstanding payable to an affiliate of approximately $5.0 relating to funds advanced to REV Holdings for debt issuance costs in 1998 and 2001.

                                      F-37

         On March 15, 2001, an affiliate contributed $667.5 principal amount of
Old REV Holdings Notes to REV Holdings, which were delivered to the trustee for cancellation and contributed $22.0 in cash to REV Holdings to retire the remaining Old REV Holdings Notes at maturity.

         During 2002 and 2001, Products Corporation employed Mr. Perelman's daughter in a marketing position, with compensation paid in each of 2002 and
2001 of less than $0.1.

         During 2002 and 2001, Products Corporation employed Mr. Drapkin's daughter in a marketing position, with compensation paid in each of 2002 and
2001 of less than $0.1.

15. COMMITMENTS AND CONTINGENCIES

         The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating and capital lease agreements. Rental expense was $27.5, $29.0 and $33.0 for the years ended December 31, 2002, 2001 and 2000, respectively.
Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities, with remaining lease terms in excess of one year from December 31, 2002 aggregated $46.9; such commitments for each of the five years subsequent to December 31, 2002 are $9.3, $7.6, $7.0, $5.2 and $4.2,
respectively. Such amounts exclude the minimum rentals to be received by the
Company in the future under noncancelable subleases of $2.8.

         The Company has minimum purchase commitments with suppliers of finished goods, raw materials and components. The minimum purchase commitments under these agreements aggregated $103.8; such commitments for each of the five years subsequent to December 31, 2002 are $48.9, $21.9, $21.8, $11.2 and nil,
respectively. The amount the Company purchased under minimum purchase commitments during 2002, 2001 and 2000 was $63.7, $32.0 and $14.9, respectively.

         The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

         On April 17, 2000, the plaintiffs in the six purported class actions filed in October and November 1999 by each of Thomas Comport, Boaz Spitz, Felix
Ezeir and Amy Hoffman, Ted Parris, Jerry Krim and Dan Gavish individually and allegedly on behalf of others similarly situated to them against Revlon, Inc., certain of its present and former officers and directors and REV Holdings, alleging among other things, violations of Rule 10b-5 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act") filed an amended complaint, which consolidated all of the actions under the caption "In Re
Revlon, Inc. Securities Litigation" and limited the alleged class to security purchasers during the period from October 29, 1997 through October 1, 1998. In
December 2002, the defendants, including the Company, entered into an agreement in principle to settle the litigation. The final written agreement reflecting this agreement in principle, which was executed in January 2003 and which remains subject to the approval by the court, provides that the defendants will obtain complete releases from the participating members of the alleged class. In connection with this tentative settlement and a related settlement of the defendants' insurance claim for this matter and the Gavish matter described below (the "Insurance Settlement"), the Company recorded the settlement in the fourth quarter of 2002.

         A purported class action lawsuit was filed on September 27, 2000, in the United States District Court for the Southern District of New York on behalf of Dan Gavish, Tricia Fontan and Walter Fontan individually and allegedly on behalf of all others similarly situated who purchased the securities of Revlon,
Inc. and REV Holdings between October 2, 1998 and September 30, 1999 (the
"Second Gavish Action"). In November 2001, plaintiffs amended their complaint.
The amended complaint alleges, among other things, that Revlon, Inc., certain of its present and former officers and directors and REV Holdings violated, among other things, Rule 10b-5 under the Exchange Act. In December 2001, the defendants moved to dismiss the amended complaint. The Company believes the allegations in the amended complaint are without merit and, if its motion to dismiss is not granted, intends to vigorously defend against them. In light of the Insurance Settlement, the Company does not expect to incur any further expense in this matter.

                                  F-38

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a summary of the unaudited quarterly results of operations:

                                                                        YEAR ENDED DECEMBER 31, 2002
                                                         -------------------------------------------------------------
                                                             1ST             2ND             3RD              4TH
                                                           QUARTER         QUARTER         QUARTER        QUARTER (c)
                                                         ------------    -------------   -------------    ------------

Net sales..........................................   $        275.4 $          308.2 $         323.2 $         212.6
Gross profit.......................................            166.4            188.4           201.6            59.3
Net loss (a).......................................            (44.3)           (41.4)          (24.5)         (181.8)

                                                                         YEAR ENDED DECEMBER 31, 2001
                                                         -------------------------------------------------------------
                                                             1ST             2ND             3RD              4TH
                                                           QUARTER         QUARTER         QUARTER        QUARTER (d)
                                                         ------------    -------------   -------------    ------------
Net sales..........................................   $        313.6 $          322.1 $         320.2 $         321.7
Gross profit.......................................            182.0            179.1           190.4           181.9
Net loss (b).......................................            (63.1)           (59.6)          (25.8)          (36.3)

         (a) Includes restructuring costs of $4.0, $3.2, $2.1 and $4.3 in the first, second, third and fourth quarters, respectively. (See Note 2).

         (b) Includes restructuring costs of $14.6, $7.9, $3.0 and $12.6 in the first, second, third and fourth quarters, respectively. (See Note 2).

         (c) During 2002 the Company recorded expenses of $104.2 (of which $99.3 was recorded in the fourth quarter of 2002) related to the implementation of the stabilization and growth phase of the Company's plan.

         (d) In the fourth quarter of 2001, the Company recorded a charge of
$6.9 related to increased sales returns, trade spending and inventory adjustments in the Company's Argentine operations. Additionally, the Company recorded a loss of $3.6 from an early extinguishment of debt.

17. GEOGRAPHIC, FINANCIAL AND OTHER INFORMATION

         The Company manages its business on the basis of one reportable operating segment. See Note 1 for a brief description of the Company's business.
As of December 31, 2002, the Company had operations established in 17 countries outside of the U.S. and its products are sold throughout the world. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold.
During 2002, 2001 and 2000, Wal-Mart and its affiliates worldwide accounted for approximately 22.5%, 19.7% and 16.5%, respectively, of the Company's consolidated net sales. The Company expects that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company's net sales. Although the loss of Wal-Mart or one or more of the
Company's other customers that may account for a significant portion of the
Company's sales, or any significant decrease in sales to these customers or any significant decrease in retail display space in any of these customers' stores, could have a material adverse effect on the Company's business, financial condition or results of operations, the Company has no reason to believe that any such loss of customer or decrease in sales will occur. In January 2002,
Kmart Corporation filed a petition for reorganization under Chapter 11 of the
U.S. Bankruptcy Code. On January 24, 2003, Kmart announced that it had filed its proposed plan of reorganization with the U.S. Bankruptcy Court and that it was positioned to emerge from bankruptcy on or about April 30, 2003. Throughout 2002 and continuing into 2003 Kmart continued to close underperforming stores. Kmart accounted for less than 5% of the Company's net sales in 2002. Although the
Company plans to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believe that Kmart's bankruptcy proceedings and store closings will not have a material adverse

                                      F-39

effect on the Company's business, financial condition or results of operations, there can be no assurances that further deterioration, if any, in Kmart's financial condition will not have such an effect on the Company. In January
2003, J.C. Penney Corp. announced that it will be discontinuing color cosmetics in most of its stores. J.C. Penney carries the Company's Ultima II brand, however the Company's sales to J.C. Penney accounted for less than 1% of the
Company's total sales during 2002. Accordingly, the Company does not believe that this discontinuance will have a material adverse effect on the Company's future business, financial condition or results of operations.

         During the first quarter of 2002, to reflect the integration of management reporting responsibilities, the Company reclassified Puerto Rico's results from its international operations to its U.S. operations. During the third quarter of 2002, the Company reclassified its South African operations from the European region to the Far East region to reflect the management organization responsibility for that country. Accordingly, the following information reflects these changes for all periods presented.

GEOGRAPHIC AREAS:                                                                     YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
      Net sales:                                                        2002                2001                 2000
                                                                   ---------------     ---------------       --------------

           United States....................................     $          716.1    $          825.1      $         824.5
           Canada...........................................                 44.0                45.2                 49.5
                                                                   ---------------     ---------------       --------------
           United States and Canada.........................                760.1               870.3                874.0
           International....................................                359.3               407.3                535.4
                                                                   ---------------     ---------------       --------------
                                                                 $        1,119.4    $        1,277.6      $       1,409.4
                                                                   ===============     ===============       ==============

                                                                              DECEMBER 31,
                                                                   -----------------------------------
      Long-lived assets:                                                2002                2001
                                                                   ---------------     ---------------
           United States ...................................     $          395.6    $          411.1
           Canada...........................................                  3.5                 2.5
                                                                   ---------------     ---------------
           United States and Canada.........................                399.1               413.6
           International....................................                 74.6                71.6
                                                                   ---------------     ---------------
                                                                 $          473.7    $          485.2
                                                                   ===============     ===============

CLASSES OF SIMILAR PRODUCTS:                                                         YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
      Net sales:                                                        2002                2001                 2000
                                                                   ---------------     ---------------       --------------
           Cosmetics, skin care and fragrances..............     $          723.9    $          831.0      $         879.8
           Personal care and professional...................                395.5               446.6                529.6
                                                                   ---------------     ---------------       --------------
                                                                 $        1,119.4    $        1,277.6      $       1,409.4
                                                                   ===============     ===============       ==============

                                      F-40

18.  SUBSEQUENT EVENTS

         In December 2002, the Company's principal owner, MacAndrews & Forbes, proposed providing Revlon, Inc. with up to $150 in cash in order to help fund a portion of the costs and expenses associated with implementing the stabilization and growth phase of the Company's plan and for general corporate purposes.
Revlon, Inc.'s Board of Directors appointed a special committee of independent directors to evaluate the proposal made by MacAndrews & Forbes. The special committee reviewed and considered the proposal and negotiated enhancements to the terms of the proposal. In February 2003, the enhanced proposal was recommended to Revlon, Inc.'s Board of Directors by the special committee of
Revlon, Inc.'s Board of Directors and approved by Revlon, Inc.'s full board.

         In connection with MacAndrews & Forbes' enhanced proposal, in February
2003 Revlon, Inc. entered into an investment agreement with MacAndrews & Forbes
(the "Investment Agreement") pursuant to which Revlon, Inc. will undertake a $50 equity rights offering (the "Rights Offering") that will allow its stockholders to purchase additional shares of Revlon, Inc.'s Class A Common
Stock. Pursuant to the Rights Offering, Revlon, Inc. will distribute to each stockholder of record of its Common Stock, as of the close of business on a record date to be set by the Board of Directors, at no charge, a pro rata number of transferable subscription rights for each share of Common Stock owned. The subscription rights will enable the holders to purchase their pro rata portion of such number of shares of Class A Common Stock equal to (a) $50 divided by (b)
the subscription price, which will be equal to the greater of (1) $2.30, representing 80% of the closing price per share of Revlon, Inc.'s Class A Common
Stock on the NYSE on January 30, 2003, and (2) 80% of the closing price per share of its Class A Common Stock on the NYSE on the record date of the Rights
Offering. Such number may be adjusted in an equitable manner to avoid fractional rights and/or shares of Class A Common Stock and to ensure that the gross proceeds from the Rights Offering equals $50.

         Pursuant to the over-subscription privilege, each rights holder that exercises its basic subscription privilege in full may also subscribe for additional shares of Class A Common Stock at the same subscription price per share, to the extent that other stockholders do not exercise their subscription rights in full. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

         As a Revlon, Inc. stockholder, MacAndrews & Forbes, through REV
Holdings, will receive its pro rata subscription rights and would also be entitled to exercise an over-subscription privilege. However, MacAndrews &
Forbes has agreed not to exercise either its basic or its over-subscription privileges. Instead, MacAndrews & Forbes has agreed to purchase the shares of
Revlon, Inc.'s Class A Common Stock that it would otherwise have been entitled to receive pursuant to its basic subscription privilege (equal to approximately
83% of the rights distributed in the Rights Offering, or $41.5) in a private placement direct from Revlon, Inc. In addition, if any shares remain following the exercise of the basic subscription privileges and the over-subscription privileges by other right holders, MacAndrews & Forbes will back-stop the Rights
Offering by purchasing the remaining shares of Class A Common Stock offered but not purchased by other stockholders (approximately 17%, or an additional $8.5), also in a private placement.

         In addition, in accordance with the enhanced proposal, MacAndrews &
Forbes has also provided a $100 million term loan to Products Corporation (the
"MacAndrews & Forbes $100 million term loan"). If, prior to the consummation of the Rights Offering, Products Corporation has fully drawn the MacAndrews &
Forbes $100 million term loan and the implementation of the stabilization and growth phase of the Company's plan causes the Company to require some or all of the $50 of funds that Revlon, Inc. would raise from the Rights Offering,
MacAndrews & Forbes has agreed to advance Revlon, Inc. these funds prior to closing the Rights Offering by purchasing up to $50 of newly-issued shares of
Revlon, Inc.'s Series C preferred stock which would be redeemed with the proceeds Revlon, Inc. receives from the Rights Offering (this investment in
Revlon, Inc.'s Series C preferred stock (which is non-voting, non-dividend paying and non-convertible) is referred to as the "$50 million Series C preferred stock investment"). The MacAndrews & Forbes $100 million term loan has a final maturity date of December 1, 2005 and interest on such loan of 12.0% is not payable in cash, but will accrue and be added to the principal amount each quarter and be paid in full at final maturity. Revlon, Inc. expects that it will issue the subscription rights and consummate the Rights Offering in the second quarter of 2003, subject to the effectiveness of the registration

                                      F-41

statement (which Revlon, Inc. filed with the Commission on February 5, 2003).
Based on this expectation, Revlon, Inc. anticipates that Products Corporation will be required to draw on the MacAndrews & Forbes $100 million term loan before the Rights Offering is consummated in order to continue the implementation of the stabilization and growth phase of the Company's plan and for general corporate purposes. However, the Company does not currently anticipate that Revlon, Inc. will require that MacAndrews & Forbes make the $50 million Series C preferred stock investment.

         Additionally, MacAndrews & Forbes has also agreed to provide Products
Corporation with an additional $40 million line of credit during 2003, which amount will increase to $65 million on January 1, 2004 (the "MacAndrews & Forbes
$40-65 million line of credit") (the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $40-65 million line of credit are referred to as the
"Mafco Loans" and the Rights Offering and the Mafco Loans are referred to as the
"M&F Investments") and which will be available to Products Corporation through
December 31, 2004, provided that the MacAndrews & Forbes $100 million term loan is fully drawn and MacAndrews & Forbes has purchased an aggregate of $50 of
Revlon, Inc.'s Series C preferred stock (or if Revlon, Inc. has consummated the
Rights Offering and redeemed any outstanding shares of Series C preferred stock). The MacAndrews & Forbes $40-65 million line of credit will bear interest payable in cash at a rate of the lesser of (i) 12.0% and (ii) 0.25% less than the rate payable from time to time on Eurodollar loans under Products
Corporation's Credit Agreement discussed below (and as hereinafter defined)
(which rate, after giving effect to the amendment in February 2003 to Products
Corporation's Credit Agreement, is 8.25% as of March 1, 2003). The Company does not expect that Products Corporation will draw on the MacAndrews & Forbes $40-65 million line of credit during 2003.

         In connection with the transactions with MacAndrews & Forbes described above, and as a result of Revlon, Inc.'s operating results for the fourth quarter of 2002 and the effect of the acceleration of the Company's implementation of the stabilization and growth phase of its plan, as discussed above, Products Corporation entered into an amendment in February 2003 of its
Credit Agreement with its bank lenders and secured waivers of compliance with certain covenants under the Credit Agreement. In particular, EBITDA (as defined in the Credit Agreement) was $35.2 for the four consecutive fiscal quarters ended December 31, 2002, which was less than the minimum of $210 required under the EBITDA covenant of the Credit Agreement for that period and Products
Corporation's leverage ratio was 5.09:1.00, which was in excess of the maximum ratio of 1.4:1.00 permitted under the leverage ratio covenant of the Credit
Agreement for that period. Accordingly, Products Corporation sought and secured waivers of compliance with these covenants for the fourth quarter of 2002 and, in light of the Company's expectation that the continued implementation of the stabilization and growth phase of the Company's plan would affect the ability of
Products Corporation to comply with these covenants during 2003, Products
Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the fourth quarter of 2003 expiring on January 31, 2004.

         The amendment to the Credit Agreement also included the substitution of a minimum liquidity covenant requiring Products Corporation to maintain a minimum of $20 of liquidity from all available sources at all times through
January 31, 2004 and certain other amendments to allow for the M&F Investments and the implementation of the stabilization and growth phase of the Company's plan, including specific exceptions from the limitations under the indebtedness covenant to permit the MacAndrews & Forbes $100 million term loan and the
MacAndrews & Forbes $40-65 million line of credit and to exclude the proceeds from the M&F Investments from the mandatory prepayment provisions of the Credit
Agreement, and to increase the maximum limit on capital expenditures (as defined in the Credit Agreement) from $100 to $115 for 2003. The amendment also increased the applicable margin on loans under the existing credit agreement by
0.5%, the incremental cost of which to the Company, assuming the Credit
Agreement is fully drawn, would be $1.1 from February 5, 2003 through the end of
2003.

         On February 1, 2003, GSB Investments Corp. made a non-interest bearing advance of $4.8 to the Company which it used to make its February 1, 2003 interest payment on the New REV Holdings Notes.

                                      F-42

                                                                     SCHEDULE II

                        REV HOLDINGS LLC AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN MILLIONS)

                                                       BALANCE AT       CHARGED TO                            BALANCE
                                                        BEGINNING        COST AND           OTHER              AT END
                                                         OF YEAR         EXPENSES        DEDUCTIONS           OF YEAR
                                                       ------------    -------------     ------------        -----------

YEAR ENDED DECEMBER 31, 2002:
Applied against asset accounts:
      Allowance for doubtful accounts.............   $         8.3   $          9.5    $        (2.0) (1)  $       15.8
      Allowance for volume and early payment
          discounts...............................   $         7.1   $         31.7    $       (30.6) (2)  $        8.2

YEAR ENDED DECEMBER 31, 2001:
Applied against asset accounts:
      Allowance for doubtful accounts.............   $         7.6   $          3.5    $        (2.8) (1)  $        8.3
      Allowance for volume and early payment
          discounts...............................   $         8.5   $         30.0    $       (31.4) (2)  $        7.1

YEAR ENDED DECEMBER 31, 2000:
Applied against asset accounts:
      Allowance for doubtful accounts.............   $        14.6   $         (0.9)   $        (6.1) (1)  $        7.6
      Allowance for volume and early payment
          discounts...............................   $        12.6   $         34.2    $       (38.3) (2)  $        8.5

-----------------------
Notes:
(1) Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.

(2) Discounts taken, reclassifications and foreign currency translation adjustments.

                                      F-43

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                REV Holdings LLC
                                  (Registrant)

                              By: /s/  Todd J. Slotkin
                              ----------------------------------------
                                       Todd J. Slotkin
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       Chief Accounting Officer and
                                       Manager

Dated: March 31, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant on March
31, 2003 and in the capacities indicated.

Signature                                         Title

*/s/ Ronald O. Perelman                           Chairman of the Board of Managers, Chief Executive
-----------------------------------               Officer and Manager
(Ronald O. Perelman)

*/s/ Howard Gittis                                Vice Chairman of the Board of Managers  and Manager
-----------------------------------
(Howard Gittis)

* Todd J. Slotkin, by signing his name hereto, does hereby sign this report on behalf of the managers of the registrant after whose typed names asterisks appear, pursuant to powers of attorney duly executed by such managers and filed with the Securities and Exchange Commission.

By: /s/ Todd J. Slotkin
Todd J. Slotkin
Attorney-in-fact

                                 CERTIFICATIONS

I, Ronald O. Perelman, certify that:

1.   I have reviewed this annual report on Form 10-K of REV Holdings LLC (the
     "Registrant");

2.   Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.   Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.   The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Registrant and have:

     a)  Designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

     b)  Evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

     c)  Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.   The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

     a)  All significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

     b)  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

6.   The Registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                 /s/ Ronald O. Perelman
                                                 -------------------------------
                                                 Name: Ronald O. Perelman
                                                 Title: Chief Executive Officer

Date: March 31, 2003

                                 CERTIFICATIONS

I, Todd J. Slotkin, certify that:

1.   I have reviewed this annual report on Form 10-K of REV Holdings LLC (the
     "Registrant");

2.   Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.   Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.   The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Registrant and have:

     a)  Designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

     b)  Evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

     c)  Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.   The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

     a)  All significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

     b)  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

6.   The Registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                            /s/ Todd J. Slotkin
                                            ------------------------------------
                                            Name: Todd J. Slotkin
                                            Title: Chief Financial Officer

Date: March 31, 2003

ANNEX B

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended: September 30, 2003

OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from to

Commission file number 333-23451

REV HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	13-3933701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 East 62nd Street, New York, New York	10021
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    212-572-8600

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes   X           No

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    Yes                  No   X

As of September 30, 2003, the registrant's membership interest is held by an affiliate of Mafco Holdings Inc.

Total Pages – 34

REV HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

ASSETS	September 30, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$34.6	$85.8
Trade receivables, less allowances of $16.2 and $24.0, respectively	179.7	212.3
Inventories	158.8	128.1
Prepaid expenses and other	36.6	39.9
Total current assets	409.7	466.1
Property, plant and equipment, net	136.5	133.4
Other assets	166.0	154.4
Goodwill, net	186.1	185.9
Total assets	$898.3	$939.8
LIABILITIES AND MEMBER'S DEFICIENCY
Current liabilities:
Short-term borrowings - third parties	$28.7	$25.0
Current portion of long-term debt - third parties	80.5	—
Current portion of long-term debt - affiliates	23.9	—
Accounts payable	89.2	92.9
Accrued expenses and other	333.7	396.3
Total current liabilities	556.0	514.2
Long-term debt - third parties	1,729.0	1,806.5
Long-term debt - affiliates	127.3	38.3
Other long-term liabilities	321.7	325.1
Member's deficiency:
Member's interest	—	—
Additional paid-in-capital	361.3	307.5
Accumulated deficit since June 24, 1992	(2,067.8)	(1,919.1)
Accumulated other comprehensive loss	(129.2)	(132.7)
Total member's deficiency	(1,835.7)	(1,744.3)
Total liabilities and member's deficiency	$898.3	$939.8

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

1

REV HOLDINGS LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$316.5	$323.2	$930.8	$906.8
Cost of sales	127.1	121.6	363.8	350.4
Gross profit	189.4	201.6	567.0	556.4
Selling, general and administrative expenses	196.9	177.7	581.3	525.2
Restructuring costs	0.4	2.1	0.9	9.3
Operating (loss) income	(7.9)	21.8	(15.2)	21.9
Other expenses (income):
Interest expense	46.8	42.5	136.0	125.8
Interest income	(0.9)	(0.8)	(3.1)	(2.6)
Amortization of debt issuance costs	2.2	2.0	6.6	5.8
Foreign currency (gains) losses, net	(0.8)	1.2	(3.2)	3.0
Miscellaneous, net	(0.3)	0.4	0.1	2.3
Other expenses, net	47.0	45.3	136.4	134.3
Loss before income taxes	(54.9)	(23.5)	(151.6)	(112.4)
Provision (benefit) for income taxes	2.3	1.0	(2.9)	(2.2)
Net loss	$(57.2)	$(24.5)	$(148.7)	$(110.2)

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

2

REV HOLDINGS LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF MEMBER'S DEFICIENCY
AND COMPREHENSIVE LOSS
(dollars in millions)

	Additional Paid-in-Capital		Accumulated Deficit	Accumulated Other Comprehensive Loss (a)	Total Member's Deficiency
Balance, January 1, 2002	$306.7		$(1,627.1)	$(61.1)	$(1,381.5)
Comprehensive loss:
Net loss			(110.2)		(110.2)
Currency translation adjustment				(10.4)	(10.4)
Total comprehensive loss					(120.6)
Balance, September 30, 2002	$306.7		$(1,737.3)	$(71.5)	$(1,502.1)
Balance, January 1, 2003	$307.5		$(1,919.1)	$(132.7)	$(1,744.3)
Net proceeds from Rights Offering (See Note 7)	46.9				46.9
Reduction of liabilities assumed from indirect parent	6.9	(b)			6.9
Comprehensive loss:
Net loss			(148.7)		(148.7)
Currency translation adjustment				5.2	5.2
Net loss on foreign currency forward exchange contracts				(1.7)	(1.7)
Total comprehensive loss					(145.2)
Balance, September 30, 2003	$361.3		$(2,067.8)	$(129.2)	$(1,835.7)

(a)	Accumulated other comprehensive loss includes net unrealized losses on revaluations of foreign currency forward exchange contracts of $1.3 and nil as of September 30, 2003 and 2002, respectively, net realized losses of $0.4 on foreign currency forward exchange contracts as of September 30, 2003, cumulative net translation losses of $13.9 and $25.4 as of September 30, 2003 and 2002, respectively, and adjustments for the minimum pension liability of $113.6 and $46.1 as of September 30, 2003 and 2002, respectively.
(b)	During the second quarter of 2003, the Company resolved various tax audits, which resulted in a tax benefit of $13.9, of which $6.9 was recorded directly to capital deficiency since it relates to liabilities assumed by Revlon Consumer Products Corporation ("Products Corporation") in connection with the transfer agreements related to Products Corporation's formation in 1992.

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

3

REV HOLDINGS LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(148.7)	$(110.2)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	80.4	88.0
Debt discount amortization	2.4	2.1
Loss on sale of assets, net	—	1.0
Change in assets and liabilities, net of acquisitions and dispositions:
Decrease (increase) in trade receivables	38.6	(20.0)
Increase in inventories	(24.9)	(10.6)
Decrease (increase) in prepaid expenses and other current assets	1.5	(3.7)
(Decrease) increase in accounts payable	(6.2)	10.7
Decrease in accrued expenses and other current liabilities	(77.8)	(12.1)
Purchase of permanent displays	(56.8)	(53.5)
Other, net	(2.1)	(12.3)
Net cash used for operating activities	(193.6)	(120.6)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19.7)	(9.4)
Sale of marketable securities	—	1.8
Net cash used for investing activities	(19.7)	(7.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings - third parties	0.4	7.7
Proceeds from the issuance of long-term debt - third parties	187.3	94.6
Repayment of long-term debt - third parties	(186.7)	(23.5)
Proceeds from the issuance of long-term debt - affiliates	99.7	—
Net proceeds from the Rights Offering	46.9	—
Issuance of Series C preferred stock by Revlon, Inc.	50.0	—
Redemption of Series C preferred stock by Revlon, Inc.	(50.0)	—
Advances under the Keepwell Agreement	9.7	9.7
Payment of financing costs	(3.4)	(0.3)
Net cash provided by financing activities	153.9	88.2
Effect of exchange rate changes on cash and cash equivalents	8.2	(4.1)
Net decrease in cash and cash equivalents	(51.2)	(44.1)
Cash and cash equivalents at beginning of period	85.8	103.3
Cash and cash equivalents at end of period	$34.6	$59.2
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$132.9	$128.3
Income taxes, net of refunds	4.3	2.4

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

4

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS
(dollars in millions, except per share data)

(1) Basis of Presentation

REV Holdings LLC ("REV Holdings" and, together with its subsidiaries, the "Company") is a Delaware limited liability company formed in December 2002 in connection with the conversion of its predecessor, REV Holdings Inc., a Delaware corporation formed in 1997, into a limited liability company. REV Holdings conducts its business exclusively through its indirect subsidiary, Products Corporation. Products Corporation was formed in April 1992 and, on June 24, 1992, succeeded to the assets and liabilities of the cosmetic and skin care, fragrances and personal care products business of its then parent company, whose name was changed from Revlon, Inc. to Revlon Holdings Inc. (which in December 2002 converted into a limited liability company known as Revlon Holdings LLC ("Holdings")). REV Holdings has had no business operations of its own and its only material asset is 11,650,000 shares of Revlon, Inc. Class A common stock, par value $0.01 per share (the "Class A Common Stock"), all of the outstanding 31,250,000 shares of Revlon, Inc. Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). These holdings, representing approximately 62% of the outstanding shares of Common Stock of Revlon, Inc., together with the 14,590,347 outstanding shares of Class A Common Stock owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), represent approximately 83% of Revlon, Inc.'s outstanding shares of Common Stock (which together represent approximately 97% of the combined voting power of those outstanding shares). REV Holdings also owns all of the outstanding 4,333 shares of Revlon, Inc. Series B Convertible Preferred Stock, par value $0.01 per share (each of which is entitled to 100 votes and each of which is convertible into 100 shares of Class A Common Stock). Revlon, Inc. in turn, owns all of the capital stock of Products Corporation. The REV Holdings membership interest is owned by its sole member, Holdings, whose membership interest in turn is owned indirectly by MacAndrews Holdings, a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

The accompanying Consolidated Condensed Financial Statements are unaudited. In management's opinion, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been made.

The Unaudited Consolidated Condensed Financial Statements include the accounts of the Company after elimination of all material intercompany balances and transactions. The Company has made a number of estimates and assumptions relating to the assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates. The Unaudited Consolidated Condensed Financial Statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

The results of operations and financial position, including working capital, for interim periods are not necessarily indicative of those to be expected for a full year.

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 143, "Accounting for Asset Retirement Obligations." Statement No. 143 requires recording the fair market value of an asset retirement obligation as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. This statement also requires recording the contra asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciation of that cost over the life of the asset. The liability is then increased at the end of each period to reflect the passage of time and changes in the initial fair value measurement. The Company adopted the provisions of Statement No. 143 effective January 1, 2003 and such adoption had no effect on its consolidated financial statements.

In July 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies EITF Issue No. 94-3, "Liability Recognition for Certain

5

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 requires that a liability for the fair value of costs associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of Statement No. 146 are effective for exit or disposal activities initiated after December 31, 2002 and thus became effective for the Company on January 1, 2003. The Company adopted the provisions of Statement No. 146 effective January 1, 2003 and such adoption had no effect on its consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the guarantor to recognize a liability for the contingent and non-contingent component of a guarantee; which means (a) the guarantor has undertaken an obligation to stand ready to perform in the event that specified triggering events or conditions occur and (b) the guarantor has undertaken a contingent obligation to make future payments if such triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The Company is required to recognize the liability even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Interpretation No. 45 also requires additional disclosures related to guarantees that have certain specified characteristics. The Company adopted the disclosure provisions of Interpretation No. 45 in its financial statements as of and for the year ended December 31, 2002. Additionally, the recognition and measurement provisions of Interpretation No. 45 are effective for all guarantees entered into or modified after December 31, 2002. The Company adopted the recognition and measurement provisions of Interpretation No. 45 effective January 1, 2003 and such adoption had no effect on its consolidated financial statements.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s Class A common stock at the date of the grant over the amount an employee must pay to acquire the stock. The following table illustrates the effect on net loss as if the Company had applied the fair value method to its stock-based compensation under the disclosure provisions of Statement No. 123:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss as reported	$(57.2)	$(24.5)	$(148.7)	$(110.2)
Add: Stock-based employee compensation included in reported net loss	0.5	0.4	1.5	1.1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1.5)	(1.8)	(6.1)	(4.1)
Pro forma net loss	$(58.2)	$(25.9)	$(153.3)	$(113.2)

The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

6

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

(2) Inventories

	September 30, 2003	December 31, 2002
Raw materials and supplies	$52.6	$36.7
Work-in-process	12.8	11.1
Finished goods	93.4	80.3
	$158.8	$128.1

(3) Other Assets

Included in other assets are trademarks, net, and patents, net. The amounts outstanding for these intangible assets at September 30, 2003 and December 31, 2002 were as follows: for trademarks, net, $7.4 and $7.4, respectively, and for patents, net, $4.1 and $4.7, respectively. Amortization expense for the third quarter and nine months ended September 30, 2003 and 2002 was $0.5 and $1.3, respectively, and $0.4 and $1.2, respectively. The Company's intangible assets other than goodwill continue to be subject to amortization, which is anticipated to be approximately $1.9 annually through December 31, 2008.

(4) Restructuring and Other Costs, Net

During the third quarter of 2000, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. During the third quarter and nine months ended September 30, 2003 and 2002, the Company continued to implement the 2000 restructuring program, as well as other restructuring actions, and recorded charges of $0.1 and $0.1, respectively, and $2.1 and $9.3, respectively, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in the Company's worldwide sales force, relocation and other costs related to the consolidation of the Company's worldwide operations.

In connection with the 2000 restructuring program, termination benefits for 2,457 employees were included in the Company's restructuring charges, and all such employees that were to be terminated had been terminated as of September 30, 2003.

Details of the activity associated with the 2000 restructuring program during the nine-month period ended September 30, 2003 are as follows:

	Balance As of 1/1/03		Utilized, Net		Balance As of 9/30/03
		Expenses, Net	Cash	Noncash
Employee severance and other personnel benefits	$7.0	$—	$(4.1)	$—	$2.9
Leases and equipment write-offs	3.9	—	(1.1)	—	2.8
Relocation	—	0.1	(0.1)	—	—
Other obligations	0.9	—	—	—	0.9
	$11.8	$0.1	$(5.3)	$—	$6.6

During the third quarter and nine months ended September 30, 2003, the Company recorded a separate charge of $0.3 and $0.8, respectively, principally for employee severance and other personnel

7

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

benefits for 136 employees in certain Latin American and European operations, as to which 111 employees have been terminated as of September 30, 2003. The remaining balance of $0.2 at September 30, 2003 relating to the charges which were recorded during the nine-month period ended September 30, 2003 are expected to be paid by the first quarter of 2004.

(5) Geographic Information

The Company manages its business on the basis of one reportable operating segment. The Company's results of operations and the value of its foreign assets and liabilities may be adversely affected by, among other things, weak economic conditions, political uncertainties, military actions, adverse currency fluctuations and competitive activities.

Geographic areas:	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales:	2003	2002	2003	2002
United States	$198.6	$221.1	$604.3	$614.2
Canada	13.5	10.9	37.5	31.2
United States and Canada	212.1	232.0	641.8	645.4
International	104.4	91.2	289.0	261.4
	$316.5	$323.2	$930.8	$906.8

Long-lived assets:	September 30, 2003	December 31, 2002
United States	$401.6	$395.6
Canada	7.8	3.5
United States and Canada	409.4	399.1
International	79.2	74.6
	$488.6	$473.7

Classes of similar products:	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales:	2003	2002	2003	2002
Cosmetics, skin care and fragrances	$210.0	$212.4	$616.2	$581.3
Personal care	106.5	110.8	314.6	325.5
	$316.5	$323.2	$930.8	$906.8

(6) Derivative Financial Instruments

The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts, to reduce the effects of fluctuations in foreign currency exchange rates. These contracts, which have been designated as cash flow hedges, were entered into primarily to hedge anticipated inventory purchases and certain intercompany payments denominated in foreign currencies, which have maturities of less than one year. Any unrecognized income (loss) related to these contracts are recorded in the Statement of Operations when the underlying transactions hedged are realized (e.g., when inventory is sold or intercompany transactions are settled). The Company enters into these contracts with a counterparty that is a major financial institution, and accordingly the Company believes that the risk of counterparty nonperformance is remote. The notional amount of the foreign currency forward exchange contracts outstanding at September 30, 2003 was $18.9. The fair value of the foreign currency forward exchange contracts outstanding at September 30, 2003 was $(1.3).

8

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

(7) Rights Offering and Long-term Debt

In December 2002, Revlon, Inc,'s principal stockholder, MacAndrews & Forbes, proposed providing Revlon, Inc. and Products Corporation with up to $150 in cash in order to help fund a portion of the costs and expenses associated with implementing the stabilization and growth phase of the Company's plan and for general corporate purposes. Revlon, Inc.'s Board of Directors appointed a special committee of independent directors to evaluate the proposal made by MacAndrews & Forbes. The special committee reviewed and considered the proposal and negotiated enhancements to the terms of the proposal. In February 2003, the enhanced proposal was recommended to Revlon, Inc.'s Board of Directors by the special committee of Revlon, Inc.'s Board of Directors and approved by Revlon, Inc.'s full board.

In connection with MacAndrews & Forbes' enhanced proposal, in February 2003 Revlon, Inc. entered into an investment agreement with MacAndrews Holdings (the "Investment Agreement") pursuant to which Revlon, Inc. undertook and, on June 20, 2003, completed, a $50 equity rights offering (the "Rights Offering") in which its stockholders purchased additional shares of Revlon, Inc.'s Class A Common Stock. Pursuant to the Rights Offering, Revlon, Inc. distributed to each stockholder of record of its Class A Common Stock and its Class B Common Stock, as of the close of business on May 12, 2003, the record date set by the Board of Directors of Revlon, Inc., at no charge, one transferable subscription right for each 2.9403 shares of Common Stock owned. Each subscription right enabled the holder to purchase one share of Class A Common Stock at a subscription price equal to $2.84, representing 80% of the $3.55 closing price per share of Revlon, Inc.'s Class A Common Stock on the New York Stock Exchange ("NYSE") on May 12, 2003, the record date of the Rights Offering.

Pursuant to the over-subscription privilege in the Rights Offering, each rights holder that exercised its basic subscription privilege in full could also subscribe for additional shares of Class A Common Stock at the same subscription price per share, to the extent that other stockholders did not exercise their subscription rights in full. As a result of there being an insufficient number of shares available to fully satisfy the over-subscription privilege requests, the available shares were sold pro rata among subscription rights holders who exercised their over-subscription privilege, based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

As a Revlon, Inc. stockholder, MacAndrews Holdings, through REV Holdings, would have received its pro rata subscription rights in the Rights Offering and would also have been entitled to exercise an over-subscription privilege. However, MacAndrews Holdings agreed not to exercise either its basic or over-subscription privileges. Instead, MacAndrews Holdings agreed to purchase the shares of Revlon, Inc.'s Class A Common Stock that it would otherwise have been entitled to acquire pursuant to its basic subscription privilege (equal to approximately 83% of the shares available for purchase under the Rights Offering, or approximately $41.5) in a private placement direct from Revlon, Inc. In addition, if any shares remained following the exercise of the basic subscription privileges and the over-subscription privileges by other right holders, MacAndrews Holdings agreed to back-stop the Rights Offering by purchasing the remaining shares of Class A Common Stock offered but not purchased by other stockholders (approximately 17% of the shares offered in the Rights Offering, or an additional approximate $8.5), also in a private placement.

On June 20, 2003, Revlon, Inc. completed the Rights Offering and issued an additional 17,605,650 shares of its Class A Common Stock, including 3,015,303 shares subscribed for by the public and 14,590,347 shares issued to MacAndrews Holdings in a private placement (representing the number of shares of Revlon, Inc.'s Class A Common Stock that MacAndrews Holdings would otherwise have been entitled to purchase pursuant to its basic subscription privilege, which was approximately 83% of the shares of Revlon, Inc.'s Class A Common Stock offered in the Rights Offering). Because the Rights Offering was fully subscribed by the public as to its pro rata share of the offering, MacAndrews Holdings was not required to purchase any shares of Revlon, Inc.'s Class A Common Stock in excess of its pro rata portion pursuant to its agreement to back-stop the Rights Offering.

9

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

In addition, in accordance with the enhanced proposal, MacAndrews Holdings also made available a $100 million term loan to Products Corporation (the "MacAndrews & Forbes $100 million term loan"). The Investment Agreement provided that if, prior to the consummation of the Rights Offering, Products Corporation had fully drawn the MacAndrews & Forbes $100 million term loan and the implementation of the stabilization and growth phase of the Company's plan caused it to require some or all of the $50 of funds that Revlon, Inc. would raise from the Rights Offering, MacAndrews Holdings would advance Revlon, Inc. these funds prior to closing the Rights Offering by purchasing up to $50 of newly-issued shares of Revlon, Inc.'s Series C preferred stock, which would be redeemed with the proceeds Revlon, Inc. received from the Rights Offering (this investment in Revlon, Inc.'s Series C preferred stock (which was non-voting, non-dividend paying and non-convertible) is referred to as the "$50 million Series C preferred stock investment"). During the second quarter of 2003, prior to the consummation of the Rights Offering, MacAndrews Holdings agreed to waive the condition that the MacAndrews & Forbes $100 million term loan be fully drawn before it would be required to purchase up to $50 of Revlon, Inc.'s Series C preferred stock. During the second quarter of 2003, prior to the consummation of the Rights Offering, MacAndrews Holdings purchased $50 of Revlon, Inc.'s Series C preferred stock, which was redeemed with the gross proceeds Revlon, Inc. received from the Rights Offering. Revlon, Inc. made a series of capital contributions of the proceeds from such issuances of Series C preferred stock to Products Corporation, which proceeds Products Corporation used to help fund a portion of the costs and expenses associated with implementing the stabilization and growth phase of its plan and for general corporate purposes. The MacAndrews & Forbes $100 million term loan has a final maturity date of December 1, 2005 and interest on such loan of 12.0% is not payable in cash, but will accrue and be added to the principal amount each quarter and be paid in full at final maturity.

Additionally, MacAndrews Holdings also agreed to provide Products Corporation with an additional $40 line of credit during 2003, which amount was originally to increase to $65 on January 1, 2004 (the "MacAndrews & Forbes $65 million line of credit") (the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $65 million line of credit, each as amended, are referred to as the "Mafco Loans" and the Rights Offering and the Mafco Loans are referred to as the "M&F Investments") and which will be available to Products Corporation through December 31, 2004, provided that the MacAndrews & Forbes $100 million term loan is fully drawn and MacAndrews Holdings has purchased an aggregate of $50 of Revlon, Inc.'s Series C preferred stock (or if Revlon, Inc. had consummated the Rights Offering and redeemed any outstanding shares of Series C preferred stock). The MacAndrews & Forbes $65 million line of credit bears interest payable in cash at a rate of the lesser of (i) 12.0% and (ii) 0.25% less than the rate payable from time to time on Eurodollar loans under Products Corporation's Credit Agreement (which rate was 8.25% as of September 30, 2003).

In connection with the transactions with MacAndrews & Forbes described above, and as a result of Products Corporation's operating results for the fourth quarter of 2002 and the effect of the acceleration of the Company's implementation of the stabilization and growth phase of its plan, Products Corporation entered into an amendment in February 2003 of its Credit Agreement with its bank lenders and secured waivers of compliance with certain covenants under the Credit Agreement. In particular, EBITDA (as defined in the Credit Agreement) was $35.2 for the four consecutive fiscal quarters ended December 31, 2002, which was less than the minimum of $210 required under the EBITDA covenant of the Credit Agreement for that period and Products Corporation's leverage ratio was 5.09:1.00, which was in excess of the maximum ratio of 1.4:1.00 permitted under the leverage ratio covenant of the Credit Agreement for that period. Accordingly, Products Corporation sought and secured waivers of compliance with these covenants for the four quarters ended December 31, 2002 and, in light of the Company's expectation that the continued implementation of the stabilization and growth phase of the Company's plan would affect the ability of Products Corporation to comply with these covenants during 2003, Products Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants for the first three

10

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

quarters of 2003 and a waiver of compliance with such covenants for the four quarters ending December 31, 2003 expiring on January 31, 2004.

The amendment to the Credit Agreement also included the substitution of a covenant requiring Products Corporation to maintain a minimum of $20 of liquidity from all available sources at all times through January 31, 2004 and certain other amendments to allow for the M&F Investments and the implementation of the stabilization and growth phase of the Company's plan, including specific exceptions from the limitations under the indebtedness covenant to permit the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $65 million line of credit and to exclude the proceeds from the M&F Investments from the mandatory prepayment provisions of the Credit Agreement, and to increase the maximum limit on capital expenditures (as defined in the Credit Agreement) from $100 to $115 for 2003. The amendment also increased the applicable margin on loans under the Credit Agreement by 0.5%, the incremental cost of which to the Company, assuming the Credit Agreement is fully drawn, would be $1.1 from February 5, 2003 through the end of 2003.

The Company expects that operating revenues, cash on hand, and funds available for borrowing under the Credit Agreement, the Mafco Loans, the $25 million M&F Loan (as hereinafter defined) and advances under the Keepwell Agreement (as hereinafter defined) will be sufficient to enable the Company to cover its operating expenses for 2003, including cash requirements in connection with the Company's operations, the stabilization and growth phase of the Company's plan, cash requirements in connection with the Company's restructuring programs referred to above and the debt service requirements of the Company and its subsidiaries and interest on the REV Holdings Notes (as defined below). The U.S. mass-market color cosmetics category during the third quarter and the nine months ended September 30, 2003 has been softer than expected. Despite this softness in the U.S. mass-market color cosmetics category, based upon the Company's belief that its stabilization and growth plan is proving effective, the Company intends to continue to support its stabilization and growth plan, including for brand support. To help fund the costs and expenses of the stabilization and growth plan, in July 2003, MacAndrews Holdings agreed to make available to Products Corporation in 2003 the full $65 under the MacAndrews & Forbes $65 million line of credit, $25 of which was scheduled to become available on January 1, 2004. Additionally, Products Corporation has received a commitment from MacAndrews & Forbes to provide, if necessary, from and after the fourth quarter of 2003 up to an additional $25 in working capital support (the "$25 million M&F Loan"), as well as an additional working capital loan of up to $100 for 2004 (the "2004 M&F Loan"). The $25 million M&F Loan and the 2004 M&F Loan are each subject to MacAndrews & Forbes and Products Corporation reaching agreement on terms that are expected to be substantially the same as the MacAndrews & Forbes $100 million term loan, as well as to approval by Products Corporation's Board of Directors. The 2004 M&F Loan is also subject to Products Corporation's receiving the consent of a majority of the lenders under Products Corporation's Credit Agreement, which Products Corporation expects to obtain in connection with the waiver or amendment it expects to obtain before January 31, 2004. As of November 12, 2003, Products Corporation had utilized $243.9 under the 2001 Credit Agreement, all of the MacAndrews & Forbes $100 million term loan, and $37.2 of the MacAndrews & Forbes $65 million line of credit. The Mafco Loans, the $25 million M&F Loan and the net proceeds from the Rights Offering are intended to help fund the stabilization and growth phase of the Company's plan and to decrease the risk that would otherwise exist if the Company were to fail to meet its debt and ongoing obligations as they became due in 2003. However, there can be no assurance that such funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company's anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category, increased competition from the Company's competitors or the Company's marketing plans are not as successful as anticipated, or if the Company's expenses associated with implementation of the stabilization and growth phase of the Company's plan exceed the anticipated level of expenses, the Company's current sources of funds may be insufficient to meet the Company's cash requirements.

11

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

Additionally, in the event of a decrease in demand for Products Corporation's products or reduced sales or lack of increases in demand and sales as a result of the stabilization and growth phase of the Company's plan, such development, if significant, could reduce Products Corporation's operating revenues and could adversely affect Products Corporation's ability to achieve certain financial covenants under the Credit Agreement and in such event the Company could be required to take measures, including reducing discretionary spending. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of the stabilization and growth phase of its plan, reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring subsidiary indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties, selling additional equity securities of Revlon, Inc., selling its equity securities or reducing other discretionary spending. The Company has substantial debt maturing in 2004 and 2005, which will require refinancing, consisting of $80.5 of the REV Holdings Notes due in 2004 and the following due in 2005: $246.3 (assuming the maximum amount is borrowed) under the Credit Agreement and $363.0 of Products Corporation's 12% Senior Secured Notes due 2005 (the "12% Notes"), as well as any amounts borrowed under the Mafco Loans (the MacAndrews & Forbes $65 million line of credit is due December 31, 2004), the $25 million M&F Loan and the 2004 M&F Loan.

The Company expects that Products Corporation will need to seek a further amendment to the Credit Agreement or a waiver of the EBITDA and leverage ratio covenants under the Credit Agreement prior to the expiration of the existing waiver on January 31, 2004 because the Company does not expect that its operating results, including after giving effect to various actions under the stabilization and growth phase of the Company's plan, will allow Products Corporation to satisfy those covenants for the four consecutive fiscal quarters ending December 31, 2003. The minimum EBITDA required to be maintained by Products Corporation under the Credit Agreement is $230 for each of the four consecutive fiscal quarters ending on December 31, 2003 (which covenant was waived through January 31, 2004), March 31, 2004, June 30, 2004 and September 30, 2004 and $250 for any four consecutive fiscal quarters ending December 31, 2004 and thereafter and the leverage ratio covenant under the Credit Agreement will permit a maximum ratio of 1.10:1.00 for any four consecutive fiscal quarters ending on or after December 31, 2003 (which limit was waived through January 31, 2004 for the four fiscal quarters ending December 31, 2003). In addition, after giving effect to the amendment, the Credit Agreement also contains a $20 minimum liquidity covenant. While the Company expects that Products Corporation's bank lenders will consent to such amendment or waiver request and the amendment to permit Products Corporation to borrow under the 2004 M&F Loan, there can be no assurance that they will or that they will do so on terms that are favorable to Products Corporation. If Products Corporation is unable to obtain such amendment or waiver, it could be required to refinance the Credit Agreement or repay it with proceeds from the sale of assets or operations, or additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties or seeking to have Revlon, Inc. sell additional equity securities. In the event that Products Corporation were unable to obtain such a waiver or amendment and Products Corporation were not able to refinance or repay the Credit Agreement, Products Corporation's inability to meet the financial covenants for the four consecutive fiscal quarters ending December 31, 2003 would constitute an event of default under Products Corporation's Credit Agreement, which would permit the bank lenders to accelerate the Credit Agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt if the amount accelerated exceeds $25.0 and such default remains uncured within 10 days of notice from the trustee under the applicable indenture.

There can be no assurance that the Company would be able to take any of the actions referred to in the preceding two paragraphs because of a variety of commercial or market factors or constraints in the Company's debt instruments, including, for example, Products Corporation's inability to reach agreement

12

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

with its bank lenders on refinancing terms that are acceptable to the Company before the waiver of its financial covenants expires on January 31, 2004, market conditions being unfavorable for an equity or debt offering, or that the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

REV Holdings, as a holding company, will be dependent on distributions with respect to its approximately 62% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation and advances under the Keepwell Agreement (as hereinafter defined) to pay its expenses and to pay interest and the principal amount at maturity of the REV Holdings Notes. The terms of the Credit Agreement, the Mafco Loans, the $25 million M&F Loan, the 2004 M&F Loan, the 12% Notes, the 8 5/8% Notes, the 8 1/8% Notes and the 9% Notes (each of which is hereinafter defined) generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Securities and Exchange Commission (the "Commission") filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan (as may be amended and restated from time to time, the "Amended Stock Plan").

On February 12, 2001, REV Holdings issued $80.5 principal amount of its 12% Senior Discount Notes due 2004 (the "REV Holdings Notes"), which were issued in exchange for a like principal amount of the Senior Secured Discount Notes due 2001 (the "Senior Secured Discount Notes"). The REV Holdings Notes bear interest at 12% per year, are payable semi-annually, and mature on February 1, 2004. Accordingly, the REV Holdings Notes are classified as a current liability in the unaudited consolidated condensed balance sheet at September 30, 2003. As discussed below, REV Holdings has proposed to offer to exchange the REV Holdings Notes for 13% Senior Secured Notes due 2007 (the "New REV Holdings Notes"). However, there can be no assurance that, if commenced, REV Holdings will be able to consummate the exchange offer.

REV Holdings has entered into a Keepwell Agreement with GSB Investments Corp., one of its affiliates (the "Keepwell Agreement"), pursuant to which GSB Investments Corp. agreed to provide REV Holdings with funds in an amount equal to any interest payments due on the REV Holdings Notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the REV Holdings Notes. The obligations of GSB Investments Corp. under the Keepwell Agreement are only enforceable by REV Holdings, and may not be enforced by the holders of the REV Holdings Notes or the trustee under terms of the indenture governing the REV Holdings Notes (the "Indenture"). The failure of GSB Investments Corp. to make a payment to REV Holdings under the Keepwell Agreement will not be an event of default under the Indenture. Further, the Indenture has no requirement that REV Holdings maintain the Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp. will have sufficient funds to make any payment to REV Holdings under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement.

REV Holdings currently anticipates that it will be dependent upon advances under the Keepwell Agreement to pay interest when due under the REV Holdings Notes. However, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at

13

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS  — (Continued)
(dollars in millions, except per share data)

maturity of the REV Holdings Notes, such as the proposed exchange offer, refinancing its indebtedness, repaying its indebtedness with the proceeds from the sale of assets or operations of Revlon, Inc., selling its equity securities or equity securities of Revlon, Inc. or seeking additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the REV Holdings Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of the Company and the Company's subsidiaries then in effect, because, among other reasons, market conditions may be unfavorable for an equity or debt offering or the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital. MacAndrews & Forbes has informed REV Holdings that it currently intends to make a capital contribution to REV Holdings in order to provide REV Holdings with the cash to pay the principal amount of the REV Holdings Notes that remain outstanding following consummation of the exchange offer. However, none of the Company's affiliates, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to principal or interest on the REV Holdings Notes (other than as provided in the Keepwell Agreement) and therefore there can be no assurance that the Company will receive such payments prior to February 1, 2004.

On October 17, 2003, REV Holdings filed a registration statement on Form S-4 with the Commission with respect to an offer to exchange the REV Holdings Notes for the New REV Holdings Notes. The New REV Holdings Notes would be secured by 104 shares of Revlon, Inc.'s Class A Common Stock per $1,000 principal amount of the New REV Holdings Notes, as compared to the 52 shares of Revlon, Inc.'s Class A Common Stock per $1,000 principal amount securing the REV Holdings Notes. In connection with this offer, GSB Investments Corp. has proposed to enter into an agreement with REV Holdings (the "New Keepwell Agreement"), pursuant to which GSB Investments Corp. will agree to provide REV Holdings with funds in an amount equal to any interest payments due on the New REV Holdings Notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. There can be no assurance as to the successful consummation of the exchange offer.

At September 30, 2003 and November 13, 2003, GSB Investments Corp. owned approximately 14.2 million and 12.3 million shares, respectively, of common stock of Citigroup Inc. ("Citigroup Common Stock" and "Citigroup", respectively). At September 30, 2003 and November 13, 2003 the closing price of Citigroup Common Stock on the NYSE was $45.51 and $47.10 per share, respectively. At September 30, 2003 and November 13, 2003, approximately 10.2 million and 11.4 million shares of Citigroup Common Stock, respectively, owned by GSB Investments Corp. were pledged to secure forward contracts and loan agreements and 0.9 million shares were held in escrow pursuant to the terms of a stockholders agreement between GSB Investments Corp. and Citigroup.

Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the second quarter of 2000 to $0.35 per share in the third quarter of 2003. The forward contracts to which GSB Investments Corp. is a party contain restrictions on the amount of dividends that GSB Investments Corp. would be entitled to receive on certain of its pledged Citigroup Common Stock. If Citigroup were to pay quarterly dividends at the rate of $0.35 per share, GSB Investments Corp. were to continue to own approximately 12.3 million shares of Citigroup Common Stock and no further agreements were entered into restricting GSB Investments Corp.'s right to receive dividends, GSB Investments Corp. would have sufficient income from dividends paid on its Citigroup Common Stock to make the payments to REV Holdings that it might be required to make under the Keepwell Agreement. However, there can be no assurance that Citigroup, which neither GSB Investments Corp. nor the Company controls, will continue to pay dividends at this rate, if at all, that GSB Investments Corp. will continue to own shares of Citigroup

14

REV HOLDINGS LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS (Concluded)
(dollars in millions, except per share data)

Common Stock in an amount sufficient to cover advances under the Keepwell Agreement or that GSB Investments Corp. will not enter into any further agreements restricting its right to receive dividends on its Citigroup Common Stock.

If GSB Investments Corp. fails to comply with its obligations under the forward contracts and loan agreements that are secured by the pledge of its 11.4 million shares of Citigroup Common Stock, the beneficiary of such pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its rights to receive dividends on such pledged shares. GSB Investments Corp. has advised REV Holdings that, if GSB Investments Corp. does not receive sufficient dividend income from its Citigroup Common Stock to satisfy its obligations under the Keepwell Agreement, GSB Investments Corp. expects to obtain capital contributions or loans from affiliates to satisfy such obligations. There can be no assurance that GSB Investments Corp. could obtain any such funds because its affiliates are under no obligation to provide them to GSB Investments Corp.

In February and August 2003, GSB Investments Corp. made non-interest bearing advances of $4.8 and $4.9, respectively, to REV Holdings under the Keepwell Agreement, which were respectively used to make the February 1, 2003 and August 1, 2003 interest payments on the REV Holdings Notes. The Keepwell Agreement will terminate at such time as there are no REV Holdings Notes outstanding, at which time GSB Investments Corp. may require repayment of advances under the Keepwell Agreement.

15

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(dollars in millions, except per share data)

Overview

The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. In addition, the Company has a licensing group.

The Company has accelerated the implementation of the stabilization and growth phase of its three-part plan, which, following detailed evaluations and research, includes the following key actions and investments, among others: (i) increasing advertising and media spending and effectiveness; (ii) increasing the marketing effectiveness of the Company's wall displays, by among other things, reconfiguring wall displays at its existing retail customers, streamlining its product assortment and reconfiguring product placement on its wall displays and rolling out the new wall displays; (iii) selectively adjusting prices on certain SKUs; (iv) further strengthening the Company's new product development process; and (v) implementing a comprehensive program to develop and train the Company's employees.

Discussion of Critical Accounting Policies

For a discussion of the Company's critical accounting policies, see the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Results of Operations

Net sales

Net sales were $316.5 and $323.2 for the third quarters of 2003 and 2002, respectively, a decrease of $6.7, or 2.1%, and a decrease of 5.3% after excluding the impact of currency fluctuations, and were $930.8 and $906.8 for the nine months ended September 30, 2003 and 2002, respectively, an increase of $24.0, or 2.6%, and an increase of 0.2% after excluding the impact of currency fluctuations.

United States and Canada.    Net sales in the U.S. and Canada were $212.1 for the third quarter of 2003, compared with $232.0 for the third quarter of 2002, a decrease of $19.9, or 8.6%, and were $641.8 for the nine months ended September 30, 2003, compared with $645.4 for the nine months ended September 30, 2002, a decrease of $3.6, or 0.6%. The decrease in the third quarter of 2003 was due to lower sales volume of $11.0, primarily due to the favorable impact in the third quarter of 2002 from shipments tied to the Company's fourth quarter 2002 promotional event, the impact in the third quarter of 2002 of approximately $11.5 in prepayment of certain licensing revenues, partially offset by lower sales returns, allowances and discounts of $2.7 in the third quarter of 2003 (which includes the impact of the stabilization and growth phase of the Company's plan). The decrease in the nine months ended September 30, 2003 was due to the favorable impact in the nine months ended September 30, 2002 of approximately $11.5 in prepayment of certain licensing revenues in and a decrease in other licensing revenues of $2.4 in the third quarter of 2003, partially offset by higher sales of $7.5 for the nine months ended September 30, 2003 and lower sales returns, allowances and discounts of $2.8 (which includes the impact of the stabilization and growth phase of the Company's plan).

International.    Net sales in the Company's international operations were $104.4 for the third quarter of 2003, compared with $91.2 for the third quarter of 2002, an increase of $13.2, or 14.5%, and an increase of 4.9% excluding the impact of currency fluctuations, and were $289.0 for the nine months ended September 30, 2003, compared with $261.4 for the nine months ended September 30, 2002, an increase of $27.6, or 10.6%, and an increase of 3.4% excluding the impact of currency fluctuations.

Sales in the Company's international operations are divided by the Company into three geographic regions. In Europe, which is comprised of Europe and the Middle East, net sales increased by $3.6, or

16

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

12.9%, to $31.5 for the third quarter of 2003, as compared with the third quarter of 2002. The increase in the European region is primarily due to increases in sales volume in the U.K., Italy and France (which factor the Company estimates contributed to an approximate 7.5% increase in net sales for the region) and the impact of favorable currency fluctuations (which factor the Company estimates contributed to an approximate 7.2% increase in net sales for the region), which was partially offset by lower sales volume in certain distributor markets in Russia and Central and Eastern Europe (which factor the Company estimates contributed to an approximate 3.4% reduction in net sales for the region).

In Latin America, which is comprised of Mexico, Central America and South America, net sales increased by $1.8, or 8.0%, to $24.3 for the third quarter of 2003, as compared with the third quarter of 2002. The increase in the Latin American region is primarily due to increased sales volume in Venezuela, Argentina and certain distributor markets (which factor the Company estimates contributed to an approximate 11.9% increase in net sales for the region), which was partially offset by decreased sales volume in Brazil and Mexico (which factor the Company estimates contributed to an approximate 4.7% reduction in net sales for the region).

In the Far East and Africa, net sales increased by $7.8, or 19.1%, to $48.6 for the third quarter of 2003, as compared with the third quarter of 2002. The increase in the Far East and Africa region is due to the impact of favorable currency fluctuations (which factor the Company estimates contributed to an approximate 15.9% increase in net sales for the region) and increased sales volume in China and Japan (which factor the Company estimates contributed to an approximate 3.9% increase in net sales for the region).

In Europe, net sales increased by $9.6, or 12.0%, to $89.9 for the nine months ended September 30, 2003, as compared with the nine months ended September 30, 2002. The increase in the European region is primarily due to the impact of favorable currency fluctuations (which factor the Company estimates contributed to an approximate 12.0% increase in net sales for the region) and increased sales volume in the U.K. (which factor the Company estimates contributed to an approximate 4.2% increase in net sales for the region). Such factors were partially offset by lower sales volume in certain distributor markets in Russia and Central and Eastern Europe (which factor the Company estimates contributed to an approximate 4.6% reduction in net sales for the region).

In Latin America, net sales decreased by $5.0, or 7.0%, to $66.1 for the nine months ended September 30, 2003, as compared with the nine months ended September 30, 2002. The decrease in the Latin American region is primarily due to the impact of adverse currency fluctuations (which factor the Company estimates contributed to an approximate 11.8% reduction in net sales for the region), decreased sales volume in Brazil and Mexico (which factor the Company estimates contributed to an approximate 9.8% reduction in net sales for the region), which was partially offset by increased sales volume in Venezuela, Argentina and certain distributor markets (which factor the Company estimates contributed to an approximate 13.1% increase in net sales for the region).

In the Far East and Africa, net sales increased by $23.0, or 20.9%, to $133.0 for the nine months ended September 30, 2003, as compared with the nine months ended September 30, 2002. The increase in the Far East and Africa region is due to the impact of favorable currency fluctuations (which factor the Company estimates contributed to an approximate 15.6% increase in net sales for the region) and increased sales volume in South Africa, Japan and certain distributor markets (which factor the Company estimates contributed to an approximate 5.4% increase in net sales for the region).

Net sales in the Company's international operations may be adversely affected by, among other things, weak economic conditions, political uncertainties, military actions, adverse currency fluctuations, and competitive activities.

17

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

Gross profit

Gross profit was $189.4 for the third quarter of 2003, compared with $201.6 for the third quarter of 2002, and was $567.0 for the nine months ended September 30, 2003, compared with $556.4 for the nine months ended September 30, 2002. As a percentage of net sales, gross profit margins were 59.8% for the third quarter of 2003, compared with 62.4% for the third quarter of 2002, and were 60.9% for the nine months ended September 30, 2003, compared with 61.4% for the nine months ended September 30, 2002. The $12.2 decrease in gross profit in the third quarter of 2003, as compared to the third quarter of 2002, was primarily due to the benefit in the third quarter of 2002 of approximately $11.5 in prepayment of certain licensing revenues, higher cost of goods sold of $5.5 in the 2003 period due to unfavorable product mix and lower production volumes in the 2003 period and a decrease in other revenue of $0.3 in the 2003 period, partially offset by lower sales returns, allowances and discounts of $4.7 in the 2003 period (which includes the impact of the stabilization and growth phase of the Company's plan). The $10.6 increase in gross profit in the nine months ended September 30, 2003, as compared to the comparable 2002 period, is primarily due to higher sales of $36.2 in the 2003 period and lower sales returns, allowances and discounts of $1.9 in the 2003 period (which includes the impact of the stabilization and growth phase of the Company's plan), partially offset by higher cost of goods sold of $13.4 in the 2003 period due to unfavorable product mix and lower production volumes in the 2003 period, a decrease in other revenue of $2.6 in the 2003 period and the benefit in the nine months ended September 30, 2002 of approximately $11.5 in prepayment of certain licensing revenues.

SG&A expenses

SG&A expenses were $196.9 for the third quarter of 2003, compared with $177.7 for the third quarter of 2002, and were $581.3 for the nine months ended September 30, 2003, compared with $525.2 for the nine months ended September 30, 2002. The increase in SG&A expenses for the third quarter 2003, as compared to the third quarter 2002, is due primarily to higher brand support of $11.1 principally related to the stabilization and growth phase of the Company's plan, higher personnel-related expenses and professional fees of $7.2 (including expenses related to the stabilization and growth phase of the Company's plan), and rent expense of $2.7, partially offset by lower depreciation and amortization of $5.0. The increase in SG&A expenses for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002, is due primarily to higher brand support of $37.5 principally related to the stabilization and growth phase of the Company's plan, higher personnel-related expenses and professional fees of $18.6 (including expenses related to the stabilization and growth phase of the Company's plan), rent expense of $2.6, partially offset by lower depreciation and amortization of $9.0.

Restructuring costs

During the third quarter of 2000, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. During the third quarter and nine months ended September 30, 2003 and 2002, the Company continued to implement the 2000 restructuring program, as well as other restructuring actions, and recorded charges of $0.1 and $0.1, respectively, and $2.1 and $9.3, respectively, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in the Company's worldwide sales force, relocation and other costs related to the consolidation of the Company's worldwide operations.

18

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

During the third quarter and nine months ended September 30, 2003, the Company recorded a separate charge of $0.3 and $0.8, respectively, principally for employee severance and other personnel benefits in certain Latin American and European operations.

The Company anticipates annualized savings of approximately $1 relating to the restructuring charges recorded during the nine months ended September 30, 2003.

Other expenses (income)

Interest expense was $46.8 for the third quarter of 2003, compared with $42.5 for the third quarter of 2002, and $136.0 for the nine months ended September 30, 2003, as compared to $125.8 for the nine months ended September 30, 2002. The increase in interest expense for the third quarter and nine months ended September 30, 2003, as compared to the third quarter and nine months ended September 30, 2002, is primarily due to higher interest rates under the Credit Agreement as a result of the amendment to the Credit Agreement in February 2003 and higher overall borrowings during the third quarter and nine months ended September 30, 2003, including amounts borrowed under the Credit Agreement and the Mafco Loans.

Provision (benefit) for income taxes

The provision (benefit) for income taxes was $2.3 for the third quarter of 2003, compared with $1.0 for the third quarter of 2002, and $(2.9) for the nine months ended September 30, 2003, as compared to $(2.2) for the nine months ended September 30, 2002. The increase in the provision for income taxes in the third quarter of 2003 as compared to the third quarter of 2002 is due to higher taxable income in certain markets outside the United States. The benefit for income taxes for the nine months ended September 30, 2003 was attributable to the resolution of various tax audits.

Financial Condition, Liquidity and Capital Resources

Net cash used for operating activities was $193.6 and $120.6 for the nine months ended September 30, 2003 and 2002, respectively. The increase in net cash used for operating activities for the nine months ended September 30, 2003, compared to the nine months ended September 30, 2002, resulted primarily from a higher net loss, higher inventory and decreases in accounts payable and accrued expenses and other current liabilities, partially offset by a decrease in trade receivables.

Net cash used for investing activities was $19.7 and $7.6 for the nine months ended September 30, 2003 and 2002, respectively. Net cash used for investing activities for the nine months ended September 30, 2003 consisted of capital expenditures. Net cash used for investing activities for the nine months ended September 30, 2002 consisted of capital expenditures, partially offset by the sale of marketable securities.

Net cash provided by financing activities was $153.9 and $88.2 for the nine months ended September 30, 2003 and 2002, respectively. Net cash provided by financing activities for the nine months ended September 30, 2003 included cash drawn under the Credit Agreement and the Mafco Loans and net proceeds from the Rights Offering and non-interest bearing advances of $9.7 under the Keepwell Agreement, partially offset by the repayment of borrowings under the Credit Agreement and payment of financing costs. Net cash provided by financing activities for the nine months ended September 30, 2002 included cash drawn under the Credit Agreement and non-interest bearing advances of $9.7 under the Keepwell Agreement, partially offset by the repayment of borrowings under the Credit Agreement.

On November 30, 2001, Products Corporation entered into a credit agreement (the "2001 Credit Agreement") with a syndicate of lenders, whose individual members change from time to time, which agreement amended and restated the credit agreement entered into by Products Corporation in May 1997 (as amended, the "1997 Credit Agreement"; the 2001 Credit Agreement and the 1997 Credit Agreement

19

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

are sometimes referred to as the "Credit Agreement"), and which matures on May 30, 2005. As of September 30, 2003, the 2001 Credit Agreement provided up to $248.7, which is comprised of a $116.6 term loan facility (the "Term Loan Facility") and a $132.1 multi-currency revolving credit facility (the "Multi-Currency Facility"). As of November 12, 2003, Products Corporation had utilized $243.9 under the 2001 Credit Agreement and had approximately $49 of available liquidity from all available sources.

In connection with the transactions with MacAndrews & Forbes described in Note 7 to the Unaudited Consolidated Condensed Financial Statements, and as a result of Products Corporation's operating results for the fourth quarter of 2002 and the effect of the acceleration of the Company's implementation of the stabilization and growth phase of its plan, Products Corporation entered into an amendment in February 2003 of its Credit Agreement with its bank lenders and secured waivers of compliance with certain covenants under the Credit Agreement. In particular, EBITDA (as defined in the Credit Agreement) was $35.2 for the four consecutive fiscal quarters ended December 31, 2002, which was less than the minimum of $210 required under the EBITDA covenant of the Credit Agreement for that period and Products Corporation's leverage ratio was 5.09:1.00, which was in excess of the maximum ratio of 1.4:1.00 permitted under the leverage ratio covenant of the Credit Agreement for that period. Accordingly, Products Corporation sought and secured waivers of compliance with these covenants for the four quarters ended December 31, 2002 and, in light of the Company's expectation that the continued implementation of the stabilization and growth phase of the Company's plan would affect the ability of Products Corporation to comply with these covenants during 2003, Products Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the four quarters ending December 31, 2003 expiring on January 31, 2004.

The amendment to the Credit Agreement also included the substitution of a covenant requiring Products Corporation to maintain a minimum of $20 of liquidity from all available sources at all times through January 31, 2004 and certain other amendments to allow for the M&F Investments and the implementation of the stabilization and growth phase of the Company's plan, including specific exceptions from the limitations under the indebtedness covenant to permit the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $65 million line of credit and to exclude the proceeds from the M&F Investments from the mandatory prepayment provisions of the Credit Agreement, and to increase the maximum limit on capital expenditures (as defined in the Credit Agreement) from $100 to $115 for 2003. The amendment also increased the applicable margin on loans under the Credit Agreement by 0.5%, the incremental cost of which to the Company, assuming the Credit Agreement is fully drawn, would be $1.1 from February 5, 2003 through the end of 2003.

As discussed in Note 7 to the Unaudited Consolidated Condensed Financial Statements, pursuant to the Investment Agreement MacAndrews Holdings agreed, among other things, (i) to purchase such shares of Revlon, Inc.'s Class A Common Stock represented by its pro rata share of the rights distributed in the Rights Offering (approximately 83% of the shares available for purchase under the Rights Offering, or approximately $41.5) and to back-stop the Rights Offering by purchasing the remaining shares, if any, of Class A Common Stock offered to, but not purchased by, other stockholders (approximately 17% of the shares offered in the Rights Offering, or an additional approximate $8.5), (ii) to provide Products Corporation with the MacAndrews & Forbes $100 million term loan (the terms and conditions of which the parties agreed to on February 5, 2003), (iii) if, prior to the consummation of the Rights Offering, Products Corporation had fully drawn the MacAndrews & Forbes $100 million term loan and the implementation of the stabilization and growth phase of the Company's plan caused it to require some or all of the $50 of funds that Revlon, Inc. would raise from the Rights Offering, MacAndrews Holdings would advance Revlon, Inc. these funds prior to closing the Rights Offering by making the $50 million Series C preferred stock investment, which would be redeemed with the proceeds Revlon, Inc. receives from the Rights Offering, and (iv) to provide Products Corporation with the MacAndrews & Forbes $65 million line of credit (in July 2003, MacAndrews Holdings agreed to make available to Products

20

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

Corporation in 2003 the full $65 under the MacAndrews & Forbes $65 million line of credit, $25 of which was scheduled to become available on January 1, 2004), provided that the MacAndrews & Forbes $100 million term loan is fully drawn and MacAndrews Holdings had made the $50 million Series C preferred stock investment (or Revlon, Inc. had consummated the Rights Offering and redeemed any outstanding shares of Series C preferred stock). During the second quarter of 2003, prior to the consummation of the Rights Offering, MacAndrews Holdings agreed to waive the condition that the MacAndrews & Forbes $100 million term loan be fully drawn before it would be required to purchase up to $50 of Revlon, Inc.'s Series C preferred stock. During the second quarter of 2003, prior to the consummation of the Rights Offering, MacAndrews Holdings purchased $50 of Revlon, Inc.'s Series C preferred stock, which was redeemed with the gross proceeds Revlon, Inc. received from the Rights Offering. Revlon, Inc. made a series of capital contributions of the proceeds from such issuances of Series C preferred stock to Products Corporation, which proceeds Products Corporation used to help fund a portion of the costs and expenses associated with implementing the stabilization and growth phase of its plan and for general corporate purposes.

The Company's principal sources of funds are expected to be operating revenues, cash on hand, funds available for borrowing under the Credit Agreement, the Mafco Loans, the $25 million M&F Loan, the 2004 M&F Loan and advances under the Keepwell Agreement. The Credit Agreement, the Mafco Loans, the $25 million M&F Loan, the 2004 M&F Loan, Products Corporation's 12% Notes, Products Corporation's 8 5/8% Notes due 2008 (the "8 5/8% Notes"), Products Corporation's 8 1/8% Notes due 2006 (the "8 1/8% Notes") and Products Corporation's 9% Notes due 2006 (the "9% Notes") contain certain provisions that by their terms limit Products Corporation's and/or its subsidiaries' ability to, among other things, incur additional debt. The REV Holdings Notes contain certain provisions that by their terms limit REV Holdings' ability to, among other things, incur additional debt.

The Company's principal uses of funds are expected to be the payment of operating expenses, including expenses in connection with the stabilization and growth phase of the Company's plan, purchases of permanent wall displays, capital expenditure requirements, including costs in connection with the ERP System (as hereinafter defined), payments in connection with the Company's restructuring programs referred to herein, debt service payments of the Company and its subsidiaries, including payments required under Products Corporation's debt instruments and interest payments under the REV Holdings Notes and costs, including capital expenditures, associated with relocating the Company's corporate offices in October 2003 due to the expiration of the lease for its former offices.

The Company has undertaken a number of programs to efficiently manage its cash and working capital including, among other things, programs to carefully manage and reduce inventory levels, centralized purchasing to secure discounts and efficiencies in procurement, and providing additional discounts to U.S. customers for more timely payment of receivables.

The Company estimates that charges related to the implementation of the stabilization and growth phase of the Company's plan for 2002, 2003 and 2004 will not exceed $160. The Company recorded charges of approximately $104 in 2002 and approximately $31 in the nine months ended September 30, 2003 related to the implementation of the stabilization and growth phase of its plan. The Company currently estimates that cash payments related to the foregoing charges that it has previously recorded with respect to the stabilization and growth phase of its plan will be approximately $105 during 2003 and 2004 of which the Company has paid approximately $60 through the nine months ended September 30, 2003.

The Company developed a new design for its wall displays (which the Company is continuing to refine as part of the stabilization and growth phase of its plan) and began installing them at certain customers' retail stores during 2002, which it continued during 2003. The Company is also reconfiguring existing wall displays at its retail customers on an accelerated basis. Accordingly, the Company has

21

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

accelerated the amortization of its existing wall displays. The Company estimates that purchases of wall displays for 2003 will be approximately $75 to $80.

The Company estimates that capital expenditures for 2003 will be approximately $30 to $35. The Company estimates that cash payments related to the restructuring programs referred to in Note 4 to the Unaudited Consolidated Condensed Financial Statements and executive separation costs will be $10 to $15 in 2003.

The Company has evaluated its management information systems and determined, among other things, to upgrade to an Enterprise Resource Planning ("ERP") System. As a result of this decision, certain existing information systems are being amortized on an accelerated basis. Based upon the estimated time required to implement an ERP System and related IT actions, the Company expects that it will record additional amortization charges for its current information system in 2003 through 2005. The additional amortization recorded for the nine months ended September 30, 2003 was $3.5. The Company expects that the additional amortization for the balance of 2003 will be approximately $1.1.

The Company expects that operating revenues, cash on hand, and funds available for borrowing under the Credit Agreement, the Mafco Loans, the $25 million M&F Loan and advances under the Keepwell Agreement will be sufficient to enable the Company to cover its operating expenses for 2003, including cash requirements in connection with the Company's operations, the stabilization and growth phase of the Company's plan, cash requirements in connection with the Company's restructuring programs referred to above and the debt service requirements of the Company and its subsidiaries and interest on the REV Holdings Notes. The U.S. mass-market color cosmetics category during the third quarter and the nine months ended September 30, 2003 has been softer than expected. Despite this softness in the U.S. mass-market color cosmetics category, based upon the Company's belief that its stabilization and growth plan is proving effective, the Company intends to continue to support its stabilization and growth plan, including for brand support. To help fund the costs and expenses of the stabilization and growth plan, in July 2003, MacAndrews Holdings agreed to make available to Products Corporation in 2003 the full $65 under the MacAndrews & Forbes $65 million line of credit, $25 of which was scheduled to become available on January 1, 2004. Additionally, Products Corporation has received a commitment from MacAndrews & Forbes to provide, if necessary, from and after the fourth quarter of 2003 the $25 million M&F Loan, as well as the 2004 M&F Loan for 2004. The $25 million M&F Loan and the 2004 M&F Loan are each subject to MacAndrews & Forbes and Products Corporation reaching agreement on terms that are expected to be substantially the same as the MacAndrews & Forbes $100 million term loan, as well as to approval by Products Corporation's Board of Directors. The 2004 M&F Loan is also subject to Products Corporation's receiving the consent of a majority of the lenders under Products Corporation's Credit Agreement, which Products Corporation expects to obtain in connection with the waiver or amendment it expects to obtain before January 31, 2004. As of November 12, 2003, Products Corporation had utilized $243.9 under the 2001 Credit Agreement, all of the MacAndrews & Forbes $100 million term loan, and $37.2 of the MacAndrews & Forbes $65 million line of credit. The Mafco Loans, the $25 million M&F Loan and the net proceeds from the Rights Offering are intended to help fund the stabilization and growth phase of the Company's plan and to decrease the risk that would otherwise exist if the Company were to fail to meet its debt and ongoing obligations as they became due in 2003. However, there can be no assurance that such funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company's anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category, increased competition from the Company's competitors or the Company's marketing plans are not as successful as anticipated, or if the Company's expenses associated with implementation of the stabilization and growth phase of the Company's plan exceed the anticipated level of expenses, the Company's current sources of funds may be insufficient to meet the Company's cash requirements. Additionally, in the event of a decrease in demand for Products Corporation's products or reduced sales or lack of increases in demand and sales as a result of the stabilization and growth phase

22

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

of the Company's plan, such development, if significant, could reduce Products Corporation's operating revenues and could adversely affect Products Corporation's ability to achieve certain financial covenants under the Credit Agreement and in such event the Company could be required to take measures, including reducing discretionary spending. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of the stabilization and growth phase of its plan, reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring subsidiary indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties, selling additional equity securities of Revlon, Inc., selling its equity securities or reducing other discretionary spending. The Company has substantial debt maturing in 2004 and 2005, which will require refinancing, consisting of $80.5 of the REV Holdings Notes due in 2004 and the following due in 2005: $246.3 (assuming the maximum amount is borrowed) under the Credit Agreement and $363.0 of 12% Notes, as well as any amounts borrowed under the Mafco Loans (the MacAndrews & Forbes $65 million line of credit is due December 31, 2004), the $25 million M&F Loan and the 2004 M&F Loan.

The Company expects that Products Corporation will need to seek a further amendment to the Credit Agreement or a waiver of the EBITDA and leverage ratio covenants under the Credit Agreement prior to the expiration of the existing waiver on January 31, 2004 because the Company does not expect that its operating results, including after giving effect to various actions under the stabilization and growth phase of the Company's plan, will allow Products Corporation to satisfy those covenants for the four consecutive fiscal quarters ending December 31, 2003. The minimum EBITDA required to be maintained by Products Corporation under the Credit Agreement is $230 for each of the four consecutive fiscal quarters ending on December 31, 2003 (which covenant was waived through January 31, 2004), March 31, 2004, June 30, 2004 and September 30, 2004 and $250 for any four consecutive fiscal quarters ending December 31, 2004 and thereafter and the leverage ratio covenant under the Credit Agreement will permit a maximum ratio of 1.10:1.00 for any four consecutive fiscal quarters ending on or after December 31, 2003 (which limit was waived through January 31, 2004 for the four fiscal quarters ending December 31, 2003). In addition, after giving effect to the amendment, the Credit Agreement also contains a $20 minimum liquidity covenant. While the Company expects that Products Corporation's bank lenders will consent to such amendment or waiver request and the amendment to permit Product Corporation to borrow under the 2004 M&F Loan, there can be no assurance that they will or that they will do so on terms that are favorable to Products Corporation. If Products Corporation is unable to obtain such amendment or waiver, it could be required to refinance the Credit Agreement or repay it with proceeds from the sale of assets or operations, or additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties or seeking to have Revlon, Inc. sell additional equity securities. In the event that Products Corporation were unable to obtain such a waiver or amendment and Products Corporation were not able to refinance or repay the Credit Agreement, Products Corporation's inability to meet the financial covenants for the four consecutive fiscal quarters ending December 31, 2003 would constitute an event of default under Products Corporation's Credit Agreement, which would permit the bank lenders to accelerate the Credit Agreement, which in turn would constitute an event of default under the indentures governing Products Corporation's debt if the amount accelerated exceeds $25.0 and such default remains uncured within 10 days of notice from the trustee under the applicable indenture.

There can be no assurance that the Company would be able to take any of the actions referred to in the preceding two paragraphs because of a variety of commercial or market factors or constraints in the Company's debt instruments, including, for example, Products Corporation's inability to reach agreement with its bank lenders on refinancing terms that are acceptable to the Company before the waiver of its financial covenants expires on January 31, 2004, market conditions being unfavorable for an equity or

23

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

debt offering, or that the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital.

REV Holdings, as a holding company, will be dependent on distributions with respect to its approximately 62% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation and advances under the Keepwell Agreement to pay its expenses and to pay interest and the principal amount at maturity of the REV Holdings Notes. The terms of the Credit Agreement, the Mafco Loans, the $25 million M&F Loan, the 2004 M&F Loan, the 12% Notes, the 8 5/8% Notes, the 8 1/8% Notes and the 9% Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Amended Stock Plan.

On February 12, 2001, REV Holdings issued $80.5 principal amount of the REV Holdings Notes, which were issued in exchange for a like principal amount of the Senior Secured Discount Notes. The REV Holdings Notes bear interest at 12% per year, are payable semi-annually, and mature on February 1, 2004. Accordingly, the REV Holdings Notes are classified as a current liability in the unaudited consolidated condensed balance sheet at September 30, 2003. As discussed below, REV Holdings has proposed to offer to exchange the REV Holdings Notes for New REV Holdings Notes. However, there can be no assurance that, if commenced, REV Holdings will be able to consummate the exchange offer.

REV Holdings has entered into the Keepwell Agreement with GSB Investments Corp., one of its affiliates, pursuant to which GSB Investments Corp. agreed to provide REV Holdings with funds in an amount equal to any interest payments due on the REV Holdings Notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the REV Holdings Notes. The obligations of GSB Investments Corp. under the Keepwell Agreement are only enforceable by REV Holdings, and may not be enforced by the holders of the REV Holdings Notes or the trustee under the Indenture. The failure of GSB Investments Corp. to make a payment to REV Holdings under the Keepwell Agreement will not be an event of default under the Indenture. Further, the Indenture has no requirement that REV Holdings maintain the Keepwell Agreement. In addition, although REV Holdings has the right to enforce the Keepwell Agreement, there can be no assurance that GSB Investments Corp. will have sufficient funds to make any payment to REV Holdings under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement.

REV Holdings currently anticipates that it will be dependent upon advances under the Keepwell Agreement to pay interest when due under the REV Holdings Notes. However, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the REV Holdings Notes, such as the proposed exchange offer, refinancing its indebtedness, repaying its indebtedness with the proceeds from the sale of assets or operations of Revlon, Inc., selling its equity securities or equity securities of Revlon, Inc. or seeking additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the REV Holdings Notes or that any of such actions would be permitted by the terms of the Indenture or any other

24

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

debt instruments of the Company and the Company's subsidiaries then in effect, because, among other reasons, market conditions may be unfavorable for an equity or debt offering or the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements if the actions do not generate a sufficient amount of additional capital. MacAndrews & Forbes has informed REV Holdings that it currently intends to make a capital contribution to REV Holdings in order to provide REV Holdings with the cash to pay the principal amount of the REV Holdings Notes that remain outstanding following consummation of the exchange offer. However, none of the Company's affiliates, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to principal or interest on the REV Holdings Notes (other than as provided in the Keepwell Agreement) and therefore there can be no assurance that the Company will receive any such payments prior to February 1, 2004.

On October 17, 2003, REV Holdings filed a registration statement on Form S-4 with the Commission with respect to an offer to exchange the REV Holdings Notes for the New REV Holdings Notes. The New REV Holdings Notes would be secured by 104 shares of Revlon, Inc.'s Class A Common Stock per $1,000 principal amount of the New REV Holdings Notes, as compared to the 52 shares of Revlon, Inc.'s Class A Common Stock per $1,000 principal amount securing the New REV Holdings Notes. In connection with this offer, GSB Investments Corp. has proposed to enter into the New Keepwell Agreement with REV Holdings, pursuant to which GSB Investments Corp. will agree to provide REV Holdings with funds in an amount equal to any interest payments due on the New REV Holdings Notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. There can be no assurance as to the successful consummation of the exchange offer.

At September 30, 2003 and November 13, 2003, GSB Investments Corp. owned approximately 14.2 million and 12.3 million shares, respectively, of Citigroup Common Stock. At September 30, 2003 and November 13, 2003 the closing price of Citigroup Common Stock on the NYSE was $45.51 and $47.10 per share, respectively. At September 30, 2003 and November 13, 2003, approximately 10.2 million and 11.4 million shares of Citigroup Common Stock, respectively, owned by GSB Investments Corp. were pledged to secure forward contracts and loan agreements and 0.9 million shares were held in escrow pursuant to the terms of a stockholders agreement between GSB Investments Corp. and Citigroup.

Citigroup has paid quarterly dividends, which have increased from $0.12 per share in the second quarter of 2000 to $0.35 per share in the third quarter of 2003. The forward contracts to which GSB Investments Corp. is a party contain restrictions on the amount of dividends that GSB Investments Corp. would be entitled to receive on certain of its pledged Citigroup Common Stock. If Citigroup were to pay quarterly dividends at the rate of $0.35 per share, GSB Investments Corp. were to continue to own approximately 12.3 million shares of Citigroup Common Stock and no further agreements were entered into restricting GSB Investments Corp.'s right to receive dividends, GSB Investments Corp. would have sufficient income from dividends paid on its Citigroup Common Stock to make the payments to REV Holdings that it might be required to make under the Keepwell Agreement. However, there can be no assurance that Citigroup, which neither GSB Investments Corp. nor the Company controls, will continue to pay dividends at this rate, if at all, that GSB Investments Corp. will continue to own shares of Citigroup Common Stock in an amount sufficient to cover advances under the Keepwell Agreement or that GSB Investments Corp. will not enter into any further agreements restricting its right to receive dividends on its Citigroup Common Stock.

If GSB Investments Corp. fails to comply with its obligations under the forward contracts and loan agreements that are secured by the pledge of its 11.4 million shares of Citigroup Common Stock, the beneficiary of such pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its rights to receive dividends on such pledged shares. GSB Investments Corp. has

25

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

advised REV Holdings that, if GSB Investments Corp. does not receive sufficient dividend income from its Citigroup Common Stock to satisfy its obligations under the Keepwell Agreement, GSB Investments Corp. expects to obtain capital contributions or loans from affiliates to satisfy such obligations. There can be no assurance that GSB Investments Corp. could obtain any such funds because its affiliates are under no obligation to provide them to GSB Investments Corp.

In February and August 2003, GSB Investments Corp. made non-interest bearing advances of $4.8 and $4.9, respectively, to REV Holdings under the Keepwell Agreement, which were respectively used to make the February 1, 2003 and August 1, 2003 interest payments on the REV Holdings Notes. The Keepwell Agreement will terminate at such time as there are no REV Holdings Notes outstanding, at which time GSB Investments Corp. may require repayment of advances under the Keepwell Agreement.

Pursuant to tax sharing agreements, REV Holdings and Revlon, Inc. may be required to make tax sharing payments to Mafco Holdings as if REV Holdings or Revlon, Inc., as the case may be, were filing separate corporate income tax returns, except that no payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes. REV Holdings currently anticipates that, with respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement, and, with respect to REV Holdings, as a result of the absence of business operations or a source of income of its own, no cash federal tax payments or cash payments in lieu of federal taxes pursuant to the tax sharing agreements will be required for 2003.

As a result of dealing with suppliers and vendors in a number of foreign countries, Products Corporation enters into foreign currency forward exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were foreign currency forward exchange contracts with a notional amount of $18.9 outstanding at September 30, 2003. The fair value of foreign currency forward exchange contracts outstanding at September 30, 2003 was $(1.3).

Disclosures about Contractual Obligations and Commercial Commitments

There have been no material changes outside the ordinary course of the Company's business to the Company's total contractual cash obligations which are set forth in the table included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, except that during the second quarter of 2003 Products Corporation entered into 11-year operating leases for its corporate offices in New York City (as Products Corporation's former lease expired in 2003), which have minimum lease payments in the aggregate of approximately $115 over the 11-year term, and as of September 30, 2003 Products Corporation had borrowings of $99.7 (which excludes accrued interest of $3.5), under the MacAndrews & Forbes $100 million term loan.

Off-Balance Sheet Transactions

The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Effect of New Accounting Standard

In April 2003, the FASB announced it will require all companies to expense the fair value of employee equity-based awards. The FASB announced that it plans to issue an exposure draft in the first quarter of 2004 that could become effective in 2005. Until a new statement is issued, the provisions of APB Opinion No. 25 and SFAS No. 123 will remain in effect. The Company will evaluate the impact of

26

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS  — (Continued)
(dollars in millions, except per share data)

any new statement regarding employee equity-based awards when a new statement is issued.

27

REV HOLDINGS LLC AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (Concluded)
(dollars in millions, except per share data)

In September 2003, the FASB released an exposure draft of its proposed standard on employer's pension and other post-retirement benefit disclosures that could become effective in 2004. Until a new statement is issued, the provisions of SFAS No. 132 will remain in effect. The Company will evaluate the impact of any new statement regarding employer's pension and other post-retirement benefit disclosures when a new statement is issued.

28

REV HOLDINGS LLC AND SUBSIDIARIES

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

The Company has exposure to market risk both as a result of changing interest rates and movements in foreign currency exchange rates. The Company's policy is to manage market risk through a combination of fixed and floating rate debt, the use of derivative financial instruments and foreign exchange forward and option contracts. The Company does not hold or issue financial instruments for trading purposes. The qualitative and quantitative information presented in Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 ("Item 7A") describes significant aspects of the Company's financial instrument programs that have material market risk as of December 31, 2002. The following table presents the information required by Item 7A as of September 30, 2003:

	Expected maturity date for the year ended December 31,							Fair Value Sept. 30, 2003
	2003	2004	2005	2006	2007	Thereafter	Total
	(dollars in millions)
Debt
Short-term variable rate (various currencies)	$28.7						$28.7	$28.7
Average interest rate (a)	3.8%
Long-term fixed rate - third party ($US)			$355.5	$499.8		$649.9	1,505.2	1,069.3
Average interest rate			12.0%	8.6%		8.6%
Long-term variable rate - third party ($US)			219.5 *				219.5	219.5
Average interest rate (a)			6.4%
Long-term variable rate - third party (various currencies)			4.3 *				4.3	4.3
Average interest rate (a)			8.7%
Long-term fixed rate - affiliates ($US)			103.2 **				103.2	78.7
Average interest rate			12.0%
Total debt (b)	$28.7	$—	$682.5	$499.8	$—	$649.9	$1,860.9	$1,400.5

Forward Contracts	Average Contractual Rate $/FC	Original US Dollar Notional Amount	Contract Value Sept. 30, 2003	Fair Value Sept. 30, 2003
Buy Euros/Sell USD	1.0609	$3.4	$3.7	$0.3
Sell British Pounds/Buy USD	1.5449	1.9	1.8	(0.1)
Sell Australian Dollars/Buy USD	0.5789	4.3	3.6	(0.7)
Sell Canadian Dollars/Buy USD	0.6647	5.6	5.0	(0.6)
Sell South African Rand/Buy USD	0.1137	1.1	0.8	(0.3)
Buy Australian Dollars/Sell New Zealand Dollars	1.0926	1.6	1.7	0.1
Buy British Pounds/Sell Euros	0.6825	1.0	1.0	—
Total forward contracts		$18.9	$17.6	$(1.3)

(a)	Weighted average variable rates are based upon implied forward rates from the yield curves at September 30, 2003.
(b)	Excludes affiliate debt of $24.1, advances under the Keepwell Agreement of $23.9 and the New REV Holdings Notes, which have a face value of $80.5 and mature on February 1, 2004, for which fair value is not readily determinable.
*	Represents Products Corporation's Credit Agreement which matures in May 2005.
**	Represents borrowings under MacAndrews & Forbes $100 million term loan, which matures in December 2005, of which fair value was determined based on the market rates of Products Corporation's 8 1/8% and 9% Notes, which have similar credit attributes.

Item 4.    Controls and Procedures

(a)    Disclosure Controls and Procedures. The Company's management, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the

28

REV HOLDINGS LLC AND SUBSIDIARIES

Exchange Act) as of the end of the fiscal period covered by this Quarterly Report on Form 10-Q. Based upon such evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company's disclosure controls and procedures are effective in recording, processing, summarizing and reporting information required to be disclosed by the Company in the reports it files or submits under the Exchange Act within the time periods specified in the Commission's rules and forms.

(b)    Internal Control Over Financial Reporting. There have not been any changes in the Company's internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

Forward-Looking Statements

This Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as well as other public documents and statements of the Company, contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company's expectations and estimates (whether qualitative or quantitative) as to:

(i)	the Company's plans to update its retail presence and improve the marketing effectiveness of its retail wall displays by installing newly-reconfigured wall displays and reconfiguring existing wall displays at its retail customers (and its estimates of the costs of such wall displays, the effects of such plans on the accelerated amortization of existing wall displays and the estimated amount of such amortization);
(ii)	the Company's plans to increase its advertising and media spending and improve the effectiveness of its advertising;
(iii)	the Company's plans to introduce new products and further strengthen its new product development process;
(iv)	the Company's plans to streamline its product assortment and reconfigure product placement on its wall displays and selectively adjust prices on certain of its products;
(v)	the Company's plans to implement comprehensive programs to develop and train its employees;
(vi)	the Company's future financial performance, including the Company's belief that its stabilization and growth plan is proving effective;
(vii)	the effect on sales of political and/or economic conditions, political uncertainties, military actions, adverse currency fluctuations and competitive activities;
(viii)	the Company's plans to accelerate the implementation of the stabilization and growth phase of its plan and the charges and the cash costs resulting from implementing such plan and the timing of such costs, as well as the Company's expectations as to improved revenues over the long term as a result of such phase of its plan and the Company's plans to continue to fund brand support;
(ix)	restructuring activities, restructuring costs, the timing of restructuring payments and annual savings and other benefits from such activities;
(x)	operating revenues, cash on hand and availability of borrowings under the Mafco Loans, the $25 million M&F Loan and Products Corporation's Credit Agreement being sufficient to satisfy Products Corporations cash requirements in 2003 and the availability of funds from Products Corporation's 2004 M&F Loan, restructuring indebtedness, selling assets or operations of

29

REV HOLDINGS LLC AND SUBSIDIARIES

Revlon, Inc., capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties and the sale of additional shares of Revlon, Inc. and the terms on which the $25 million M&F Loan and the 2004 M&F Loan would be extended;
(xi)	the availability of advances under the Keepwell Agreement being sufficient to satisfy REV Holdings' cash requirements, GSB Investments Corp.'s plan to obtain capital contributions or loans from its affiliates to make advances under the Keepwell Agreement if it has not received sufficient dividend income from its Citigroup Common Stock and the availability of funds from restructuring indebtedness, selling assets or operations of Revlon, Inc., capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties and the sale of additional shares of Revlon, Inc. or the sale of equity securities of REV Holdings to pay the principal amount at maturity of the REV Holdings Notes or the consummation of the exchange offer for the New REV Holdings Notes;
(xii)	the Company's uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the stabilization and growth phase of the Company's plan, such as the purchase and reconfiguration of wall displays and increases in advertising and media, capital expenditure requirements, including charges and costs in connection with the ERP System, payments in connection with the Company's restructuring programs and debt service payments, and its estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs and debt service payments (including payments required under Products Corporation's debt instruments and interest payments under the REV Holdings Notes);
(xiii)	matters concerning the Company's market-risk sensitive instruments;
(xiv)	the effects of the Company's adoption of certain accounting principles;
(xv)	Products Corporation obtaining a further waiver or amendment of various provisions of its Credit Agreement, including the EBITDA and leverage ratio covenants, or refinancing or repaying such debt before January 31, 2004 in the event such waiver or amendment is not obtained and Products Corporation receiving the consent of a majority of the lenders under its Credit Agreement in connection with the 2004 M&F Loan; and
(xvi)	the Company's plan to refinance its debt maturing in 2004 and 2005.

Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any additional disclosures the Company makes in its Quarterly Reports on Form 10-Q filed in 2003 and its current Annual Report on Form 10-K filed with the Commission in 2003 (which, among other places, can be found on the Commission's website at http://www.sec.gov). The information available from time to time on such websites shall not be deemed incorporated by reference into this Quarterly Report on Form 10-Q. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company's filings with the Commission, including this filing, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company:

(i)	difficulties or delays or unanticipated costs associated with improving the marketing effectiveness of the Company's wall displays;

30

REV HOLDINGS LLC AND SUBSIDIARIES

(ii)	difficulties or delays in, or unanticipated costs associated with, developing and/or presenting the Company's increased advertising programs and/or improving the effectiveness of its advertising;
(iii)	difficulties or delays in, or unanticipated costs associated with, developing and introducing new products or failure of the Company's customers to accept new product offerings and/or in further strengthening the Company's new product development process;
(iv)	difficulties or delays in, or unanticipated costs associated with, implementing the Company's plans to streamline its product assortment and reconfigure product placement on its wall displays and selectively adjust prices on certain of its products;
(v)	difficulties or delays in, or unanticipated costs associated with, implementing comprehensive programs to train the Company's employees;
(vi)	unanticipated circumstances or results affecting the Company's financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, and actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;
(vii)	the effects of and changes in political and/or economic conditions, including inflation, monetary conditions and military actions, and in trade, monetary, fiscal and tax policies in international markets;
(viii)	unanticipated costs or difficulties or delays in completing projects associated with the stabilization and growth phase of the Company's plan or lower than expected revenues over the long term as a result of such plan;
(ix)	difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from the Company's restructuring activities;
(x)	lower than expected operating revenues, the inability to secure additional capital contributions or loans from MacAndrews & Forbes, the Company's other affiliates and/or third parties, lower than expected operating revenues or increased operating expenses, or the unavailability of funds under Products Corporation's Credit Agreement, the Mafco Loans, the $25 million M&F Loan or the 2004 M&F Loan or from restructuring indebtedness, selling assets or operations of Revlon, Inc., selling additional shares of Revlon, Inc. or equity securities of REV Holdings;
(xi)	advances under the Keepwell Agreement being insufficient to satisfy REV Holdings cash requirements, GSB Investments Corp.'s inability to obtain capital contributions or loans from its affiliates to make advances under the Keepwell Agreement if it has not received sufficient dividend income from its Citigroup Common Stock or difficulties, delays or the inability to consummate the exchange offer for the New REV Holdings Notes;
(xii)	higher than expected operating expenses, sales returns, working capital expenses, wall display costs, capital expenditures, restructuring costs or debt service payments;
(xiii)	interest rate or foreign exchange rate changes affecting the Company and its market sensitive financial instruments;
(xiv)	unanticipated effects of the Company's adoption of certain new accounting standards;
(xv)	difficulties, delays or inability to obtain a further waiver or amendment of the EBITDA and leverage ratio covenants under the Credit Agreement or refinancing or repaying such debt on

31

REV HOLDINGS LLC AND SUBSIDIARIES

or before January 31, 2004 in the event such waiver or amendment is not obtained or Products Corporation receiving the consent of a majority of the lenders under its Credit Agreement in connection with the 2004 M&F Loan; and
(xvi)	difficulties, delays or the inability of the Company to refinance its debt maturing in 2004 and 2005.

Factors other than those listed above could also cause the Company's results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

32

REV HOLDINGS LLC AND SUBSIDIARIES

PART II — OTHER INFORMATION

Item 4.    Submission of Matters to a Vote of Security Holders — None

Item 6.    Exhibits and Reports on Form 8-K.

(a) Exhibits

10.5	Employment Agreement, dated as of August 18, 2003, between Products Corporation and Thomas E. McGuire (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended September 30, 2003).

10.8	Amendment, dated as of August 18, 2003, to the amended and restated Employment Agreement, dated as of May 9, 2000, as amended June 18, 2001, between Products Corporation and Douglas H. Greeff (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended September 30, 2003).

31.1	Section 302 CEO certification. Filed herewith.

31.2	Section 302 CFO certification. Filed herewith.

32.1	Section 906 CEO certification. Furnished herewith.

32.2	Section 906 CFO certification. Furnished herewith.

(b) Reports on Form 8-K — None

33

REV HOLDINGS LLC AND SUBSIDIARIES

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    November 13, 2003

REV HOLDINGS LLC

Registrant

By:    /s/ Todd J. Slotkin

Todd J. Slotkin

Executive Vice President, Chief Financial Officer and Chief Accounting Officer

34

REV HOLDINGS LLC AND SUBSIDIARIES

Exhibit 31.1

CERTIFICATIONS

I, Ronald O. Perelman, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (the "Report") of REV Holdings LLC (the "Registrant");
2.	Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Report;
3.	Based on my knowledge, the financial statements, and other financial information included in this Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this Report;
4.	The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Report is being prepared;
(b)	[Intentionally omitted per SEC's transition rules in SEC Release Nos. 33-8238 and 34-47986];
(c)	Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this Report based on such evaluation; and
(d)	Disclosed in this Report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5.	The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.
/s/ Ronald O. Perelman
Ronald O. Perelman Chief Executive Officer

Date: November 13, 2003

35

REV HOLDINGS LLC AND SUBSIDIARIES

Exhibit 31.2

CERTIFICATIONS

I, Todd J. Slotkin, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (the "Report") of REV Holdings LLC (the "Registrant");

2.	Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Report;

3.	Based on my knowledge, the financial statements, and other financial information included in this Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this Report;

4.	The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Report is being prepared;

(b)	[Intentionally omitted per SEC's transition rules in SEC Release Nos. 33-8238 and 34-47986];

(c)	Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this Report based on such evaluation; and

(d)	Disclosed in this Report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.	The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

/s/ Todd J. Slotkin
Todd J. Slotkin Chief Financial Officer

Date:    November 13, 2003

36

REV HOLDINGS LLC AND SUBSIDIARIES

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of REV Holdings LLC (the "Company") for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Ronald O. Perelman, Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Ronald O. Perelman

Ronald O. Perelman
Chief Executive Officer
November 13, 2003

37

REV HOLDINGS LLC AND SUBSIDIARIES

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of REV Holdings LLC (the "Company") for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Todd J. Slotkin, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Todd J. Slotkin

Todd J. Slotkin
Chief Financial Officer
November 13, 2003

38

Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder's broker, dealer commercial bank or other nominee to the Exchange Agent at one of the addresses set forth below.

The Exchange Agent for the Exchange Offer is:

The Bank of New York

By Registered or Certified Mail:	By Hand and Overnight Courier:

The Bank of New York	The Bank of New York
101 Barclay Street, 7E	101 Barclay Street, Corporate Trust Services Window
New York, New York 10286	New York, New York 10286
Attention: Kin Lau	Attention: Kin Lau
Reorganization Department	Reorganization Department

By Facsimile:	Confirm by Telephone or for Information:
(212) 298-1915	(212) 815-3750

Questions and requests for assistance or for additional copies of this prospectus and the Letter of Transmittal may be directed to the Information Agent at the telephone number and address listed below. You may also contact our broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com